UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Proxy Statement

MOSCOW CABLECOM CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Moscow CableCom Corp. (“common stock”)

Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of Moscow CableCom Corp. (“Series A preferred stock”)

	(2)	Aggregate number of securities to which transaction applies:

10,608,531 shares of common stock, 149,962 shares of Series A preferred stock, options to purchase 1,068,265 shares of common stock and warrants to purchase 702,680 shares of common stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c)(1), the filing fee was determined by multiplying .0000307 by the sum of (A) the product of 10,608,531 shares of common stock held by persons other than Renova Media Enterprises Ltd and $12.90 per share, (B) the product of 149,962 shares of Series A preferred stock and $39.40950 per share, (C) the product of 1,068,265 shares of common stock subject to outstanding options and $6.46982 (the difference between $12.90 and the weighted average exercise price per share of such options, $6.43018) and (D) the product of 702,680 shares of common stock subject to outstanding warrants held by persons other than Renova Media Enterprises Ltd. and $2.90414 (the difference between $12.90 and the weighted average exercise price per share of such warrants, $9.99586).

	(4)	Proposed maximum aggregate value of transaction:

$151,712,139.34

	(5)	Total fee paid:

$4,657.56

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

153 East 53rd Street, 58th Floor

New York, New York 10022

(860) 298-0444

June 22, 2007

Dear Stockholder:

Moscow CableCom Corp., a Delaware corporation (which we refer to as “MOCC”), is writing to you in connection with the Agreement and Plan of Merger, dated as of February 21, 2007, by and among Renova Media Enterprises Ltd., a Bahamian corporation and MOCC’s single largest stockholder (which we refer to as “RME”), Galaxy Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of RME (which we refer to as “Galaxy Merger Sub”), and MOCC. We refer to the Agreement and Plan of Merger as the “merger agreement” and to the merger contemplated by the merger agreement as the “merger”.

The board of directors of MOCC, by the unanimous vote of those directors adopting the applicable resolutions (which comprised the entire Board except for one director who was unable to participate) and upon the recommendation of a special committee of independent directors, (i) has determined that the merger agreement and the merger are fair to and in the best interests of MOCC and its unaffiliated stockholders (as such term is defined in the enclosed information statement), (ii) has approved and declared advisable the merger agreement and the merger, and (iii) has resolved to submit to our stockholders and recommend that our stockholders adopt the merger agreement and approve the merger.

As we explain further below, the stockholder action to adopt the merger agreement that is required by Delaware law will be effectuated exclusively through a written consent from RME, without any required vote or consent from any other stockholder, once RME exercises warrants and converts preferred stock that it currently owns, thereby increasing its direct ownership of our common stock to an amount sufficient to control a majority of the outstanding voting power of the company. That increase will take place at least 20 days following the mailing of the attached information statement, which is being provided to you to furnish you with information regarding the terms of the merger and your statutory appraisal rights, as required by applicable law. Accordingly, your vote is not required for the completion of the merger and neither we nor RME are asking you to take any action in connection with the merger prior to its completion. Once it is completed, we will so advise you and provide you with an opportunity to exchange your shares for the merger consideration described below or seek appraisal of your shares, as provided by Delaware law.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the attached information statement. Any representation to the contrary is a criminal offense.

Pursuant to the merger agreement, upon completion of the merger, each holder of MOCC common stock (other than RME, MOCC, any direct or indirect wholly-owned subsidiary of MOCC, and stockholders who are entitled to demand and properly demand appraisal of their shares of common stock under Delaware law) will be entitled to receive $12.90 per share in cash, without interest, and each holder of MOCC’s Series A preferred stock (other than RME, MOCC, any direct or indirect wholly-owned subsidiary of MOCC, and stockholders who are entitled to demand and properly demand appraisal of their shares of Series A preferred stock under Delaware law) will be entitled to receive $39.4095 per share in cash (together with payment of any dividends on such share of Series A preferred stock that were declared but not paid and for which a record date has occurred prior to the closing date of the merger), without interest. Upon completion of the merger, MOCC will be a direct wholly-owned subsidiary of RME. The merger is discussed in greater detail in the attached information statement, which you are urged to read carefully.

In accordance with Delaware law and our certificate of incorporation, the approval of the holders of a majority of the voting power of the outstanding shares of our common stock and our Series B preferred stock, voting (or consenting in writing in lieu thereof) together as a single class, is required to adopt the merger agreement. RME directly owns approximately 40% of the voting power of our currently-outstanding voting securities, as well as rights to directly own approximately 62.7% of the voting power of our voting securities on a fully-diluted basis. Under the merger agreement, we will establish a record date for RME’s delivery of a written consent to the adoption of the merger agreement and the approval of the merger, which record date will be at least 20 calendar days after the mailing of the attached information statement to our stockholders. On or prior to such record date, RME will exercise warrants to purchase Series B Convertible Preferred Stock (which we refer to as the “Series B preferred stock”) and will convert Series B preferred stock into common stock in sufficient number to hold of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock. No later than three business days following that record date, RME will deliver its written consent to the adoption of the merger agreement and approval of the merger. Because RME will on that record date own of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock, RME’s action by written consent as majority stockholder will be sufficient to adopt the merger agreement and to approve the merger without any further action by any other MOCC stockholder. Because no other votes are necessary to adopt the merger agreement, as provided in the merger agreement, your approval is not being and will not be requested.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

Under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), if you do not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of MOCC common stock or Series A preferred stock, as the case may be, at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of $12.90 in cash without interest or $39.4095 in cash without interest, as the case may be. If the merger is consummated, MOCC will send a separate notice of appraisal rights to former stockholders, at which time they will have an opportunity to perfect such rights.

Please read this information statement carefully and in its entirety. Though you will not have an opportunity to vote on the adoption of the merger agreement or the approval of the merger, this information statement contains important information about the merger, including information regarding your statutory appraisal rights.

By order of the Board of Directors

Andrew Intrater

Chairman

THIS INFORMATION STATEMENT IS DATED JUNE 22, 2007 AND IS FIRST BEING MAILED TO MOCC STOCKHOLDERS ON JUNE 25, 2007.

153 East 53rd Street, 58th Floor

New York, New York 10022

(860) 298-0444

NOTICE OF PROPOSED ACTION BY WRITTEN CONSENT

June 22, 2007

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

Moscow CableCom Corp., a Delaware corporation (which we refer to as “MOCC”), is writing to you in connection with the Agreement and Plan of Merger, dated as of February 21, 2007, by and among Renova Media Enterprises Ltd., a Bahamian corporation and MOCC’s single largest stockholder (which we refer to as “RME”), Galaxy Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of RME (which we refer to as “Galaxy Merger Sub”), and MOCC. We refer to the Agreement and Plan of Merger as the “merger agreement” and to the merger contemplated by the merger agreement as the “merger”.

The board of directors of MOCC, by the unanimous vote of those directors adopting the applicable resolutions (which comprised the entire Board except for one director who was unable to participate) and upon the recommendation of a special committee of independent directors, (i) has determined that the merger agreement and the merger are fair to and in the best interests of MOCC and its unaffiliated stockholders (as such term is defined in the attached information statement), (ii) has approved and declared advisable the merger agreement and the merger, and (iii) has resolved to submit to our stockholders and recommend that our stockholders adopt the merger agreement and approve the merger.

As we explain further below, the stockholder action to adopt the merger agreement that is required by Delaware law will be effectuated exclusively through a written consent from RME, without any required vote or consent from any other stockholder, once RME exercises warrants and converts preferred stock that it currently owns, thereby increasing its direct ownership of our common stock to an amount sufficient to control a majority of the outstanding voting power of the company. That increase will take place at least 20 days following the mailing of the attached information statement, which is being provided to you to furnish you with information regarding the terms of the merger and your statutory appraisal rights, as required by applicable law. Accordingly, your vote is not required for the completion of the merger and neither we nor RME are asking you to take any action in connection with the merger prior to its completion. Once it is completed, we will so advise you and provide you with an opportunity to exchange your shares for the merger consideration described below or seek appraisal of your shares, as provided by Delaware law.

Pursuant to the merger agreement, upon completion of the merger, each holder of MOCC common stock (other than RME, MOCC, any direct or indirect wholly-owned subsidiary of MOCC, and stockholders who are entitled to demand and properly demand appraisal of their shares of common stock under Delaware law) will be entitled to receive $12.90 per share in cash, without interest, and each holder of MOCC’s Series A preferred stock (other than RME, MOCC, any direct or indirect wholly-owned subsidiary of MOCC, and stockholders who are entitled to demand and properly demand appraisal of their shares of Series A preferred stock under Delaware law) will be entitled to receive $39.4095 per share in cash (together with payment of any dividends on such share of Series A preferred stock that were declared but not paid and for which a record date has occurred prior to the closing date of the merger), without interest. Upon completion of the merger, MOCC will be a direct wholly-owned subsidiary of RME.

In accordance with Delaware law and our certificate of incorporation, the approval of the holders of a majority of the voting power of the outstanding shares of our common stock and our Series B preferred stock, voting (or consenting in writing in lieu thereof) together as a single class, is required to adopt the merger agreement. RME directly owns approximately 40% of the voting power of our currently-outstanding voting securities, as well as rights to directly own approximately 62.7% of the voting power of our voting securities on a fully-diluted basis. Under the merger agreement, we will establish a record date for RME’s delivery of a written consent to the adoption of the merger agreement and the approval of the merger which record date will be at least 20 calendar days after the mailing of this information statement to our stockholders. On or prior to such record date, RME will exercise warrants to purchase Series B Convertible Preferred Stock (which we refer to as the “Series B preferred stock”) and will convert Series B preferred stock into common stock in sufficient number to hold of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock. No later than three business days following that record date, RME will deliver its written consent to the adoption of the merger agreement and approval of the merger. Because RME will on that record date own of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock, RME’s action by written consent as majority stockholder will be sufficient to adopt the merger agreement and to approve the merger without any further action by any other MOCC stockholder. Because no other votes are necessary to adopt the merger agreement, as provided in the merger agreement, your approval is not required and is not requested.

Under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), if you do not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of MOCC common stock or Series A preferred stock, as the case may be, at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of $12.90 in cash without interest or $39.4095 in cash without interest, as the case may be. If the merger is consummated, MOCC will send a separate notice of appraisal rights to former stockholders, at which time they will have an opportunity to perfect such rights.

Under applicable securities regulations, the merger may not be completed until 20 calendar days after the date of mailing of this information statement to MOCC’s stockholders. Therefore, the merger may not be completed until that time has elapsed, and therefore, the earliest possible date on which the merger can be completed is July 16, 2007.

Please read this information statement carefully and in its entirety. Though you will not have an opportunity to vote on the adoption of the merger agreement or the approval of the merger, this information statement contains important information about the merger, including information regarding your statutory appraisal rights.

Please do not send in your MOCC stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of our common stock or our Series A Preferred Stock, as the case may be, as promptly as practicable after the merger is completed.

The record date for determining the stockholders entitled to receive this information statement was June 21, 2007. As of such record date, there were 13,994,615 shares of our common stock outstanding which were held of record by 403 holders, 149,996 shares of Series A preferred stock outstanding which were held of record by 13 holders and 4,500,000 shares of our Series B preferred stock outstanding which were all held by RME.

By order of the Board of Directors,

Andrew Intrater

Chairman

THIS NOTICE AND THE ATTACHED INFORMATION STATEMENT ARE DATED JUNE 22, 2007 AND IS FIRST BEING MAILED TO MOCC STOCKHOLDERS ON JUNE 25, 2007.

i

INFORMATION CONTAINED IN THIS INFORMATION STATEMENT

Unless otherwise indicated, all information contained in this information statement is given as of June 21, 2007. As of the date of this information statement, neither our board of directors nor our management knows of any other matter to be acted on by our stockholders other than the adoption of the merger agreement and the approval of the merger, as described in the accompanying Notice of Proposed Action by Written Consent.

References in this information statement to “MOCC,” “we,” “us” or “our” are references to Moscow CableCom Corp. References in this information statement to “RME” are references to Renova Media Enterprises Ltd., references to “Galaxy Merger Sub” are references to Galaxy Merger Sub Corporation, a newly-formed wholly-owned subsidiary of RME, and references to the “RME Parties” are references to RME, Galaxy Merger Sub and the other entities and individuals named in the section of this information statement titled “INFORMATION CONCERNING THE RME PARTIES.” References in this information statement to our “unaffiliated stockholders” are references to holders of shares of our common stock and holders of shares of our Series A preferred stock other than the RME Parties, an affiliate of RME called OAO Moskovskaya Telecommunikatisonnaya Corporatsiya (which we refer to in this information statement as “COMCOR”) that is not an RME Party, did not participate in the negotiation of the merger agreement and will receive the same consideration for its MOCC shares as the unaffiliated stockholders, and the directors and officers of MOCC.

All information in this information statement that specifically relates to any of the RME Parties has been provided to us for inclusion herein by RME. We and our board of directors have relied on this information without having made independent inquiries as to its accuracy or completeness and, except as provided under applicable law, neither we nor our board of directors assumes any responsibility for its accuracy or completeness.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This information statement, and the documents which we incorporate by reference in this information statement, may contain “forward-looking statements.” All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing. These statements may contain words such as “expects,” “anticipates,” “plans,” “believes,” “projects,” and words of similar meaning. These statements relate to our future business and financial performance, including the development of ZAO ComCor-TV (which we refer to in this information statement as “CCTV”), our wholly-owned subsidiary, its ability to attract new subscribers, continue to expand its network and achieve positive cash flow and to our ability to raise funds for CCTV’s development.

Actual outcomes may differ materially from these statements. The risk factors listed in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as any cautionary language in this information statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update or revise any of the forward-looking statements contained in this information statement. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this information statement. Readers should carefully review the information and risk factors set forth in other reports and documents that we file from time to time with the Securities and Exchange Commission (which we refer to in this information statement as the “SEC”).

The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in this information statement.

SUMMARY TERM SHEET FOR THE MERGER

The information provided in question-and-answer format below is for your convenience and is merely a summary of certain information contained in this information statement. You should carefully read this entire information statement, including each of the annexes attached to this information statement.

Q.	Why did I receive this information statement?

A.	Applicable requirements of the federal securities laws require us to provide you with information regarding the merger. As explained more fully elsewhere in this information statement, since RME will adopt the merger agreement and approve the merger by written consent as majority stockholder, as provided in the merger agreement, your consent to the merger will not be required or requested. Nevertheless, this information statement contains important information about the merger, including information regarding your rights of appraisal. Please refer to the section of this information statement titled “SPECIAL FACTORS – Required Approval of the Merger; Written Consent; Record Date.”

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition by RME of the equity interest in MOCC it does not directly own. The proposed transaction will be accomplished through a merger of Galaxy Merger Sub with and into MOCC, with MOCC surviving as a direct wholly-owned subsidiary of RME. Please refer to the sections of this information statement titled “SPECIAL FACTORS – Purpose of the Merger; Consideration of Alternatives” and “THE MERGER AGREEMENT – The Merger.”

Q.	Why am I not being asked to vote on the merger?

A.	The merger requires the approval of the holders of a majority of the voting power of the outstanding shares of MOCC’s common stock and Series B preferred stock voting (or consenting in writing in lieu of a vote) together as a single class. RME, which currently directly owns approximately 40% of the voting power of our currently outstanding voting securities, as well as the right to own approximately 62.7% of the voting power of our voting securities on a fully-diluted basis, has agreed to exercise sufficient rights so that, on the record date our board of directors sets for RME to execute a written consent in favor of adopting the merger agreement and approving the merger, it will own of record at least a majority of the voting power of our then-outstanding voting securities. When RME, as majority stockholder, delivers its written consent adopting the merger agreement and approving the merger, no other votes or consents will be necessary to adopt the merger agreement, approve the merger or complete the merger. As a result, as provided in the merger agreement, no other vote or consent of our stockholders will be required or requested. Please refer to the section of this information statement titled “SPECIAL FACTORS – Approval of the Merger; Written Consent; Record Date.”

Q.	What does our board of directors recommend?

A.	Our board of directors, acting upon the unanimous recommendation of the special committee of independent directors and by the unanimous vote of those directors adopting the applicable resolutions (which comprised the entire board except for one director who was unable to participate), has determined that the merger agreement and the merger are fair to and in the best interests of MOCC and our unaffiliated stockholders and has approved and declared advisable the merger agreement and the merger. Our board recommends that our stockholders adopt the merger agreement and approve the merger.

Our purpose for engaging in the merger is to enable our stockholders to immediately realize the value of their investment in MOCC through the receipt of $12.90 in cash per share of common stock (or common stock equivalent), without interest, representing a premium of 29.1% above the closing market price of our common stock on November 3, 2006, the last trading day before RME publicly announced its offer to purchase our outstanding stock. Please refer to the sections of this information statement titled “SPECIAL FACTORS – Reasons for the Special Committee’s Determination; Fairness of the Merger” and “SPECIAL FACTORS – Reasons for our Board of Directors’ Determination; Fairness of the Merger.”

Q.	Why did our board of directors form a special committee?

A.	Certain of our directors are employed by, or are designees of and have another material relationship with, RME or its affiliates. Because these directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors established a special committee of independent directors in order to evaluate RME’s offer and potential alternatives to the offer, negotiate the terms of any transaction between us and RME, and, if appropriate, recommend the merger and the terms of the merger agreement to our entire board. Please refer to the section of this information statement titled “SPECIAL FACTORS – Recommendation of our Special Committee and Our Board of Directors.”

Q.	Did the special committee retain a financial advisor?

A.	Yes. The special committee retained Lazard Frères & Co. LLC (which we refer to this information statement as “Lazard”) as its financial advisor in connection with a possible acquisition of MOCC by RME or any third party or other strategic alternatives available to MOCC. In connection with the merger, the special committee received an opinion, dated February 21, 2007, of Lazard to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the $12.90 per share cash merger consideration to be paid to holders of MOCC common stock (other than RME, Galaxy Merger Sub and their respective affiliates, MOCC, any subsidiary of MOCC and stockholders who are entitled to demand and properly demand appraisal rights) was fair, from a financial point of view, to such holders.

The full text of Lazard’s opinion is attached to this document as Annex B. Holders of MOCC common stock are encouraged to read Lazard’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion. Lazard’s opinion was addressed to the special committee, was only one of many factors considered by the special committee in its evaluation of the merger and only addresses the fairness of the merger consideration from a financial point of view. Lazard’s opinion does not address the relative merits of the merger or any related transaction as compared to any other transaction or business strategy in which MOCC might engage or the merits of the underlying decision by MOCC to engage in the merger or any related transaction and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating to the merger. Please refer to the section of this information statement titled “SPECIAL FACTORS – Opinion of the Special Committee’s Financial Advisor.”

Q.	If the merger is completed what will I receive for my MOCC shares of common stock or Series A preferred stock?

A.	Upon completion of the merger, each holder of MOCC common stock will be entitled to receive $12.90 per share in cash, without interest, and each holder of MOCC Series A preferred stock will be entitled to receive $39.4095 per share in cash (together with payment of any dividends on such share of Series A preferred stock that were declared but not paid and for which a record date has occurred prior to the closing date of the merger), without interest, except that the merger consideration will not be paid for shares held by RME, MOCC, or any direct or indirect wholly-owned subsidiary of MOCC. The merger consideration will also not be paid to any holder of MOCC common stock or Series A preferred stock who is entitled to demand and properly demands appraisal of their shares under Delaware law.

Following the completion of the merger, upon the surrender of your MOCC common stock or Series A preferred stock certificates, as the case may be, you will receive an amount in cash equal to the product obtained by multiplying the common stock or Series A preferred stock merger consideration, as the case may be, by the number of shares represented by the certificates that you surrender (the aggregate amount payable to any individual holder of record of Series A preferred stock will be rounded to the nearest cent). In the event of a transfer of ownership of any shares of MOCC common stock or Series A preferred stock that has not been registered in the records of our transfer agent prior to the effective time of the merger, the cash consideration may be paid to a person other than the person in whose name the surrendered stock certificate was surrendered provided specified requirements are satisfied. Please refer to the sections of this information statement titled “THE MERGER AGREEMENT – Consideration to be Received” and “THE MERGER AGREEMENT – Payment of Merger Consideration.”

Q.	Will the common stock or Series A preferred stock merger consideration depend on MOCC’s results of operations or the trading price of its common stock?

A.	No. The value of the common stock and Series A preferred stock merger consideration is fixed. The merger agreement does not provide for any upward or downward adjustment in the consideration to reflect any positive or negative changes in our operating results or financial condition nor any change in the trading price of our common stock. Please refer to the section of this information statement titled “THE MERGER AGREEMENT – Consideration to be Received.”

Q.	Are there conditions to the completion of the merger?

A.	Yes. Before the merger can be completed, several conditions must be satisfied. Some of these relate to the obligations of all parties to close the merger, others only apply either to our obligation to close or to the obligation of RME and Galaxy Merger Sub to close. If any of these conditions are not satisfied or waived, the merger will not be completed. In general, we, on the one hand, and RME and Galaxy Merger Sub, on the other hand, can terminate the merger agreement if the closing has not occurred by July 21, 2007. Please refer to the section of this information statement titled “THE MERGER AGREEMENT – Conditions to Completion of the Merger.

Q.	What vote of MOCC stockholders is required to adopt the merger agreement?

A.	Please refer to the answer to the question “Why am I not being asked to vote on the merger” above.

Q.	Am I entitled to appraisal rights in connection with the merger?

A.	Yes. You are entitled to appraisal rights under Delaware law in connection with the merger if it is completed and provided you take all the steps required to perfect your statutory appraisal rights. Please refer to the section of this information statement titled “APPRAISAL RIGHTS.”

Q.	What happens if a third party makes an offer to acquire MOCC before the merger is completed?

A.	Under circumstances specified in the merger agreement, our board of directors or the special committee may entertain unsolicited bona fide written offers from third parties to acquire either MOCC or the shares held by our unaffiliated stockholders and may, upon payment of a termination fee to RME by the third party, terminate the merger agreement to accept a bid that it determines to be superior after affording RME an opportunity to match the third party’s offer. Please refer to the sections of this information statement titled “THE MERGER AGREEMENT – Covenants – No Solicitation of Other Offers” and “THE MERGER AGREEMENT – Fees, Expenses and Termination Fee.”

Q.	When is the merger expected to be completed?

A.	We are working with RME to complete the merger in the third quarter of 2007 although we cannot assure you whether, or when, the merger will close. As noted in the answer above under “Are there conditions to the completion of the merger,” the outside date, after which we, or RME and Galaxy Merger Sub, can generally terminate the merger agreement is July 21, 2007. Please refer to the section of this information statement titled “THE MERGER AGREEMENT – Termination of the Merger Agreement – Termination by Either RME or MOCC.”

Q.	Should I send in my MOCC common stock or Series A preferred stock certificates now?

A.	No. After the completion of the merger, we will send you detailed instructions for exchanging your MOCC common stock or Series A preferred stock certificates, as the case may be, for the common stock or Series A preferred stock merger consideration. Please refer to the section of this information statement titled “THE MERGER AGREEMENT – Payment of the Merger Consideration.”

Q.	Will I owe taxes as a result of the merger?

A.	The merger will be a taxable transaction for all U.S. holders of our common stock and Series A preferred stock. As a result, assuming you are a U.S. holder, the cash you receive for your shares in the merger will be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) your adjusted tax basis in the shares of MOCC common stock or Series A preferred stock converted into the merger consideration. Please refer to the section of this information statement titled “SPECIAL FACTORS – Material United States Federal Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger. However, you should consult your own tax advisor on the specific tax consequences of the merger to you.

Q.	Where can I find more information about MOCC?

A.	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For further information, please refer to the section of this information titled “WHERE YOU CAN FIND MORE INFORMATION.”

Q.	Who can help answer my questions about the merger?

A.	If you have any questions regarding the merger after reading this information statement, require assistance or need additional copies of this information statement, you should contact:

Morrow & Co., Inc.

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 276-3011

SPECIAL FACTORS

Purpose of the Merger; Consideration of Alternatives

Moscow CableCom

Our purpose for engaging in the merger is to enable our unaffiliated security holders to immediately realize the value of their investment in MOCC through the receipt of $12.90 in cash per share of common stock (or common stock equivalent), without interest.

For the reasons discussed below under the captions “Recommendation of Our Special Committee and Our Board of Directors,” “Reasons for the Special Committee’s Determination; Fairness of the Merger” and “Reasons for the Board of Directors’ Determination; Fairness of the Merger,” our board of directors has concluded that the merger agreement and merger are fair to and in the best interests of MOCC and its unaffiliated stockholders.

In its November 4, 2006 proposal letter discussed under “Background of the Merger” below, RME indicated that it had no interest in disposing of the MOCC securities that it owns and that, if a third party were to propose a competing transaction requiring a vote of our stockholders that we wished to pursue, RME would exercise its rights to purchase and convert an amount of MOCC voting stock sufficient to control a majority of the voting power of our outstanding voting securities. As a result, the special committee did not pursue a transaction with a third party as an alternative to the merger described herein. In addition, during the last two years the board of directors did not authorize management to solicit potential buyers of MOCC.

RME Parties

The purpose of the RME Parties in engaging in the merger is to increase RME’s equity interest in MOCC from that of a controlling stockholder to that of sole stockholder. The RME Parties believe that the acquisition of the entire equity interest in MOCC by RME will enable RME to consolidate MOCC into its other telecommunications holdings to create a more efficient and competitive participant in the growing telecommunications sector in Russia. See “Reasons of the RME Parties for the Merger; Fairness of the Merger.”

The RME Parties did not consider the potential for alternate transactions involving MOCC because they determined that increasing RME’s equity interest in MOCC from that of a controlling stockholder to that of sole stockholder is an integral component to their strategy for consolidating RME’s telecommunications assets and business. The RME Parties have no interest in considering or participating in any alternate transaction involving the sale of MOCC to an unaffiliated party or the reduction of RME’s investment in MOCC. Consequently, the RME Parties did not evaluate the prices potentially attainable in an alternative transaction nor did they consider the possibility of a liquidation of MOCC’s assets or the value to RME of its proportionate share in the liquidation value of those assets. The RME Parties did not solicit and are not aware of any offer for MOCC during the last two years and accordingly made no comparison to any such offer. See “Reasons of the RME Parties for the Merger; Fairness of the Merger.”

Background of the Merger

Over the past several years, MOCC has been constructing a “last mile” hybrid fiber coaxial network in Moscow, and is in the business of providing cable television and Internet access through its marketing efforts in the areas of Moscow to which it has gained access. In recent years, we have incurred losses, in part because the expansion of our business activities has required a significant amount of capital to meet our cash flow requirements. In connection with these capital raising needs, we engaged in a series of transactions with RME.

RME first became a stockholder of MOCC in January 2005, when it purchased from MOCC 4,500,000 of Series B preferred stock and a warrant to purchase a further 8,283,000 Series B preferred stock pursuant to agreements entered into in August 2004. In connection with that transaction, RME also acquired the right to designate a majority of MOCC’s board. Subsequently, in two transactions in 2006, RME made further investments in MOCC. In May 2006, RME purchased from MOCC 1,208,824 units consisting of one share of

MOCC common stock and one-half warrant to purchase one share of MOCC common stock. In September 2006, RME purchased an additional 2,166,260 such units from MOCC. As a result of these three transactions, RME became the direct owner of approximately 40% of the voting power of MOCC’s then-outstanding voting securities and of rights to acquire common shares which, when exercised, would give RME aggregate ownership of a majority of MOCC’s post-exercise outstanding voting securities. In addition to these direct equity investments in MOCC, in January 2005, a subsidiary of RME became the largest creditor of CCTV, MOCC’s principal subsidiary, through a $28.5 million secured credit facility (guaranteed by MOCC) entered into at the same time as the August 2004 stock subscription agreement between MOCC and RME, the full commitment under which has been borrowed and which is repayable with accrued interest in October 2009. The same subsidiary of RME also extended a $4 million working capital bridge facility to CCTV under an August 2004 agreement but the amount borrowed thereunder was subsequently repaid. See “– Related Party Transactions.”

In June 2006, RME completed a transaction with COMCOR whereby RME became COMCOR’s controlling stockholder. COMCOR directly owns approximately 22.8% of the voting power of MOCC’s outstanding voting securities as a result of its ownership of MOCC common stock that it acquired in February 2004 in a transaction in which MOCC acquired 100% of CCTV and a further transaction in September 2004. In April 2007, as a result of a sale of some of its COMCOR shares to an unaffiliated third party, RME’s ownership interest in COMCOR was reduced from a majority to approximately 49% of COMCOR’s outstanding voting securities, although RME’s designees continue to comprise a majority of COMCOR’s board of directors. In April 2006, prior to the June 2006 transaction in which RME acquired a controlling interest in COMCOR, COMCOR’s stockholders had approved a private placement of newly-issued shares to RME. As a result of a lawsuit instituted in June 2006 by the City of Moscow (a minority COMCOR stockholder) against COMCOR in the Arbitrazh Court of the City of Moscow challenging that private placement as a violation of the securities law of the Russian Federation, the private placement was deferred until January 2007, when it was re-initiated following a decision by the Court denying the City’s claims, and it was closed on May 21, 2007, when RME purchased and paid for the additional shares, increasing its ownership to 73.47% of COMCOR. On May 25, 2007, in a new lawsuit filed by the City of Moscow against the Federal Commission for Financial Markets of the Russian Federation challenging the private placement, the Court granted the City’s motion for an injunction prohibiting the Federal Commission from registering the sale of the additional COMCOR shares to RME pending a hearing on the merits scheduled for July 4, 2007. Pending the outcome of that hearing, RME is precluded from effecting any transactions with respect to the additional shares. Separately, as a result of recently-enacted legislation of the Russian Federation, RME, having acquired over 50% of COMCOR’s shares through the May 2007 private placement, may be required to make an offer to all of COMCOR’s minority stockholders to purchase their shares and, if RME determines that such an offer is required, then, until it is made, RME would not be permitted to vote more than 50% of COMCOR’s outstanding shares. The outcome of such an offer, which may be required to be made by June 27, is not known. Neither the outcome of that offer, if made, nor the outcome of the Russian litigation relating to the May 2006 private placement, affect either RME’s ability to exercise its rights to acquire additional MOCC voting securities from MOCC through RME’s exercise of its directly-owned outstanding warrants and conversion of its directly-owned outstanding preferred stock so as to own of record a majority of the outstanding MOCC voting securities and adopt the merger agreement through its execution of a written consent as MOCC’s majority stockholder, without any action by any other stockholder, as provided in the merger agreement, or RME’s ability to consummate the merger. COMCOR is not an RME Party because it is not a participant in the merger; see “INFORMATION CONCERNING THE RME PARTIES.”

In August 2006, with a view to evaluating a possible acquisition of the entire equity interest in MOCC and consolidation of it with RME’s other telecommunications assets, RME retained DLA Piper US LLP (which we refer to in this information statement as “DLA Piper”) and Morris, Nichols, Arsht & Tunnell LLP (which we refer to in this information statement as “Morris Nichols”) to provide legal advice with respect to such evaluation. At a meeting held in Moscow on September 5, 2006, representatives of RME decided to retain a financial advisor to assist RME in further evaluating its alternatives for such an acquisition. On September 25, 2006, a representative of RME met with representatives of Goldman Sachs (AO) LLC (which we refer to in this information statement as “Goldman Sachs”) to discuss the engagement of Goldman Sachs as RME’s financial advisor in connection with the possible acquisition of all or an additional portion of MOCC’s shares or assets.

Subsequent to this meeting, RME formally engaged Goldman Sachs as its financial advisor. In light of (but without advising MOCC of) RME’s decision to proceed further with its internal evaluation of a possible acquisition of the entire equity interest in MOCC, RME decided that, pending the outcome of that evaluation, it would disengage from discussions that had been ongoing periodically during the preceding several months with MOCC regarding MOCC’s interest in a possible contribution of working capital through an equity or debt financing by RME or, with the consent of RME’s subsidiary under the existing secured credit facility, with a third party. For the same reasons, in early October, Mr. Andrew Intrater, the chairman of MOCC’s board of directors, and Mr. Vladimir Serdyuk, a MOCC director, were removed from RME’s supervisory board.

On October 5 and 6, 2006, representatives of RME met with representatives of Goldman Sachs, DLA Piper and Morris Nichols in London to review RME’s alternatives. As a result of those meetings, the RME representatives directed RME’s advisors to focus on assisting RME in formulating a proposal, to be submitted to RME’s supervisory board and board of directors, for the acquisition by RME of the entire equity interest in MOCC (including COMCOR’s shares) in a merger transaction to be negotiated, should MOCC’s board of directors decide to pursue the proposal, with a special committee of MOCC’s independent directors.

During the balance of October 2006, RME and its advisors worked on the details of such a proposal and the documents pursuant to which it might be made. At RME’s request, on October 17, 2006, Goldman Sachs provided materials (based solely on publicly available information) to RME to assist in analyzing the historical price performance of MOCC common shares as well as selected precedent buyouts of U.S. public companies by significant existing shareholders.

By the end of October 2006, the RME representatives working with RME’s financial advisors had decided to recommend to RME’s supervisory board and board of directors the making of a proposal to MOCC for a negotiated merger at $10.80 in cash per share of MOCC common stock not owned directly by RME (including COMCOR’s MOCC shares). By November 3, 2006, the required internal RME approvals for such a proposal had been obtained. On November 3, 2006, RME entered into an amended and restated credit facility with its two shareholders under which the amount of unsecured debt financing available to RME was increased to fund such a possible transaction.

On November 4, 2006, RME submitted an unsolicited letter to our board of directors proposing a transaction that would result in RME acquiring the outstanding equity interest in MOCC that it did not then own at a price of $10.80 in cash per share. Based on the closing price for MOCC’s common stock on November 3, 2006 of $9.99, the price initially proposed by RME represented an 8.1% premium.

The text of the letter delivered to our board of directors is set forth below:

Board of Directors

Moscow CableCom Corp.

590 Madison Avenue

New York, NY 10022

Proposal for a Negotiated Acquisition

Gentlemen:

At the request of the Board of Directors of Renova Media Enterprises Ltd. (“RME”), I am pleased to submit this proposal (“Our Proposal”) for a negotiated acquisition (the “Proposed Acquisition”) pursuant to which RME would acquire the outstanding equity interest in Moscow CableCom Corp. (the “Company”) we do not currently own at a cash price per share of Common Stock of $10.80 (the “Per Share Price”).

We believe that Our Proposal offers to the Company’s other stockholders an excellent liquidity opportunity at a fair and attractive premium to the current and historical average trading prices of the Company’s Common Stock.

We also believe that Our Proposal will ensure that the Company has the flexibility and financial resources to meet the challenges presented by the increasingly competitive characteristics of its industry in the years ahead. We feel that in order for the Company to be able to maximize its market opportunity, it needs the long-term entrepreneurial management perspective that is only possible at this time as a private company unencumbered by the constant demands of running a publicly traded entity. To maximize the return on our investment in the Company and integrate it with our other holdings, we are willing to assume the risk of full ownership (including the potential regulatory changes being considered by the City of Moscow). Ownership of the entire equity interest in the Company will provide us with the basis we believe is essential for providing the capital and management priorities the Company needs in order to remain competitive, generate future revenue growth and achieve sustained profitability.

In the past year, we made two separate equity investments in the Company. However, we have concluded that continuing to make incremental equity investments in the Company to finance its operations, beyond our current limited commitment, without 100% ownership is not the optimal long-term use of our investment capital. We also believe that the Company needs to be in a position to leverage its operations with debt financing, which we expect would require parent company guarantees that we would not be interested in providing without 100% ownership.

Although we are generally familiar with the Company’s business, we need to conduct to our satisfaction customary due diligence before entering into the proposed merger agreement discussed below (the “Proposed Merger Agreement”) in order to confirm the terms of Our Proposal, including recent financial information that the Company has not yet been required to file with Securities and Exchange Commission (“SEC”) as well as other information that the Company is not required to file but is relevant to our analysis. With the Company’s active cooperation, we and our advisors are confident we could complete this due diligence quickly while concurrently negotiating the Proposed Merger Agreement.

Before outlining the principal terms of Our Proposal, we note the following general points that we believe you will find helpful in your consideration of Our Proposal:

•

We have the resources and experience necessary to consummate the Proposed Acquisition as promptly as practicable consistent with applicable law. Our Proposal is not conditioned on obtaining financing to pay the consideration offered under Our Proposal or any expenses we incur in connection with the Proposed Acquisition.

•

We assume you will promptly form a committee of independent directors (the “Independent Committee”) of the Board of Directors of the Company (the “Board”) to evaluate Our Proposal. We look forward to discussing Our Proposal with the Independent Committee once it has been formed and hired its own independent financial and legal advisors. We have engaged experienced U.S. financial and legal advisors to assist us in connection with the Proposed Acquisition and they, as well as our own internal team, are available to work expeditiously with the Independent Committee and its advisors starting as soon as the Independent Committee is ready.

•

While we need to retain the flexibility to evaluate our alternatives in the event Our Proposal does not result in a negotiated transaction with the Company, we do not presently intend to pursue an acquisition of the remaining equity interest in the Company without the approval of the Independent Committee and the Board.

•

As you know, we are the largest single holder of the Company’s voting securities (directly owning approximately 40% of the voting power of its currently-outstanding voting securities) and, if we were to exercise all of our rights to acquire additional voting securities of the Company, we would own a majority of the voting power of its then-outstanding voting securities. In the Proposed Merger Agreement, we will commit that, through the combined exercise of our Warrants and conversion of our Series B Preferred Stock, we will own of record, on the record date for either the special meeting at which the Company’s stockholders would vote on the adoption of the Proposed Merger Agreement (the “Special Meeting”) or the adoption of the Proposed Merger Agreement by written stockholder consent in lieu of the Special Meeting (“Consent Action”), sufficient outstanding shares of the Company Common Stock to assure that a majority of the voting power of the then-outstanding Company voting securities entitled to vote on such adoption (“Majority Voting Power”) is voted in favor thereof irrespective of the vote of any other stockholder entitled to vote.

•

As you also know, in a transaction we completed earlier this year we became the controlling stockholder of OAO Moskovskaya Telecommunikatsionnaya Corporatsiya (“COMCOR”), which owns approximately 24% of the voting power of the Company’s outstanding voting securities in addition to the Company securities owned directly by us, which are sufficient to give us Majority Voting Power. COMCOR is not a party of Our Proposal, which contemplates that COMCOR would receive the Per Share Price for its shares like any other stockholder of the Company, excluding us, if the Proposed Acquisition is consummated.

•

We have no interest in disposing of any of our Company securities. In the event that any third party were to propose a competing transaction requiring a vote of the Company’s stockholders that the Company wished to pursue, we would exercise and convert a sufficient portion of the Company’s securities that we own to ensure that we held Majority Voting Power.

The following is a summary of the principal terms of Our Proposal:

1. Structure. The Proposed Acquisition would be effectuated pursuant to the Proposed Merger Agreement, under which our wholly-owned newly-formed direct or indirect Delaware subsidiary would be merged with and into the Company, with the Company as the surviving corporation (the “Proposed Merger”), and we would own 100% of the outstanding shares of the Company’s Common Stock. In the Proposed Merger:

•	All outstanding shares of the Company’s Common Stock (except those shares owned by us, which would be cancelled) would be converted into the right to receive the Per Share Price.

•

All shares of the Company’s Series A Preferred Stock would be converted into the right to receive the Per Share Price on an as-converted basis based at the applicable conversion ratio (currently 3.055 shares of Common Stock per one share of Series A Preferred Stock) in effect at the closing of the Proposed Merger (the “Closing”).

•

All shares of the Company’s Series B Preferred Stock and Warrants to acquire such shares (all of which we own), other than those we exercise and convert to enable us to achieve Majority Voting Power prior to the record date for the Special Meeting or Consent Action, would be cancelled.

•

All of the Company’s outstanding Warrants to acquire shares of its Common Stock would, in accordance with their terms, become exercisable upon and following the Closing, at the election of the holder, for the right to receive the Per Share Price for each share of the Company’s Common Stock for which such holder’s Warrants were previously exercisable. To the extent not so exercised at or following the Closing, such Warrants would remain outstanding until their expiration date of May 18, 2008.

•

All of the Company’s outstanding 10 1/2% Convertible Subordinated Debentures Due 2007 would, in accordance with their terms, become convertible upon and following the Closing, at the election of the holder, into the right to receive the Per Share Price for each share of the Company Common Stock into which such holder’s Debentures were previously convertible (at the specified conversion rate of 61.8429 shares of Common Stock for each $1,000 principal amount of Debentures). To the extent the Debentures were not so converted at or following the Closing, immediately following the Closing we would cause the Company to deposit in trust (at our expense) with the Trustee under the governing Indenture, as contemplated by the terms thereof, sufficient cash to satisfy the Company’s remaining obligations with respect to principal and interest through the October 15, 2007 maturity date of such Debentures and thereby cause all provisions of such Indenture (other than those relating to payment and conversion rights) to cease to apply to the Company.

•

To the extent that the holders of options (both vested and unvested) to acquire shares of the Company’s Common Stock so consent and the options are “in the money” based on the excess of the Per Share Price over the exercise price, such options would be cashed out (at our expense) for the excess. In all other cases, such options will remain outstanding in accordance with their terms following the Closing.

•	Holders of restricted shares of the Company’s Common Stock would receive their cash payments in full following the Closing, without further restriction.

2. Employee and Board Arrangements. We intend to retain the Company’s existing management and employees in their respective roles, on the current terms of their employment, and the Proposed Acquisition would not be conditioned on the execution of any new employment agreements or amendments to existing employment agreements. The Company’s deferred compensation plans and qualified retirement plans would remain in effect at the Closing although we would reserve the right to substitute equivalent plans to the full extent permitted by applicable law. At the Closing, the Board would be reconstituted to consist entirely of RME’s designees.

3. Proposed Merger Agreement. We would prepare a draft of the Proposed Merger Agreement, which would be reflective of an acquisition transaction between a public company and its largest stockholder and would be governed by Delaware law. The obligations of the parties to close the Proposed Merger would be subject to customary Closing conditions set forth in the Proposed Merger Agreement, including, without limitation:

•	the accuracy of representations and the performance of covenants;

•	the absence of any material adverse change affecting the Company (with appropriate exceptions);

•	the absence of any pending or threatened governmental litigation that could prevent the Closing;

•

adoption of the Proposed Merger Agreement by a vote of a majority of the voting power of the Company’s capital stock outstanding on the record date for the Special Meeting or through Consent Action, and no other or greater vote;

•

the receipt of all other required corporate, governmental and contractual approvals (subject to confirmation through the due diligence process, we believe that the only regulatory approval that would be required for the Proposed Merger other than clearance of a proxy or information statement by the U.S. Securities and Exchange Commission would be a Federal Antimonopoly Service clearance required under the laws of the Russian Federation, which we plan to seek promptly and would hope to obtain prior to, or shortly after, the execution of the Proposed Merger Agreement); and

•

confirmation that the Independent Committee had unanimously recommended approval of the Proposed Merger Agreement to the Board and that, in connection with that recommendation and the Board’s approval of the Proposed Merger Agreement, the Independent Committee and the Board had received an opinion in customary form from a nationally recognized investment banking firm in the U.S. that the Per Share Price was, on the date of such opinion, fair, from a financial point of view, to all stockholders of the Company other than RME.

The Proposed Merger Agreement would contain other customary provisions including a covenant that the Board, after receiving the unanimous recommendation of the Independent Committee and subject to its fiduciary duties under Delaware law, would recommend adoption of the Proposed Merger Agreement by all of the stockholders of the Company entitled to vote or take Consent Action.

THE PARTIES SHALL HAVE NO OBLIGATION TO CONSUMMATE THE PROPOSED MERGER UNLESS AND UNTIL A DEFINITIVE MERGER AGREEMENT IS EXECUTED AND DELIVERED BY EACH PARTY THERETO AND SUBJECT IN ALL RESPECTS TO THE SATISFACTION (OR, WHERE LAWFUL, WAIVER) OF THE CONDITIONS CONTAINED IN SUCH AGREEMENT.

* * * * *

We are sure you will appreciate that, under the U.S. federal securities laws, we have an obligation to disclose Our Proposal by means of a press release and an amendment to our Schedule 13D filing with the SEC as soon as possible. We assume you will be making your own public disclosure of Our Proposal as soon as possible by means of a press release and/or the filing of a Current Report on Form 8-K with the SEC. In the interests of confidentiality, we will separately provide the members of the Independent Committee and its advisors with the contacts at our financial and legal advisory firms so that you may direct any questions to them.

In closing, we wish to reiterate that we believe Our Proposal offers a fair and attractive opportunity for the Company’s other stockholders and the optimal outcome from our perspective in relation to our interest in making further investments in the Company. We look forward to Our Proposal being given serious and prompt attention by the Independent Committee and its independent advisors. We stand ready to engage in immediate constructive discussions with a view to reaching a definitive agreement as soon as reasonably practicable, to which end we intend to provide to the Independent Committee a draft of the Proposed Merger Agreement promptly after being notified of its formation.

RME looks forward to the successful completion of the discussions contemplated by this letter.

Very truly yours,

RENOVA MEDIA ENTERPRISES LTD.

By:	/s/ VLADIMIR KUZNETSOV
Title:	Chairman, Supervisory Board

On November 6, 2006, RME issued a press release containing the text of its November 4, 2006 proposal, and filed its proposal and press release with the SEC in an amendment to its Schedule 13D.

Also on November 6, 2006, at a meeting of our board of directors held to discuss the RME proposal, the board established a special committee of independent directors. Mr. James Pinto and Mr. David Van Valkenburg were appointed to serve as the members of the special committee. The board delegated to the special committee full power and authority to:

•	evaluate the offer and potential alternatives to the offer,

•	seek alternative offers that might realize a higher value or better terms,

•	negotiate the price, terms and other conditions of any transaction in connection with the offer, and

•	make recommendations to our board and our stockholders regarding any such transaction.

The board also authorized the special committee to retain, at MOCC’s expense, its own advisors to assist the special committee, and determined that each member of the special committee would receive compensation of $95,000 for his services and reimbursement of expenses.

Also on November 6, 2006, we issued a press release announcing our receipt of the offer letter from RME and that a special committee of independent directors had been formed to review and evaluate the offer and consider MOCC’s options.

On November 10, 2006, RME provided a written commitment to us that it would provide us and our subsidiaries with sufficient capital to ensure that our operations could continue uninterrupted for a period of one year after the date on which we filed with the SEC our Form 10-Q for the period ended September 30, 2006.

On November 14, 2006, the special committee met to review the process for assessing MOCC’S business, financial condition and prospects and any proposed transaction and, if necessary, responding to any offers with respect to a proposed transaction.

On November 17, 2006, we issued a press release announcing that the special committee had retained Lazard, together with its affiliate, Lazard & Co. Limited, as the special committee’s financial advisor and Covington & Burling LLP (which we refer to in this information statement as “Covington”) as its legal advisor in connection with a possible transaction or series of transactions. That week, the special committee requested that its financial advisor meet with MOCC’s management to discuss MOCC’s business and financial condition and prospects.

From November 21 to December 11, 2006, the special committee met several times in person or by telephone to review, among other things, the discussions with management regarding MOCC’s business and financial condition and prospects.

At the special committee’s and RME’s request, on November 22, 2006, the special committee’s and RME’s respective financial advisors initiated discussions by telephone regarding RME’s offer and met in person on November 28, 2006 to discuss RME’s offer. On the following day, RME’s financial advisor submitted to the special committee’s financial advisor a request for specified financial due diligence materials. On December 1, 2006, members of MOCC senior management met with representatives of the special committee’s financial advisor to discuss MOCC’s business and financial condition and prospects.

On December 11, 2006, the special committee met in New York with Mr. Vladimir Kuznetsov, Chairman of the Supervisory Board of RME, with the special committee’s and RME’s respective outside legal advisors present. At this meeting, the special committee advised Mr. Kuznetsov that RME’s offer of $10.80 per share was inadequate. Also at this meeting, it was agreed that MOCC and RME would enter into a non-disclosure agreement in order to allow RME and its representatives to access certain MOCC non-public information. On December 14, 2006, RME and MOCC entered into a non-disclosure agreement.

Also on December 14, 2006, our full board of directors met in Moscow (with some directors participating by teleconference). At this meeting, the board considered and discussed a revised budget and business plan.

On December 15, 2006, RME’s financial advisor was provided with the financial due diligence materials it had previously requested. During the following week, RME’s financial advisor verbally requested supplemental due diligence materials.

Our full board of directors met again by teleconference on December 22, 2006 to continue its review of the budget and business plan and approved the first quarter of the 2007 budget.

On December 26, 2006, the special committee and the Chairman of the Supervisory Board of RME, with the special committee’s and RME’s respective outside legal advisors present, met by telephone to discuss the progress of RME’s due diligence. At this meeting, the special committee reiterated its view that RME’s initial offer of $10.80 per share was inadequate.

On December 27, supplemental due diligence materials, including the budget and business plan considered by the board at its December 22, 2007 meeting, were provided to RME’s financial advisor in response to its previous request.

On January 5, 2007, the special committee met, together with its advisors, to discuss financial aspects of RME’s offer and MOCC’s business and financial condition and prospects.

Following the submission of additional due diligence questions by RME’s financial advisor on January 3, 2007, RME and its financial advisor met on January 8, 2007 with MOCC management to continue RME’s due diligence review. The special committee’s financial advisor also was present at this telephonic meeting.

On January 9, 2007, the special committee met by telephone with the Chairman of the Supervisory Board of RME, with the special committee’s and RME’s respective outside legal advisors present. During this telephone conference, the special committee and the Chairman of the Supervisory Board of RME discussed the progress of RME’s due diligence review of MOCC. The Chairman of the Supervisory Board of RME requested that RME and the special committee begin the negotiation of a merger agreement based on RME’s current offer. The special committee advised the Chairman of the Supervisory Board of RME that it continued to view the $10.80 per share offer as inadequate. Accordingly, the special committee stated to the Chairman of the Supervisory Board of RME that it was not willing to enter into any discussions regarding a merger agreement at that time. However, the special committee and RME agreed to direct their respective financial advisors to continue discussions regarding the valuation of MOCC, in the context of a possible acquisition of MOCC, before taking further action.

During the week following the January 9, 2007 meeting, the special committee’s and RME’s respective financial advisors had several calls to discuss the valuation of MOCC in the context of a possible acquisition of MOCC.

On January 15, 2007, the special committee met by telephone with the Chairman of the Supervisory Board of RME, with the special committee’s and RME’s respective outside legal advisors present. At the meeting, the Chairman of the Supervisory Board of RME communicated that RME was considering an increase in its offer to $12.00 in cash per share, conditioned upon the successful negotiation of a merger agreement and other conditions. The special committee advised the Chairman of the Supervisory Board of RME that it noted the potential increase in the offer price that was being considered by RME. The special committee further advised the Chairman of the Supervisory Board of RME that at that time it declined to respond affirmatively or negatively to the potential increase.

On January 16, 2007, the special committee met with its advisors to discuss the potential increase in the offer price that was being considered by RME. Also at this meeting, the special committee’s financial advisor reviewed with the special committee business assumptions for MOCC as prepared by MOCC’s management relative to certain industry benchmarks and its preliminary financial analysis of MOCC, both before and after taking into account such industry benchmarks. After discussion, the special committee concluded that $12.00 per share, the price that RME indicated it was considering instead of its outstanding offer of $10.80, was inadequate.

On January 17, 2007, the special committee met with the Chairman of the Supervisory Board of RME, with the special committee’s and RME’s respective outside legal advisors present. The special committee relayed its view that $12.00 per share, the price that RME indicated it was considering instead of its outstanding offer of $10.80, was inadequate, and suggested that a 15% increase in the indicated price would be sufficient to warrant a counteroffer.

On January 18, 2007, the special committee met and resolved to reject RME’s outstanding offer of $10.80 per share. Through the parties’ respective representatives, RME was so advised later that day.

Prior to the market opening on January 19, 2007, through their respective representatives, RME indicated to the special committee that it was increasing its offer to $12.00 in cash per share on the same terms as its initial offer. Later that day, RME delivered to the special committee a letter confirming such increase and filed a Schedule 13D amendment with the SEC. On the same date, MOCC issued a press release and Form 8-K announcing that the revised offer had been received. The text of the letter delivered to the special committee is set forth below:

Special Committee of the

Board of Directors

Moscow CableCom Corp.

590 Madison Avenue

New York, NY 10022

Proposal for a Negotiated Acquisition

Gentlemen:

We refer to our letter dated November 4, 2006 (the “Original Proposal Letter”). All capitalized terms used and not defined in this letter have the meanings assigned to them in the Original Proposal Letter.

This will confirm the advice conveyed to your representative by our representatives earlier today. We have revised Our Proposal by raising the Per Share Price to $12.00. All other provisions of Our Proposal under which the Proposed Merger would be effected are correspondingly revised to reflect a price of $12.00 per share of Common Stock rather than $10.80. We are proposing no other change in any of the other terms or conditions of Our Proposal nor the rationale for Our Proposal, and related statements, contained in the Original Proposal Letter.

Very truly yours,

RENOVA MEDIA ENTERPRISES LTD.

By:	/s/ VLADIMIR KUZNETSOV
Title:	Chairman, Supervisory Board

During the week of January 22, 2007, the special committee’s and RME’s respective financial advisors had several calls to discuss the valuation of MOCC in the context of a possible acquisition of MOCC.

On January 26, 2007, in a meeting between Mr. Pinto and Mr. Kuznetsov in New York, Mr. Kuznetsov proposed that RME would consider paying $12.90 in cash per share, conditioned upon the successful negotiation of a merger agreement and other conditions. That afternoon, in a meeting of the special committee with its advisors present, the special committee authorized its legal advisor to enter into discussions with RME’s legal advisor regarding the terms of a merger agreement.

On January 28, 2007, RME’s legal advisor submitted to the special committee’s legal advisor a draft merger agreement. Between January 28, 2007 and February 9, 2007, the parties negotiated the terms of the merger and the merger agreement.

On February 9, 2007, the special committee met with the Chairman of the Supervisory Board of RME by telephone, with the special committee’s and RME’s respective outside legal advisors present, to discuss terms of the merger agreement.

On February 14, 2007, the MOCC board of directors reconstituted an ad-hoc committee of disinterested directors (which was previously constituted to review and negotiate the May 2006 and September 2006 private placements of MOCC common stock and warrants) to review and negotiate the terms of a potential bridge financing arrangement with a wholly-owned subsidiary of RME pursuant to which MOCC would receive financing for its operations through October 2007. This ad hoc committee may also serve other functions related to potential subsequent financings should the merger not take place. Mr. Pinto and Mr. Van Valkenburg were designated by the MOCC board of directors as the members of the ad-hoc committee. The MOCC board of directors approved the payment of $15,000 to each member of the ad-hoc committee as compensation for such services and reimbursement of expenses for serving through the end of 2007 or completion of the merger, whichever comes first. This compensation was separate and in addition to the compensation to be paid to Mr. Pinto and Mr. Van Valkenburg for their service on the special committee.

Between February 10 and February 21, 2007, RME and the special committee continued negotiating the terms of the merger and the merger agreement. Concurrent with such negotiations, RME and MOCC, acting through the ad-hoc committee, engaged in negotiations regarding the terms of a bridge financing agreement to finance MOCC’s operations during the pendency of the merger, to be entered into between an RME subsidiary and CCTV, to be guaranteed by MOCC, if and when the merger agreement was executed.

On February 13, 2007, the required internal RME approval for the execution of the merger agreement was received and the restated credit facility among RME and its two shareholders was amended to increase the amount of unsecured debt financing available to RME to fund a merger at $12.90 in cash per share of MOCC common stock on the terms then under negotiation.

On February 19, 2007, the special committee’s financial advisor, at the special committee’s request, reviewed with the majority of the members of our board of directors certain adjustments to the management business plan for MOCC taking into account industry benchmarks which the special committee had discussed at its January 16, 2007 meeting. At a meeting of the special committee later that day, the special committee directed its financial advisor to rely on the adjusted forecasts (which we refer to in this information statement as the “adjusted preliminary 2007 annual operating plan”) for purposes of its opinion with respect to the proposed merger consideration.

On the morning of February 21, 2007, the special committee met by telephone to discuss, with the assistance of its legal and financial advisors, final terms of the merger agreement and the proposed merger. At this meeting, Lazard reviewed with the special committee its financial analysis of the merger consideration and rendered to the special committee an opinion, dated February 21, 2007, to the effect that, as of that date and based upon and subject to the assumptions, factors and qualifications set forth in its opinion, the $12.90 per share cash merger consideration to be paid to holders of MOCC common stock (other than RME, Merger Sub and their respective affiliates, MOCC, any subsidiary of MOCC and stockholders who are entitled to demand and properly demand appraisal rights) was fair, from a financial point of view, to such holders. After further discussion, the special committee unanimously resolved that the merger agreement and the merger are fair to and in the best interests of MOCC and its stockholders (other than RME and its affiliates and directors and officers of RME and its affiliates), recommended that the MOCC board of directors approve and declare advisable the merger agreement and the merger, and recommended that the MOCC board of directors submit to the stockholders and that the stockholders adopt the merger agreement and the merger.

Later in the morning on February 21, 2007, following the special committee meeting, our board of directors met by telephone, at which meeting our board of directors, by the unanimous vote of those directors adopting the applicable resolutions (which comprised the entire Board except for one director who was unable to participate), then determined that the merger agreement and the merger are fair to and in the best interests of MOCC and its unaffiliated stockholders, approved and declared advisable the merger agreement and the merger, and resolved to submit the merger agreement for adoption by the stockholders of the Company and recommend that such stockholders adopt the merger agreement and approve the merger.

On that same day, MOCC, RME, and Merger Sub executed the merger agreement, the bridge facility agreement was executed by CCTV (as borrower), MOCC (as guarantor) and RME’s subsidiary, and MOCC and RME issued a joint press release announcing the execution of the merger agreement and the bridge facility agreement.

Required Approval of the Merger; Written Consent; Record Date

Under Section 251 of the Delaware General Corporation Law (which we refer to in this information statement as the “DGCL”) and our certificate of incorporation, the approval of our board of directors and the affirmative vote (or consent in writing in lieu thereof) of a majority of the voting power of the outstanding shares of our common stock and Series B preferred stock entitled to vote, voting together as a single class, are required to adopt the merger agreement. Our board of directors has previously approved and declared advisable the merger agreement and the merger.

Under Section 228 of the DGCL, unless otherwise provided by our certificate of incorporation, approval of our stockholders may be effected by the written consent of the stockholders holding a majority of the voting power of the outstanding shares of our common stock and Series B preferred stock, considered as a single class, in lieu of holding a vote at a stockholders’ meeting. The merger agreement contemplates that the merger agreement will be submitted to our stockholders for adoption by written consent in lieu of a meeting.

RME directly owns approximately 40% of the voting power of our currently-outstanding voting securities, as well as rights to directly own approximately 62.7% of the voting power of our voting securities on a fully-diluted basis. Under the merger agreement, we will establish a record date for RME’s delivery of a written consent to the adoption of the merger agreement and the approval of the merger, which record date will be at least 20 calendar days after the mailing of this information statement to our stockholders. On or prior to such record date, RME will exercise sufficient warrants to hold of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock. No later than three days following that record date, RME will deliver its written consent to the adoption of the merger agreement and approval of the merger. Because RME will on that record date own of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock, RME’s action by written consent as majority stockholder will be sufficient to adopt the merger agreement and to approve the merger without any further action by any other MOCC stockholder. Because no other votes are necessary to adopt the merger agreement, as provided in the merger agreement, your approval is not required and is not being requested.

We are working to complete the merger in the third quarter of 2007. However, there can be no assurance as to whether, or when, the merger will close. We, on the one hand, and RME and Galaxy Merger Sub, on the other hand, may, in general, terminate the merger agreement if the merger has not closed by July 21, 2007.

Recommendation of Our Special Committee and Our Board of Directors

Certain of our directors are employed by, or are designees of and have another material relationship with, RME or one of its affiliates. Because these directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors established a special committee of independent directors in order to evaluate RME’s offer and potential alternatives, negotiate the terms of any transaction between us and RME, and, if appropriate, recommend the merger and the terms of the merger agreement to our entire board.

The special committee is comprised of Mr. David Van Valkenburg and Mr. James Pinto, each of whom are independent directors, are neither officers or employees of MOCC nor officers, employees or directors of RME or its affiliates, are independent of our management and, other than the indemnification rights granted under the merger agreement and the indemnification agreement between each member of the special committee and MOCC, have no financial interest in the merger that is different from that of our unaffiliated stockholders. Both members of the special committee were elected to our board with the support of RME. In connection with debt and equity financing agreements entered into between RME and MOCC (see “Related Party Transactions”), MOCC agreed to use its best efforts to cause its board of directors to include six members designated by RME. Since January 2005, Mr. Van Valkenburg has been one of RME’s designees for election to our board. Mr. Van Valkenburg does not otherwise have a relationship with RME or its affiliates. In addition, Mr. Pinto is a party to an agreement with RME and COMCOR dated August 26, 2004 pursuant to which RME and COMCOR supported Mr. Pinto’s nomination as a candidate for election to our board at our May 2005 and 2006 annual meetings. Mr. Pinto is currently serving the term for which he was elected in May 2006.

At the meeting of the special committee held on February 21, 2007, the special committee unanimously concluded that the merger agreement and the merger are fair to and in the best interests of MOCC and its unaffiliated stockholders, recommended that our board of directors approve and declare advisable the merger agreement and the merger, and recommended that our board of directors submit to our stockholders and that our stockholders adopt the merger agreement and approve the merger. The special committee considered a number of factors in reaching its determinations and recommendations as more fully described below.

At a meeting our board of directors held on February 21, 2007, the board, by the unanimous vote of those directors adopting the applicable resolutions (which comprised the entire Board except for one director who was unable to participate), determined that the merger agreement and the merger are fair to and in the best interests of MOCC and its unaffiliated stockholders, approved and declared advisable the merger agreement and the merger, and resolved to submit to our stockholders and recommend that our stockholders adopt the merger agreement and approve the merger. These resolutions were made based on the recommendation of the special committee and the other factors more fully described below.

Reasons for the Special Committee’s Determination; Fairness of the Merger

In determining the fairness of the merger and recommending the adoption of the merger agreement and the approval of the merger to our board of directors and stockholders, the special committee considered a number of factors which, in the judgment of the members of the special committee, support the special committee’s recommendation. Factors considered by the special committee include but are not limited to the following:

•

the special committee’s knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the industry in which we compete and our future prospects;

•

the relationship between the merger consideration of $12.90 in cash per share of our common stock and recent market prices for our common stock, including the fact that the per share merger consideration represents a 29.1% premium over the closing price of our common stock on November 3, 2006 (the last day of trading before public announcement of RME’s initial offer), a 34.3% premium over the one-month volume-weighted average closing price of our common stock for the month preceding RME’s original proposal, and a 19.6% premium over the highest closing price of our common stock between January 1, 2006 and November 3, 2006;

•

the special committee’s belief that the increase in the market price of our common stock following the public announcement of RME’s original proposal on November 4, 2006 largely reflected anticipation of a possible acquisition by RME, rather than a higher intrinsic value for our common stock;

•

the negotiations with respect to the merger consideration that, among other things, led to an increase in RME’s initial offer from $10.80 per share of our common stock to $12.90 per share of our common stock, and the special committee’s determination that, following extensive negotiations between the special committee and RME, $12.90 per share was the highest price that RME would agree to pay, with the special committee basing its belief on a number of factors, including the frequency, duration and content of negotiations, the positions taken during the negotiations by representatives of RME, and the experience of the special committee and its advisors;

•	the fact that the merger consideration will be paid in all cash to our stockholders, eliminating any uncertainties in value to our stockholders;

•

the likelihood that the merger would be completed as a result of RME having a strong financial position and access to the necessary capital to finance the merger without any contingencies and without any foreseeable delay;

•

our existing relationship with RME, including RME’s ability to elect a majority of our board of directors and, following the exercise of warrants that it holds, to control the outcome of most matters submitted to a vote of our stockholders;

•

RME’s unwillingness to dispose of the MOCC securities that it owns, and RME’s statement in its November 4, 2006 offer letter that, if a third party were to propose a competing transaction requiring a vote of our stockholders that we wished to pursue, RME would exercise its rights to purchase and convert an amount of MOCC voting stock sufficient to control a majority of the voting power of our outstanding voting securities, as a result of which the special committee did not view a transaction with a third party as a practical alternative;

•	RME’s willingness to enter into a binding commitment to provide financing to us during the period between the execution of the merger agreement and the effective time of the merger;

•

our potential value as a going concern taking into account a variety of factors including the preliminary 2007 annual operating plan, the adjusted preliminary 2007 annual operating plan, the relative likelihood of achieving the financial results in each plan, and the analysis performed by the special committee’s financial advisor of the projected future cash flows of MOCC based on each plan;

•

the opinion of Lazard, and its financial presentation, dated February 21, 2007, to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the $12.90 per share cash merger consideration to be paid to holders of MOCC common stock (other than RME, Galaxy Merger Sub and their respective affiliates, MOCC, any subsidiary of MOCC and stockholders who are entitled to demand and properly demand appraisal). See “Opinion of the Special Committee’s Financial Advisor”;

•

the fact that, prior to the approval of the merger agreement by our stockholders, the special committee would be entitled, if necessary to comply with its fiduciary duties, to provide information to and negotiate with a third party making an unsolicited bona fide alternative proposal to purchase (i) all of the outstanding shares of our capital stock (provided however that such proposal is not required to be conditioned upon the acquisition of any shares of stock held by RME or its affiliates or directors of RME or its affiliates), (ii) more than 50% of the voting power of the shares of our common stock outstanding and issuable upon exercise and/or conversion of outstanding securities exercisable and/or convertible into shares of common stock, or (iii) all or substantially all of our assets, if such proposal would result in a transaction more favorable, from a financial point of view, to our unaffiliated stockholders than the proposed merger between us and RME, and to terminate the agreement, subject to the payment of a termination fee, if such proposal remains financially more favorable to the unaffiliated stockholders after the expiration of a notice period specified in the merger agreement;

•

the fact that, under the terms of the merger agreement, our board of directors and the special committee are entitled to withdraw, modify or qualify their respective recommendations that our stockholders vote to adopt the merger agreement and approve the merger if either determines that such withdrawal, modification or qualification is necessary in order to comply with their respective fiduciary duties;

•

the special committee’s judgment that, although the special committee had not solicited any third party to engage in an alternative transaction, in light of the public nature of RME’s proposal and the fact that no third parties had expressed an interest in acquiring MOCC or all of our unaffiliated stock after the public announcement of RME’s initial offer on November 4, 2006, it was unlikely that any other buyer would be willing to pay a price equal to or greater than $12.90 per share in cash; and

•

the fact that stockholders who comply with certain procedural requirements are entitled, at the effective time of the merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash.

The special committee also considered the following procedural safeguards which it believes were and are present to ensure the procedural fairness of the merger to our unaffiliated stockholders:

•	our board of directors established a special committee of independent directors to evaluate RME’s offer and potential alternatives to the offer and to negotiate a merger agreement, if appropriate;

•

the special committee is made up of two independent directors who are neither officers or employees of MOCC nor officers, employees or directors of RME or its affiliates, who are independent of our management and who, other than the indemnification rights granted under the merger agreement and the indemnification agreement between each member of the special committee and MOCC, have no financial interest in the merger that is different from that of our unaffiliated stockholders;

•

the special committee was granted the full authority of our board of directors to evaluate RME’s proposal and to seek alternative transactions that might realize a higher value or better terms than RME’s proposal;

•

the resolutions establishing the special committee did not require the special committee to proceed with any transaction, and the members of the special committee recognized throughout the process that they were under no obligation to recommend approval of the merger proposal and that they had the authority to recommend against the merger;

•

the special committee retained its own legal and financial advisors to assist the special committee in evaluating and negotiating the terms of the merger agreement, and these advisors reported directly to and took direction solely from the special committee;

•

the compensation to be paid to the members of the special committee for their service was agreed to concurrently with the formation of the special committee and before negotiations commenced and is in no way contingent on their approval or recommendation of the merger;

•

the special committee and its advisors held no fewer than 21 meetings between its inception and the execution of the merger agreement, and during these meetings and otherwise, the special committee, with the assistance of its advisors, thoroughly considered and deliberated the proposed transaction;

•

the price of $12.90 in cash per share and the other terms and conditions of the merger agreement resulted from active and extensive negotiations between the special committee and its legal and financial advisors, on the one hand, and RME and its legal and financial advisors, on the other hand; and

•

stockholders who comply with certain procedural requirements are entitled, at the effective time of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash.

In light of the foregoing factors, the special committee determined that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of our unaffiliated stockholders.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the special committee were as follows:

•	at the effective time of the merger, we will cease to be a public company and our stockholders will no longer participate in any potential future earnings or growth;

•

while we expect that the merger will be completed, there can be no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, the merger may not be completed;

•

because RME has agreed to provide written consents for shares comprising more than 50% of the voting power of our common stock in favor of approving the merger, the proposed merger does not require the approval of our unaffiliated stockholders;

•	gains from all cash transactions are generally taxable to our stockholders for U.S. federal income tax purposes; and

•

that the analysis performed by the special committee’s financial advisor of the projected future cash flows of MOCC based on financial forecasts prepared by our management and adjustments considered by the special committee could imply per share values for MOCC that were higher and lower than $12.90 per share.

The special committee concluded, however, that these risks and potentially negative factors could be managed or mitigated by MOCC or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

In its evaluation, the special committee did not consider our liquidation or net book value because it believed that those measures of asset value would be considerably less than both the value of our business as a going concern and the proposed merger consideration of $12.90 per share.

The special committee and our board of directors were fully aware of and considered possible conflicts of interest of certain of our directors and officers set forth below under “Interests of Directors and Officers in the Merger.” The special committee was aware of these interests and considered them in making its determination.

After considering the foregoing factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. In its evaluation of the foregoing factors, the special committee found it impracticable to assign, nor did it assign, relative weight to the individual factors considered in reaching its conclusion as to fairness, and thus the foregoing factors are not necessarily presented in order of importance. The determination of the special committee was made after consideration of all of the factors together.

Reasons for the Board of Directors’ Determination; Fairness of the Merger

Our board of directors consists of ten directors, two of whom serve on the special committee. On February 21, 2007, following the special committee’s meeting with its legal and financial advisors, our board of directors, acting upon the unanimous recommendation of the special committee and by the unanimous vote of those directors adopting the applicable resolutions (which comprised the entire Board except for one director who was unable to participate), determined that the merger agreement and the merger are fair to and in the best interests of MOCC and its unaffiliated stockholders, approved and declared advisable the merger agreement and the merger, and resolved to submit to our stockholders and recommend that our stockholders adopt the merger agreement and approve the merger.

Our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our unaffiliated stockholders based on the following material factors:

•

because certain members of our board of directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors established a special committee of independent directors to evaluate RME’s offer and potential alternatives to the offer, negotiate the terms of any transaction between us and RME, and if appropriate, recommend the merger and the terms of the merger agreement to our entire board;

•

the board of directors’ knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the industry in which we compete and our future prospects;

•

the special committee unanimously recommended that our board of directors approve and declare advisable the merger agreement and the merger, and recommended that our board of directors submit to our stockholders and that our stockholders adopt the merger agreement and approve the merger; (our board of directors has adopted the analyses and conclusion of the special committee set forth under “Reasons for the Special Committee’s Determination; Fairness of the Merger” based on their view as to the reasonableness of the special committee’s analysis and conclusion as to the fairness of the merger to MOCC’s unaffiliated stockholders, and the findings underlying it, excluding the opinion received by the special committee from its financial advisor as to the fairness, from a financial point of view, of the $12.90 merger consideration to be paid to holders of our common stock (other than RME, Galaxy Merger Sub and their respective affiliates, MOCC and stockholders who are entitled to demand and properly demand appraisal rights) and the analyses performed by such financial advisor in connection with its opinion, which were provided for the information and assistance of the special committee and on which our board of directors is not entitled to rely, although the retention of such financial advisor by, and the fact that an opinion was provided to, the special committee are among the factors on which our board of directors base their belief that the merger is procedurally fair to MOCC’s unaffiliated stockholders);

•

the special committee retained its own legal and financial advisors which have significant experience with transactions similar to the merger and which assisted the special committee in evaluating the merger and in negotiating with RME;

•

the fact that the merger consideration and other terms of the merger agreement resulted from active and extensive negotiations between the special committee and RME with the assistance of their respective legal and financial advisors; and

•	the factors considered by the special committee as set forth above under the heading “Reasons for the Special Committee’s Determination; Fairness of the Merger.”

Opinion of the Special Committee’s Financial Advisor

The special committee has retained Lazard to act as its financial advisor in connection with a possible acquisition of MOCC by RME or any third party or other strategic alternatives available to MOCC. As part of that engagement, the special committee requested that Lazard evaluate the fairness, from a financial point of view, to holders of MOCC common stock of the consideration to be paid to such holders in the merger. Lazard delivered a written opinion to the special committee, dated February 21, 2007, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the $12.90 per share cash merger consideration to be paid to holders of MOCC common stock (other than RME, Galaxy Merger Sub and their respective affiliates, MOCC, any subsidiary of MOCC and stockholders who are entitled to demand and properly demand appraisal rights) was fair, from a financial point of view, to such holders.

The full text of Lazard’s opinion is included as Annex B to this document and forms a part of this information statement. The description of Lazard’s opinion set forth in this document is qualified in its entirety by reference to the full text of Lazard’s opinion. Holders of MOCC common stock are encouraged to read Lazard’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s opinion was delivered to the special committee in connection with its evaluation of the merger and only addresses the fairness of the merger consideration from a financial point of view. Lazard was not requested to consider, and its opinion does not address, the relative merits of the merger or any related transaction as compared to any other transaction or business strategy in which MOCC might engage. Lazard’s opinion does not address the merits of the underlying decision by MOCC to engage in the merger or any related transaction and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any related matters. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, February 21, 2007, the date of its opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	analyzed publicly available historical business and financial information relating to MOCC;

•

reviewed various financial forecasts and other data prepared by MOCC’s management relating to MOCC’s business for fiscal years 2006 through 2010 (referred to in this information statement as the “preliminary 2007 annual operating plan,” summarized in the section of this information statement entitled “Projected Financial Information of MOCC”) and adjustments to the preliminary 2007 annual operating plan as directed by the special committee (the preliminary 2007 annual operating plan as so adjusted is referred to in this information statement as the adjusted preliminary 2007 annual operating plan, summarized in the section of this information statement entitled “Projected Financial Information of MOCC”) and discussed with the special committee its assessment as to the relative likelihood of achieving the future financial results reflected in the preliminary 2007 annual operating plan and the adjusted preliminary 2007 annual operating plan;

•	held discussions with members of MOCC’s senior management with respect to MOCC’s businesses and prospects;

•	reviewed public information with respect to other companies in lines of business Lazard believed to be generally comparable to MOCC’s business;

•	reviewed the financial and other transaction terms of business combination transactions in relevant industries;

•	reviewed historical stock prices and trading volumes of MOCC common stock; and

•	conducted other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied on the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of MOCC, or concerning the solvency or fair value of MOCC, and Lazard was not furnished with any such valuation or appraisal. With respect to the preliminary 2007 annual operating plan and the adjusted preliminary 2007 annual operating plan that Lazard reviewed, Lazard was directed by the special committee, based on the special committee’s assessments as to the relative likelihood of achieving the future financial results reflected in the preliminary 2007 annual operating plan and adjusted preliminary 2007 annual operating plan, to rely upon the adjusted preliminary 2007 annual operating plan for purposes of Lazard’s opinion. Lazard assumed, at the special committee’s direction, that the adjusted preliminary 2007 annual operating plan was reasonably prepared on bases reflecting the best currently available estimates and judgments as to MOCC’s future financial performance. Lazard assumed no responsibility for and expressed no view as to such forecasts or projections or the assumptions on which they were based.

Given, among other things, the limited number of recent transactions involving target companies in the same industry and market as MOCC and the differences between the financial performance and growth prospects of MOCC and those of the target companies in such transactions, Lazard did not utilize such transactions or related information for purposes of its financial analysis. In rendering its opinion, Lazard was not authorized to, and did not, solicit indications of interests from third parties regarding a potential transaction with MOCC. The special committee advised Lazard, and Lazard assumed, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions by MOCC, RME or Galaxy Merger Sub. Lazard also assumed that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on MOCC or the merger. Lazard expressed no opinion as to any tax or other consequences that might result from the merger, and Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that MOCC obtained such advice as it deemed necessary from qualified professionals. Lazard’s opinion also did not address any agreements or arrangements to be entered into in connection with, or otherwise contemplated by, the merger, including without limitation, the bridge financing arrangement entered into by MOCC concurrently with the execution of the merger agreement. Except as described above, the special committee imposed no other instructions or limitations on Lazard with respect to the investigations made or the procedures followed by Lazard in rendering its opinion.

The following is a summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with the special committee by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MOCC. No company or business used in Lazard’s analyses as a comparison is identical to MOCC, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses. Financial data of MOCC utilized in the analyses described below included corporate adjustments prepared by MOCC’s management to take into account, among other things, cash amounts reserved by MOCC for investment in demutualized savings banks, the estimated value of MOCC’s equity interest in Institute for Automated Systems, real estate in which MOCC owns an interest and MOCC’s pension plan surplus net of deferred tax liabilities.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of MOCC to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that MOCC could generate during fiscal years 2007 through 2010 based on the adjusted preliminary 2007 annual operating plan. Lazard calculated estimated terminal values for MOCC by applying a range of EBITDA terminal value multiples of 9.0x to 10.0x to MOCC’s fiscal year 2010 estimated EBITDA. The unlevered, after-tax free cash flows and terminal values were then discounted to present value using discount rates ranging from 14.0% to 18.0%. This analysis indicated the following implied per share equity reference range for MOCC, as compared to the $12.90 per share merger consideration:

Implied Per Share Equity Reference Range for MOCC	Per Share Merger Consideration
$12.07 - $15.90	$12.90

Lazard also performed, for informational purposes only, a discounted cash flow analysis of MOCC as described above based on the MOCC management forecasts, which indicated an implied per share equity reference range for MOCC of approximately $17.36 to $22.75. Based on the special committee’s assessments as to the relative likelihood of achieving the future financial results reflected in the preliminary 2007 annual operating plan and the adjusted preliminary 2007 annual operating plan and the special committee’s directions, Lazard did not rely on the preliminary 2007 annual operating plan or the result of this analysis based on that plan for purposes of its opinion.

Public Company Trading Multiples Analysis.

Lazard reviewed publicly available financial and stock market information for the following seven publicly traded companies in the cable industry:

•	Cablevision Systems Corporation

•	Comcast Corporation

•	Liberty Global, Inc.

•	Mediacom Communications Corporation

•	PrimaCom AG

•	Telenet Group Holding NV

•	Virgin Media Inc.

Lazard reviewed, among other things, enterprise values of the selected companies, calculated as market value based on closing stock prices on February 16, 2007, plus debt, minority interest and preferred stock, less cash and cash equivalents, as multiples of calendar year 2006, 2007 and 2008 estimated revenue, revenue per generating unit, referred to as RGU, and EBITDA. Lazard then applied a range of selected multiples of calendars year 2006, 2007 and 2008 revenue, RGU and EBITDA derived from the selected companies to corresponding data of MOCC based on the adjusted preliminary 2007 annual operating plan. Financial data of the selected companies were based on publicly available research analysts’ estimates and other publicly available information. This analysis indicated the following selected per share equity reference ranges for MOCC based on the financial metrics referred to above, as compared to the $12.90 per share merger consideration:

Implied Per Share Equity Reference Ranges for MOCC			Per Share Merger Consideration
Revenue	RGU	EBITDA
$5.05 - $8.68	$13.58 - $15.34	$6.24 - $7.08	$12.90

Other Factors

In rendering its opinion, Lazard also reviewed and considered other factors, including:

•

the premiums paid in transactions with transaction values of between $150 million and $250 million, in Russian transactions and in European minority buyout transactions, in each case announced from 2004 through 2006, relative to the closing stock prices of the target companies involved in such transactions one trading day, one week and four weeks prior to public announcement of the relevant transaction, which indicated an implied per share equity reference range for MOCC of $9.99 to $11.99 based on the closing price of MOCC common stock on November 3, 2006, the last trading day prior to receipt of RME’s initial proposal; and

•	publicly available research analysts’ reports for MOCC, which included, among other things, price targets for MOCC common stock of $12.70 to $13.40 per share.

Miscellaneous

In connection with Lazard’s services as the special committee’s financial advisor, MOCC has agreed to pay to Lazard an aggregate fee of up to $1.0 million, portions of which were payable upon Lazard’s engagement and the announcement of the merger and a substantial portion of which was payable upon the rendering of Lazard’s opinion. MOCC also has also agreed to reimburse Lazard for its reasonable expenses (including attorneys’ fees) and to indemnify Lazard and certain related parties against certain liabilities that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of MOCC for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as the special committee’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and acquisitions.

Lazard prepared the above analyses for the purpose of providing an opinion to the special committee as to the fairness, from a financial point of view, to holders of MOCC common stock (other than RME, Galaxy Merger Sub and their respective affiliates, MOCC, any subsidiary of MOCC and stockholders who are entitled to demand and properly demand appraisal rights) of the merger consideration to be paid to such holders. The merger consideration was determined through negotiations between the special committee and RME and was approved by MOCC’s board of directors. Lazard did not recommend any specific merger consideration to the special committee or that any given merger consideration constituted the only appropriate consideration for the merger.

Lazard’s opinion and financial analyses were only one of many factors taken into consideration by the special committee in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the special committee with respect to the merger consideration or as to whether the special committee would have been willing to determine that a different merger consideration was fair.

Reasons of the RME Parties for the Merger; Fairness of the Merger

As RME indicated to MOCC when it made its original written negotiated acquisition proposal on November 4, 2006, RME has concluded that continuing to make incremental equity investments in MOCC, such as the two it made in 2006, to finance MOCC’s operations is not the optimal long-term use of RME’s investment capital. RME also indicated in its original proposal that it believes MOCC needs to be in a position to leverage its operations with third-party debt financing, which RME expects would require guarantees from RME that it is not interested in providing without 100% ownership of MOCC.

RME believes that acquiring 100% ownership of MOCC will ensure that MOCC has the flexibility and financial resources to meet the challenges presented by the increasingly competitive characteristics of its industry in the years ahead. RME feels that in order for MOCC to be able to maximize its market opportunity, it needs the long-term entrepreneurial management perspective that is only possible at this time as a private company unencumbered by the constant demands of running a publicly traded entity. To maximize the return on its investment in MOCC and integrate it into RME’s other holdings, RME is willing to assume the risk of full ownership (including potential regulatory changes being considered by the City of Moscow). Ownership of the entire equity interest in MOCC will provide RME with the basis it believes is essential for providing the capital and management priorities MOCC needs in order to remain competitive, generate future revenue growth and achieve sustained profitability.

The RME Parties believe that the acquisition of the entire equity interest in MOCC by RME will enable RME to consolidate MOCC into its other telecommunications holdings to create a more efficient and competitive participant in the growing telecommunications sector in Russia. As the telecommunications arm of a diversified group of investment companies known as Renova Group, RME is focusing its investments in companies that, like MOCC, provide cable television service, internet access service and telephony service in various cities in Russia and Belarus through fiber optic networks. The RME Parties believe that 100% ownership of MOCC will enable RME to maximize its ability to integrate these holdings into a single entity under unified management with enhanced potential for economies of scale, technological innovation and quality of service.

The RME Parties recognize that maximizing RME’s investment in MOCC following the merger will require a level of financing substantially above the $45 million interim bridge facility agreement put in place in conjunction with the signing of the Merger Agreement. In the short-term, this post-merger financing is anticipated to be provided from the internally generated funds of the RME Parties. Longer term, RME is evaluating sources of financing for its combined telecommunications holdings. Although this evaluation is at an early stage, RME is actively considering a possible public offering of equity securities of RME in the second half of 2008 or a debt financing in late 2007.

In formulating its original proposal for a negotiated acquisition of MOCC, and in negotiating the merger agreement, RME concluded that a merger in which MOCC would be the surviving corporation, approved by a special committee of independent directors on behalf of the unaffiliated stockholders, was its preferred structure for fulfilling its objectives of acquiring the entire interest in MOCC in the shortest practicable period and with the minimum disruption to MOCC’s business and to the existing contractual relationships between the parties. RME took into account the fact that a merger would enable RME to acquire all of the equity interest in MOCC it did not directly own in a single step and could be accomplished without the need for a vote of any other stockholder. In RME’s view, alternatives such as a cash tender offer would not provide the same benefits.

The primary benefits of the merger to the RME Parties are that it will enable RME to own the entire equity interest in MOCC (other than any options that remain outstanding) and thereby enable the RME Parties to receive all of the benefit, if any, of any increase in MOCC’s future earnings, growth and value and that RME will be able to determine the terms on which financing will be provided. The primary detriments of the merger to the RME Parties are that all of the risk of any decrease in MOCC’s future earnings, growth and value following the completion of the merger, as well as the risks associated with financing it, will be borne by the RME Parties pending any public offering of the securities of the consolidated entity RME plans to create.

While the RME Parties believe that the merger is fair to the unaffiliated stockholders of MOCC, RME attempted to negotiate the transaction that would be most favorable to it, and not to the other stockholders of MOCC, and accordingly did not negotiate the merger agreement with a goal of obtaining terms that were fair to the unaffiliated stockholders. The unaffiliated stockholders were, as more fully described elsewhere in this information statement, represented by the special committee that negotiated with RME on behalf of those stockholders, with the assistance of its own independent legal and financial advisors. None of the RME Parties has undertaken any evaluation of the fairness of the merger to the unaffiliated stockholders or engaged a financial advisor for that purpose. Moreover, none of the RME Parties or RME’s advisors participated in the deliberations of the special committee or received advice from the special committee’s financial or legal advisors.

The belief of the RME Parties that the merger is substantively fair to the unaffiliated stockholders of MOCC is based on the following factors:

•

the belief of the RME Parties that $12.90 is a fair price for MOCC’s common shares given the uncertainties affecting the ability of MOCC to execute on its business plan, the competitiveness of the industry in which MOCC participates, MOCC’s history of losses, MOCC’s need for substantial third party financing to maintain and grow its business, and other business risks faced by MOCC (including the regulatory environment in Moscow, and MOCC’s publicly-disclosed litigation in Russia over governmental assessments of value added tax);

•

the fact that the negotiated merger price of $12.90 per MOCC common share represents an approximately 29.1% premium over the closing price on the NASDAQ Global Market on November 3, 2006 (the day prior to RME’s original negotiated acquisition proposal), an approximately 34.3% premium over the one-month volume-weighted average closing price for the month preceding RME’s original proposal, an approximately 19.4% increase in the $10.80 price per common share originally proposed by RME and an approximately 7.5% increase in the revised RME proposed price of $12.00 per common share announced by MOCC on January 19, 2007;

•

the fact that the highest price at which MOCC’s common shares have closed on the NASDAQ Global Market between the date RME made its original investment in MOCC on August 2004 and the public announcement of the merger agreement on February 21, 2007 was $10.79 on June 16, 2006;

•

the fact that the price of $12.90 per common share represents an approximately 17.2% premium over the exercise price of the common stock warrants purchased by RME and unaffiliated investors from MOCC on September 21, 2006 (the closing price per MOCC common share on the NASDAQ Global Market on September 20, 2006 having been $9.17);

•

the fact that the price of $12.90 per common share represents an approximately 35.9% premium over the price paid by RME and the unaffiliated investors for the units they purchased from MOCC on September 21, 2006 (comprising one share of common stock and one half-warrant to purchase a share of common stock);

•

the RME Parties’ general familiarity with MOCC’s business and prospects derived from RME’s existing relationship to MOCC as its largest stockholder and RME’s subsidiary’s existing relationship to MOCC as its largest creditor as well as the additional information about MOCC that RME derived from the due diligence review it conducted in connection with the discussions that resulted in the execution of the merger agreement;

•

the fact that the amount to be paid in the merger in respect of MOCC’s Series A preferred stock is derived solely from the amount to be paid per common share multiplied by the number of common shares into which each Series A preferred share is convertible;

•

the fact that the treatment of MOCC’s outstanding warrants to acquire common shares and convertible debentures in the merger will be based on the terms of those securities and the price per common share to be paid in the merger;

•

the fact that holders of “in the money” options to acquire shares of MOCC common stock will retain their options unless they individually elect to receive a cash payment equal to the excess of the price per common share to be paid in the merger over the applicable option;

•	the fact that the consideration under the merger will be paid entirely in cash, which provides an objective degree of value;

•

the fact that the merger agreement contains no financing condition, which increases the likelihood of its consummation and reduces the risk to MOCC’s business of announcing but not completing the merger;

•

the provisions of the merger agreement that entitle MOCC to entertain, and in certain circumstances accept, a superior proposal to acquire the unaffiliated stockholders’ shares and, because of such a superior proposal, terminate the merger agreement upon payment of a termination fee from the alternative bidder; and

•

RME’s commitment, under the bridge financing family, to lend MOCC $5 million per month for up to nine months (including, in certain circumstances, after the termination of the merger agreement), to finance its operations through October 2007, which covers the period during the pendency of the merger, thereby enabling MOCC to continue its operations without curtailing its planned expansion during such period of up to nine months.

The belief of the RME Parties that the merger is procedurally fair to the unaffiliated stockholders of MOCC is based on the following factors:

•

the fact that, although certain MOCC directors are employed by, or are designees of and have another material relationship with, RME or one of its affiliates, the special committee that made the decision to engage in discussions with RME in response to its original $10.80 per share negotiated acquisition proposal, negotiated the terms of the merger agreement with RME and passed upon the fairness of those terms to the unaffiliated stockholders of MOCC was comprised of two independent directors who were neither officers, employees or directors of the RME Parties or officers or employees of MOCC (although the RME Parties have noted that, by reason of the appointment of the special committee, a majority of the MOCC’s directors who are not MOCC employees did not retain an unaffiliated representative to act on behalf of MOCC’s unaffiliated stockholders for purposes of negotiating the terms of the merger);

•	the fact that the RME Parties did not participate in deliberations of the special committee or receive any advice from the special committee or its advisors;

•

the fact that the special committee determined that the merger agreement and the merger are fair to and in the best interests of the unaffiliated stockholders of MOCC and recommended that the MOCC board of directors approve and declare advisable the merger agreement and the merger, submit the merger agreement to MOCC’s stockholders for adoption, and recommend that MOCC’s stockholders adopt the merger agreement and approve the merger;

•

the fact that the special committee, through active and extensive negotiation with RME, obtained an increase of $2.10, or an approximate 19.4% increase, in RME’s originally proposed price as well as the right to entertain, and in certain circumstances accept, a superior proposal for the unaffiliated stockholders’ shares;

•	the fact that the special committee retained its own financial and legal advisors that were exclusively directed by and exclusively reported to the special committee;

•

the fact that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view and as of the date of such opinion, of the $12.90 per share merger consideration to be paid to holders of MOCC common stock (other than RME, Galaxy Merger Sub and their respective affiliates, MOCC, any subsidiary of MOCC and stockholders who are entitled to demand and properly demand appraisal rights);

•

the fact that, although the merger agreement does not require for its adoption the vote of any MOCC stockholder other than RME, RME’s ability to assure the requisite affirmative vote of a majority of MOCC’s outstanding voting securities derives from RME’s ownership of common stock, Series B preferred stock and warrants that it purchased directly from MOCC in transactions approved by MOCC’s board of directors and, in the case of the two 2006 investments made after RME acquired the contractual right to designate a majority of the board, by a committee of independent directors of our board of directors, and the proceeds of which purchases were used to provide funding essential for the continuation of MOCC’s operations; and

•

the availability to unaffiliated MOCC stockholders of statutory appraisal rights under Delaware law if they choose to follow the statutorily prescribed procedures, and elect not to claim their merger consideration, following the completion of the merger (see “APPRAISAL RIGHTS”).

The RME Parties, in evaluating the fairness of the merger to MOCC’s unaffiliated stockholders, recognize that the merger will result in the unaffiliated shareholders no longer owning a continuing equity interest in MOCC entitling them to participate in any potential growth in MOCC’s equity value. However, the RME Parties have also taken into account their views as to the substantial uncertainties associated with MOCC achieving that growth in light of the competitive nature of the industry in which it participates, the risks associated with its business and its needs for capital as to which it has no commitments beyond those from RME and its affiliates that are currently in effect and in the RME Parties’ view would not be sufficient for MOCC to achieve long-term profitable growth. The RME Parties believe that, in light of RME’s willingness to assume those risks as MOCC’s sole stockholder after the merger, the price to be paid to the unaffiliated stockholders for their MOCC shares, and the process by which that price and the other terms of the merger were determined through negotiation with the special committee, the elimination of the continuing equity interest of the unaffiliated stockholders resulting from the merger does not affect the RME Parties’ determination as to the fairness of the merger to MOCC’s unaffiliated stockholders.

In their evaluation of the factors described above, the RME Parties have found it impracticable to assign, and have not assigned, relative weight to individual factors in reaching their conclusion as to the substantive and procedural fairness of the merger to MOCC’s unaffiliated stockholders. The RME Parties’ conclusion has been reached after considering all of the factors.

The RME Parties do not believe that MOCC’s net book value, liquidation value or going concern value are principal relevant considerations in determining the fairness of the merger to MOCC’s unaffiliated stockholders. Net book value is an accounting concept and is not considered by the RME Parties to reflect the fair value of MOCC’s common shares since the value of those shares is based in large measure on an estimate of the value of MOCC’s growth potential in the Russian telecommunications sector it serves, its financing capability for achieving that potential and the uncertainties affecting its business. The liquidation value of MOCC’s assets is not considered relevant by the RME Parties in evaluating the fairness of the merger to MOCC’s unaffiliated stockholders because RME has committed to the maintenance of MOCC as a viable going concern through the bridge financing facility, which would allow MOCC’s expansion through October 2007 if the funding milestones are satisfied, and a separate commitment to provide sufficient capital to ensure that MOCC’s operations (although not necessarily any planned expansion after October 2007) can continue uninterrupted until one year after the filing with the SEC of MOCC’s Annual Report on Form 10-K for the fiscal year ended 2006 (see “Related Party Transactions”), and although they have not conducted an appraisal of MOCC’s assets, the RME Parties believe MOCC’s liquidation value would be significantly lower than its valuation as a going concern. The RME Parties have also not considered MOCC’s going concern value in evaluating the fairness of the merger to MOCC’s unaffiliated stockholders because a going concern determination generally involves a valuation of a company’s assets and earnings potential and although the RME Parties have not conducted such a valuation, they believe that the trading price of RME’s common stock without giving effect to the merger represents the best available indication of the valuation.

In reaching their conclusion as to the substantive and procedural fairness of the merger to MOCC’s unaffiliated stockholders, the RME Parties have noted that the merger is not structured so that approval of at least a majority of the unaffiliated stockholders is required but, rather, is structured so that the consent of RME will be sufficient to assure that MOCC’s stockholders adopt the merger agreement, which RME proposed to MOCC in its November 4, 2006 negotiated acquisition proposal in order to enhance the likelihood that, if a merger were negotiated with a special committee of MOCC’s board, the merger would be completed. The RME Parties have also noted that, although the negotiation of the merger was delegated by MOCC’s board to the special committee, comprised of two independent directors and advised by its own financial and legal advisors, a majority of MOCC’s directors who are not employees of MOCC did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the merger or preparing a report concerning its fairness.

Certain Effects of the Merger

The merger is a “going private” transaction within the meaning of Rule 13E-3 promulgated by the SEC, which will result in all of our outstanding shares of common stock being wholly-owned by RME. Pursuant to the merger agreement, RME will acquire MOCC for $12.90 in cash per share of our common stock and $39.4095 in cash per share of our Series A preferred stock (together with payment of any dividends on such share of Series A preferred stock that were declared but not paid and for which a record date has occurred prior to the closing date of the merger) (other than any shares held by RME, MOCC or any direct or indirect wholly-owned subsidiary of MOCC, and any shares with respect to which appraisal rights have been properly perfected under Delaware law), through the merger of its wholly-owned subsidiary, Galaxy Merger Sub, with and into MOCC. At the effective time of the merger, we will be a direct wholly-owned subsidiary of RME and Galaxy Merger Sub will cease to exist as a separate entity.

As a result, RME’s direct and indirect interest in our net book value and net earnings, which is calculated by dividing the aggregate number of shares of common stock held by RME and COMCOR (including shares of common stock issuable upon conversion of shares of Series B preferred stock outstanding) by the aggregate number of shares of common stock outstanding (including shares of common stock issuable upon conversion of shares of preferred stock outstanding), will increase from approximately 63.9% to 100%. Such calculation of RME’s direct and indirect interest in MOCC’s net book value and net earnings specifically excludes the effects of the exercise of warrants and options to acquire shares of common stock or Series B preferred stock held by RME and by other holders of options and warrants to acquire shares of common stock. This will entitle RME to all future income generated by our operations, if any, and any future increase in our value. Similarly, RME also will bear the risk of all losses generated by our operations and any decrease in our value after the merger.

As an additional consequence of the closing of the merger, our shares of common stock will no longer be quoted on the NASDAQ Global Market or publicly traded or quoted on any other securities exchange or market. Furthermore, the registration of our common stock under the Securities Exchange Act of 1934, as amended (which we refer to in this information statement as the “Exchange Act”) will be terminated upon application to the SEC after the merger. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders and would make certain provisions of the Exchange Act no longer applicable to us. These include the requirement to furnish proxy statements in connection with stockholders’ meetings under Section 14(a) and the related requirement to furnish an annual report to stockholders.

Plans and Proposals for MOCC following the Merger

Following the merger, and for so long as MOCC remains a separate entity, RME intends to operate MOCC as a wholly-owned subsidiary and to make all decisions regarding MOCC’s business on the basis of its judgment as to the best interests of RME. As indicated in “Reasons of the RME Parties for the Merger; Fairness of the Merger,” following the merger RME plans to consolidate MOCC with its other telecommunications holdings and this consolidation may include combining the business and assets of MOCC’s principal operating subsidiary CCTV with the other telecommunication operations controlled by RME to better integrate their businesses. Such consolidation may take the form of business entity combinations or asset transfers.

RME contemplates, as part of the post-merger rationalization of the operations of MOCC’s business, restructuring RME financing arrangements for CCTV to replace both the $28.5 million senior secured credit facility entered into between RME and MOCC in 2004, as well as the $45 million subordinated unsecured bridge facility agreement entered into among a subsidiary of RME, CCTV and MOCC (as guarantor) concurrently with the merger agreement. For further discussion of RME’s consideration of long-term financing alternatives for its consolidated telecommunications holdings post-merger, see “Reasons of the RME Parties for the Merger; Fairness of the Merger.”

Under the terms of the merger agreement, the current directors of MOCC will resign as of the effective time of the merger. RME intends to reconstitute the board to consist entirely of individuals who currently serve in management or supervisory positions at one or more of the RME Parties as well as Mr. Mikhail A. Smirnov, MOCC’s Chief Executive Officer (who is expected to join RME as a senior manager and may join RME’s supervisory board following the completion of the merger). In addition, Mr. Intrater, MOCC’s chairman of the board, may rejoin RME’s supervisory board.

In connection with the consolidation of MOCC with its other telecommunications holdings, RME plans to evaluate the management team of MOCC with a view towards determining the future composition of MOCC’s management team following the completion of the merger. A number of staff functions at MOCC will be reassigned as part of the consolidation of entities under RME’s ownership. RME has no current plans to change the management team at CCTV and CCTV employees are expected to remain in their present positions.

RME will continuously evaluate MOCC’s and CCTV’s business, operations and assets after the completion of the merger and may develop new plans and proposals that it considers in its best interest as 100% owner of MOCC.

Projected Financial Information of MOCC

We do not, in the ordinary course, publicly disclose financial forecasts or projections about our business. However, certain projections were prepared in connection with our ordinary operations and with discussions concerning the proposed merger. We have summarized these projections below to give our stockholders access to certain nonpublic information that was provided to RME for the purpose of considering and evaluating the merger, and certain additional nonpublic information that was provided by the special committee to its financial advisor in connection with the special committee’s review of the proposed terms of the merger.

As part of our 2006 annual planning for our business, in February 2006, our management proposed an internal operating plan for fiscal years 2006 through 2010 for review by our board of directors. This annual operating plan was approved by our board of directors in February 2006 and is referred to in this information statement as the “2006 annual operating plan.” As part of our 2007 annual planning, in December 2006, our management proposed a preliminary internal operating plan for fiscal years 2006 through 2010 for review by our board of directors. This plan is referred to in this information statement as the preliminary 2007 annual operating plan. Both the 2006 annual operating plan and the preliminary 2007 annual operating plan were provided to RME and RME’s financial advisor in connection with their review of MOCC and the negotiation of the terms of the merger. Both annual operating plans were also provided to the special committee’s financial advisor.

The 2006 annual operating plan included, among other things, projections for homes passed and released to sales of 828,000, 1,403,000, 1,960,000, 1,960,000 and 1,960,000, total revenues of $23.3 million, $53.5 million, $96.7 million, $139.0 million and $166.1 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of ($7.9) million, $9.4 million, $30.8 million, $62.6 million and $81.0 million, in fiscal years 2006, 2007, 2008, 2009 and 2010, respectively.

The preliminary 2007 annual operating plan included, among other things, projections for homes passed and released to sales of 782,000, 1,432,000, 2,182,000, 2,352,000 and 2,412,000, total revenues of $23.7 million, $60.5 million, $124.8 million, $195.8 million and $242.8 million and EBITDA of ($5.2) million, $4.9 million, $33.9 million, $74.4 million and $105.2 million, in fiscal years 2006, 2007, 2008, 2009 and 2010, respectively.

In connection with the special committee’s review of the proposed terms of the merger, the special committee considered the likelihood of achieving the future financial results presented in the preliminary 2007 annual operating plan and certain adjustments to the preliminary 2007 annual operating plan. We refer to the preliminary 2007 annual operating plan as so adjusted as the adjusted preliminary 2007 annual operating plan. The special committee directed Lazard to rely on the adjusted preliminary 2007 annual operating plan for the purposes of Lazard’s opinion, described in the section of this information statement titled “Opinion of the Special Committee’s Financial Advisor.” The adjusted preliminary 2007 annual operating plan included, among other things, projections for homes passed and released to sales of 782,000, 1,132,000, 1,932,000, 2,262,000 and 2,322,000, total revenues of $26.5 million, $59.5 million, $107.8 million, $159.1 million and $198.3 million and EBITDA of ($3.2) million, $5.8 million, $21.0 million, $46.1 million and $76.6 million, in fiscal years 2006, 2007, 2008, 2009 and 2010, respectively. The adjusted preliminary 2007 annual operating plan was not provided to RME or RME’s financial advisor prior to the execution of the merger agreement.

In addition, in February 2007, our management proposed a revision to the preliminary 2007 annual operating plan to reduce the projected number of homes passed and released to sales for fiscal year 2007 to 1,366,000. This revision was approved by our board of directors on February 14, 2007, and then provided to RME. After the execution of the merger agreement, for purposes of the bridge facility agreement and the interim operating covenants under the merger agreement, our management proposed revisions to the portion of the preliminary 2007 annual operating plan covering fiscal year 2007 consistent with the projected homes passed and released to sales approved by our board of directors in February. The portion of the preliminary 2007 annual operating plan covering fiscal year 2007, as so adjusted, included projections for total revenues of $59 million, and EBITDA of $3.4 million for fiscal year 2007 and was presented to and approved by our board of directors on March 13, 2007.

Important Information About the Projections

These projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles in the United States (“GAAP”). Our certified public accountants have not examined or compiled any of these projections or expressed any conclusion or provided for any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. You are cautioned not to place undue reliance on these projections.

These projections include EBITDA. “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

These projections constitute forward-looking statements and involve numerous risks and uncertainties. While presented with numerical specificity, these projections reflect numerous assumptions, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, including the factors described under “CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION,” all of which are difficult to predict, may cause these projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. Neither MOCC nor any of its affiliates, advisors or representatives has made or makes any representation to any stockholder regarding our ultimate performance compared to the information contained in these projections. Except to the extent required under applicable securities laws, we do not intend to update or otherwise revise any of these projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event any or all of the assumptions underlying these projections are shown to be in error.

Financing of the Merger

Based on information provided to RME by MOCC regarding MOCC’s capitalization, RME estimates that it will need an aggregate of approximately $184.5 million, in cash, to:

•	pay the merger consideration of $12.90, in cash, per MOCC common share not owned directly by MOCC;

•	pay the merger consideration of $39.4095, in cash, per MOCC Series A preferred share;

•

exercise warrants which RME currently owns to acquire MOCC Series B preferred stock from MOCC (which it will convert into shares of MOCC common stock prior to the closing of the merger and which, together with the shares of MOCC common stock it directly owns and additional shares of

MOCC common stock it will acquire by converting all the MOCC Series B preferred stock it currently owns, will, as contemplated by the merger agreement, result in RME owning of record a majority of the voting power of the then-outstanding MOCC voting shares on the record date set by MOCC’s board of directors for the adoption of the merger agreement and the approval of the merger by the written consent of RME as the majority stockholder);

•	fund the costs incurred by MOCC in paying the cash “spread” to the holders of in-the-money MOCC stock options who elect to have their options cashed out in connection with the merger; and

•	pay the costs and expenses incurred by RME in connection with the merger.

RME intends to fund these payments from the proceeds of unsecured loans made to RME by its two shareholders, Renova Industries and CMCR Management (See “INFORMATION CONCERNING THE RME PARTIES”). These loans will be made under an Amended and Restated Credit Facility Agreement dated as of November 3, 2006, as further amended by a Deed of Amendment dated as of February 13, 2007, both of which have been filed as exhibits to the Schedule 13E-3 filed with the Securities and Exchange Commission by MOCC and the RME Parties in connection with the merger (see “WHERE YOU CAN FIND ADDITIONAL INFORMATION”). The aggregate amount available under the credit facility is $244 million, of which approximately $56 million has been borrowed by RME for purposes unrelated to the merger.

The obligations of RME’s shareholders to fund loans requested by RME under the credit facility are not subject to any material conditions other than RME’s ability to make customary representations and warranties at the time of funding and the absence of a default by RME under the facility at the time of funding. RME expects to be able to satisfy these conditions. RME’s shareholders have sufficient available funds to finance their respective loans to RME under the facility. The obligations of RME and Galaxy Merger Sub to complete the merger are not subject to any condition relating to the availability of funds.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the special committee to our board of directors and the recommendation of our board of directors, you should be aware that some of our directors and officers may have interests in the merger that may be different from, or in addition to, yours as a stockholder generally and may create potential conflicts of interests. These interests are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Our board of directors established a special committee of independent directors in order to evaluate RME’s offer and potential alternatives, negotiate the terms of any transaction between us and RME, and, if appropriate, recommend the merger and the terms of the merger agreement to our entire board. The special committee consists of two independent directors who are neither officers or employees of MOCC nor officers, employees or directors of RME or its affiliates, who are independent of our management and who, other than the indemnification rights granted under the merger agreement and the indemnification agreement between each member of the special committee and MOCC, have no financial interest in the merger that is different from that of our unaffiliated stockholders. The special committee was aware of the differing interests between our directors and officers and our unaffiliated stockholders, and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our board of directors that the merger agreement be adopted and the merger be approved. In addition, each of the members of our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and recommending that the merger agreement and the merger be submitted to our stockholders for approval.

Compensation of the Members of the Special Committee

Each member of the special committee will be compensated for serving as a member of the special committee. This compensation was authorized by our board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee. This compensation was agreed to concurrently with the formation of the special committee and before negotiations commenced and is payable whether or not the any transaction is completed. Each of Mr. Pinto and Mr. Van Valkenburg has been compensated in the amount of $95,000 for serving as a member of the special committee. The members of the special committee also will be reimbursed for reasonable out-of-pocket expenses they incur in discharging their duties related to his services on the special committee. In addition, we agreed to indemnify and hold harmless each member of the special committee with respect to his service on, and any matter or transaction considered by, the special committee to the fullest extent permitted by law. Each of Mr. Pinto and Mr. Van Valkenburg, in their capacities as members of the ad-hoc committee that reviewed and negotiated the bridge facility agreement, received compensation in the amount of $15,000 for serving on such committee.

Merger Consideration to be Received by Directors and Executive Officers

At and after the effective time of the merger, each holder of an outstanding option to purchase common stock, at the time of the merger, will be entitled to receive an amount of cash equal to the product of (a) the total number of shares of common stock subject to such option and (b) the excess, if any, of $12.90 per share merger consideration over the exercise price per share of common stock subject to such option. At and after the effective time of the merger, each outstanding warrant to purchase shares of common stock, at the time of the merger (other than warrants to acquire shares of Series B preferred stock), will, upon exercise of such warrant, be entitled to receive an amount of cash equal to the product of (i) the total number of shares subject to such warrant and (ii) $12.90 per share merger consideration. Our directors and executive officers will be able to receive the same cash consideration for their shares of common stock, Series A preferred stock, options and warrants as all of our other stockholders and optionholders, as applicable.

The following table sets forth as of the date of this information statement: (i) the total number of shares of our common stock held by each of our directors and executive officers, and the cash value of such based on the merger consideration, (ii) the total number of shares of our Series A preferred stock held by each of our directors and executive officers, and the value of such shares based on the Series A merger consideration, (iii) the total number of shares of our common stock subject to options held by each of our directors and executive officers, and the value of such options based on the merger consideration after deducting the exercise price for any such options, and (iv) the total number of shares of our common stock subject to warrants held by each of our directors and executive officers, and the value of such warrants based on the merger consideration after deducting the exercise price of such warrants.

On December 14, 2006, at the recommendation of the compensation committee of our board of directors, our board of directors approved compensation for each non-executive member of our board of directors for 2007 at the same level as the compensation approved for each non-executive member of our board of directors for 2006, in the amount of 10,000 shares of MOCC common stock and $6,000 cash, to be paid as follows: 5,000 shares of MOCC common stock to be issued to each non-executive director on January 1, 2007, and 1,250 shares of MOCC common stock to be issued, and $1,500 cash to be paid, to each non-executive director on a quarterly basis on each of March 31, June 30, September 30, and December 31, 2007. To the extent that the non-executive directors serve during any portion of the quarters ended June 30, September 30, and December 31, 2007 the compensation to be paid to the non-executive directors will be prorated and paid based upon the number of days they serve during that quarter through the effective time of the merger and paid to such directors on or promptly after such effective time. The table below reflects 2007 annual compensation paid and payable to the non-executive directors through the date of completion of the merger, assuming that the merger is completed on July 21, 2007.

Name	Common Stock		Series A Preferred Stock		Options to Acquire Common Stock		Warrants to Acquire Common Stock
	Number Owned	Merger Proceeds	Number Owned	Merger Proceeds (1)	Number Owned (2)	Merger Proceeds (1)	Number Owned	Merger Proceeds (1)
Andrew Intrater	53,005	$683,765	—	—	—	—	15,110	$46,055
Oliver R. Grace, Jr. (4)	1,107,640	$14,288,556	10,469	$412,525	—	—	40,000	$121,920
James J. Pinto	121,822	$1,571,504	—	—	—	—	—	—
Vladimir A. Serdyuk	27,758	$358,078	—	—	—	—	—	—
Valentin V. Lazutkin	22,785	$293,927	—	—	—	—	—	—
Alexander R. Vladislavlev	24,758	$319,378	—	—	—	—	—	—
Jay M. Haft	34,873	$449,862	—	—	—	—	6,044	$18,422
Ivan Y. Isakov	22,785	$293,927	—	—	—	—	—	—
David R. Van Valkenburg	30,261	$390,367	—	—	—	—	—	—
Mikhail A. Smirnov	483,530	$6,237,537	—	—	443,924	$3,435,972	241,765	$736,900
Tate Fite	—	—	—	—	140,341	$411,199	—	—
Vitaly V. Spassky	4,956	$63,932	—	—	210,000	$1,238,900	—	—
Andrew M. O’Shea	36,448	$470,179	—	—	110,000	$697,900	1,511	$4,606

(1)	Before deduction of applicable withholding taxes.
(2)	Each officer holding an option to acquire common stock will deliver a written consent to MOCC prior to the effective time of the merger to cash-out such option.
(3)	Each officer and director holding a warrant to acquire common stock will deliver a written consent to MOCC prior to the effective time of the merger to cash-out such warrant.
(4)	Includes shares that are deemed beneficially owned by Mr. Grace as to which he disclaims beneficial ownership. Mr. Grace disclaims beneficial ownership of the following: (i) 45,000 shares of common stock held by The Anglo American Security Funds L.P., of which Mr. Grace is a general partner; (ii) 31,500 shares of common stock held by Diversified Long Term Growth Fund L.P., of which Mr. Grace is a general partner; (iii) 89,250 shares of common stock held by Drake Associates L.P., of which Mr. Grace is a general partner; (iv) 7,800 shares of common stock held by Mr. Grace as the trustee of trusts of which he is not a beneficiary; (v) 12,250 shares of common stock as a result of Mr. Grace serving as co-trustee of MOCC’s defined benefit retirement plan; (vi) 480 shares of common stock owned by Mr. Grace’s spouse; and (vii) 3,977 shares of common stock held in accounts for the benefit of Mr. Grace’s children.

For further information regarding the beneficial ownership of our securities by our directors and executive officers, see “PRINCIPAL STOCKHOLDERS OF MOCC.”

Employment and Other Agreements

In the event that the employment of some of our executive officers is terminated following completion of the merger, they may be entitled to receive payments pursuant to the terms of their employment agreements.

The employment agreement of Mr. Mikhail Smirnov, our chief executive officer, expires on August 15, 2008. Pursuant to Mr. Smirnov’s employment agreement, MOCC may terminate Mr. Smirnov’s employment without cause by delivering written notice to Mr. Smirnov. If Mr. Smirnov’s employment is terminated without cause, Mr. Smirnov’s base annual salary will be paid through such date of termination, and on such date of termination Mr. Smirnov will be paid an amount equal to six months of his annual salary. For a period that is six months after the termination of Mr. Smirnov’s employment pursuant to his employment agreement with MOCC, Mr. Smirnov will not, without the prior written consent of MOCC and MOCC’s board of directors, be permitted to participate in Russia, directly or indirectly, in any restricted business, as defined below, or hold any equity or profit interest in any entity engaged in a restricted business, provided that Mr. Smirnov may hold a passive investment of up to 5% of the capital stock of a publicly traded company engaged in a restricted business.

The employment agreement of Mr. Tate Fite, our chief financial officer, expires on May 15, 2009. In the event Mr. Fite’s employment is terminated by MOCC without cause: (i) within 15 days after such termination

Mr. Fite’s base annual salary will be paid through such date of termination; (ii) Mr. Fite’s eligibility for any future salary and benefits will cease immediately; (iii) within 15 days of such date of termination a lump-sum payment will be made to Mr. Fite representing all accrued but unused vacation; (iv) within 15 days after such date of termination or within 15 days from the receipt of necessary documentation for expenses after such termination, reimbursement of Mr. Fite’s reimbursable business expenses incurred prior to such termination in carrying out Mr. Fite’s duties; and (v) within 15 days after such date of termination, an amount equal to $125,000 (which is equal to six months of Mr. Fite’s annual salary) will be paid to Mr. Fite. For a period of six months after the termination of Mr. Fite’s employment pursuant to his employment agreement with MOCC, Mr. Fite will not, without the prior written consent of MOCC and MOCC’s board of directors, be permitted to participate in any restricted business or hold any equity or profit interest in any entity engaged in a restricted business, provided that Mr. Fite may hold a passive investment of up to 5% of the capital stock of a publicly traded company engaged in such activities.

A “restricted business” is defined by the employment agreements of Messrs. Smirnov and Fite as any activity of a provider of the services of paid television in Russia, high speed data transmission, or internet services.

The employment agreement of Mr. Vitaly Spassky, our senior vice president, expires on February 17, 2008. Pursuant to Mr. Spassky’s employment agreement, Mr. Spassky may be terminated under certain conditions, including by MOCC without cause and by Mr. Spassky “for good reason.” If Mr. Spassky’s employment is terminated without cause or if Mr. Spassky terminates his employment “for good reason”: (i) Mr. Spassky’s base annual salary will be paid through such date of termination; (ii) on such date of termination, Mr. Spassky will be paid for any earned but unused vacation days, will be entitled to an eighteen month continuation of benefits for medical, dental and disability insurance plans, and will be entitled to continuation of certain tax preparation and filing benefits. Termination “for good reason” under Mr. Spassky’s employment agreement includes, among other things, the following: (x) a material diminution of Mr. Spassky’s position, excluding for this purpose an action not taken by MOCC in bad faith and that is remedied within 30 days after receipt of written notice given Mr. Spassky, and (y) the assignment to Mr. Spassky of any duties materially inconsistent with Mr. Spassky’s position, excluding for this purpose an action not taken by MOCC in bad faith and that is remedied within 30 days after receipt of written notice given Mr. Spassky. For a period of one year following the termination of his employment with MOCC, Mr. Spassky will not be permitted either directly or indirectly to engage in any restricted business, as defined below, and hold any equity or profit interest in any entity engaged in a restricted business, provided that Mr. Spassky may hold a passive investment of up to 5% of the capital stock of a publicly traded company engaged in a restricted business. In connection with this commitment not to engage in any restricted business, MOCC is obligated to pay Mr. Spassky 75% of his annual salary for such one-year period. A “restricted business” is defined in Mr. Spassky’s employment agreement as any activity of any company, which carries on business in competition with the business of MOCC.

Following completion of the merger, RME may ask Mr. Intrater, our chairman, and Mr. Smirnov, our chief executive officer, to join RME’s supervisory board. In addition, RME expects Mr. Smirnov to join RME as a senior manager following completion of the merger.

Indemnification; Directors’ and Officers’ Insurance

RME has agreed to cause the surviving corporation to indemnify, defend and hold harmless all of our directors and officers to the fullest extent permitted under law against any acts or omissions occurring prior to the effective time of the merger in their capacities as directors or officers, or in connection with the adoption of the merger agreement and approval of the merger. In addition, RME has agreed to cause the surviving corporation to obtain a “tail” directors’ and officers’ liability insurance policy covering our directors and officers for a period of six years following the merger. See “THE MERGER AGREEMENT—Covenants – Company Indemnification Provisions; Directors’ and Officers’ Insurance.”

In addition, we entered into an indemnification agreement with each member of our board of directors with respect to their service on the board and their agreements will continue in effect as to each of the director’s prior service following the effective time of the merger.

Related Party Transactions

In the past, MOCC and its affiliates have entered into financing agreements with RME and its affiliates, including a bridge facility agreement and related agreements which were entered into concurrently with the merger agreement. In addition, MOCC has conducted business transactions with its affiliates. The discussion below sets forth a brief description of these financing and related agreements and of these business transactions. Additional information about such agreements and transactions is included in MOCC’s Annual Report on Form 10-K for the year ended December 31, 2006 attached to and forming part of this information statement as Annex D and MOCC’s Quarterly Report on Form on 10-Q for the three month period ended March 31, 2007 attached to and forming part of this information statement as Annex C.

2005 Debt and Equity Financing

On January 13, 2005, MOCC closed a $51 million debt and equity financing package with RME and a wholly-owned subsidiary of RME (which we refer to in this information statement as “RME Finance”), pursuant to which (i) MOCC received $22.5 million in exchange for issuing 4,500,000 shares of newly-authorized Series B preferred stock and warrants to acquire 8,283,000 shares of Series B preferred stock to RME and (ii) MOCC’s wholly-owned subsidiary, CCTV, received a $28.5 million, five-year term loan from RME Finance. Agreements governing these debt and equity transactions were entered into on August 26, 2004.

MOCC issued the shares of Series B preferred stock at a price of $5.00 per share and five-year warrants to acquire 8,283,000 shares of Series B preferred stock at $5.00 per share. The Series B preferred stock issued is convertible into our common stock on a share for share basis and does not have any payment obligations except for preference rights in the event of liquidation. The Series B preferred stock votes with our common stock as a single class and is entitled to 0.81833 vote per each share. MOCC agreed that so long as RME owns any shares of MOCC common stock, Series B preferred stock or warrants to acquire Series B preferred stock, which collectively account for at least five (5%) percent of the fully diluted capital stock of MOCC, MOCC must use reasonable efforts to maintain the listing of MOCC’s common stock on NASDAQ. In addition, upon conversion, in whole or in part, of the Series B preferred stock held by RME, MOCC must use its best efforts to cause the shares of common stock into which the Series B preferred stock was converted to be approved for listing on NASDAQ.

MOCC also granted RME the right (i) to require MOCC, subject to certain limitations, to register the shares of common stock held by RME for resale with the SEC and (ii) to participate, subject to customary exclusions, in future MOCC and stockholder initiated registrations of common stock with the SEC. These registration rights covers the shares of common stock into which the Series B preferred stock issued to RME may be converted and that may be issued upon exercise of the warrants.

In January 2006, the exercise period of the warrants to acquire Series B preferred stock was extended by nine months in exchange for RME Finance’s waiver of a condition precedent to drawing down the final $10 million under the $28.5 million term loan.

MOCC used the proceeds from the $28.5 million term loan to repay a $4 million bridge loan entered into on August 26, 2004 in connection with the financing, to pay approximately $612,500 of fees associated with the term loan, to expand CCTV’s “last-mile” hybrid fiber-coaxial HFC Network, to improve CCTV’s administrative and operating infrastructure, to allow CCTV to expand its sales and marketing activities and to meet the cash needs of both MOCC and CCTV as CCTV’s recurring revenues for the delivery of broadband cable services in Moscow were continuing to increase. The $28.5 million term loan accrues interest which is compounded quarterly at the annual interest rate of 12.6757%, although CCTV has the option to pay quarterly interest in cash. The $28.5 million term loan also involved pledges of substantially all of MOCC’s and CCTV’s assets, including but not limited to fixed assets, securities, the shares of all significant subsidiaries and all proceeds received in respect of such pledged assets.

In addition, the term loan contains certain covenants restricting MOCC’s ability to issue equity securities or incur debt without the prior written consent of RME Finance.

May 2006 Private Placement

In May 2006, we entered into certain agreements, including a subscription agreement, warrant agreement and registration rights agreement with RME, certain directors and officers of MOCC, and certain unaffiliated investors, providing for the sale of 2,438,684 units, each comprising of one share of common stock and one-half warrant, at $8.2725 per unit. Each whole warrant entitles the holder to acquire one share of our common stock at a purchase price of $9.852 per share through May 5, 2008. MOCC granted these investors the right (i) to require MOCC, subject to certain limitations, to register the shares of common stock held by the investors for resale with the SEC and (ii) to participate, subject to customary exclusions, in future MOCC and stockholder initiated registrations of common stock with the SEC. In connection with this private placement, RME purchased 1,208,824 units, comprising 1,208,824 shares of our common stock and 604,412 warrants to acquire our common stock, in exchange for $9,999,996.50. In addition to the units purchased by RME and certain unaffiliated investors, certain directors and officers of MOCC also purchased units. The purchase of units by directors and officers included the following: Mikhail A. Smirnov, 483,530 units, consisting of 483,530 shares of common stock and 241,765 warrants to acquire our common stock in exchange for $4,000,001.93; an entity controlled by Oliver R. Grace, Jr., 80,000 units, consisting of 80,000 shares of common stock and 40,000 warrants to acquire our common stock in exchange for $661,800.00; Andrew Intrater: 30,220 units, consisting of 30,220 shares of common stock and 15,110 warrants to acquire our common stock in exchange for $249,994.95; Jay M. Haft, 12,088 units, consisting of 12,088 shares of our common stock and 6,044 warrants to acquire our common stock in exchange for $99,997.98; and Andrew M. O’Shea, 3,022 units, consisting of 3,022 shares of our common stock and 1,511 warrants to acquire our common stock in exchange for $24,999.50.

September 2006 Private Placement

In September 2006, we entered into certain agreements, including a subscription agreement, warrant agreement and registration rights agreement, with RME and certain unaffiliated investors pursuant to which we issued and sold an aggregate of 2,341,760 units, each comprising one share of our common stock and one-half warrant, at $9.2325 per unit. Each whole warrant entitles the holder to acquire one share of our common stock, at a purchase price of $11.004 per share until September 21, 2008. MOCC granted these investors the right (i) to require MOCC, subject to certain limitations, to register the shares of common stock held by the investors for resale with the SEC and (ii) to participate, subject to customary exclusions, in future MOCC and stockholder initiated registrations of common stock with the SEC. In connection with this private placement, RME purchased 2,166,260 units, comprising 2,166,260 shares of our common stock and 1,083,130 warrants to acquire our common stock, in exchange for $19,999,995.45.

Financing Commitments Provided by RME

From time to time as requested by MOCC and starting in the first quarter of 2006, RME extended financing commitments, each for a period of one year commencing with the date on which MOCC was to file its next SEC report on Form 10-K or 10-Q, as applicable, to provide MOCC with sufficient capital to ensure that MOCC’s operations could continue uninterrupted during the applicable one year period. These financing commitments did not specify the amount of capital to be provided or the terms on which such capital would be provided. The most recent commitment was given on May 22, 2007, and was guaranteed by Renova Industries Ltd., the majority stockholder of RME, and will terminate on June 5, 2008.

Bridge Facility Agreement

Concurrently with the execution of the merger agreement, MOCC entered into a bridge facility agreement with CCTV and RME Finance. Pursuant to the bridge facility agreement, RME Finance has agreed, subject to certain terms and conditions, to make available up to $45,000,000 of unsecured, subordinated term loans to CCTV. The loans will be extended through nine monthly loans of $5,000,000 each, with the first loan having occurred on February 26, 2007. The obligations of RME Finance to provide loans subsequent to the first installment will be subject to CCTV’s satisfaction of certain conditions, including CCTV meeting agreed-upon monthly operating milestones. The unpaid principal outstanding of any loans extended under the bridge loan facility will bear interest at the annual interest rate of ten (10%) percent prior to the occurrence of an event of default (as defined by the bridge facility agreement) and will bear interest at thirteen (13%) percent per annum after the occurrence of an event of default. The following is a summary of other key material terms and conditions of the bridge facility agreement.

CCTV may request, prior to the “availability end date,” up to one loan during each month, from February, 2007 to October, 2007 under the bridge facility agreement. Pursuant to the bridge facility agreement, the “availability end date” is defined as the earliest to occur of the following:

•	October 31, 2007;

•	The occurrence of an event of default under the bridge facility agreement;

•

90 days after the effective date of a termination of the merger agreement resulting from (i) the mutual consent of MOCC and RME, (ii) MOCC’s termination resulting from RME or Galaxy Merger Sub’s (a) breach of its representations and warranties, (b) material breach of a covenant, (c) breach of its duty to fund under the bridge facility agreement, or (d) an event occurs that would have a material impact on RME’s ability to perform its obligations under the merger agreement;

•

60 days after the effective date of a termination of the merger agreement if: (i) the merger has not closed prior to July 21, 2007, or (ii) any injunction or other court order restraining the consummation of the merger becomes final and non-appealable;

•

The effective date of a termination of the merger agreement upon: (i) MOCC’s acceptance of a “superior proposal” (as defined by the merger agreement), (ii) RME’s termination arising from: (a) the special committee or our board of director’s withdrawal or adverse qualification or modification of its recommendation, (b) MOCC’s breach of any representation and warranty in the merger agreement, (c) MOCC’s material breach of a covenant in the merger agreement, (d) the occurrence of an event constituting a Company Material Adverse Effect; or

•	The closing of the merger.

Funding availability under the bridge facility agreement is conditioned on, and can be terminated in the absence of, CCTV’s and MOCC’s remaining in compliance with the covenants in the bridge facility agreement and related transaction documents, and the continued truth and accuracy of the representations and warranties in the bridge facility agreement and related transaction documents. In addition, CCTV can only request and receive a monthly funding under the bridge facility agreement if it can certify that during the previous month, it met or exceeded certain agreed-upon operational milestones.

Each of the following termination events under the merger agreement is deemed an event of default under the bridge facility agreement, providing RME Finance with the right to declare the loans thereunder immediately due and payable:

•	A termination of the merger agreement by RME as a result of MOCC’s breach of any representation or warranty under the merger agreement;

•	A termination of the merger agreement by RME as a result of MOCC’s material breach of a covenant under the merger agreement;

•	A termination of the merger agreement by RME as a result of the occurrence of a Company Material Adverse Effect; and

•	A termination of the merger agreement by MOCC as a result of its acceptance of a superior proposal.

The termination provisions of the merger agreement referred to above are more fully described in “THE MERGER AGREEMENT—Termination of the Merger Agreement.”

In addition, RME Finance’s failure to fund a loan required under the bridge facility agreement in circumstances that would constitute RME Finance’s violation of the bridge facility agreement provides MOCC with a right to terminate the merger agreement prior to the effective time of the merger, provided that MOCC provides RME and RME Finance with written notice of the violation and such violation has not been cured by RME or RME Finance within 30 days of receipt of such notice.

MOCC has agreed to unconditionally guaranty the payment and performance obligations of CCTV under the bridge facility agreement. In addition, the parties have agreed that any loans extended under the bridge facility agreement will be unsecured and subordinate to the secured obligations of MOCC and CCTV under the $28.5 million term loan, described above, by executing an amendment to such term loan.

Agreements Relating to Election of Members of Our Board of Directors

In connection with the 2005 debt and equity financing noted above, MOCC agreed to use best efforts to cause its board of directors to include six members designated by RME. In addition, RME and COMCOR have entered into agreements with Oliver R. Grace, Jr. and James J. Pinto pursuant to which RME and COMCOR will support each of their nominations as candidates for election to the Board for a period of time which will be the later to occur of (a) twenty-four months from January 13, 2005 and (b) two Annual Meetings of our stockholders, to fulfill the intent of the parties that RME and COMCOR will support Messrs. Grace and Pinto to serve as directors for a thirty-six month period after the closing of the debt and equity financing which closed in January 2005.

Irrevocable Proxies

RME has entered into several irrevocable proxy and power of attorney arrangements with certain stockholders of MOCC, including Oliver R. Grace Jr., a member of MOCC’s board of directors, entities in which Mr. Grace has a beneficial interest and Andrew M. O’Shea, MOCC’s corporate secretary. Pursuant to these arrangements, RME received irrevocable proxies and powers of attorney with respect to an aggregate of 1,000,403 of MOCC common stock, which was later reduced to 817,512 shares of MOCC common stock. During the term of these arrangements, RME has the ability to vote these shares of common stock at any meeting of stockholders or consent action in lieu of a meeting at its sole discretion.

Until the termination of these arrangements, these shares of common stock may only be transferred subject to the right of RME to exercise a right to acquire all such shares proposed to be transferred on substantially the same terms as they are proposed to be transferred. These arrangements will terminate upon the earlier of (i) January 13, 2009, (ii) the conversion by RME of all its shares of Series B preferred stock into MOCC common stock, (iii) RME’s ownership of the capital stock of MOCC on an as converted basis falling below 10% or (iv) the weighted average closing price of MOCC common stock for 20 consecutive trading days on NASDAQ exceeding $15.00. These arrangements provide for a proportional reduction in the number of shares of common stock subject thereto in case that RME converts any of its shares of Series B preferred stock into common stock.

The stockholders who are subject to these arrangements did not participate in any negotiations relating to the merger. RME will be using solely shares it directly owns for purposes of consenting to the adoption of the merger agreement and approval of the merger, and effectuating the required stockholder approval. When the merger is completed, all of the stockholders subject to the irrevocable proxy arrangements will be entitled to receive the same cash price for its shares as all other stockholders of MOCC other than RME.

Shareholders Agreement

In April 2007, RME and COMCOR terminated the shareholders agreement entered into by them in August 2004 relating to their respective shareholdings in MOCC. The termination was effective as of June 7, 2006, the date on which RME acquired a controlling interest in COMCOR (reduced to an approximately 49% interest earlier in April 2007, though RME anticipates acquiring additional shares of capital stock of COMCOR in a private placement in May 2007 such that RME will again have a controlling interest in COMCOR). Effective as of that termination, provisions of a shareholders agreement between RME’s 51% shareholder, Renova Industries Ltd., and RME’s 49% shareholder, CMCR Management Limited, relating to RME’s shareholdings of MOCC became applicable. The shareholders agreement between Renova Industries and CMCR Management was entered in April 2006, in connection with the transaction in which RME acquired its controlling interest in COMCOR and CMCR Management acquired its minority interest in RME, and it was restated in October 2006.

Under their shareholders agreement relating to RME, Renova Industries has the right to appoint a majority, and CMCR Management has the right to designate a minority, of the members of RME’s supervisory board, and the board of directors of RME must include at least one Renova Industries designee and one CMCR designee. In addition, certain actions by RME relating to MOCC, including any transaction between RME and MOCC or any vote by RME of its shares of MOCC capital stock, requires the approval (subject to a specified deadlock resolution mechanism) of both Renova Industries and CMCR Management as RME’s sole shareholder, or all members present at an RME supervisory board meeting at which there is a quorum (which requires the presence of at least two Renova Industries designees and one CMCR Management designee), subject, in all cases of decisions by the supervisory board as to these matters, to that decision being conveyed to RME’s board of directors, which is responsible for the supervision and management of RME on all matters not falling under the authority of RME’s shareholders and which requires the presence of at least one Renova Industries designee and one CMCR Management designee for quorum purposes.

Agreements with COMCOR

From time to time MOCC and COMCOR were parties to various transactions before RME became a controlling stockholder of COMCOR in June 2006. On May 23 2003, MOCC entered into agreements with COMCOR in which MOCC agreed to acquire control over 100% of the outstanding stock of CCTV in exchange for shares of MOCC common stock. Under the terms of a stock subscription agreement, MOCC agreed, so long as COMCOR owns at least 10% of the MOCC common stock issued in connection with this transaction, to use reasonable efforts to maintain the listing of MOCC common stock on the NASDAQ Global Market and comply in all respects with the reporting, filing and other obligations of the bylaws or rules of the National Association of Securities Dealers.

In March 2005, our board of directors ratified new service agreements with COMCOR, which are effective from January 13, 2005 through the end of 2054, and which govern the terms and conditions for CCTV’s utilization of COMCOR’s fiber optic backbone network and related services. The agreements are cancelable at any time subject to a specified cancellation penalty.

As indicated in the section entitled “INFORMATION CONCERNING THE RME PARTIES,” COMCOR did not participate in any negotiations relating to the merger, is not a party to the merger agreement and is not an RME party.

MOCC Business Transactions with Affiliates

From September 2006 to May 2007, MOCC provided data traffic services to Teleinform via COMCOR’s fiber optic network. Teleinform is a Moscow, Russia-based cable company affiliated with RME. In addition, in April 2007 under an informal arrangement with Teleinform, MOCC began limited testing to determine the technical feasibility of providing CCTV content to Teleinform’s subscribers. Since 2005 MOCC has been working with its 43.5% owned affiliate, Institute for Automated Systems, to evaluate the potential addition of internet telephony services to the services currently offered by MOCC.

Estimated Fees and Expenses of the Merger

The estimated total fees and expenses to be incurred in connection with the merger (by MOCC and the RME Parties in the aggregate) are as follows:

$(000’s)
Legal, investment banking and other advisory fees and expenses	$7,250

Special committee members’ fees and expenses	$230

Printing, mailing, Information Agent and Paying Agent expenses	$200

Miscellaneous	$20

Total	$7,700

Except for our obligation to pay a fee to RME in connection with a termination of the merger agreement by us in order to accept a superior proposal (see “THE MERGER AGREEMENT—Termination of the Merger Agreement—Termination by MOCC”), whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party to the merger agreement incurring those fees and expenses, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing this information statement and the Schedule 13E-3 shall be shared equally by RME and MOCC.

The estimate for legal fees set forth in the table above does not include any amounts attributable to any litigation challenging the merger. See the section of this information statement entitled “Litigation Relating to the Merger.” None of these costs and expenses will reduce the merger consideration to be received by our stockholders in the merger.

Material United States Federal Tax Consequences of the Merger

The following is a summary of the material United States Federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our capital stock are converted into the right to receive cash under the merger. The discussion is for general information purposes only and does not purport to consider all aspects of United States Federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our capital stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain United States Federal income tax laws, such as dealers in securities, banks, insurance companies, other financial institutions, mutual funds, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, stockholders who hold our shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction, and stockholders who acquired shares of our capital stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. If our capital stock is held by a partnership, the United States Federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our capital stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our capital stock, who is, for United States Federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	An estate whose income is subject to United States Federal income tax regardless of its source; or

•

A trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (b) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who, for United States Federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or foreign tax laws.

The receipt of the merger consideration (which consists solely of cash) for shares of our common stock or preferred stock, as the case may be, as a result of the merger will be a taxable transaction for United States Federal income tax purposes. Except with respect to any declared and unpaid dividends on a share of Series A preferred stock for which a record date has occurred prior to the closing date of the merger, a stockholder who surrenders shares of our common or preferred stock for cash as a result of the merger will recognize capital gain or loss for United States Federal income tax purposes equal to the difference, if any, between the amount realized, i.e., the amount of cash received (except as described in the next sentence) and the stockholder’s adjusted tax basis in the shares of our common stock or Series A preferred stock, as the case may be, surrendered. For these purposes, the cash received with respect to any declared and unpaid dividends on a share of Series A preferred stock for which a record date has occurred prior to the closing date of the merger will not be treated as an amount realized in the merger. Instead, any such cash received will be treated as a dividend for federal income tax purposes. Holders of Series A preferred stock should consult their own tax advisors as to the tax treatment of such dividends in their particular circumstances. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in connection with the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder fails to provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding tax rules. Each U.S. holder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld for a U.S. holder under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s United States Federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A

COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Provisions for Unaffiliated Security Holders

The members of MOCC’s board of directors who are not employees of MOCC have not retained an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the merger.

In connection with the execution of the merger agreement, we did not make any provisions to either grant unaffiliated stockholders access to our corporate files or the corporate files of any other party to the merger agreement or to obtain counsel or appraisal services for our unaffiliated stockholders at our expense or the expense of any other party to the merger agreement.

Litigation Relating to the Merger

On November 7, 2006, following RME’s announcement of its proposal to acquire the equity interest in MOCC that it does not directly own in a negotiated acquisition at $10.80 per share of common stock, Levy Investments, Ltd. filed a purported class action on behalf of our public stockholders in the Court of Chancery for the State of Delaware, against us, each of our directors and RME. The plaintiff alleges, among other things, that the consideration offered to our stockholders pursuant to RME’s initial proposal of $10.80 per share of common stock is not adequate and constitutes an unfair price. In addition, the plaintiff alleges that RME’s initial proposal is an unfair attempt to freeze out our public stockholders and is designed to enrich RME at the expense of our public stockholders. Plaintiff seeks injunctive relief or, in the alternative, rescission, and an accounting and damages. We believe the allegations are without merit and plan to defend them vigorously.

Regulatory Matters Related to the Merger

We believe that the only material federal, state or foreign regulatory approval, filing or notice that is required in connection with the merger, other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware, is the clearance of the merger from the Federal Antimonopoly Service of the Russian Federation. The application for such clearance was filed by RME on April 24, 2007 and was granted on May 31, 2007.

Risks that the Merger will not be Completed

Completion of the merger is subject to various risks, including, but not limited to, the following:

•

that we will experience a business interruption, incident, occurrence or event that has a material adverse effect on us that, taken as a whole, would permit RME to terminate the merger agreement and abandon the merger;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement before the effective time of the merger;

•

that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the effective time of the merger in a manner which results in a closing condition not being satisfied; and

•	that a court of competent jurisdiction or an administrative, governmental or regulatory body or commission will have issued a final nonappealable injunction, order, decree, judgment or ruling, that permanently enjoins or otherwise prohibits the merger or that a statute, rule, regulation or order will have been enacted, entered or enforced which makes the consummation of the merger illegal or prevents or prohibits the merger.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex C to this information statement. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

Upon completion of the merger, holders of our common stock or Series A preferred stock, as the case may be, who do not consent to the adoption of the merger agreement and who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock or Series A preferred stock, as the case may be, appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for holders of common stock or Series A preferred stock, as the case may be, who did not consent to the adoption of the merger agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within ten calendar days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available. Such notice will be sent following the consummation of the merger.

Holders of shares of MOCC common stock or Series A preferred stock, as the case may be, who desire to exercise their appraisal rights must, following delivery of a notice of appraisal rights, deliver a written demand for appraisal to MOCC within 20 calendar days after the mailing of the notice. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform MOCC of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the shares of MOCC’s’ common stock or Series A preferred stock, as the case may be.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. If a stockholder holds shares of MOCC’s’ common stock or Series A preferred stock, as the case may be, through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of MOCC’s’ common stock or Series A preferred stock, as the case may be, as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of MOCC’s’ common stock or Series A preferred stock, as the case may be, outstanding in the name of such record owner.

A person having a beneficial interest in our common stock or Series A preferred stock, as the case may be, held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of common stock or Series A preferred stock, as the case may be, in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Prior to the merger or within ten calendar days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders entitled to appraisal rights. If such notice is sent more than 20 calendar days after the sending of the initial notice of appraisal rights, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262. We may choose to send both notices together.

Within 120 calendar days after the effective date of the merger, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. MOCC, as the surviving corporation in the merger, must mail any such written statement to the stockholder within ten calendar days after the stockholders’ request is received by us or within ten calendar days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 calendar days after the effective date of the merger, either MOCC or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the MOCC shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 calendar days after service, we must file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

MOCC’s’ stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262. MOCC does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of MOCC common stock or Series A preferred stock, as the case may be, is less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 calendar days after the effective date of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 calendar days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex C to this information statement may result in termination of the stockholder’s appraisal rights.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement among MOCC, RME, and Galaxy Merger Sub, a wholly-owned subsidiary of RME formed solely for the purpose of entering into the merger agreement and consummating the merger. Although we believe that this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement, a copy of which is included as Annex A to this information statement. We urge you to carefully read the merger agreement in its entirety.

You should not rely upon the representations and warranties in the merger agreement or the description of them in this information statement as statements of factual information about MOCC, RME or Galaxy Merger Sub. These representations and warranties were made by MOCC and RME and Galaxy Merger Sub only for purposes of the merger agreement, were made solely to each other as of the date specified in the merger agreement and are subject to modification or qualification by other disclosures made by the parties to each other in connection with the merger agreement, including important modifications and limitations set forth in the disclosure schedule delivered by MOCC to RME. Some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to public disclosures by MOCC and RME. The representations and warranties are reproduced and summarized in this information statement solely to provide information regarding the contractual terms of the merger agreement and not to provide you with any information about MOCC, RME or Galaxy Merger Sub. Information about MOCC and RME and Galaxy Merger Sub can be found elsewhere in this document and in other public filings that MOCC makes with the SEC, which are available without charge at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION.”

Effective Time of the Merger

If all of the conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by us and RME in writing and specified in the certificate of merger. The filing of the certificate of merger is expected to occur on the first business day after the last of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, which must be satisfied or waived at the closing) has been satisfied or waived.

The Merger

The merger agreement provides for the merger of Galaxy Merger Sub with and into MOCC, following which all of the outstanding shares of MOCC will be wholly-owned by RME and the separate corporate existence of Galaxy Merger Sub will cease. We sometimes refer to MOCC following the effective time of the merger as the surviving corporation. At the effective time, the amended and restated certificate of incorporation of the surviving corporation will be amended in accordance with the form included in the merger agreement and the by-laws of Galaxy Merger Sub as in effect immediately prior to the effective time will be the by-laws of the surviving corporation. At the effective time of the merger, Galaxy Merger Sub’s directors will become the directors of the surviving corporation and MOCC’s officers will remain as the officers of the surviving corporation, in each case until changed by RME as sole stockholder of the surviving corporation.

Consideration to be Received

At the effective time of the merger: (i) each share of our common stock (other than any shares held by RME, MOCC or any direct or indirect wholly-owned subsidiary of MOCC, and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $12.90 in cash; (ii) each share of Series A preferred stock (other than any shares held by RME, MOCC or any direct or indirect wholly-owned subsidiary of MOCC, and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $39.4095 (based on the current Series A preferred stock conversion ratio of 3.055 shares of common stock per one share of Series A preferred stock), together with payment of any dividends on such share of Series A preferred stock that were declared but not paid and for which a record date had occurred prior to the closing date of the merger (the aggregate amount payable to any holder of Series A preferred stock will be rounded to the nearest cent); and (iii) each share of Series B preferred stock, all of which are held by RME, will be cancelled without consideration.

The merger agreement provides that shares of our common stock and Series A preferred stock held by stockholders who properly demand appraisal pursuant to Section 262 of the DGCL shall not be converted into the right to receive the applicable merger consideration. They shall instead be entitled to payment of the “fair value” of their shares in accordance with Section 262 of the DGCL. If a stockholder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right to appraisal shall cease and that stockholder’s shares shall be deemed to be converted as of the effective time of the merger into, and shall become exchangeable solely for, the right to receive the applicable merger consideration. See “APPRAISAL RIGHTS.”

Stock Options, Restricted Stock, Warrants and Debentures

Stock Options

At and after the effective time of the merger, the holder of an option to acquire shares of common stock outstanding at the time of the merger will be entitled to receive an amount of cash equal to the product of (x) the total number of shares of common stock subject to such option and (y) the excess, if any, of the $12.90 per share merger consideration over the exercise price per share of common stock subject to such option, less applicable taxes, and upon the receipt of such payment by the option holder, the option for which payment was made will be terminated. However, if an option holder does not consent to the termination of such holder’s option as described above, no payment will be made and the applicable option will not be terminated until the option holder has delivered such consent to us. In order to facilitate the consent process, we will distribute forms of consent to option holders on or about the mailing date of this information statement. With respect to any option that is not terminated, the option will remain outstanding and be exercisable for shares of the surviving corporation.

Warrants

At and after the effective time of the merger, the holder of a warrant to acquire shares of common stock outstanding at the time of the merger will, upon exercise of such warrant, be entitled to receive an amount of cash equal to the product of (x) the total number of shares of common stock subject to such warrant and (y) the $12.90 per share merger consideration. In lieu of exercising its warrant, at and following the effective time of the merger, the holder of a warrant may choose to receive an amount of cash equal to the product of (x) the total number of shares of common stock subject to such warrant and (y) the excess, if any, of the amount of the $12.90 per share merger consideration over the exercise price per share of common stock under such warrant, less applicable taxes. At the effective time of the merger, warrants to acquire shares of Series B preferred stock, all of which are owned by RME, will be cancelled.

Restricted Stock

Immediately prior to the effective time of the merger, each share of restricted stock issued by MOCC which is then-outstanding will fully vest and no longer be subject to forfeiture or reacquisition, and will accordingly have the right to receive the $12.90 in cash per share merger consideration. MOCC has no restricted stock outstanding and does not expect to have any prior to the effective time of the merger.

Debentures

At and after the effective time of the merger, each of our 10 1/2% Convertible Subordinated Debentures due 2007 that is then-outstanding shall, in accordance with the terms of each debenture, become convertible into the right to receive the product of (x) the total number of whole shares of common stock issuable upon conversion of such debenture and (y) the $12.90 per share merger consideration. RME intends, immediately following the closing, to cause MOCC to deposit in trust with the trustee under the governing indenture, at RME’s expense, sufficient cash to satisfy MOCC’s remaining obligations with respect to principal and interest through the October 15, 2007 maturity date of the remaining debentures and thereby, in accordance with the terms of the indenture, cause all of its provisions to cease to apply to MOCC other than those relating to payment and conversion rights.

Payment of Merger Consideration

Prior to the effective time, RME will designate a paying agent reasonably satisfactory to us to make the cash payments contemplated by the merger agreement and, upon or immediately prior to the effective time of the merger, will deposit with the paying agent an amount of funds equal to the aggregate merger consideration.

As soon as reasonably practicable after the effective time of the merger, the paying agent will send each record holder of our common stock and Series A preferred stock a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. The paying agent will pay the merger consideration only after surrender of MOCC stock certificates to the paying agent and receipt by the paying agent of a duly completed letter of transmittal and other documents as are specified in the letter of transmittal or accompanying instructions, without any interest thereon.

At the end of the period ending on the 180th day after the effective time of the merger, any portion of the merger consideration which remains unclaimed from the paying agent will be paid to the surviving corporation. Any holders of MOCC stock certificates who have not exchanged their certificates by the end of this 180 day period will be entitled to look only to the surviving corporation for payment of the merger consideration, without any interest thereon. None of the paying agent, RME, Galaxy Merger Sub, MOCC or any other person will be liable to any former holder of our common stock or Series A preferred stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If your MOCC common stock certificate or Series A preferred stock certificate has been lost, stolen or destroyed, you may receive the merger consideration upon the making of an affidavit that your certificate has been lost, stolen or destroyed, and if required by RME, the posting of a bond in customary amount with customary terms against any claim that may be made against it with respect to such certificate.

After the effective time of the merger, there will be no further transfers on the stock transfer books of MOCC.

Please do not send your MOCC common stock or Series A preferred stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after the effective time of the merger.

Representations and Warranties

Our Representations and Warranties

In the merger agreement, we have made certain representations and warranties to RME and Galaxy Merger Sub with respect to, among other matters:

•	our corporate organization, standing and existence;

•	our capitalization and the capitalization of our subsidiaries;

•	the approval by and recommendations of the special committee;

•	the approval by and recommendations of our board of directors;

•	our corporate power and authority to enter into and carry out our obligations under the merger agreement, and the enforceability of the merger agreement against us;

•	our ability to enter into the merger agreement and consummate the merger without conflict with, or violation of, our organizational documents, contracts, judgments or any laws;

•	the absence of default by us or any of our subsidiaries of our respective organizational documents or any material contract;

•	required filings with, and approvals from, governmental entities for the merger;

•

our documents filed with the SEC, the accuracy of information contained in those documents and our compliance with specified provisions of the U.S. securities laws and the Russian financial statements of our principal operating subsidy, CCTV;

•	the absence of undisclosed material liabilities of us;

•	absence of litigation and claims to which we are a party;

•	our material contracts;

•	absence of certain material changes or events with respect to us since December 31, 2005;

•	employee matters;

•	intellectual property matters;

•	tax matters;

•	the opinion of the special committee’s financial advisor;

•	inapplicability of takeover statutes, including Section 203 of the DGCL to the merger;

•	absence of brokers’ or finders’ fees; and

•	the accuracy of the information supplied by us for inclusion in this information statement or the Schedule 13E-3 transaction statement filed by us and the RME Parties in connection with the merger.

Representations and Warranties of RME and Galaxy Merger Sub

RME and Galaxy Merger Sub have made representations and warranties to us with respect to, among other matters:

•	corporate organization, standing and existence;

•	corporate power and authority to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	required consents and approvals of governmental entities;

•	capitalization of Galaxy Merger Sub;

•	RME’s financing for the merger;

•	the accuracy of the information supplied by RME and Galaxy Merger Sub for inclusion in this information statement or Schedule 13E-3 transaction statement;

•	inapplicability of the Hart-Scott Rodino Antitrust Improvement Act of 1976 to the merger;

•	the absence of any current intention of RME, at the time of execution of the merger agreement, to sell or transfer MOCC to any unaffiliated third party; and

•	absence of brokers’ or finders’ fees.

The representations and warranties contained in the merger agreement will not survive completion of the merger, but they form the basis of specified conditions to the obligations of MOCC, RME, and Galaxy Merger Sub to complete the merger.

Covenants

We have various obligations and responsibilities under the merger agreement from the date of the merger agreement until the effective time of the merger including, but not limited to, the following covenants:

Conduct of Our Business

The merger agreement provides that MOCC and its subsidiaries must each, subject to specified exceptions, conduct its business only in the ordinary and usual course substantially consistent with past practices.

The merger agreement also provides specific covenants as to our various activities from the date of the merger agreement until the effective time of the merger. These covenants provide that, subject to specified exceptions, without RME’s approval (which may be granted or withheld in its sole discretion) we will not, and will not permit any of our subsidiaries to:

•	adopt or propose any change in our certificate of incorporation or by-laws (or similar governing documents);

•	merge or consolidate with any other entity, except for any such transactions among our wholly-owned subsidiaries;

•

acquire assets outside of the ordinary course of business from any persons with a purchase price in excess of $100,000 in the aggregate except pursuant to contracts in effect as of the date of the merger agreement;

•

other than in accordance with contracts and instruments in effect as of the date of the merger agreement, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of MOCC or any MOCC subsidiary (other than the issuance of shares by a wholly-owned subsidiary of MOCC to us or to another wholly-owned subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•

incur any third-party indebtedness for borrowed money or guarantee indebtedness or any other obligation of another entity other than in the ordinary course of business consistent with past practice and in compliance with our existing contracts;

•

enter into any contract that is a “Material Contract” (as defined in the merger agreement), other than such contracts entered into in the ordinary course of business or providing for any capital expenditure to the extent permitted by RME under the merger agreement;

•	other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract;

•	make any changes with respect to accounting policies or practices, except as required by changes in GAAP or by law;

•

settle any litigation or other proceedings for more than $100,000 in the aggregate for all such litigation or proceedings or any litigation or other proceedings which would be reasonably likely to have any material adverse impact on our operations or the operations of any of our subsidiaries;

•

sell, lease, license or otherwise dispose of any of our assets or assets of our subsidiaries in an aggregate amount in excess of $100,000, except for sales of products or services provided in the ordinary course of business or pursuant to contracts in effect as of the date of the merger agreement;

•	engage in the conduct of any new line of business; or

•	agree, resolve or commit to do any of the foregoing.

In addition, subject to specified exceptions, without the approval of RME, we will not, between the date of the merger agreement until the effective time of the merger (which may not be unreasonably withheld or delayed):

•

other than pursuant to contracts in effect as of the date of the merger agreement, make any loan, advance or capital contribution to or investment in any entity (other than a wholly-owned subsidiary of MOCC) outside the ordinary course of business;

•	make or authorize any capital expenditure in excess of $100,000 in the aggregate;

•

except as required by law, make a material change in the manner in which tax returns are prepared or filed that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods;

•

other than pursuant to contracts in effect as of the date of the merger agreement or as otherwise required by law, enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any employee, consultant, or director of us or our subsidiaries, or hire any employee to fill specified executive positions; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation of Other Offers

The merger agreement provides that we will not, will cause our subsidiaries and our respective officers and directors not to, and will use our reasonable best efforts to cause our and our subsidiaries’ respective employees, agents and representatives not to:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal (as defined below); or

•

directly or indirectly engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an acquisition proposal.

However, if we receive an unsolicited bona fide written acquisition proposal from a third party prior to the date on which the merger agreement is duly adopted by holders of shares of our voting capital stock representing a majority of the outstanding voting power of the then-outstanding shares of our common stock and Series B preferred stock, voting together as a single class, then we may provide information to and negotiate with the person making such acquisition proposal, if:

•	the proposal is or would reasonably be expected to lead to a superior proposal (as defined below);

•

a confidentiality agreement, on customary terms no less favorable to us than the confidentiality agreement we have previously entered into with RME, has been entered into between us and the person making such acquisition proposal;

•

we furnish to RME any information provided to the person making the acquisition proposal (to the extent such information has not yet been furnished to RME) concurrently with furnishing such information to the person making the acquisition proposal; and

•

our board or the special committee, as applicable, determines in good faith, after consulting with outside legal counsel, that the failure to take such actions is reasonably likely to constitute a violation of its respective fiduciary duties to our unaffiliated stockholders under applicable law (including the duties of good faith and candor owed by the board and the special committee to our stockholders).

We are required to promptly (within two business days) notify RME of the receipt of any unsolicited acquisition proposal, any request for information relating to MOCC by a person who has made such an acquisition proposal or any amendment to a previously disclosed acquisition proposal.

An “acquisition proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation or similar transaction involving us or any of our subsidiaries;

•

any purchase of more than 15% of the voting power of the then-outstanding equity securities of MOCC or any of our subsidiaries, or of the right to obtain more than 15% of the voting power of our then-outstanding equity securities, or of more than 15% of the assets of MOCC and our subsidiaries (taken as a whole, based on consolidated book value of the assets as recorded on our most recent balance sheet);

•	the adoption by MOCC of a plan of liquidation or recapitalization; or

•	any combination of the foregoing.

A “superior proposal” means any acquisition proposal involving the direct or indirect acquisition of any of the following, which in each case our board or the special committee, as applicable, determines in good faith (after consideration of all relevant factors and consultation with its financial advisor and outside legal counsel) would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view (other than to RME and its affiliates and directors and officers of RME and its affiliates) than the transaction contemplated by the merger agreement after taking into account any changes hereto agreed to by RME:

•

all of the shares of our outstanding capital stock (provided however that such acquisition proposal is not required to be conditioned upon the acquisition of any shares of capital stock held by RME or its affiliates or directors and officers of RME or its affiliates),

•

in excess of 50% of the voting power of the shares of common stock outstanding and issuable upon exercise and/or conversion of outstanding securities exercisable and/or convertible into shares of common stock, or

•	all or substantially all of our assets.

Modification, Qualification or Withdrawal of Recommendation of the Special Committee

Neither the special committee nor our board may modify, qualify or withdraw its recommendation of or relating to the merger or adoption of the merger agreement by the holders of shares of our voting capital stock, unless:

•

It determines in good faith, after consulting with outside legal counsel, that failure to change its recommendation would be reasonably likely to constitute a violation of its fiduciary duties to our unaffiliated stockholders under applicable law; and

•	It provides RME with two business days’ prior written notice of its intention to change its recommendation.

Stockholder Approval of the Merger by RME

Under the merger agreement, we will establish a record date for RME’s delivery of a written consent to the adoption of the merger agreement and the approval of the merger, which record date will be 20 calendar days after the mailing of this information statement to out stockholders. RME has agreed to exercise, on or prior to that record date, sufficient warrants to purchase Series B preferred stock and to convert Series B preferred stock into common stock in sufficient number to hold of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock. No later than three business days following that record date, RME will deliver its written consent to the adoption of the merger agreement and approval of the merger. Because RME will on that record date own of record at least a majority of the voting power of the then-outstanding shares of our voting capital stock, RME’s action by written consent as majority stockholder will be sufficient to adopt the merger agreement and to approve the merger without any further action by any other of our stockholders. Because no other votes are necessary to adopt the merger agreement, as provided therein, your approval is not required and is not requested.

Commercially Reasonable Efforts

The parties to the merger agreement have agreed to use their commercially reasonable efforts to take all actions necessary, proper or advisable under applicable laws to consummate and make effective the merger as promptly as practicable, including the preparation and filing of all necessary forms, registrations, notifications, and notices in connection with the merger, the satisfaction of conditions to the merger, the obtaining of third party and governmental consents related to the consummation of the merger, and the execution of any additional instruments needed to consummate the merger. However, the merger agreement also provides that in no event will MOCC or RME be required to divest itself or any of its subsidiaries of any assets, including any shares of any subsidiary, in order to comply with the obligations of such party under the merger agreement.

Company Indemnification Provisions; Directors’ and Officers’ Insurance

RME has agreed to cause the surviving corporation to indemnify, defend and hold harmless all of our directors and officers to the fullest extent permitted under law against any acts or omissions occurring prior to the effective time of the merger in their capacities as directors or officers, or in connection with the adoption and approval of the merger agreement and the merger.

For six years following the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation must include the indemnification and exculpation provisions of our certificate of incorporation and by-laws as in effect just prior to the effective time of the merger. Further, the surviving corporation must, and RME must cause the surviving corporation to, obtain (or keep in effect, if it has been obtained prior to the effective time) a “tail” directors’ and officers’ liability insurance policy covering our directors and officers for a period of six years following the effective time of the merger. The terms of such coverage must be at least as favorable as the directors’ and officers’ liability insurance in place for MOCC prior to the effective time, and if such insurance coverage cannot be purchased or maintained at a cost less than six times the most recently paid annual premium of our insurance policies in place prior to the effective time, then as much of such insurance as can be purchased or maintained at such cost shall be purchased.

If the surviving corporation, RME, or any of their respective successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation or RME, as applicable, shall assume all of the indemnification and insurance obligations described above.

Employee Benefits

RME must cause the surviving corporation to honor, fulfill and discharge our obligations under all employee benefit plans in effect before the effective time of the merger. However, RME may amend or terminate any such plan to the extent permitted by that plan and may substitute a substantially equivalent benefit plan for the existing one to the full extent permitted by law.

Additional Covenants Regarding the Merger

In addition to the covenants of the merger agreement described above, the merger agreement contains the following additional covenants:

•	all parties must cooperate in the preparation and filing of this information statement and the Schedule 13E-3 transaction statement;

•	we must provide RME with reasonable access to information concerning our operations;

•	public announcement of events related to the merger must be coordinated among the parties;

•

RME must take such actions as necessary to ensure that the surviving corporation will have sufficient funds available to ensure that all payments for the cash out of MOCC options and warrants are made immediately following the effective time of the merger;

•	we must use commercially reasonable efforts to obtain the resignation of each member of our board of directors, effective upon the completion of the merger;

•	each party shall promptly notify the other of certain events or communications related to the merger;

•

we must provide to the holders of MOCC debentures all notices required under the governing indenture, take the actions required to defease the debentures provided that RME deposits with the indenture trustee all funds required for such defeasance; and

•	we must provide to the holders of Series A preferred stock, warrants, and options all notices required under such instruments.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations

The obligations of each party to the merger agreement to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

the merger agreement shall have been duly adopted by holders of shares of our common stock representing a majority of the outstanding voting power of the then-outstanding shares of our common stock and Series B preferred stock, voting together as a single class;

•	receipt of clearance of the merger from the Federal Antimonopoly Service of the Russian Federation which was received on May 31, 2007; and

•

the absence of any law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger.

Conditions to the Obligations of RME and Galaxy Merger Sub

The obligations of RME and Galaxy Merger Sub to complete the merger are subject to the satisfaction or waiver of the following further conditions:

•

each representation and warranty made by MOCC related to (i) the capitalization of MOCC and its subsidiaries and (ii) brokerage, finders’ or other similar fees or commissions shall be true and correct in all respects, except for de minimus deviations, individually on the date of the execution of the merger agreement and on the closing date of the merger with the same effect as though such representations and warranties had been made on and as of the date of closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date);

•

each representation and warranty made by MOCC related to (i) corporate power and authority of MOCC to enter into and carry out the obligations of the merger agreement and the actions taken by the special committee and the board of directors to determine the fairness of, recommend, adopt, and submit to our stockholders the merger agreement and the merger, (ii) takeover statutes and charter provisions, and (iii) the opinion of the special committee’s financial advisor shall be true and correct in all respects, individually and in the aggregate on the date of the execution of the merger agreement and on the closing date of the merger with the same effect as though such representations and warranties had been made on and as of the date of closing;

•

each representation and warranty made by MOCC set forth in the merger agreement, other than those mentioned above, shall be true and correct in all respects, individually and in the aggregate, on the date of the execution of the merger agreement and on the closing date of the merger with the same effect as though such representations and warranties had been made on and as of the date of closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein, except for such failures that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

•

RME shall have received a certificate signed on behalf of MOCC to the effect that all conditions required to be satisfied at or as of the closing have been waived or satisfied in all material respects;

•	we shall have performed and complied in all material respects with each of our undertakings and agreements contained in the merger agreement;

•

the clearance of the Federal Antimonopoly Service of the Russian Federation shall have been obtained and such clearance shall not include imposition of any material restrictions on RME’s ability to operate the business of MOCC and our subsidiaries as currently operated;

•	no “Company Material Adverse Effect” (as defined below) shall have occurred; and

•

there shall not be any litigation or pending action seeking to require RME or MOCC to divest our material assets, the material assets of our subsidiaries or any pending action by any U.S. federal government entity challenging or seeking to prohibit or restrain the consummation of the merger.

The merger agreement defines a “Company Material Adverse Effect” as any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained in the merger agreement by MOCC) that, individually or in the aggregate, materially and adversely affects (i) the business, assets, liabilities, property, financial condition or results of operations of us or our subsidiaries, taken as a whole, or (ii) our ability to perform our obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account, alone or in combination, in determining whether there has been or will be, a Company Material Adverse Effect:

•	any change in general economic or political conditions not specifically relating to us or any of our subsidiaries and not disproportionately adversely affecting us or any of our subsidiaries;

•	any change in prevailing interest rates or currency exchange rates;

•	any change in GAAP;

•	any change proximately resulting from the execution of the merger agreement, the consummation of the transactions contemplated under the merger agreement, or the announcement of the merger agreement;

•

any change resulting from our failure to meet internal forecasts or third party analyst estimates or projections, provided however that this exception shall not in any way prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure constitutes a Company Material Adverse Effect; and

•

only with regard to conditions to the obligations of RME and Galaxy Merger Sub to consummate the merger and to RME’s and Galaxy Merger Sub’s right to terminate the merger agreement, (i) any change resulting from actions taken by the City of Moscow or its employees and agents in compliance with and in furtherance of Decree #2114RP dated October 17, 2006, (ii) any change resulting from (x) private civil litigation commenced by a stockholder or purported stockholder of MOCC or (y) any action pending in a court of competent jurisdiction brought by any governmental entity other than a governmental entity established under the federal laws of the United States, in each case challenging the merger agreement or the transactions contemplated under the merger agreement, or (iii) any change or development arising out of or resulting from any review by the Russian tax authorities of our value added tax payments during our 2004 and 2006 fiscal years.

Conditions to Our Obligations

Our obligations to complete the merger are subject to the satisfaction or waiver of the following further conditions:

•

the representations and warranties made by RME and Galaxy Merger Sub in the merger agreement shall be true and correct as of the date of execution of the merger agreement and at the effective time of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), except where the failure to be true and correct does not have a material adverse effect on the ability of RME to complete the transaction;

•	RME and Galaxy Merger Sub shall have performed and complied in all material respects with each of their undertaking and agreements contained in the merger agreement; and

•

we shall have received a certificate signed on behalf of each RME and Galaxy Merger Sub to the effect that all conditions required to be satisfied at or as of the closing have been waived or satisfied in all material respects.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, notwithstanding any adoption of the merger agreement by our stockholders, under certain circumstances described below. In the event of such a termination, then, with specified exceptions, the merger agreement will become void with no liability on the part of any party to the merger agreement except for damages resulting from any willful or intentional breach.

Termination by Mutual Consent

The merger agreement may be terminated by mutual written consent of RME and MOCC (in the case of MOCC, by action of our board of directors and approved by the special committee);

Termination by Either RME or MOCC

The merger agreement may be terminated by either MOCC (provided that such termination has been approved by the special committee) or RME for any of the following reasons, unless the party seeking termination breached its obligations under the merger agreement in a manner that proximately contributed to the failure to complete the merger:

•	If the merger has not been completed prior to July 21, 2007; or

•

if any law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall have become final and non-appealable;

Termination by MOCC

We may terminate the merger agreement at any time prior to the effective time of the merger if:

•

Any representations or warranties made by RME or Galaxy Merger Sub in the merger agreement shall fail to be true and correct such that MOCC’s closing condition related to the accuracy of those representations and warranties would not be satisfied, and such failure has not been cured or is not capable of being cured by July 21, 2007;

•

RME or Galaxy Merger Sub has breached a covenant that it made in the merger agreement such that MOCC’s closing condition relating to RME’s compliance with those covenants would not be satisfied and such breach has not been cured or is not reasonably capable of being cured by the date that is 30 days after the earlier of the date RME becomes aware of the existence of the breach and the date RME receives written notice from us of our belief that a breach has occurred (which notice explains in reasonable detail the basis for such belief);

•

any state of facts, change, development, event, effect, condition or occurrence occurs that, individually or in the aggregate, materially and adversely affects the ability of RME to perform timely its obligations under the merger agreement or to consummate the merger, and such condition has not been cured or is not reasonably capable of being cured by the date that is 30 days after the earlier of the date RME becomes aware of the existence of the condition and the date RME receives written notice from us of our belief that such a condition exists (which notice explains in reasonable detail the basis for such belief); or

•

RME Finance (the lender under the bridge facility agreement) fails to fund a loan required under the Bridge Facility Agreement in circumstances that would constitute its violation of the Bridge Facility Agreement, provided that we provide RME and RME Finance with written notice of the violation and such violation has not been cured by RME or RME Finance within 30 days of receipt of such notice.

Additionally, at any time prior to the adoption of the merger agreement by our stockholders, we may terminate the merger agreement if:

•	we have complied with the provision of the merger agreement described above under “No Solicitation of Other Offers”;

•

we receive or our board of directors or the special committee receives an acquisition proposal that the board of directors or the special committee determines is a superior proposal (as defined under “No Solicitation of Other Offers”);

•

our board of directors or the special committee gives RME (i) written notice of the existence, nature, and identity of the person making the superior proposal (including, to the knowledge of the board or special committee, as the case may be, after reasonable inquiry of the person who has made such proposal, all persons controlling such person), and the material terms and conditions of such proposal, including without limitation a copy of a proposed definitive written agreement to consummate the transactions contemplated by such proposal, executed by the person making such proposal; and (ii) a written certification of the fact that the board or the special committee has determined such acquisition proposal to be a superior proposal and that the proposed definitive written agreement to consummate the transactions contemplated by such proposal has been executed by the person making such proposal and delivered to us;

•

the members of the special committee and its financial advisor and outside legal counsel make themselves available to RME as promptly as practicable following the delivery of the notice described above for the purposes of engaging in good faith negotiations regarding executing a possible amendment to the merger agreement or an alternative transaction if so requested by RME;

•	on the third business day following the delivery to RME of the notice described above, the proposal is still determined to be a superior proposal by our board of directors or the special committee,

notwithstanding any amendments to the merger agreement agreed to by RME, and we have executed the proposed definitive agreement providing for the consummation of the transaction contemplated by the superior proposal; and

•	the person with whom we entered into the alternative transaction pays RME a termination fee of $4.5 million.

In addition, if we terminate the merger agreement to accept a superior proposal as described above, and within 12 months following such termination, we enter into a second transaction providing for the acquisition of greater than 50% of the voting power of MOCC, then we will be required to pay an additional fee of $1.5 million to RME.

Termination by RME

The merger agreement may be terminated by RME at any time prior to the effective time of the merger if:

•	our board or the special committee has withdrawn or adversely qualified or modified its recommendation;

•

any representations or warranties that we made in the merger agreement shall fail to be true and correct such that RME’s closing condition relating to the accuracy of those representations and warranties would not be satisfied, and such failure has not been cured or is not capable of being cured by:

•	30 days after the earlier of the date we become aware of the existence of the breach and the date we receive written notice from RME of its belief that a breach has occurred (which notice explains in reasonable detail the basis for such belief), if the breached representation and warranty is related to (i) the capitalization of MOCC and its subsidiaries, (ii) brokerage, finders’ or other similar fees, (iii) our corporate power and authority to enter into and carry out the obligations of the merger agreement and the actions taken by the special committee and our board of directors to determine the fairness of, recommend, adopt, and submit to our stockholders the merger agreement and the merger, (iv) takeover statutes and charter provisions, and (v) the opinion of the special committee’s financial advisor; or

•	July 21, 2007, if the breached representation and warranty is related to a representation and warranty other than those described directly above;

•

we have breached a covenant that we made in the merger agreement such that RME’s closing condition relating to our compliance with those covenants would not be satisfied and such breach has not been cured or is not capable of being cured within 30 days after the earlier of the date we become aware of the existence of the breach and the date we receive written notice from RME of its belief that a breach has occurred (which notice explains in reasonable detail the basis for such belief);

•

a Company Material Adverse Effect occurs and such Company Material Adverse Effect has not been cured or is not capable of being cured within 30 days after the earlier of the date we become aware of the existence of the event and the date we receive written notice from RME of its belief that such an event has occurred (which notice explains in reasonable detail the basis for such belief);

Amendment and Waiver

At any time prior to the effective time of the merger, the merger agreement may be amended, modified or supplemented only by a written agreement executed by each party after action of the respective party’s board of directors and, in the case of MOCC, the special committee. Also, at any time prior to the effective time of the merger, any provision in the merger agreement may be waived, but only by a written agreement executed by each party against whom such waiver is intended to be enforced against, after action of such party’s board of directors and, in the case of MOCC, the special committee.

Fees, Expenses and Termination Fee

Except for our obligation to pay a fee to RME in connection with a termination of the merger agreement by us in order to accept a superior proposal (see “Termination of the Merger Agreement – Termination by MOCC”), whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party to the merger agreement incurring those fees and expenses, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing this information statement and the Schedule 13E-3 shall be shared equally by RME and MOCC.

PRINCIPAL STOCKHOLDERS OF MOCC

The following tables set forth information regarding the beneficial ownership of our common stock, Series A preferred stock and Series B preferred stock, as of June 21, 2007, by each current director, each named executive officer, all our current directors and executive officers as a group and persons who beneficially own 5% or more of our outstanding voting securities. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act. It does not constitute an admission of beneficial ownership for any other purpose.

	Common Stock**		Series A Preferred Stock		Series B Preferred Stock**
Name of Beneficial Owner	Shares***	Percent of Common Stock	Shares	Percent of Series A Preferred Stock	Shares	Percent of Series B Preferred Stock
Officers and Directors
Andrew Intrater (1)	65,580	*	—	—	—	—
Oliver R. Grace, Jr. (2)	1,187,426	8.5	10,469	7.0	—	—
James J. Pinto (3)	120,287	*	—	—	—	—
Vladimir A. Serdyuk (4)	26,223	*	—	—	—	—
Valentin V. Lazutkin	21,250	*	—	—	—	—
Alexander R. Vladislavlev	23,223	*	—	—	—	—
Jay M. Haft (5)	39,382	*	—	—	—	—
Ivan Y. Isakov	21,250	*	—	—	—	—
David R. Van Valkenburg	28,726	*	—	—	—	—
Mikhail A. Smirnov (6)	725,295		—	—	—	—
Tate Fite (7)	46,781	*	—	—	—	—
Andrew M. O’Shea (8)	147,959	*	—	—	—	—
Vitaly V. Spassky (9)	130,789	*	—	—	—	—

All current directors and executive officers as a group (13 persons)	2,585,171	23.0	10,469	7.0	—	—

5% Stockholders
The RME Parties (10)	22,884,017	80.4	—	—	12,783,000	100
OAO Moskovskaya Telecommunikationnaya Korporatsiya (11) Moscow, Russia	4,220,879	30.2	— —	— —	4,500,000 —	100 —
Firebird Management LLC (12) 152 West 57th Street, 24th Floor New York, NY 10019	1,206,064	8.6	—	—	—	—

*	Represents less than one percent (1%) of the Common Stock.
**	All numbers shown under the column “Common Stock” include, in the case of the RME Parties, the number of shares of common stock into which the number of shares of Series B preferred stock beneficially owned (shown under the column “Series B Preferred Stock”) are convertible within 60 days and also include the number of shares of common stock into which the number of warrants beneficially owned are exercisable within 60 days.
***	Does not include an aggregate of 13,815 shares which will be issued to nine non-executive directors in connection with their service on the MOCC board of directors through the date of completion of the merger, assuming that the merger is completed on July 21, 2007.

(1)	Includes: (i) 51,470 shares; and (ii) 15,110 shares issuable upon exercise of warrants. Because of his affiliation with RME, Mr. Intrater may be deemed to beneficially own the shares held by RME. Mr. Intrater expressly disclaims such beneficial ownership.
(2)	Includes: (i) 256,506 shares of common stock are held directly, through an individual retirement account, through a trust established for Mr. Grace’s benefit and through a deferred compensation trust account with MOCC; (ii) 40,000 shares of common stock are issuable upon conversion of warrants; (iii) 47,500 shares of common stock are held by a corporation which is owned by members of Mr. Grace’s family; (iv) 611,842 shares of common stock are held by trusts for which Mr. Grace is a possible beneficiary; (v) 45,000 shares of common stock are held by The Anglo American Security Funds L.P., of which Mr. Grace is a general partner; (vi) 31,500 shares of common stock are held by Diversified Long Term Growth Fund L.P., of which Mr. Grace is a general partner; (vii) 89,250 shares of Common Stock are held by Drake Associates L.P., of which Mr. Grace is a general partner; (viii) 7,800 shares of common stock are held by Mr. Grace as trustee in trusts for which he is not a beneficiary; (ix) 12,250 shares of common stock are held as a result of Mr. Grace serving as co-trustee of MOCC’s defined benefit retirement plan; (x) 480 shares of common stock are held by Mr. Grace’s spouse; and (xi) 3,977 shares of common stock are held in accounts for the benefit of Mr. Grace’s children. In addition, Mr. Grace beneficially owns 10,469 shares of Series A preferred stock which are convertible into an aggregate of 31,982 shares of common stock. Finally, Mr. Grace beneficially owns $151,000 principal amount of debentures, which are convertible into 9,339 shares of common stock, $59,000 principal amount of which is held directly and through an individual retirement account, $10,000 principal amount of which is held by Mr. Grace’s spouse and $82,000 principal amount of which is held by The Anglo American Security Funds L.P. Included in the shares beneficially held are 143,065 shares of common stock which are subject to an irrevocable proxy and power of attorney in favor of RME dated December 1, 2004, and 364,061 shares of common stock which are subject to an irrevocable proxy and power of attorney in favor of RME dated December 7, 2004, as described in Note (10) below. Mr. Grace disclaims beneficial ownership of all shares owned by The Anglo American Security Funds L.P., Diversified Long Term Growth Fund L.P. and Drake Associates L.P., all shares held by him as trustee of trusts of which he is not a beneficiary and as co-trustee for the Company’s defined benefit retirement plan, all shares owned by his spouse, and shares held in accounts for the benefit of Mr. Grace’s children.
(3)	Includes: (i) 120,226 shares; and (ii) 61 shares issuable upon conversion of debentures.
(4)	Because of his affiliation with RME, Mr. Serdyuk may be deemed to beneficially own the shares held by RME. Mr. Serdyuk expressly disclaims such beneficial ownership.
(5)	Includes: (i) 33,338 shares; and (ii) 6,044 shares issuable upon exercise of warrants. Because of his affiliation with RME, Mr. Haft may be deemed to beneficially own the shares held by RME. Mr. Haft expressly disclaims such beneficial ownership.
(6)	Includes: (i) 483,530 shares are held directly; and (ii) 241,765 shares are issuable upon exercise of warrants. Excludes 443,924 shares of common stock issuable upon exercise of unvested options.
(7)	All shares are issuable upon exercise of vested options and options vesting within 60 days. Excludes 93,560 shares of common stock issuable upon exercise of unvested options.
(8)	Includes: (i) 36,448 shares are held directly; (ii) 1,511 shares are issuable upon exercise of warrants; and (iii) 111,511 shares are issuable upon exercise of vested options and options vesting within 60 days.
(9)	Includes: (i) 4,956 shares are held directly; and (ii) 125,833 shares are issuable upon conversion of vested options and options vesting within 60 days. Excludes 84,167 shares of common stock issuable upon exercise of unvested options.
(10)	For a list of the RME Parties, see “INFORMATION CONCERNING THE RME PARTIES.”

Other than RME, all of the RME Parties disclaim beneficial ownership of any shares of our capital stock, but may be deemed to be beneficial owners of the shares of our capital stock beneficially owned by RME as a result of such RME Parties’ affiliation with RME. Additionally, for purposes of the principal stockholders table, shares of Common Stock owned directly by COMCOR are treated as beneficially owned by the RME Parties by reason of RME’s approximate 73.47% interest in COMCOR (see “INFORMATION CONCERNING THE RME PARTIES”) but COMCOR is not an RME Party.

The 22,884,017 shares of common stock set forth in the principal stockholders table for the RME Parties includes: (i) 3,375,084 shares of common stock held directly by RME; (ii) 1,687,542 beneficially owned by RME by virtue of its ability to exercise warrants to acquire within 60 days 1,687,542 shares of common stock; (iii) 4,500,000 shares of common stock beneficially owned by RME by virtue of it’s direct ownership of 4,500,000 shares of Series B preferred stock, which are currently convertible within 60 days into 4,500,000 shares of common stock; (iv) 8,283,000 shares of common stock beneficially owned by RME by virtue of its ability to exercise within 60 days warrants to acquire 8,283,000 shares of Series B preferred stock which, in turn, are currently convertible within 60 days into 8,283,000 shares of common stock; (v) 4,220,879 shares of common stock held directly by COMCOR, which may be deemed beneficially owned by RME by virtue of its approximate 73.47% interest in COMCOR (see “INFORMATION CONCERNING THE RME PARTIES”); (vi) 163,503 shares of common stock held directly by and among Oliver R. Grace, Jr., Frank E. Baker and the Anglo American Security Fund, L.P., which may be deemed beneficially owned by RME by virtue of that certain irrevocable proxy and power of attorney, dated December 1, 2004, whereby RME was granted the right to vote such shares at its sole discretion at any meeting of stockholders or consent in lieu of a meeting, subject to certain limitations, until January 12, 2009, unless terminated earlier in accordance with its terms; and (vii) 654,009 shares owned—beneficially or otherwise—by Oliver R. Grace, Jr., Andrew M. O’Shea and certain former officers and directors of MOCC, which may be deemed beneficially owned by RME by virtue of that certain irrevocable proxy and power of attorney, dated December 7, 2004, whereby RME was granted the right to vote such shares in its sole discretion at any meeting of stockholders or consent in lieu of a meeting, subject to certain limitations, until January 12, 2009, unless terminated earlier in accordance with its terms.

The RME Parties disclaim beneficial ownership of the shares of our capital stock identified in subclauses (v)-(vii) of the preceding paragraph of this Note. Such shares will be acquired in the merger on the same terms as the shares held by all other stockholders of MOCC other than RME.

The 12,783,000 shares of Series B preferred stock set forth in the principal stockholders table for the RME Parties merely restates RME’s beneficial ownership of 4,500,000 shares of Series B preferred stock, as described in subclause (iii) of this Note, above, and 8,283,000 shares of Series B preferred stock which may be acquired upon exercise of warrants, as described in subclause (iv) of this Note, above.

Percentages set forth in the principal stockholders table for the RME Parties differs from information set forth elsewhere in this information statement regarding RME’s current voting power (where we have indicated that RME holds approximately 40% of the voting power of our currently-outstanding voting securities, and/or owns, or has rights to own, approximately 59% of the voting power of our voting securities on a fully-diluted basis), since rules governing beneficial ownership for the purposes of the principal stockholders table require us to add to the numerator (the number of shares held by RME) and the denominator (the number of shares of our voting capital stock outstanding): (i) shares of common stock held directly by COMCOR; (ii) shares of Company capital stock which RME has the right to acquire under outstanding nonvoting securities of MOCC held directly by RME; and (iii) shares of common stock subject to irrevocable proxy and powers of attorney arrangements between RME and certain stockholders of MOCC. The information set forth in this footnote is based on the ownership reported by the RME Parties in Amendment No. 11 to their Schedule 13D filed with the SEC on May 29, 2007.

(11)	The information set forth in the table is based on the ownership reported by COMCOR in Amendment No. 5 to its Schedule 13D filed with the SEC on May 29, 2007.

COMCOR is not an RME Party and shares of common stock held directly by COMCOR will be acquired in the merger on the same terms as the shares held by all other stockholders of MOCC other than RME. See “INFORMATION CONCERNING THE RME PARTIES.”

(12)	Includes: (i) 596,500 shares are beneficially owned as a result of its affiliations with Firebird Republics Fund, Ltd. and Firebird New Russia Fund, Ltd. (collectively, the “Republics and New Russia Funds”), including (a) 433,500 shares held directly by the Republics and New Russia Funds, and (b) 163,000 shares issuable upon exercise of warrants held directly by the Republics and New Russia Funds; (ii) 353,064 are beneficially owned as a result of its affiliation with the investment adviser for Firebird Avrora Fund, Ltd. (“Avrora”), including (c) 260,564 shares held directly by Avrora, and (d) 92,500 shares issuable upon exercise of warrants held directly by Avrora; and (iii) 256,500 shares are beneficially owned as a result of its affiliation with the investment adviser for Firebird Fund, L.P. (“Firebird”), including (e) 181,000 shares held directly by Firebird, and (f) 75,500 shares issuable upon exercise of warrants held directly by Firebird. The information set forth in this footnote is based on the ownership reported by Firebird Management LLC in Amendment No. 1 to its Schedule 13G filed with the SEC on February 12, 2007.

INFORMATION CONCERNING MOCC

MOCC, a Delaware corporation, provides television, radio, data transmission and Internet access services through a growing hybrid-fiber coaxial network in Moscow, Russia. This network is connected to an extensive fiber optic network throughout the city of Moscow. Through our wholly-owned subsidiary, CCTV, which markets its services under the brand name CCTV, we provide our services to a growing number of homes and small businesses. For more information about our business and financial condition, please refer to Annex D, MOCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and Annex E, MOCC’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2007, which Annexes form a part of this information statement, and the summary financial information and information concerning historical market prices of MOCC’s common stock and dividend information set forth below.

The following table summarizes certain financial data with respect to MOCC and is derived from (i) our audited consolidated financial statements and consolidated notes contained in Annex D and (ii) our unaudited consolidated financial statements contained in Annex E. The summary historical data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and consolidated notes contained in Annex D and Annex E. Amounts below are in thousands of U.S. dollars, except per share data.

We have not provided any pro forma data giving effect to the merger as we do not believe that such information is material to our stockholders. The merger consideration consists solely of cash and, if the merger is consummated, our common stock will cease to be publicly traded. As a result, we do not believe that the changes to our financial condition resulting from the merger would provide meaningful or relevant information since our stockholders (other than RME) will not be stockholders of, and will have no interest in, MOCC following the merger.

Summary Financial Information1

(in thousands except for per share data)

	Years Ended December 31,		Ten Months Ended Dec. 31	Fiscal Years Ended February 28/29,*		Three Months Ended March 31,
	2006	2005	2004	2004	2003	2007	2006
Revenue	$23,886	$10,603	$6,132	—	—	$11,292	$4,109
Gross margin	5,702	2,114	949	—	—	4,076	1,251
Loss from continuing operations[2]	(21,113)	(10,752)	(5,151)	$(2,158)	$(2,050)	(6,731)	(2,616)
Net loss	(21,113)	(10,752)	(5,151)	(2,158)	(446)	(6,731)	(2,616)
Loss applicable to common Shareholders	(21,338)	(21,758)	(5,341)	(2,440)	(728)	(6,731)	(2,616)
Loss from continuing operations per common share, basic and diluted	(1.93)	(2.46)	(0.62)	(1.12)	(1.11)	(0.48)	(0.29)
Loss per common share, basic and diluted	(1.93)	(2.46)	(0.62)	(1.12)	(0.35)	(0.48)	(0.29)
Depreciation, amortization and interest accretion	7,492	2,618	1,806	243	293	3,214	1,016

Balance Sheet Data:

	Years Ended December 31,			Fiscal Years Ended February 28/29,		Three Months Ended March 31,
	2006	2005	2004	2004	2003	2007	2006
Current assets	$24,818	$16,019	$5,530	$8,604	$8,378	$24,698	$21,004
Noncurrent assets	94,408	58,689	46,234	41,928	10,667	103,443	68,386
Total assets	119,226	74,708	51,058	50,532	19,045	128,141	89,390
Current liabilities	14,493	6,332	10,732	5,481	1,734	17,892	7,888
Noncurrent liabilities	38,434	25,995	7,936	7,629	4,209	49,675	38,416
Total debt	35,152	22,582	6,969	3,539	2,081	67,567	34,410
Stockholders’ equity	66,299	42,381	33,096	37,422	13,102	60,574	43,086
Book value per common share[3]	3.45	2.96	3.44	4.02	4.57	3.13	3.01
Ratio of earnings to fixed charges	(3.6)	(3.0)	(9.7)	(1.9)	(2.4)	(4.1)	(1.8)
Deficiency	(21,592)	(12,198)	(5,497)	(1,572)	(1,873)	(6,705)	(2,458)

*	MOCC did not consolidate the results of operations of CCTV prior to the ten month period ended December 31, 2004, and did not consolidate CCTV’s balance sheet prior to February 29, 2004.
(1)	MOCC was formerly on a February fiscal year-end period. Effective December 31, 2004, MOCC changed its fiscal year, which resulted in a ten-month transition period.
(2)	Losses from continuing operations exclude the results of operations of our electronic segment as a result of its sale in March 2002.
(3)	Book values of common stock as of December 31, 2005, 2006 and March 31, 2007 assume the conversion of the Series B preferred stock.

The approximate number of registered stockholders of our common stock on June 21, 2007 was 403. We estimate that there were approximately 1,000 additional stockholders who held their shares in street name. The high and low sales prices (including intraday prices) and the closing sales prices for our common stock, for each quarterly period in 2007, 2006 and 2005, are included below. The bid prices shown, which were supplied by the NASDAQ Stock Market, represent prices between dealers and do not include retail markups, markdowns or commissions and may not necessarily represent actual transactions.

MOCC’S Comparative Market Price and Dividend Information

Quarter ended March 31, 2007	High*	Low*	Close
	$12.70	$9.84	$12.65

Year ended December 31, 2006	High*	Low*	Close
January-March, 2006	$13.17	$4.87	$7.63
April-June, 2006	$11.72	$7.05	$10.47
July-September, 2006	$10.63	$7.36	$9.05
October-December, 2006	$12.30	$8.50	$10.58

Year ended December 31, 2005	High*	Low*	Close
January-March, 2005	$7.75	$4.60	$5.30
April-June, 2005	$7.80	$3.81	$5.51
July-September, 2005	$6.28	$5.04	$5.21
October-December, 2005	$5.99	$4.60	$5.38

*	These figures include intraday high and low sales prices. The highest daily closing price of our common stock during the five years preceding November 4, 2006 (the date of RME’s original proposal) was $10.79.

On November 3, 2007, the last full trading day prior to public announcement of RME’s acquisition proposal of $10.80 per share of MOCC common stock, the last reported sales price of our common stock was $9.99. On February 21, 2007, the last full trading day prior to public announcement of the merger agreement, the last reported sales price of our common stock was $11.39. On June 21, 2007, the most recent practicable trading day prior to the date of this information statement, the last reported sales price of our common stock was $12.77.

We have not paid dividends on our common stock since the fiscal year ended February 29, 1993, and we do not have any intention to pay any dividends on our common stock for the foreseeable future.

INFORMATION CONCERNING THE RME PARTIES

Throughout this information statement the term “RME Parties” is used to refer to RME itself as well as a number of RME affiliates that are (in the case of its wholly-owned subsidiary Galaxy Merger Sub) or may be deemed to be (in the case of its other affiliates listed below) participating with RME in the acquisition of MOCC through the merger. All of the RME Parties are identified and described below and additional information regarding each of them and their respective directors and executive officers (or corresponding representatives) is contained in the Schedule 13E-3 transaction statement filed by MOCC and the RME Parties with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION.”

RME is a party to the merger agreement. RME, a Bahamian corporation, is the telecommunications arm of the Renova Group, a group of investment companies that is a leading Russian private equity investor. Through its subsidiaries, RME provides cable television, high-speed Internet access and Internet protocol-based telephony to residential and business customers in the City of Moscow, Russia, and Belarus. RME, through its subsidiaries, is Moscow’s second largest provider of broad-range access to the Internet and the largest “triple play” provider. In addition to its investments in MOCC and COMCOR, RME holds investments in OOO MIG-Telekom, a Moscow-based Internet service provider, and COOO Cosmos-TV, a Belarus-based provider of MMDS, cable television and Internet services to the city of Minsk. On the record date fixed for the mailing of this information statement, RME currently directly owns of record approximately 40% of the voting power of the outstanding MOCC voting securities as well as warrants to acquire common stock and Series B preferred stock of MOCC that, when exercised and aggregated with common stock issuable upon conversion of its outstanding Series B preferred stock of MOCC, would result in RME owning of record a majority of the voting power of MOCC’s then-outstanding voting securities.

Galaxy Merger Sub is a Delaware corporation that is a wholly-owned RME subsidiary formed for the purposes of effectuating the merger and is a party to the merger agreement. Galaxy Merger Sub has not conducted any business and, prior to the completion of the merger, will have no assets or liabilities other than those incident to its formation and under the merger agreement.

Renova Industries Ltd., a Bahamian corporation, is a holding company for 51% of the outstanding voting securities of RME. Under a shareholders agreement between Renova Industries and CMCR Management, Renova Industries designates a majority of the members of RME’s supervisory board (see “SPECIAL FACTORS—Related Party Transactions”). Under an amended credit facility agreement among RME, Renova Industries and RME’s minority shareholder CMCR Management, Renova Industries has committed to provide its proportionate shares of the loan financing that RME will employ to fund the merger (see “SPECIAL FACTORS—Financing of the Merger”).

CMCR Management Limited, a Bahamian corporation, is a holding company for 49% of the outstanding voting securities of RME and, under the shareholders agreement with Renova Industries referred to above, designates a minority of the members of RME’s supervisory board (see “SPECIAL FACTORS—Related Party Transactions”). Under the amended credit facility agreement referred to above, CMCR Management has committed to provide its proportionate shares of the loan financing that RME will employ to fund the merger.

Renova Holding Ltd., a Bahamian corporation, is a holding company for a controlling interest in the voting securities of Renova Industries.

ZAO PR Telecom and ZAO Pripachkin I Doch are Russian joint stock companies that together own a majority of CMCR Management’s outstanding voting securities and are controlled by Mr. Yury Pripatchkin.

Yury Pripachkin, a Russian citizen, is the chairman of the board of directors of COMCOR, the controlling stockholder (indirectly) of CMCR Management, the head of the Representative Office of RME Management Limited, which provides management services to RME affiliates, and a member of RME’s supervisory board.

Columbus Trust is a Cayman Islands trust, the trustees of which is TZ Columbus Trust Services Ltd., a professional trust services company, which owns all of the outstanding voting securities of Renova Holding.

Victor Vekselberg, a Russian citizen, is the founder of the Renova Group and the principal beneficiary of Columbus Trust.

RME is the largest stockholder of COMCOR, a Russian joint stock company that provides the “backbone” portion of the network through which MOCC provides cable television, Internet and telephony access to residential and business customers in Moscow. In April 2007, as a result of a sale of some of its COMCOR shares to an unaffiliated third party, RME’s ownership interest in COMCOR was reduced from a majority to approximately 49% of COMCOR’s outstanding voting securities, although RME’s designees continue to comprise a majority of COMCOR’s board of directors. In April 2006, prior to the June 2006 transaction in which RME acquired a controlling interest in COMCOR, COMCOR’s stockholders had approved a private placement of newly-issued shares to RME. As a result of a lawsuit instituted in June 2006 by the City of Moscow (a minority COMCOR stockholder) against COMCOR in the Arbitrazh Court of the City of Moscow challenging that private placement as a violation of the securities law of the Russian Federation, the private placement was deferred until January 2007, when it was re-initiated following a decision by the Court denying the City’s claims, and it was closed on May 21, 2007, when RME purchased and paid for the additional shares, increasing its ownership to 73.47% of COMCOR. On May 25, 2007, in a new lawsuit filed by the City of Moscow against the Federal Commission for Financial Markets of the Russian Federation challenging the private placement, the Court granted the City’s motion for an injunction prohibiting the Federal Commission from registering the sale of the additional COMCOR shares to RME pending a hearing on the merits scheduled for July 4, 2007. Pending the outcome of that hearing, RME is precluded from effecting any transactions with respect to the additional shares. Separately, as a result of recently-enacted legislation of the Russian Federation, RME, having acquired over 50% of COMCOR’s shares through the May 2007 private placement, may be required to make an offer to all of COMCOR’s minority stockholders to purchase their shares and, if RME determines that such an offer is required, then, until it is made, RME would not be permitted to vote more than 50% of COMCOR’s outstanding shares. The outcome of such an offer, which may be required to be made by June 27, is not known. Neither the outcome of that offer, if made, nor the outcome of the Russian litigation relating to the May 2006 private placement, affect either RME’s ability to exercise its rights to acquire additional MOCC voting securities from MOCC through RME’s exercise of its directly-owned outstanding warrants and conversion its directly-owned outstanding preferred stock so as to own of record a majority of the outstanding MOCC voting securities and adopt the merger agreement through its execution of a written consent as MOCC’s majority stockholder without any action by any other stockholder, as provided in the merger agreement, or RME’s ability to consummate the merger. COMCOR directly owns approximately 22.8% of MOCC’s outstanding common stock in addition to the MOCC voting securities that RME directly owns or has the direct right to acquire and, has designated three of MOCC’s directors. However, COMCOR did not participate in any negotiations relating to the merger, is not a party to the merger agreement and has no agreement with MOCC or any of the RME Parties relating to the merger. When the merger is completed, COMCOR will be entitled to receive the same cash price of its shares as all other stockholders of MOCC other than RME. Accordingly, while COMCOR is an affiliate of RME and MOCC, it is not included in this information statement as an RME Party because it is not participating with RME in the acquisition of MOCC through the merger.

OTHER MATTERS

As of the date of this information statement, our board of directors does not intend to present and has not been informed that any other person intends to present any matter for action by written consent in lieu of a meeting other than as discussed in this information statement.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2007 if the merger is completed because we will no longer be a publicly traded company or an SEC registrant. We received no stockholder proposals during the year ended December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, proxy statements and other information regarding companies that file electronically with the SEC.

Pursuant to the rules of the SEC, services that deliver MOCC’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of MOCC’s information statement, unless MOCC has received contrary instructions from one or more of the stockholders. Upon written or oral request, MOCC will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify MOCC if they wish to receive separate copies of MOCC’s communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify MOCC of their requests by writing Andrew M. O’Shea, Secretary, Moscow CableCom Corp., 5 Waterside Crossing, Windsor, Connecticut 06095.

We and the RME Parties have filed a Schedule 13E-3 Transaction Statement with the SEC with respect to the merger. As permitted by the SEC, this information statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, together with any amendments and exhibits filed with or incorporated by reference therein (including written presentations of Lazard to the special committee) are available for inspection or copying as set forth above.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page of this information statement. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to MOCC’s stockholders nor the payment of the merger consideration shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

RENOVA MEDIA ENTERPRISES LTD.,

GALAXY MERGER SUB CORPORATION,

a subsidiary of Renova Media Enterprises Ltd., and

MOSCOW CABLECOM CORP.

Dated as of February 21, 2007

(continued)

Page
ANNEX AND EXHIBITS

Annex I	Glossary of Defined Terms	A-41

Exhibit A	Certificate of Incorporation	A-47

Exhibit B	Form of Written Consent of Stockholder	A-48

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 21, 2007, by and among Renova Media Enterprises Ltd., a Bahamian corporation (“Parent”), Galaxy Merger Sub Corporation, a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and Moscow CableCom Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the definitions of certain capitalized terms used in this Agreement are set forth in Annex I;

WHEREAS, as of the date hereof, Parent owns 3,375,084 shares of Common Stock, warrants to purchase 1,687,542 shares of Common Stock, 4,500,000 shares of Series B Stock and warrants to purchase 8,283,000 shares of Series B Stock;

WHEREAS, a special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”) has unanimously recommended to the Company Board that the Company Board approve this Agreement and the acquisition of all of the equity interests of the Company which Parent does not beneficially own on the date hereof, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has, by the unanimous vote of those directors adopting the applicable resolutions, duly approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and conditions set forth in this Agreement;

WHEREAS, the boards of directors of each of Parent and Merger Sub have approved this Agreement;

WHEREAS, Parent, as the sole shareholder in Merger Sub, will adopt this Agreement following the execution of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, RME Finance Ltd, a company formed under the laws of the Republic of Cyprus (“Bridge Finance Lender”), the Company and Company Sub, have entered into the Bridge Facility Agreement dated as of the date hereof (the “Bridge Facility Agreement”), pursuant to which Bridge Finance Lender has agreed, subject to the terms and conditions set forth therein, to make available to Company Sub certain Loans (as defined in the Bridge Facility Agreement), the payment and performance of which has been unconditionally guarantied by the Company; and

WHEREAS, the Company, Parent and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the DGCL.

1.2 Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the “Closing”) shall take place at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, 29th Floor, New York, New York 10020-1041, at 9:00 A.M. local time on the first Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, subject to applicable Law, waived in accordance with this Agreement.

1.3 Effective Time. Immediately following the Closing, Parent and the Company shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided by the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A and shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law.

2.2 The By-Laws. The By-Laws of the Company shall be amended and restated to conform to the By-Laws of Merger Sub as in effect immediately prior to the Effective Time and shall be the By-Laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or in accordance with the Charter and applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any capital stock of Parent, Merger Sub or the Company:

(a) Merger Consideration.

(i) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Common Stock owned by Parent, (B) shares of Common Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, or (C) shares of Common Stock (the “Dissenting Common Shares”) that are owned by stockholders holding Common Stock who are entitled to demand and properly demand an appraisal of their shares of Common Stock (the “Dissenting Common Stockholders”) pursuant to Section 262 of the DGCL (each of (A), (B) and (C) of this sentence, an “Excluded Common Share” and collectively, “Excluded Common Shares”)) shall be converted into the right to receive an amount in cash equal to $12.90 (the “Common Stock Merger Consideration”).

(ii) Each share of Series A Convertible Preferred Stock of the Company, par value $0.01 per share (“Series A Stock”), issued and outstanding immediately prior to the Effective Time (other than (A) shares of Series A Stock owned by Parent, (B) shares of Series A Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, or (C) shares of Series A Stock (the “Dissenting Series A Shares”) that are owned by stockholders holding Series A Stock who are entitled to demand and properly demand appraisal of their shares of Series A Stock (the “Dissenting Series A Stockholders”) pursuant to Section 262 of the DGCL (each of (A), (B) and (C) of this sentence, an “Excluded Series A Share” and collectively, “Excluded Series A Shares”)) shall be converted into the right to receive an amount in cash equal to the product of (x) the Common Stock Merger Consideration and (y) the number of shares of Common Stock into which one share of Series A Stock is convertible in accordance with its terms at the Effective Time (together with any declared and unpaid dividends on a share of Series A Stock for which a record date has occurred prior to the Closing Date, in accordance with the terms of the Series A Stock) (the “Series A Merger Consideration”) (it being understood that the aggregate amount payable to any individual holder of record of Series A Stock shall be rounded to the nearest cent).

(iii) At the Effective Time, all shares of Common Stock and Series A Stock shall no longer be outstanding and all shares of Common Stock and Series A Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such shares of Common Stock or Series A Stock (other than Excluded Common Shares or Excluded Series A Shares) shall thereafter represent only the right to the Common Stock Merger Consideration or Series A Merger Consideration, as applicable, and any Dissenting Common Shares or Dissenting Series A Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3. At the Effective Time, all shares of Series B Stock, which are all held by Parent as of the date hereof, shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(b) Cancellation of Parent-Owned Shares and Treasury Shares. Each share of Company capital stock issued and outstanding immediately prior to the Effective Time and owned by Parent, the Company, or any direct or indirect wholly-owned Subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the result of dividing (i) the difference between (x) the sum of the shares of Company Common Stock that are, immediately prior to the Effective Time, outstanding, issuable upon conversion of convertible securities, issuable upon exercise of exercisable securities, and/or issuable upon conversion of securities issuable upon exercise of exercisable securities, which sum shall be set forth on a certificate executed by a duly authorized executive of the Company and delivered to Parent at the Closing, and (y) the number of shares subject to Company Options that, immediately prior to the Effective Time, are not terminable upon the Surviving Corporation’s delivery of an Option Cash Out Payment, as defined and described in Section 4.4(a), by (ii) 1,000 (the number of shares of Merger Sub Common Stock that will be outstanding immediately prior to the Effective Time).

4.2 Surrender of Certificates for Payment.

(a) Paying Agent. At or immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock and Series A Stock (other than Parent or the Company), cash sufficient to pay the aggregate Common Stock Merger Consideration and aggregate Series A Merger Consideration in exchange for shares of Common Stock and Series A Stock, respectively, outstanding immediately prior to the Effective Time (other than Excluded Common Shares and Excluded Series A Shares), deliverable upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purposes. The Paying Agent shall invest the cash included in the Payment Fund in obligations guaranteed by the full faith and credit of the United States of America or such other instruments as constitute customary investments for payment funds of this nature. All interest earned on such funds shall be paid to Parent.

(b) Payment Procedures. Parent and the Surviving Corporation shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of shares of Common Stock and Series A Stock (i) a letter of transmittal (which shall be in a form prepared by Parent and approved by the Company, such approval not to be unreasonably withheld, prior to the Effective Time), (A) specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent, and (B) containing an irrevocable waiver of any appraisal rights under Section 262 of the DGCL in connection with the Merger; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration and Series A Merger Consideration (together with any declared and unpaid dividends on such securities, respectively, for which a record date has occurred prior to the Closing Date, in accordance with the terms of their respective securities). Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of (x) the number of shares of Common Stock or Series A Preferred Stock, as applicable, represented by such Certificate multiplied by (y) the Common Stock Merger Consideration or Series A Merger Consideration, as applicable (together with any declared and unpaid dividends on such securities, respectively, for which a record date has occurred prior to the Closing Date, in accordance with the terms of their respective securities), and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock or Series A Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock or Series A Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock or Series A Stock which were outstanding immediately prior to the Effective Time (except for any transfers made in accordance with customary settlement procedures to reflect trades effected prior to the Effective Time). If, after the Effective Time, Certificates representing shares of Common Stock or Series A Stock are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.

(d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock or Series A Stock (other than Excluded Common Shares or Excluded Series A Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Common Stock Merger Consideration and Series A Merger Consideration, as applicable, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock or Series A Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and if required by Parent the posting by such Person of a bond in customary amount with customary terms against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue a check in the amount (after giving effect to any required tax withholdings) of the number of shares of Common Stock or Series A Stock represented by such lost, stolen or destroyed Certificate multiplied by the Common Stock Merger Consideration or Series A Merger Consideration, as applicable, in exchange for such lost, stolen or destroyed Certificate. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

4.3 Dissenters’ Rights. Any Dissenting Common Stockholder or Dissenting Series A Stockholder shall not be entitled to receive the Common Stock Merger Consideration or Series A Merger Consideration, as applicable, with respect to the shares of Common Stock or Series A Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Common Stockholder and each Dissenting Series A Stockholder, as the case may be, shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the shares of Common Stock and/or Series A Stock owned by such Dissenting Common Stockholder or Dissenting Series A Stockholder, as the case may be, and as to which dissenters’ rights have been properly perfected. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Common Shares or Dissenting Series A Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4 Treatment of Company Options, Warrants, Restricted Shares and Convertible Debentures.

(a) Upon and after the Effective Time, with respect to any outstanding stock option to purchase shares of Common Stock (each, a “Company Option”) the holder thereof shall be entitled to receive an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to the Company Option (with all shares subject to the option deemed fully vested and exercisable) multiplied by (y) the excess, if any, of the amount of the Common Stock Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment (the “Option Cash Out Payment”) and, upon the holder’s receipt of such Option Cash Out Payment, the holder’s Company Option shall be terminated; provided, however, that to the extent an option holder’s acknowledgment or consent or an amendment to the Company Option agreement is required to permit the Company to terminate the Company Option, the holder of a Company Option shall only be entitled to the Option Cash Out Payment upon such holder’s execution and delivery of a form of acknowledgment and consent, or amendment to Company agreement, which has been prepared by Parent and approved by the Company, which approval shall not be unreasonably withheld. With respect to any Company Option that is not otherwise terminable upon the delivery of the Option Cash Out Payment, the Company Option shall remain outstanding, provided that the shares subject to the Company Option shall be shares of the Surviving Corporation. From and after the date hereof, the Company shall use commercially reasonable efforts to distribute to the holders of Company Options the forms of acknowledgment and consent described in this Section 4.4(a) and such other information currently in the Company’s possession relating to such Company Options to facilitate Option Cash Out Payments upon and after the Effective Time.

(b) Upon and after the Effective Time, each warrant to purchase shares of Common Stock which is not held by Parent and is then outstanding (each, a “Company Common Warrant”) shall, in accordance with the terms of such Company Common Warrant, represent the right to receive, upon the exercise thereof, an amount in cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Common Warrant multiplied by (y) the Common Stock Merger Consideration. In lieu of exercising a Company Common Warrant (upon and after the Effective Time but prior to the expiration of such Company Common Warrant), if the holder so requests, the Surviving Corporation shall permit the holder thereof to receive an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Common Warrant multiplied by (y) the excess, if any, of the amount of the Common Stock Merger Consideration over the exercise price per share of Common Stock under such Company Common Warrant (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment (the “Warrant Cash Out Payment”). Except as described herein, the terms and conditions of each Company Common Warrant, including terms and conditions regarding the expiration of such Company Common Warrant, shall remain in effect after the Effective Time.

(c) Upon the Effective Time, each warrant to purchase shares of Common Stock or Series B Stock, which warrant is then held by Parent and then outstanding, shall, notwithstanding any terms to the contrary therein, be terminated and cancelled without payment of any consideration therefor and shall cease to exist.

(d) Immediately prior to the Effective Time, each share of Common Stock subject to forfeiture or reacquisition by the Company (“Company Restricted Stock”) shall fully vest and no longer be subject to forfeiture or reacquisition by the Company. The Company shall take all actions necessary to effect such vesting. A holder of Company Restricted Stock will accordingly have the right to receive the Common

Stock Merger Consideration for each outstanding share of Company Restricted Stock without any restrictions applicable to unvested shares of Company Restricted Stock.

(e) Upon and after the Effective Time, each of the Company’s 10 1/2% Convertible Subordinated Debentures due 2007 that is then outstanding (each a “Debenture”) shall, in accordance with the terms of each Debenture, become convertible into the right to receive, upon the conversion thereof, an amount in cash (without interest) equal to the Common Stock Merger Consideration multiplied by each whole share of Common Stock issuable upon conversion of such Debenture immediately prior to the Effective Time. Except as described herein, the terms and conditions of each Debenture shall remain in effect after the Effective Time.

(f) Prior to the Effective Time, the Company shall use all commercially reasonable efforts to cause the transactions contemplated by this Section 4.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

4.5 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company Reports (as defined below) filed prior to the date hereof or (ii) the applicable section of the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Schedule with respect to the corresponding section or subsection of this Agreement shall be deemed to be disclosed under any other section or subsection of this Agreement, as long as the relevance of such disclosure to such other section or subsection of the Agreement is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1 Subsidiaries, Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing (where applicable) as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.2 Capitalization of the Company and its Subsidiaries.

(a) The authorized stock of the Company consists of 25,800,000 shares of Preferred Stock, of which 25,000,000 are designated Series B Stock and 800,000 are designated Series A Stock, and 40,000,000 shares of Common Stock. As of February 20, 2007, 13,972,365 shares of Common Stock were issued and outstanding, 149,962 shares of Series A Stock were issued and outstanding and 4,500,000 shares of Series B

Stock were outstanding. All such shares of Common Stock, Series A Stock and Series B Stock outstanding as of such date have been duly authorized, validly issued, and are fully paid, nonassessable and free of preemptive rights or other similar rights. The Company has no commitments to issue or deliver any shares of Common Stock, except that, as of February 20, 2007, a total of 1,090,265 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options, 702,680 shares of Common Stock were reserved for issuance pursuant to outstanding Company Common Warrants, 8,283,000 shares of Series B Stock were reserved for issuance pursuant to outstanding warrants to purchase Series B Stock, 22,077 shares of Common Stock were required for issuance upon conversion and in accordance with the terms of outstanding Debentures, 458,134 shares of Common Stock were reserved for issuance upon conversion of outstanding shares of Series A Preferred Stock and 12,783,000 shares of Common Stock were reserved for issuance upon conversion of shares of Series B Stock (both outstanding and issuable upon exercise of warrants to purchase Series B Stock). All outstanding Company Options are governed by the terms and conditions of the Company’s 2003 Stock Plan and the standard form of stock option agreement used for such plans, respectively. All outstanding Company Common Warrants are governed by the terms and conditions of a warrant agreement, the form of which is included as an exhibit to a Company Report. Except as set forth in this paragraph, there are no authorized or outstanding debt or equity securities of the Company, and the Company has no obligations to authorize or issue additional debt or equity securities of the Company.

(b) As of the date hereof, the number of shares of Common Stock into which each outstanding share of Series A Stock is convertible is 3.055; the number of shares of Common Stock into which each outstanding share of Series B Stock is convertible is 1.0; and the voting power of each outstanding share of Series B Stock in any matter presented to the holders of the Company’s capital stock voting as a single class is 0.81833 per share (compared to 1.0 per share for each outstanding share of Common Stock).

(c) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. Section 5.1 of the Company Disclosure Schedule sets forth a correct and complete list of all such capital stock or other securities. Except as set forth above, there are no shares of capital stock of the Company or any of its Subsidiaries authorized, reserved, issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities of the Company or any of its Subsidiaries or other agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries or any other securities or obligations of the Company or any of its Subsidiaries convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company. None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

5.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, to consummate the Merger.

The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement and the Merger. Under the Charter, Bylaws and applicable Law, the Company’s stockholders may provide the Company Requisite Vote by written consent in lieu of a stockholder meeting. The form of written consent attached hereto as Exhibit B is a form sufficient for delivery of a valid stockholder approval of the Merger by written consent under the Charter, Bylaws and applicable Law. If Parent holds of record shares of Company capital stock representing a majority of the outstanding voting power of the then outstanding shares of Common Stock and Series B Stock, voting together as a single class, at the time Parent executes a written consent in the form attached hereto as Exhibit B, such written consent will constitute the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to affecting creditors’ rights and to general equity principles.

(b) (i) The Special Committee has been duly authorized and constituted, (ii) the Special Committee, at a meeting thereof duly called and held on February 21, 2007, unanimously (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than the Interested Stockholders), (B) recommended that the Company Board approve and declare advisable this Agreement and the Merger and (C) resolved to recommend that the Company Board submit this Agreement for adoption by the stockholders of the Company and recommend that such stockholders adopt this Agreement and approve the Merger and (iii) the Company Board, at a meeting thereof duly called and held on February 21, 2007, by the unanimous vote of those directors adopting the applicable resolutions, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than the Interested Stockholders), (B) approved and declared advisable this Agreement and the Merger and (C) resolved to submit this Agreement for adoption by the stockholders of the Company and recommend that such stockholders adopt this Agreement and approve the Merger.

5.4 Consents and Approvals; No Violations.

(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) any post-execution filings required under the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) FAS Clearance and (iv) such filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or By-Laws (or similar governing documents) or any resolutions of the respective boards of directors of the Company or of any its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract, or (C) violate or infringe any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.5 Compliance with Laws; Licenses. The Company and its Subsidiaries operate their respective businesses in compliance with any Laws applicable to such businesses except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity provided written notice of an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All the payments required in connection with the maintenance of such permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals are current, except where the failure to make such payments would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.6 No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or By-Laws (or similar governing documents) or (b) any Material Contract, except in the case of clause (b) of this sentence for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.7 Company Reports; Financial Statements.

(a) Each of the Company and its Subsidiaries has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2005. The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended or supplemented after giving effect to such amendment or supplement) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no comment letter or request for information from the SEC with respect to any Company Report that the Company has received that, to the Knowledge of the Company, remains outstanding.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed on or prior to the date of this Agreement fairly presents in all material respects, and if filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, and if filed on or after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the omission of notes required by GAAP and to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to

ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Since December 31, 2005, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received in writing, nor does the Company have any Knowledge of, any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(d) The audited balance sheet and audited profit and loss accounts for Company Sub as at December 31, 2005 and unaudited balance sheet and unaudited profit and loss accounts for Company Sub as at December 31, 2006 have been prepared in accordance with Russian accounting standards and fairly and accurately present the material assets and liabilities (whether actual or contingent), in each case in accordance with Russian accounting standards, of the Company Sub’s business.

(e) Neither the Company nor any of its Subsidiaries has entered into or proposed to enter into loans or other extensions of credit to officers or directors or other arrangements that are covered by Section 402 of the Sarbanes-Oxley Act (including those to which an exemption may apply) or entered into or proposed to enter into any arrangement or transaction with any person, which arrangement or transaction would be required to be disclosed under Item 404 of Regulation S-K.

5.8 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, fixed, matured or otherwise that the Company would be required by GAAP to set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except (a) liabilities reflected or reserved against or disclosed in the Company Reports filed by the Company prior to the date hereof, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2005, or (c) liabilities and obligations incurred under contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, other than liabilities or obligations arising from a breach or default under any such contract.

5.9 Litigation. There is no Action pending to which the Company or any of its Subsidiaries, is a party or, to the Knowledge of the Company, threatened in writing to the Company against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a

Company Material Adverse Effect. To the Knowledge of the Company, there is no Action pending to which any current or former officer or director of the Company or any of its Subsidiaries, in his or her capacity as such, is a party or threatened in writing against any current or former officer or director of the Company or any of its Subsidiaries, in his or her capacity as such.

5.10 Material Contracts.

(a) All of the Material Contracts of the Company and its Subsidiaries are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing sentence, each of the Material Contracts into which Company Sub has entered that, at the time entered into, constituted a “major transaction” and/or an “interested party transaction” under the Russian Joint Stock Company Law, was approved as such prior to the entry into such Material Contract in compliance with the approval procedures set forth in the Russian Joint Stock Company Law.

(b) Except as set forth on Schedule 5.10(b) of the Company Disclosure Schedule: (i) there are no Material Contracts and (ii) there are no Contracts that purport to limit the ability of the Company or any Subsidiary to conduct their respective businesses in any geographic area or to sell any goods to, or provide any services to, any party.

5.11 Absence of Certain Changes or Events. Since December 31, 2005, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of such business, and there has not been any change, development, event, effect, occurrence or non-occurrence affecting the business, assets, liabilities, property, financial condition or results of operations of any of the Company and its Subsidiaries that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

5.12 Employee Matters.

(a) All Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Law, and there are no pending or, to the Knowledge of the Company, threatened claims, audits, investigations, inquiries or proceedings against the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims). With respect to each Benefit Plan, the Company and each Company Subsidiary have prepared in good faith and timely filed all requisite governmental reports (which were, to the Knowledge of the Company, true and correct as of the date filed).

(b) Without limiting anything in this Section 5.12, in the case of Company Sub, except for pension payments required to be paid to the state under the Laws of the Russian Federation, Company Sub does not maintain or contribute to, has no obligation to contribute to, and has no liability under any pension, severance, termination or similar Benefit Plan, or a pension plan sponsored by any ERISA Affiliate of the Company, providing benefits to any current or former employee, consultant, or director of Company Sub. Company Sub has timely made full payment of all pension payments required to be paid to the state under the Laws of the Russian Federation.

(c) Each Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), and each trust maintained pursuant thereto, has received a favorable determination or opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Benefit Plan that could cause the loss of such qualification.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) result in an “excess parachute payment” under Section 280G of the Code.

(e) Without limiting the representations and warranties contained in Section 5.5, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment.

(f) Without limiting the foregoing or any of the other representations and warranties of the Company in this Agreement, Company Sub has made all payments (of any kind) to its employees in accordance with the terms and conditions of applicable employment contracts and paid or withheld all applicable Taxes applicable to such payments (including without limitation social taxes and income taxes).

5.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are the lawful owners of or have valid licenses to use or otherwise exploit all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, and with respect to Intellectual Property owned by the Company or its Subsidiaries, such Intellectual Property is owned free and clear of all Liens. Other than with respect to Intellectual Property licensed by the Company or a Subsidiary from another Person, none of the Company or any of its Subsidiaries jointly owns, licenses or claims any right, title or interest with any other Person (including the Company or any other Subsidiary) of any Intellectual Property. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Company or any of its Subsidiaries has any right, title or interest in, to or under any Intellectual Property material to the Company and its Subsidiaries and in which the Company or any of its Subsidiaries has (or purports to have) any right, title or interest that has not been exclusively assigned or transferred to the Company or a Company Subsidiary. To the Knowledge of the Company, all registrations which are owned by the Company or any Company Subsidiary for Intellectual Property are valid and in force (with all related filing fees having been duly paid).

(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as presently conducted thereby does not infringe upon the Intellectual Property of any third party. There are no claims pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a material third-party claim, in each case alleging that the conduct of the business of the Company and its Subsidiaries infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property.

(c) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no third party is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company or any of its Subsidiaries.

5.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes, or have withheld and remitted to the appropriate taxing authority all Taxes due and payable or, where payment is not yet due or where such Taxes are being challenged in good faith, have established in accordance with GAAP an adequate accrual for all Taxes through the end of the last period covered by the financial statements contained in the Company Reports filed on or prior to the date of this Agreement; (iii) the Company and each of its Subsidiaries have not waived any statute of limitations with respect to Taxes which has not since expired or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired; (iv) neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or consisting solely of some or all of the Company’s Subsidiaries) filing a consolidated tax return or (B) has any liability for Taxes of any person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise; (v) none of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement; (vi) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” under Section 6011 of the Code and the regulations thereunder; (vii) all of the payments by the Company and its Subsidiaries to agents, consultants and other third parties have been in payment of bona fide fees and commissions and not as a payment described in Section 162(c) of the Code or any similar provision under foreign law; (viii) no claim has ever been made in writing by any authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction; and (ix) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to the Company or any of its Subsidiaries.

5.15 Takeover Statutes; Charter Provisions. The Company Board, upon recommendation by the Special Committee, has approved the Merger and this Agreement. No additional approval is required to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in Section 203 of the DGCL to the extent applicable or, to the Knowledge of the Company, any other restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (“Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or By-Laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company’s certificate of incorporation or By-Laws applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

5.16 Opinion of Financial Advisor. Lazard Frères & Co. LLC (the “Financial Advisor”) has delivered its opinion to the Special Committee to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration to be received by the holders of shares of Common Stock (other than as set forth in such opinion) was fair, from a financial point of view, to such holders. A true and complete copy of the written opinion will be provided to Parent as soon as practicable after the date hereof solely for information purposes.

5.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor, all of whose fees expenses and other payments are obligations solely of the Company) is entitled to any brokerage, finders’ or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Section 5.17 of the Company Disclosure Schedule sets forth all fees payable by the Special Committee, the Company or any of its Subsidiaries to the Financial Advisor in connection with the negotiation, approval and execution of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby, and all arrangements for reimbursement by the Special Committee, the Company or any of its Subsidiaries of the expenses of the Financial Advisor.

5.18 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Schedule 13E-3, or (ii) the Company Information Statement will, at the time such document is filed with the SEC or any other regulatory authority, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3, the Company Information Statement and any other SEC filing in connection with the Merger will comply (with respect to the Company and its Subsidiaries) in all material respects, as to form, with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 13E-3 or the Company Information Statement based on information supplied by Parent in writing specifically for inclusion or incorporation by reference therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents), as currently in effect, of Parent and Merger Sub.

6.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof except for the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption shall be effected by written consent promptly following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors’ rights and to general equity principles.

6.3 Consents and Approvals. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (i) any post-execution filings required under the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) clearance required from the Federal Antimonopoly Service of the Russian Federation under the Laws of the Russian Federation, or (iv) such filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.4 Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.5 Financing. Parent will have, as of the date on which it exercises its warrant to purchase shares of Series B Stock as described in Section 7.4(a) below, available cash or other liquid assets to exercise such warrant. Additionally, Parent will have, as of the Closing Date, available cash or other liquid assets to (a) pay the aggregate Merger Consideration in full, and (b) fulfill its covenant to ensure the Surviving Corporation can make all Option Cash Out Payments and Warrant Cash Out Payments, as described in Section 7.11.

6.6 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Schedule 13E-3, or (ii) the Company Information Statement will, at the time such document is filed with the SEC or any other regulatory authority, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3, the Company Information Statement and any other SEC filing in connection with the Merger will comply (with respect to Parent and Merger Sub) in all material respects, as to form, with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Schedule 13E-3 or the Company Information Statement based on information supplied by the Company in writing specifically for inclusion or incorporation by reference therein.

6.7 HSR Act. For the purposes of the Hart-Scott-Rodino Antitrust Improvement act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the “HSR Act”), and assuming the accuracy of the Company’s representations in Section 5.2: (i) Parent beneficially owns, directly and through its Controlling interest in Moskovskaya Telecommunikatsionnaya Corporatsiya, a majority of the outstanding voting securities of the Company, and (ii) the Merger and the transactions contemplated by this Agreement are not subject to the premerger notification and waiting period requirements of the HSR Act.

6.8 No Current Intention to Sell Company. As of the date of this Agreement, and to the Parent’s knowledge, neither the Parent nor any Person Controlling Parent has the current intention to (i) sell, transfer or otherwise dispose of the shares of the capital stock of the Company (or, following the Effective Time, of the Surviving Corporation); (ii) following the Effective Time, sell, lease, assign, transfer or otherwise dispose of all or a substantial portion of the Surviving Corporation’s assets; or (iii) following the Effective Time, cause the Surviving Corporation to consolidate with or merge into another Person or permit one or more other Persons to consolidate with or merge into the Surviving Corporation, in each case except pursuant to this Agreement or pursuant to a transaction exclusively with one or more of Parent’s affiliates.

6.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VII

COVENANTS

7.1 Interim Operations.

(a) Except as set forth in the corresponding section of the Company Disclosure Schedule or otherwise as expressly provided herein, subject to applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of the present key employees of the Company and its Subsidiaries.

(b) Without limiting the generality of Section 7.1(a) and in furtherance thereof, except as set forth in the corresponding section of the Company Disclosure Schedule or as otherwise expressly provided herein, from the date of this Agreement until the Effective Time, the Company shall not and shall not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, in its sole discretion):

(i) adopt or propose any change in its certificate of incorporation or By-Laws (or similar governing documents);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company;

(iii) acquire assets outside of the ordinary course of business from any Persons with a purchase price in excess of $100,000 in the aggregate except pursuant to Contracts in effect as of the date of this Agreement;

(iv) other than (A) as required by the terms of Contracts in effect as of the date of this Agreement, (B) upon the exercise of outstanding Company Options or Company Common Warrants or warrants to purchase Series B Stock, (C) pursuant to the terms of the Debentures (to the extent required by such terms) or (D) upon conversion of outstanding shares of Series A Stock and Series B Stock, in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company, (ii) periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries of the Company in the ordinary course of business, and (iii) declaration and payment of scheduled dividends with respect to the Series A Stock);

(vi) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vii) incur any third-party indebtedness for borrowed money or guarantee indebtedness or any other obligation of another Person other than in the ordinary course of business consistent with past practice and in compliance with the Company’s existing Contracts;

(viii) enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement, other than any such Contract (A) entered into in the ordinary course of business or (B) providing for any capital expenditure to the extent permitted by Section 7.1(c)(ii);

(ix) other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract;

(x) make any changes with respect to accounting policies or practices, except as required by changes in GAAP or by Law;

(xi) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity or arbitral proceeding for an amount payable by or on behalf of the Company or any Subsidiary in excess of $100,000 in the aggregate for all such litigation or proceedings (exclusive of any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested) or which would be reasonably likely to have any material adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;

(xii) sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except for sales of (A) products or services provided in the ordinary course of business or (B) other assets in aggregate amount not in excess of $100,000 in the aggregate, and other than pursuant to Contracts in effect as of the date of this Agreement;

(xiii) engage in the conduct of any new line of business; or

(xiv) agree, resolve or commit to do any of the foregoing.

(c) Without limiting the generality of Section 7.1(a) and in furtherance thereof, except as set forth in the corresponding section of the Company Disclosure Schedule or as otherwise expressly provided herein, from the date of this Agreement until the Effective Time, the Company shall not and shall not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed and which shall be subject to the procedures set forth on Schedule 7.1(c) of the Company Disclosure Schedule):

(i) other than pursuant to Contracts in effect as of the date of this Agreement, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) outside the ordinary course of business;

(ii) make or authorize any capital expenditure in excess of $100,000 in the aggregate;

(iii) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(iv) other than pursuant to Contracts in effect as of the date of this Agreement or as otherwise required by Law, (A) enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any employee, consultant, or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries), (B) hire any employee to fill a position at the level of (i) executive officer or (ii) vice president or above who reports directly to an executive officer, or (C) adopt or amend in any respect, or accelerate vesting or payment under, any Benefit Plan in the case of clauses (A) and (C) above other than in the ordinary course of business consistent with past practice; or

(v) agree, resolve or commit to do any of the foregoing.

7.2 Acquisition Proposals.

(a) The Company agrees that it shall not, it shall cause each its Subsidiaries and their respective officers and directors not to, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ respective employees, agents and representatives (including any investment banker, attorney, consultant or accountant retained by it (collectively, “Representatives”)) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company or any of its Subsidiaries; (ii) any purchase of more than 15% of the voting power of the then outstanding equity securities of the Company or any of its Subsidiaries, or of the right to obtain more than 15% of the voting power of the then outstanding equity securities of the Company, or of more than 15% of the assets of the Company and its Subsidiaries (taken as a whole, based on consolidated book value of the assets as recorded on the Company’s most recent balance sheet); (iii) the adoption by the Company of a plan of liquidation or recapitalization; or (iv) any combination of the foregoing (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that it shall not, it shall cause each of its Subsidiaries and their respective officers and directors not to, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Special Committee or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided that if such disclosure has the effect of withdrawing, modifying or qualifying the Recommendation in a manner adverse to Parent or the approval or recommendation of this Agreement by the Special Committee or the Company Board, Parent shall have the right to terminate this Agreement to the extent set forth in Section 9.4 of this Agreement; and (y) at any time prior to, but not after, the condition set forth in Section 8.1(a) has been satisfied, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that is or would reasonably be expected to lead to a Superior Proposal (as defined below) (a “Section 7.2(a)(y)(A) Acquisition Proposal”) if (x) the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms no less favorable to the Company than the confidentiality agreement dated December 13, 2006 between Parent and the Company (the “Confidentiality Agreement”) and (y) the Company furnishes to Parent, concurrently with furnishing it to such Person, the same information to the extent it has not been previously furnished to Parent, or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Section 7.2(a)(y)(A) Acquisition Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above, in each case if and only to the extent that in each such case referred to in clause (A) or (B) above, the Company shall have complied with all terms of this Section 7.2 and the Company Board or the Special Committee, as applicable, determines in good faith, after consulting with outside legal counsel, that the failure to take such actions is reasonably likely to constitute a violation of its respective fiduciary duties to the Company’s stockholders (other than the Interested Stockholders) under applicable Law (including the Company Board’s and Special Committee’s duties of good faith and candor to the Company’s stockholders). For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal involving the direct or indirect acquisition of (i) all of the shares of the outstanding capital stock of the Company (provided however that such Acquisition Proposal is not required to be conditioned upon the acquisition of any shares of capital stock held by the Interested Stockholders), (ii) in excess of 50% of the voting power of the shares of Common Stock outstanding and issuable upon exercise and/or conversion of outstanding securities exercisable and/or convertible into shares of Common Stock, or (iii) all or substantially all of the assets of the Company, in each case which the Company Board or the Special Committee, as applicable, determines in good faith (after consideration of all relevant factors and consultation with its financial advisor and outside legal counsel) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view (other than the Interested Stockholders) than the transaction contemplated by this Agreement after taking into account any changes hereto agreed to by Parent.

(b) The Company agrees that it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it shall take the necessary steps to promptly inform the Company’s and its Subsidiaries’ officers and directors (other than any directors designated by Parent) and their respective Representatives of the obligations undertaken in this Section 7.2. The Company shall notify Parent of the Company’s receipt of: (i) any Acquisition Proposal (including the terms of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that has made an Acquisition Proposal, or (iii) an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment), in each case promptly (but in any event no later than two (2) Business Days) after such receipt. The Company will keep Parent apprised of the status and details of each Acquisition Proposal on a current basis. The Company agrees promptly to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its affiliates (other than Parent) or their respective Representatives with respect to the consideration or making of any Acquisition Proposal.

7.3 Information Statement; Stockholder Consent Solicitation; Recommendation; Record Date.

(a) The Company shall (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) an information statement (together with any amendments thereto, the “Company Information Statement”) in preliminary form relating to the Merger and the other transactions contemplated hereby, (ii) notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Information Statement, (iii) use its commercially reasonable efforts to have cleared by the SEC, and shall thereafter mail to its stockholders as promptly as reasonably practicable, the Company Information Statement, and (iv) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Merger and the requirement of the DGCL that the Company’s stockholders be notified of action taken by written consent of the holders of a majority of the voting power of the then outstanding voting securities of the Company. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Information Statement, including furnishing the Company upon request with any and all information regarding Parent, Merger Sub or their respective affiliates, the plans of such Persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth in the Company Information Statement under the Exchange Act or the rules and regulations promulgated thereunder, including without limitation Rule 13e-3. The Company shall provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Information Statement, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.

(b) In connection with the filing of the Company Information Statement, the Company, Parent and Merger Sub shall cooperate to (i) concurrently with the preparation and filing of the Company Information Statement, jointly prepare and file with the SEC the Schedule 13E-3 (together with any amendments thereto, the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and shall consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) as promptly as reasonably practicable, to the extent required by applicable Law, prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action.

(c) Neither the Company Board nor the Special Committee shall modify, qualify or withdraw its recommendation of or relating to the Merger or adoption of this Agreement by the holders of shares of voting capital stock of the Company (such recommendation being the “Recommendation”), the Recommendation shall be included in the Company Information Statement and the Schedule 13E-3, and the Company Board shall take all lawful action to solicit the adoption of this Agreement by the holders of shares of voting capital stock of the Company. Notwithstanding the foregoing, the Company Board or the Special Committee may withdraw or modify the Recommendation and the Company shall not be required to include the Recommendation in the Company Information Statement or the Schedule 13E-3, or, if already so included, shall be permitted to amend or modify the same, in each case to the extent that the Company Board or the Special Committee determines in good faith, after consulting with outside legal counsel, that its failure to take such action is reasonably likely to constitute a violation of its respective fiduciary duties to the Company’s stockholders (other than the Interested Stockholders) under applicable Law (including the Company Board’s and the Special Committee’s duties of good faith and candor to the Company’s stockholders); provided, however, that prior to such withdrawal or modification, Parent shall have had written notice of the Company Board’s or the Special Committee’s, as applicable, intention to take the action referred to in this sentence at least two (2) Business Days prior to the taking of such action by the Company Board or the Special Committee, as applicable. Notwithstanding any withdrawal or modification of the Recommendation, the Company shall submit the Agreement and the transactions contemplated hereby to the holders of shares of voting capital stock of the Company for adoption and comply with Section 7.3(d) and Section 7.3(e), below.

(d) The Company shall establish in accordance with the DGCL one or more dates (each a “Record Date”) for the delivery of written consents or casting of votes at a special meeting of the Company’s stockholders on such date as Parent shall determine after the date hereof after consultation with the Company, it being the agreement of the parties to this Agreement that the Record Date established for the purpose of Section 7.4(c) shall be a date determined with the intention that the Written Consent shall be delivered by Parent (assuming compliance by the Company with its obligations under Sections 7.4(a) and (b)) as soon as reasonably practicable following the 20th SEC Business Day from the date on which the definitive Company Information Statement is first mailed to the Company’s stockholders and filed as an amendment to the Schedule 13e-3.

(e) Whether or not Parent has requested a Record Date under Section 7.3(d), if requested by Parent, the Company shall convene, as promptly as practicable after receipt of such request by Parent, a special meeting of the Company’s stockholders for the purpose of voting on the Merger on a date requested by Parent, provided that such date is prior to the Termination Date and permits the Company to comply with its Charter, Bylaws and all applicable Law with respect to notice of and conduct of such a meeting.

7.4 Warrant Exercise and Conversion of Series B Stock; Delivery of Consent.

(a) On or prior to the Record Date established for the purposes of this Section 7.4, Parent shall execute and deliver (i) a written election to exercise that portion of its warrant to purchase Series B Stock that, based solely on the certificate provided by the Company pursuant to Section 7.4(b), below, will ensure that, after such exercise and the conversion of the Series B Stock then held of record by Parent into shares of Common Stock, Parent shall, together with the shares of Common Stock it already holds of record, directly hold of record at least a majority of the voting power of the then outstanding shares of voting capital stock of the Company, (ii) the warrant certificate representing the warrant to be so exercised, (iii) payment of the exercise price under the warrant in immediately available funds for the purchase of such shares of Series B Stock issuable upon such warrant exercise, and (iv) a written request to convert all of the shares of Series B Stock issuable upon such warrant exercise, above, effective immediately following the issuance of such shares of Series B Stock. Notwithstanding any terms or conditions in the warrants to purchase Series B Stock so exercised, the Company shall promptly (and no later than the Business Day prior to the Record Date) following the Company’s receipt of the items listed above facilitate the issuance of the Series B Stock upon the warrant exercise described in Section 7.4(a)(i), (ii) and (iii) above, and facilitate the issuance by the Company’s Common Stock transfer agent to Parent of the Common Stock issuable upon the conversion of shares of Series B Stock as described in Section 7.4(a)(iv) and accordingly ensure that Parent can vote such shares of the Company’s Common Stock on the Record Date.

(b) Parent may request at any time after the date hereof that the Company deliver a certification executed by an officer of the Company certifying, as of a date specified in such request, as to (i) the number of each class or series of then issued and outstanding shares of capital stock of the Company and the voting power of such shares, (ii) the number of each class or series of shares of capital stock of the Company then owned of record by Parent and the voting power of such shares, (iii) all then outstanding securities exercisable and/or convertible into shares of voting Common Stock; (iv) whether, as of the time of the delivery of the certificate, the issuance of shares of common stock following the exercise of any exercisable securities or the conversion of any convertible securities is pending. The Company shall deliver such certificate no later than 5:00 p.m. Eastern time on the second Business Day after the later of (x) the date of Parent’s request or (y) the date specified in Parent’s request. Furthermore, if, at any time after the date of this Agreement, the Company issues to any Person other than Parent any shares of Common Stock upon the conversion of any convertible securities or upon exercise of any exercisable securities, the Company shall promptly notify Parent of such issuance, in writing.

(c) Parent shall execute and deliver to the Company as soon as practicable, and in any event not later than the three Business Days, after a Record Date established under Section 7.3(d) for the delivery of written consents, and the Company shall accept from Parent, a written consent of the Company’s stockholders to the adoption of this Agreement and the Merger in the form attached hereto as Exhibit B (the “Written Consent”) for the purpose of obtaining the Company Requisite Vote in reliance on the certificate delivered by the Company pursuant to Section 7.4(a).

(d) Following the delivery of the Written Consent, the Company shall comply with Section 228(e) of the DGCL.

7.5 Commercially Reasonable Efforts; Cooperation.

(a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and any applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under any applicable Laws in foreign jurisdictions governing antitrust or merger control matters as promptly as practicable and in any event, within ten Business Days after the date of this Agreement) and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) the satisfaction of the conditions to the consummation of the Merger set forth in Article VIII, and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the date hereof. Notwithstanding anything in this Agreement to the contrary, no party to this Agreement shall be required to divest itself or any of its Subsidiaries of any assets, including any shares of any Subsidiary in order to comply with the obligations of such party under this Agreement.

(b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Without limiting the generality of the foregoing, each of the Company and Parent shall provide promptly to any Governmental Antitrust Entity or provide promptly to any other Person so that such Person may provide to a Governmental Antitrust Entity, information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement.

7.6 Other Access and Investigation. Subject to applicable antitrust Laws relating to the sharing of information, and to the provisions of the Confidentiality Agreement, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent, and its officers, employees, counsel, accountants and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (including information related to any exercises of exercisable securities and any conversions of convertible securities into outstanding shares of voting capital stock of the Company as of or prior to the Effective Time); provided, however, that neither any investigation by Parent pursuant to this Section 7.6, nor Parent’s knowledge or receipt of information related to the Company’s representations and warranties made herein, nor the knowledge or receipt of information of those members of the Company’s Board of Directors designated or nominated by Parent or any of Parent’s Subsidiaries (in all cases, either as of the date hereof, or prior to the Effective Time) shall affect or be deemed to modify any representation or warranty made by the Company or affect or be deemed to modify the closing condition set forth in Section 8.2(a) of this Agreement unless disclosed on the Company Disclosure Schedule; provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or result in the loss of any attorney-client privilege. At the request of Parent, throughout the period prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts.

7.7 Consents. Subject to other provisions contained in this Agreement, Parent, Merger Sub and the Company each shall use commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated hereby.

7.8 Public Announcements. The initial press release regarding this Agreement shall be a joint press release mutually agreed upon, and thereafter Parent and the Company shall consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as determined in good faith by such party.

7.9 Employee Benefits.

(a) Parent agrees that it shall cause the Surviving Corporation to honor, fulfill and discharge the Company’s obligations under each Benefit Plan in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms and provided, however, that nothing herein shall preclude Parent from substituting substantially equivalent Benefit Plans to the full extent permitted by applicable Law.

(b) Without limiting the generality of Section 10.9, nothing expressed or implied in this Section 7.9 shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless all individuals who on or before the Effective Time were directors or officers of the Company (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) to the fullest extent permitted under the DGCL, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such claim, action, suit, proceeding or investigation, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance expenses reasonably incurred in the defense thereof; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without limiting the foregoing, Parent and the Surviving Corporation shall cause the certificate of incorporation and By-Laws of the Surviving Corporation to include for a period of six (6) years, at a minimum, the indemnification and exculpation provisions of the certificate of incorporation and By-Laws of the Company as in effect at the Effective Time and shall cause such provisions not to be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person who was entitled to rights thereunder as of the Effective Time. In addition, Parent and Surviving Corporation agree that the indemnification and advancement obligations of the Company or any Subsidiary as set forth in indemnification agreements to which it is a party shall be continuing obligations of the Surviving Corporation or such Subsidiary, as applicable, and shall not be amended, repealed or otherwise modified after the Effective Time, except as permitted by the terms and provisions of those agreements.

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain (or if obtained by the Company prior to the Effective Time, maintain in effect) a six-year “tail” directors’ and officers’ liability insurance policy covering the Indemnified Persons for the entire period of six (6) years after the Effective Time with terms and conditions at least as favorable as the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions described in clauses (i) and (ii) in Section 7.10(a)) covering each such Indemnified Person covered immediately prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof to the extent that such insurance coverage, can be purchased at a cost of not greater than six (6) times the most recently paid annual premium of the Company’s current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

(c) If the Surviving Corporation, Parent, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent, as applicable, shall assume all of the obligations set forth in this Section 7.10.

(d) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, pursuant to law, contract or otherwise.

7.11 Funds for Cash Out Payments. Parent shall take such action as is necessary or appropriate to ensure that, immediately following the Effective Time, the Surviving Corporation shall have sufficient cash to make any and all Option Cash Out Payments and Warrant Cash Out Payments that are owed and owing as of the Effective Time.

7.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or the Special Committee) shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

7.13 Director Resignations. The Company shall use commercially reasonable efforts to obtain the written resignation from the Company Board of each member of the Company Board prior to the Effective Time, such resignations to take effect at the Effective Time.

7.14 Obligation to Notify. Between the date of this Agreement and the Closing Date, each of the Company and Parent shall promptly notify the other in writing if such party becomes aware of the occurrence or existence of any event, circumstance, fact or condition, or the failure of any event, circumstance, fact or condition to occur or exist, in each case which would give rise to a right of the other party to terminate this Agreement under Article IX hereof; provided that the Company’s breach of its obligations under this Section 7.14 shall not be a breach that affects the determination of the satisfaction of the condition to closing set forth in Section 8.2(b) of this Agreement unless such breach materially prejudices Parent and/or the Surviving Corporation and its Subsidiaries.

7.15 Debentures. The Company shall provide, or shall cause to be provided, in accordance with the terms of the Indenture, to the trustee under such Indenture and to each holder of a Debenture, any notices required by the Indenture to be delivered prior to the Effective Time by virtue of the transactions contemplated hereby. Prior to the Effective Time, the Company shall take such actions as are required under the Indenture to establish and evidence the rights of the holders of the Debentures issued under the Indenture to convert each such Debenture, after the Effective Time, into the Common Stock Merger Consideration upon the terms and subject to the conditions and other provisions of the Indenture, including the execution and delivery of supplemental indentures, officers’ and independent accountants’ certificates and opinions of counsel. Notwithstanding the foregoing, prior to the Effective Time, the Company shall take such actions as is required under the Indenture to cause the defeasance of the Debentures and the Indenture in accordance with their terms effective as of the Effective Time provided Parent deposits with the trustee under the Indenture all funds required for such defeasance.

7.16 Other Exercisable/Convertible Securities. The Company shall provide, or shall cause to be provided, to the holders of Series A Stock, Company Common Warrants and/or Company Options in accordance with the terms, rights, preferences and/or privileges of such securities, any notices required to be delivered to such holders prior to the Effective Time by virtue of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS

8.1 Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger. The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company’s certificate of incorporation and By-Laws (“Company Stockholder Approval”) and at least 20 SEC Business Days shall have elapsed from the date on which the definitive Company Information Statement was first mailed to the Company’s stockholders and filed as an amendment to the Schedule 13e-3.

(b) FAS Clearance. The FAS Clearance shall have been obtained.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an “Injunction”).

8.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty of the Company set forth in Sections 5.2 and 5.17 of this Agreement (collectively, the “Category I Specified Representations”) shall be true and correct in all respects, except for de minimus deviations, individually (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) each representation and warranty of the Company set forth in Sections 5.3, 5.15 and 5.16 of this Agreement (collectively, the “Category II Specified Representations”) shall be true and correct in all respects, individually and in the aggregate (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (iii) each representation and warranty of the Company set forth in this Agreement other than a Category I Specified Representation or Category II Specified Representation shall be true and correct in all respects individually and in the aggregate (A) on the date of this Agreement and (B) as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) (but solely for purposes of this subparagraph (a)(iii) without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained in such representations), except in the case of this subparagraph (a)(iii) for such failures that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 8.2(a)(i), 8.2(a)(ii) and 8.2(a)(iii) have been satisfied.

(b) Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date; and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in Section 8.2(b)(i) has been satisfied.

(c) FAS Clearance. The FAS Clearance shall have been obtained and such FAS Clearance shall not include any material restrictions on Parent’s ability to operate the business of the Company and its Subsidiaries as currently operated.

(d) No Company Material Adverse Effect. Except as a result of any state of facts, change, development, event, effect, condition or occurrence set forth in the Company Disclosure Schedule, no Company Material Adverse Effect shall have occurred on or after the date hereof.

(e) No Litigation. There shall not be any pending Action by any Governmental Entity seeking to require Parent or the Company or any Subsidiary or affiliate thereof to divest any material assets of the Company or any of its Subsidiaries, including, without limitation, any shares of any Subsidiary or, in the case of Parent, any shares of the Company, nor shall there be any Action pending in a court of competent jurisdiction brought by any Governmental Entity established under the federal laws of the United States challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date) (but solely for purposes of this subparagraph (a)(i) without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained in such representations), except in the case of this subparagraph (a)(i) for such failures that individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in Section 8.3(a)(i) has been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. (i) Each of Parent and Merger Sub shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and (ii) the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each to the effect that the condition set forth in Section 8.3(b)(i) has been satisfied.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company (by action of the Company Board, approved by the Special Committee), and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or by the Company (provided that such action is approved by the Special Committee), if (a) the Merger shall not have been consummated by July 21, 2007 (the “Termination Date”), or (b) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated (in the case of Section 9.2(a), by the Termination Date).

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the Company (provided that such action is approved by the Special Committee) (i) in the case of subsections (a)-(d) of this Section 9.3, before or after Company Stockholder Approval and (ii) and in the case of subsection (e), at any time prior to Company Stockholder Approval, if:

(a) any representations or warranties made by Parent or Merger Sub in this Agreement shall fail to be true or correct on or after the execution of this Agreement, (i) such that the conditions set forth in Section 8.3(a) would not be satisfied, and (ii) such failures are not cured, or are not reasonably capable of being cured, by the Termination Date;

(b) any of the covenants or agreements made by Parent or Merger Sub in this Agreement shall have been breached after the execution of this Agreement (i) such that the conditions set forth in Section 8.3(b) would not be satisfied, and (ii) such breaches are not cured, or are not reasonably capable of being cured, by the date that is thirty (30) days after the earlier of (1) the date Parent becomes aware of the existence of the breach and (2) the date Parent receives written notice from the Company of the Company’s belief that a breach has occurred, which notice explains in reasonable detail the basis for such belief;

(c) a Parent Material Adverse Effect occurs and such Parent Material Adverse Effect is not cured, or is not reasonably capable of being cured, within thirty (30) days after the earlier of (x) the date Parent becomes aware of the existence of the Parent Material Adverse Effect and (y) the date Parent receives written notice from the Company of the Company’s belief that a Parent Material Adverse Effect has occurred, which notice explains in reasonable detail the basis for such belief;

(d) in violation of the Bridge Facility Agreement, Bridge Finance Lender fails to fund a Loan (as defined in the Bridge Facility Agreement) required under the Bridge Facility Agreement following satisfaction of all of the conditions precedent to such Loan as provided in the Bridge Facility Agreement, provided, however, that no termination under this Section 9.3(d) shall be effective unless the Company has provided Parent and Bridge Finance Lender with written notice of such violation and such violation has not been cured by Parent or Bridge Finance Lender within thirty (30) days of Parent’s and Bridge Finance Lender’s receipt of such notice;

(e) the Company, having complied in all material respects with its obligations under this Agreement, including without limitation its obligations under Section 7.2 of this Agreement, receives a Section 7.2(a)(y)(A) Acquisition Proposal, and all of the following additional conditions are satisfied:

(i) the Special Committee or Company Board determines that such Section 7.2(a)(y)(A) Acquisition Proposal constitutes a Superior Proposal;

(ii) the Special Committee or Company Board give Parent written notice of the existence of, the nature of, and the identity of the Person making such Section 7.2(a)(y)(A) Acquisition Proposal (including, to the knowledge of the Special Committee or Company Board, as the case may be, after reasonable inquiry of the Person who has made such Section 7.2(a)(y)(A) Acquisition Proposal, all Persons Controlling such Person) and the material terms and conditions of such Section 7.2(a)(y)(A) Acquisition Proposal, including without limitation a copy of a proposed definitive written agreement to consummate the transactions contemplated by such Section 7.2(a)(y)(A) Acquisition Proposal, executed by the Person making such Section 7.2(a)(y)(A) Acquisition Proposal (the “Specified Definitive Acquisition Agreement”), and the members of the Special Committee and its financial advisor and outside legal counsel make themselves available to Parent as promptly as practicable for the purposes of engaging in good faith negotiations regarding executing a possible amendment to this Agreement or an alternative transaction if so requested by Parent;

(iii) the notice provided under Section 9.3(e)(ii) contains a written certification of the fact that the Special Committee or Company Board has determined such Section 7.2(a)(y)(A) Acquisition Proposal to be a Superior Proposal and that the Specified Definitive Acquisition Agreement has been executed and delivered to the Company by the Person making such Section 7.2(a)(y)(A) Acquisition Proposal;

(iv) on the third Business Day following the delivery to Parent of the notice referred in Section 9.3(e)(ii) and the certification specified in Section 9.3(e)(iii), (A) the Special Committee or Company Board determines that, notwithstanding delivery of any written instrument executed by Parent and Merger Sub that, if countersigned by the Company, would effect amendments to this Agreement, such Section 7.2(a)(y)(A) Acquisition Proposal continues to constitute a Superior Proposal and authorizes the Company’s officers and directors, on behalf of the Company, to execute the Specified Definitive Acquisition Agreement and deliver it to the Person who executed it, and (B) the Specified Definitive Acquisition Agreement is so executed by the Company and becomes fully effective and binding; and

(v) concurrently with the Company’s execution and delivery of the Specified Definitive Acquisition Agreement pursuant to in Section 9.3(e)(iv), the Initial Termination Fee is paid to Parent, by a deposit of immediately available funds to an account theretofore designated by Parent, by the Person with whom the Company has entered into the Specified Definitive Acquisition Agreement.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by Parent, if:

(a) the Company Board or the Special Committee shall have withdrawn or adversely qualified or modified the Recommendation;

(b) any representations or warranties made by the Company in this Agreement shall fail to be true or correct on or after the execution of this Agreement, (i) such that the conditions set forth in Section 8.2(a) would not be satisfied, and (ii) such failures are not cured, or are not reasonably capable of being cured, by (A) in the case of a failure to be true and correct of a Category I Specified Representation or a Category II Specified Representation, the date that is thirty (30) days after the earlier of (1) the date the Company becomes aware of the existence of the failure to be true and correct and (2) the date the Company receives written notice from Parent of Parent’s belief that a failure to be true and correct has occurred, which notice explains in reasonable detail the basis for such belief, or (B) in the case of all other failures of a representation or warranty of the Company to be true and correct, the Termination Date;

(c) any covenants or agreements made by the Company in this Agreement shall have been breached after the execution of this Agreement (i) such that the conditions set forth in Section 8.2(b) would not be satisfied, and (ii) such breaches are not cured, or are not reasonably capable of being cured, by the date that is thirty (30) days after the earlier of (1) the date the Company becomes aware of the existence of the breach and (2) the date the Company receives written notice from Parent of Parent’s belief that a breach has occurred, which notice explains in reasonable detail the basis for such belief; or

(d) if a Company Material Adverse Effect occurs and such Company Material Adverse Effect is not cured within thirty (30) days after the earlier of (x) the date the Company becomes aware of the existence of the Company Material Adverse Effect and (y) the date the Company receives written notice from Parent of

Parent’s belief that a Company Material Adverse Effect has occurred, which notice explains in reasonable detail the basis for such belief.

9.5 Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, the provisions of Sections 5.17, 6.9 and Article X of this Agreement shall survive the termination of this Agreement, but in all other respects this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to the terms hereof.

10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the board of directors of each such party (in the case of the Company, approved by the Special Committee), and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties’ board of directors (in the case of the Company, approved by the Special Committee).

10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party’s sole discretion.

10.4 Definitions. The definitions of capitalized terms used in this Agreement are set forth and/or listed in Annex I.

10.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.6 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the state of Delaware without regard to the conflict of law principles thereof. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the Chancery Courts of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing, and consent to service of process in connection therewith by notice given in accordance with the notice procedures contained in Section 10.7 of this Agreement.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

(c) Parent hereby irrevocably appoints CT Corporation System, at its office at 1209 Orange Street, Wilmington, DE 19801, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if Parent were a resident of the Delaware and had been lawfully served with such process in such jurisdiction. In the case of any service by the Company upon such agent and attorney, the Company shall also deliver a copy thereof to Parent at the address and in the manner specified in Section 10.7. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, Parent will appoint a successor agent and attorney in Delaware with like powers.

10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

If to Parent or Merger Sub:

Renova Media Enterprises Ltd.

Shirley House, 50 Shirley Street,

Nassau, Bahamas

Attention: Directors

and

Renova Management AG

Representative Office in Moscow

Shipok Street 18, Bld. 2

Moscow 115093, Russian Federation

Attention: Chief Legal Officer

Facsimile: + 7 495 363 6074

with a copy, which will not constitute notice, to:

DLA Piper US LLP

1251 Avenue of the Americas, 29th Floor

New York, New York 10020-1104

Attention: Marjorie Adams, Esq.

Facsimile: (212) 335-4501

and

DLA Piper US LLP

2000 University Avenue

East Palo Alto, CA 94303

Attention: Henry Lesser, Esq.

Facsimile: (650) 833-2001

If to the Company:

Moscow CableCom Corp.

5 Waterside Crossing, Third Floor

Windsor, CT 06095

Attention: Chief Executive Officer

Facsimile Number: (860) 298-0685

with a copy, which will not constitute notice, to:

Covington & Burling LLP

1330 Avenue of the Americas

New York, NY 10011

Attention: Scott Smith, Esq.

Facsimile: (646) 441-9056

and

Covington & Burling LLP

1201 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Ralph Voltmer, Esq.

Facsimile: (202) 778-5479

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by delivery pursuant to one of the other methods described herein); or on the next Business Day after deposit with an internationally recognized overnight courier, if sent by such a courier.

10.8 Entire Agreement. This Agreement, including the schedules, exhibits and annexes hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however, that nothing in this Agreement shall be deemed to modify or supersede (i) the letter from Parent to the Company dated November 10, 2006, described in Amendment #7 to Schedule 13D filed with the SEC by Parent and Victor Vekselberg on November 13, 2006, (ii) the Confidentiality Agreement, or (iii) any agreement between Parent and/or an affiliate of Parent, on the one hand, and the Company or any of its Subsidiaries, on the other hand, effecting or relating to the borrowing of money or the issuance of equity securities by the Company or any of its Subsidiaries, and each instrument referred to in (i), (ii) and (iii) of this proviso shall survive any termination of this Agreement.

10.9 Enforcement; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

10.11 Interpretation; Absence of Presumption.

(a) For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (2) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified, (3) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (4) the word “or” shall not be exclusive, and (5) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.12 Fees and Expenses.

(a) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Company Information Statement and the Schedule 13E-3 shall be shared equally by Parent and the Company unless a Superior Proposal is consummated, in which case the Company shall be responsible for the expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Company Information Statement and the Schedule 13E-3.

(b) Nothing in this Section 10.12 shall affect Parent’s right to receive and retain the Initial Termination Fee in the event it becomes payable under Section 9.3(e). In addition, if, within twelve (12) months of a termination of this Agreement under Section 9.3(e), the Company enters into a definitive agreement that provides for an Alternative Proposal (other than the Alternative Proposal provided in the Specified Definitive Acquisition Agreement), then immediately upon the execution of such definitive agreement, the Company shall be obligated to pay Parent by a deposit of immediately available funds to an account theretofore designated by Parent, the sum of One Million Five Hundred Thousand Dollars ($1,500,000); provided, however, that for the purposes of this Section 10.12, any references to “15%” in the definition of Alternative Proposal shall be deemed replaced with “50%”.

10.13 Assignment. This Agreement shall not be assignable by any party hereto; provided, however, that Parent may designate, by written notice to the Company, another Subsidiary of Parent to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement will be void ab initio.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOSCOW CABLECOM CORP.

By:	/s/ ANDREW INTRATER
Name:	Andrew Intrater
Title:	Chairman

RENOVA MEDIA ENTERPRISES LTD.

By:	/s/ VLADIMIR KUZNETSOV
Name:	Vladimir Kuznetsov
Title:	Chairman of the Supervisory Board

GALAXY MERGER SUB CORPORATION

By:	/s/ ANDREY OSIPOV
Name:	Andrey Osipov
Title:	President

ANNEX AND EXHIBITS

Annex I	Glossary of Defined Terms

Exhibit A	Certificate of Incorporation

Exhibit B	Form of Written Consent of Stockholder

ANNEX I

GLOSSARY OF DEFINED TERMS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall have the meaning set forth in Section 7.2(a).

“Action” shall mean any civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or publicly announced investigation.

“Benefit Plans” shall mean with respect to the Company and each Subsidiary of the Company, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ERISA, (ii) each loan to any current or former non-officer employee, officer or directors or director and any stock option, stock purchase, phantom stock, stock appreciation right, equity based award, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, welfare or employee benefit plans, programs, policies, agreements or arrangements, and (v) any current or former employment or, consulting, retention, executive compensation or severance agreements or arrangements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company with respect to which the Company or any Company Subsidiary has or could reasonably have any liability.

“Bridge Facility Agreement” shall have the meaning set forth in the seventh paragraph of the Recitals.

“Bridge Finance Lender” shall have the meaning set forth in the seventh paragraph of the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday, U.S. Federal holiday or any other day on which banking institutions in New York City, United States of America or Moscow, Russian Federation, are authorized or obligated by Law to be closed.

“By-Laws” shall have the meaning set forth in Section 2.2.

“Category I Specified Representations” shall have the meaning set forth in Section 8.2(a).

“Category II Specified Representations” shall have the meaning set forth in Section 8.2(a).

“Certificate” shall have the meaning set forth in Section 4.1(a)(iii).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Charter” shall have the meaning set forth in Section 2.1.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the U.S. Internal Revenue Code, as amended.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 4.1(a)(i).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Common Warrant” shall have the meaning set forth in Section 4.4(b).

“Company Disclosure Schedule” shall have the meaning set forth in the opening paragraph of ARTICLE V.

“Company Information Statement” shall have the meaning set forth in Section 7.3(a).

“Company Material Adverse Effect” shall mean any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained herein by the Company) that, individually or in the aggregate, materially and adversely affects (i) the business, assets, liabilities, property, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account, alone or in combination, in determining whether there has been or will be, a Company Material Adverse Effect: (1) any change in general economic or political conditions not specifically relating to the Company or any Company Subsidiary and not disproportionately adversely affecting the Company or any Company Subsidiary, (2) any change in prevailing interest rates or currency exchange rates, (3) any change in GAAP, (4) any change proximately resulting from the execution of this Agreement, the consummation of the transactions contemplated hereby and the announcement hereof, (5) any change resulting from the Company’s failure to meet internal forecasts or third party analyst estimates or projections, provided however that the exception in this clause (5) shall not in any way prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure constitutes a Company Material Adverse Effect, and (6) only for the purposes of Section 8.2 and Section 9.3, (i) any change resulting from actions taken by the City of Moscow or its employees and agents in compliance with and in furtherance of Decree #2114RP dated October 17, 2006, (ii) any change resulting from (x) private civil litigation commenced by a stockholder or purported stockholder of the Company or (y) any Action pending in a court of competent jurisdiction brought by any Governmental Entity other than a Governmental Entity established under the federal laws of the United States, in each case challenging this Agreement or the transactions contemplated hereby, or (iii) any change or development arising out of or resulting from any review by the Russian tax authorities of the Company’s value added tax payments during the Company’s 2004 and 2006 fiscal years.

“Company Option” shall have the meaning set forth in Section 4.4(a).

“Company Reports” shall mean each registration statement, report, notification, proxy statement or information statement filed by the Company since December 31, 2003, including without limitation the Company’s Annual Reports on Form 10-K for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, and the Company’s Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006, and September 30, 2006, respectively and the Company’s reports on Form 8-K, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC, which, together with any such reports filed subsequent to the date hereof.

“Company Requisite Vote” shall mean the affirmative vote of the holders of a majority of the outstanding voting power of the then outstanding shares of Common Stock and Series B Stock, voting together as a single class.

“Company Restricted Stock” shall have the meaning set forth in Section 4.4(d).

“Company Stockholder Approval” shall have the meaning set forth in Section 8.1(a).

“Company Sub” shall mean ZAO ComCor-TV, a closed joint stock company duly organized and validly existing under the Laws of the Russian Federation, and a wholly-owned direct Subsidiary of the Company.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2(a).

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Debenture” shall have the meaning set forth in Section 4.4(e).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dissenting Common Shares” shall have the meaning set forth in Section 4.1(a)(i).

“Dissenting Common Stockholders” shall have the meaning set forth in Section 4.1(a)(i).

“Dissenting Series A Shares” shall have the meaning set forth in Section 4.1(a)(ii).

“Dissenting Series A Stockholders” shall have the meaning set forth in Section 4.1(a)(ii).

“Effective Time” shall have the meaning set forth in Section 1.3.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is treated as a single employer with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Excluded Common Shares” shall have the meaning set forth in Section 4.1(a)(i).

“Excluded Series A Shares” shall have the meaning set forth in Section 4.1(a)(ii).

“FAS Clearance” shall mean any clearance required from the Federal Antimonopoly Service of the Russian Federation under the laws of the Russian Federation for the transactions contemplated by this Agreement.

“Financial Advisor” shall have the meaning set forth in Section 5.16.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Consents” shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

“Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, governmental or regulatory body, official or other instrumentality of the United States, the Russian Federation, any other foreign country or any domestic or foreign state, county, city or other political subdivision.

“Governmental Antitrust Entity” shall mean any Governmental Entity with jurisdiction over enforcement of any applicable antitrust and merger control Laws.

“HSR Act” shall have the meaning set forth in Section 6.7.

“Indemnified Persons” shall have the meaning set forth in Section 7.10.

“Indenture” shall mean the Indenture, dated as of February 26, 1998, between the Company and The Chase Manhattan Bank, as Trustee, in respect of $4,311,000, aggregate principal amount, 10 1/2% Convertible Subordinated Debentures Due 2007.

“Initial Termination Fee” shall mean Four Million Five Hundred Thousand Dollars ($4,500,000).

“Injunction” shall have the meaning set forth in Section 8.1(b).

“Insolvency Proceeding” shall mean a proceeding pending before any Governmental Entity that involves any bankruptcy, arrangement, reorganization or similar proceeding relating to the insolvency of the Company and/or the inability of the Company to pay its debts as they become due.

“Intellectual Property” shall mean all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations, renewals and applications for any of the foregoing; (ii) patents (including any registrations, renewals and applications therefor, (iii) copyrights (including any registrations, renewals and applications therefor), and (iv) Trade Secrets, in each case to the extent recognized as intellectual property under applicable Law.

“Interested Stockholders” shall mean Parent, Moskovskaya Telecommunikationnaya Corporatsiya (“COMCOR”), any affiliate of Parent or COMCOR (other than the Company) and any officers or directors of Parent, COMCOR or such affiliates (other than the Company).

“Knowledge of the Company” or “to the Company’s Knowledge” or words of similar import shall mean the personal knowledge, after reasonable inquiry, of the executives of the Company and of the Company’s Subsidiaries named in the Company Disclosure Schedule.

“Law” shall mean any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law (including the common law), statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval of any Governmental Entity.

“Lien” shall mean, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset, other than: (i) statutory Liens of landlords, statutory Liens of banks and statutory rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, retention of title arrangements and other Liens imposed by Law, in each case incurred in the ordinary course of business (A) for amounts not yet overdue or (B) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, will have been made for any such contested amounts; (ii) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (iii) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (iv) Liens that do not either adversely affect the value of the real property subject to such Lien or prohibit or interfere with the operations of that real property or the business of the Company or the Subsidiaries.

“Material Contract” shall mean any Contract currently in effect to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound that (i) is required to be described in, or filed as an exhibit to, any Company Report, (ii) provides for, or has provided for, the receipt or payment by the Company or any of its Subsidiaries of more than $250,000 per year, (iii) provides for the receipt or payment by the Company or any of its Subsidiaries of more than $500,000 in the aggregate during the term (whether fixed or indefinite) of the Contract, (iv) provides for the receipt by the Company or any of its Subsidiaries of more than $250,000 in the aggregate during the balance of the term (whether fixed or indefinite) of the Contract and does not provide the other party to the contract with the right to terminate the Contract for a payment of less than $50,000; (v) provides for the payment by the Company or any of its Subsidiaries of more than $250,000 in the aggregate during the balance of the term (whether fixed or indefinite) of the Contract and does not provide the Company or a Company Subsidiary with the right to terminate the Contract for a payment of less than $50,000, or (vi) if terminate, would reasonably be expected to result in a Company Material Adverse Effect.

“Merger” shall have the meaning set forth in the Recitals.

“Option Cash Out Payment” shall have the meaning set forth in Section 4.4(a).

“Parent Material Adverse Effect” shall mean any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained herein by Parent) that, individually or in the aggregate, materially and adversely affects the ability of the Parent to perform timely its obligations hereunder or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that only for the purposes of Section 8.3(a) and Section 9.4, a state of facts, change, development, event, effect, condition or occurrence resulting from (x) private civil litigation commenced by a stockholder or purported stockholder of the Company or (y) any Action pending in a court of competent jurisdiction brought by any Governmental Entity other than a Governmental Entity established under the federal laws of the United States, in each case challenging this Agreement or the transactions contemplated hereby, shall not be deemed in and of itself to constitute, and shall not be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect.

“Paying Agent” shall have the meaning set forth in Section 4.2(a).

“Payment Fund” shall have the meaning set forth in Section 4.2(a).

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

“Record Date” shall have the meaning set forth in Section 7.3(d).

“Representatives” shall have the meaning set forth in Section 7.2(a).

“Recommendation” shall have the meaning set forth in Section 7.3(c).

“Record Date” shall have the meaning set forth in Section 7.3(d).

“Schedule 13E-3” shall have the meaning set forth in Section 7.3(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Business Day” shall mean any day other than a Saturday, Sunday, U.S. Federal holiday or any other day on which the SEC is obligated by Law to be closed.

“Section 7.2(a)(y)(A) Acquisition Proposal” shall have the meaning set forth in Section 7.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Series A Stock” shall have the meaning set forth in Section 4.1(a)(ii).

“Series A Merger Consideration” shall have the meaning set forth in Section 4.1(a)(ii).

“Series B Stock” shall mean the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Special Committee” shall have the meaning set forth in the Recitals.

“Specified Definitive Acquisition Agreement” shall have the meaning set forth in Section 9.3(e).

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the total voting power of the securities (or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” shall have the meaning set forth in Section 7.2(a).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 5.15.

“Tax” (including, with correlative meaning, the term “Taxes”) shall mean all U.S. federal, state, local and foreign (including taxes imposed by the Russian Federation and the City of Moscow) income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with, or supplied to, any Tax authority under applicable Law.

“Termination Date” shall have the meaning set forth in Section 9.2.

“Trade Secrets” shall mean all inventions, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Warrant Cash Out Payment” shall have the meaning set forth in Section 4.4(b).

“Written Consent” shall have the meaning set forth in Section 7.4(b).

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

MOSCOW CABLECOM CORP.

FIRST: The name of the corporation is Moscow CableCom Corp.

SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington (19801), County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 40,000,000 shares of common stock, having a par value of $.01 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

NINTH: The name and mailing address of the incorporator is as follows:

Bruce S. Pailet

Robinson & Cole LLP

One Commercial Plaza

Hartford, Connecticut 06103

EXHIBIT B

FORM OF WRITTEN CONSENT OF STOCKHOLDER

OF

MOSCOW CABLECOM CORP.

The undersigned, being the holder of at least a majority of the voting power of the outstanding shares of capital stock of Moscow CableCom Corp., a Delaware corporation (the “Corporation”), does hereby consent to the adoption of and does hereby adopt the following resolutions by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law:

WHEREAS, the Agreement and Plan of Merger, attached hereto as Exhibit A, by and among Parent, a Bahamian corporation, Galaxy Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, and the Corporation (the “Merger Agreement”) has been approved and declared advisable by the Board of Directors of the Corporation, and the Board has directed that the Merger Agreement be executed by a duly authorized officer of the Corporation and thereafter submitted to the stockholders for their approval; it is hereby

RESOLVED, that the Merger Agreement be, and hereby is, adopted, and the Merger (as defined in the Merger Agreement) be, and hereby is, approved.

The Secretary of the Corporation is hereby authorized to file an executed copy of this Consent in the minute book of the Corporation.

IN WITNESS WHEREOF, the undersigned hereby consents to, approves and adopts the foregoing actions.

RENOVA MEDIA ENTERPRISES LTD.

Dated: , 2007	By:
Name:
Title:

ANNEX B

OPINION OF LAZARD FRERES & CO. LLC

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

February 21, 2007

The Special Committee of the Board of Directors

Moscow CableCom Corp.

590 Madison Avenue

New York, New York 10022

Dear Members of the Special Committee:

We understand that Moscow CableCom Corp., a Delaware corporation (“MOCC”), Renova Media Enterprises Ltd. (“RME”), a Bahamian corporation, and Galaxy Merger Sub Corporation (“Sub”), a Delaware corporation and a wholly owned subsidiary of RME, propose to enter into an Agreement and Plan of Merger, dated as of February 21, 2007 (the “Agreement”), which provides, among other things, for the merger of Sub with and into MOCC, with MOCC as the surviving corporation (the “Merger”). Pursuant to the Merger, each outstanding share of the common stock, par value $0.01 per share, of MOCC (“MOCC Common Stock”), other than shares of MOCC Common Stock owned by RME, MOCC, any direct or indirect wholly owned subsidiary of MOCC or stockholders holding MOCC Common Stock who are entitled to demand and properly demand an appraisal of their shares of MOCC Common Stock (such shares, together with shares of MOCC Common Stock owned by Sub or the respective affiliates of RME and Sub, collectively, “Excluded Shares”), will be converted into the right to receive $12.90 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of MOCC Common Stock (other than holders of Excluded Shares) of the Consideration to be paid to such holders pursuant to the Merger.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Analyzed certain publicly available historical business and financial information relating to MOCC;

(iii)	Reviewed various financial forecasts and other data prepared by the management of MOCC relating to the business of MOCC (the “MOCC Management Forecasts”) and adjustments thereto as directed by the Special Committee of the Board of Directors (the “Special Committee”) of MOCC (the MOCC Management Forecasts, as so adjusted, the “Adjusted Forecasts”), and discussed with the Special Committee its assessment as to the relative likelihood of achieving the future financial results reflected in the MOCC Management Forecasts and the Adjusted Forecasts;

(iv)	Held discussions with members of the senior management of MOCC with respect to the businesses and prospects of MOCC;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of MOCC;

(vi)	Reviewed the financial and other transaction terms of certain business combination transactions in relevant industries;

(vii)	Reviewed historical stock prices and trading volumes of MOCC Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Special Committee of the Board of Directors

Moscow CableCom Corp.

February 21, 2007

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information. We have not conducted any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of MOCC, or concerning the solvency or fair value of MOCC, and we have not been furnished with any such valuation or appraisal. With respect to the MOCC Management Forecasts and the Adjusted Forecasts that we have reviewed, we have been directed by the Special Committee, based on its assessments as to the relative likelihood of achieving the future financial results reflected in the MOCC Management Forecasts and the Adjusted Forecasts, to rely upon the Adjusted Forecasts for purposes of our opinion. We have assumed, at the direction of the Special Committee, that the Adjusted Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of MOCC. We assume no responsibility for and express no view as to such forecasts or projections or the assumptions on which they are based.

Given, among other things, the limited number of recent transactions involving target companies in the same industry and market as MOCC and the differences between the financial performance and growth prospects of MOCC and those of the target companies in such transactions, we did not utilize such transactions or related information for purposes of our financial analysis. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, you have advised us, and we have assumed, that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions by MOCC, RME or Sub. We also have assumed that obtaining the necessary regulatory or third party approvals and consents for the Merger will not have an adverse effect on MOCC or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that MOCC obtained such advice as it deemed necessary from qualified professionals. Our opinion also does not address any agreements or arrangements to be entered into in connection with, or otherwise contemplated by, the Merger, including, without limitation, the bridge financing arrangement to be entered into by MOCC concurrently with the execution of the Agreement.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which was payable upon our engagement and a substantial portion of which is payable upon the earlier of the rendering of this opinion or upon the announcement of the Merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade the securities of MOCC for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

In rendering our opinion, we were not authorized to, and we did not, solicit indications of interests from third parties regarding a potential transaction with MOCC, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger or any related transaction as compared to any other transaction or business strategy in which MOCC might engage.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee and our opinion is rendered to the Special Committee in connection with its evaluation of the Merger. Our opinion does not address the merits of the underlying decision by MOCC to engage in the Merger or any related transaction

The Special Committee of the Board of Directors

Moscow CableCom Corp.

February 21, 2007

and is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of MOCC Common Stock (other than holders of Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ MICHAEL J. BIONDI
Michael J. Biondi
Managing Director

ANNEX C

DELAWARE GENERAL CORPORATION LAW SECTION 262

APPRAISAL RIGHTS

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 10-K

☒	Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2006

OR

☐	Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number: 000-01460

Moscow CableCom Corp.

(Exact name of Registrant as specified in its charter)

Delaware	06-0659863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

153 East 53rd Street, 58th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 826-8942

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: NONE

Securities registered pursuant to Section 12(g) of the Act:

Title of each class

Common Stock, $.01 par value

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, see definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer  ☐                     Accelerated filer  ☐                    Non-accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

The aggregate market value of the Common Stock, $.01 par value, held by non-affiliates of the Registrant based upon the last price at which the common stock was sold as of June 30, 2006, as reported on The NASDAQ Global Market, was approximately $50,504,956. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock who may be deemed to be an affiliate have been excluded. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

Number of shares of Common Stock and Series B Preferred Stock outstanding as of April 27, 2007:

Common Stock	13,983,615
Series B Preferred Stock	4,500,000

INDEX TO ANNUAL REPORT ON FORM 10-K

Year Ended December 31, 2006

CAUTIONARY STATEMENT

All statements included or incorporated by reference in this Report, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning projected net revenue, costs and expenses and gross margin; our accounting estimates, assumptions and judgments; the impact of new accounting rules related to the expensing of stock options on our future reported results; our success in pending litigation; the demand for our services; the effect that seasonality and volume fluctuations in the demand for our customers’ consumer-oriented products will have on our quarterly operating results; our ability to scale our operations in response to changes in demand for existing services or the demand for new services requested by our customers; the competitive nature of and anticipated growth in our markets; and our prospective needs for additional capital. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under “Risk Factors” in Item 1A of this Report. These forward-looking statements speak only as of the date of this Report. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

PART I

ITEM 1.	BUSINESS.

General

Moscow CableCom Corp. (the “Company”) provides television, radio, data transmission and Internet access services through a growing hybrid-fiber coaxial network (the “HFC Network”) in Moscow, Russia. Our HFC Network is connected to an extensive (approximately 16,000 kilometers) fiber optic network (the “MFON”) throughout the city of Moscow. We provide our services to a growing number of homes and small businesses through our wholly-owned subsidiary, ZAO ComCor-TV (“CCTV”). CCTV markets its services under the brand name AKADO.

We are incorporated under the laws of the State of Delaware. Our name was changed to Moscow CableCom Corp. from Andersen Group, Inc. on February 24, 2004, and for many years we had focused our business activities on a variety of businesses in the United States. We made an indirect investment in CCTV in April 2000 as part of the initial start-up of CCTV. We owned 25% of Moscow Broadband Communication Ltd. (which we refer to as “MBC”), a company that, in turn, owned approximately 50% of CCTV. The remaining equity interest in CCTV was owned by Moskovskaya Telecommunikationnaya Corporatsiya (“COMCOR”). COMCOR contributed to CCTV operating licenses, access to its MFON for the delivery of signals and other services and a “last mile” access network to approximately 89,000 homes in the Central and South districts of Moscow. MBC contributed cash to help fund additional build-out and the operations.

Each of COMCOR and MBC also contributed shares of the stock of Institute for Automated Systems (“IAS”), a provider of telephone and data transmission services to businesses in Moscow. In March 2002, we sold the operating assets of The J.M. Ney Company, a Bloomfield, Connecticut based manufacturer of precision-engineered parts and precious metal alloys, and focused our efforts primarily on the acquisition and operation of CCTV. In February 2004, we acquired the 75% of MBC that we did not own and COMCOR’s 50% interest in CCTV to gain 100% control of CCTV. This acquisition was effected through the issuance of 4,220,879 shares of our common stock to COMCOR in exchange for its shares of CCTV and the settlement of certain of CCTV’s liabilities to COMCOR, and through the issuance of 2,250,000 shares of our common stock to the MBC shareholders.

CCTV’s operations are very capital intensive. CCTV has been and continues to expand the HFC Network to increase its market for the delivery of cable-based television and Internet access services. In order to meet the funding requirements of this build-out, the Company has been dependent upon external financing.

On January 13, 2005, the Company closed on a $51 million debt and equity financing package with Renova Media Enterprises Ltd (“Renova Media”) and a wholly-owned subsidiary of Renova Media (“RME Finance”), pursuant to which (i) the Company received $22.5 million in exchange for issuing 4,500,000 shares of newly-authorized Series B preferred stock and warrants to acquire 8,283,000 shares of Series B preferred stock to Renova Media and (ii) CCTV received a $28.5 million, five-year term loan (which we refer to as the “Term Loan) from RME Finance. Agreements governing these debt and equity transactions were entered into during August 2004.

The Series B preferred stock issued is convertible into our common stock on a share for share basis and does not have any payment obligations except for preference rights in the event of liquidation. The Series B preferred stock votes with our common stock as a single class and is entitled to 0.81833 votes per each share.

The Company used the proceeds from the Term Loan to repay a $4 million bridge loan entered into on August 24, 2004 in connection with the financing, to pay approximately $612,500 of fees associated with the Term Loan, to expand CCTV’s “last-mile” hybrid fiber-coaxial HFC Network, to improve CCTV’s administrative and operating infrastructure, to allow CCTV to expand its sales and marketing activities and to meet the cash needs of both the Company and CCTV, as CCTV’s recurring revenues for the delivery of broadband cable services in Moscow were continuing to increase. The Term Loan accrues interest which is compounded quarterly at the annual interest rate of 12.0%, although CCTV has the option to pay quarterly interest in cash. The Term Loan also involved pledges of substantially all of the Company’s and CCTV’s assets, including but not limited to fixed assets, securities, the shares of all significant subsidiaries and all proceeds received in respect of such pledged assets.

In 2006, we received a total of $41.8 million of gross proceeds from two private placements of our equity securities in which a total of 4,780,444 shares of our common stock and 2,390,222 warrants to purchase common stock were issued to investors. Renova Media purchased a total of 3,375,084 of the units, while directors and officers of the Company or entities controlled by them purchased a total of 608,860 units.

Renova Media owns approximately 42.6% of our voting equity, and COMCOR owns approximately 22.8%. In June 2006, Renova Media acquired majority ownership in COMCOR. In April 2007, as a result of a sale of some of its COMCOR shares to an unaffiliated third party, Renova Media’s ownership interest in COMCOR was reduced from a majority to approximately 49% of COMCOR’s outstanding voting securities, although Renova Media’s designees continue to comprise a majority of COMCOR’s board of directors and a pending private sale of additional COMCOR shares by COMCOR to Renova Media, contemplated at the time Renova Media acquired its controlling interest in COMCOR, is expected to close in May 2007 and will result in Renova Media again owning a majority of COMCOR’s outstanding voting securities. If Renova Media were to exercise its warrants, its direct equity ownership of the Company would increase to 62.7% and COMCOR’s ownership would be reduced to 14.8%. Renova Media has further voting control by virtue of voting agreements with certain shareholders. However, as noted, the successful operation of our business is dependent on our ability to expand the reach of our HFC Network in Moscow, which requires substantial funding.

Subsequent Events

On February 21, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Renova Media would acquire all of the equity interests of the Company that it does not directly own. Renova Media will acquire such equity interests at a cash price of $12.90 per share of our common stock and an equivalent as-converted price for each of the outstanding shares of our Series A Convertible Preferred Stock. The consummation of this acquisition is subject to the satisfaction of certain conditions.

Concurrently with the execution of the Merger Agreement, the Company entered into a bridge facility agreement with CCTV and RME Finance. Pursuant to the bridge facility agreement, RME Finance has agreed, subject to the terms and conditions therein, to make available up to $45,000,000 of unsecured, subordinated debt financing to CCTV. The loans will be extended through nine equal monthly installments through October 2007 with the first three installments having been made in February, March and April. The obligations of RME Finance to provide loans subsequent to the first installment are subject to CCTV’s satisfaction of certain conditions on each proposed funding date.

Fiscal Years

Effective December 31, 2004 our fiscal year end changed from February to December 31. Throughout this report, full calendar years 2006 and 2005 will be referred to by the year number, and we will refer to the ten-month transition period ended December 31, 2004 as “2004”. Prior fiscal periods which ended in February will be referred to as FY04, FY03, FY02, etc.

CCTV

Since the acquisition of CCTV in February 2004, the Company’s primary business plans have been focused on CCTV. CCTV is in the process of building out its HFC Network, which is connected to the MFON. CCTV has a license to use the MFON for signal delivery and transportation of the services CCTV provides to its customers. In March 2005, CCTV entered into new agreements with COMCOR governing the use of the MFON and other services were ratified by our Board of Directors. The MFON agreements specify the fees for four types of services provided to CCTV by COMCOR. These services include the costs of (i) secondary nodes, which range from RUR 12,180 ($460) to RUR 21,000 ($792) monthly per node depending on the number of homes connected to a node, (ii) ports, (iii) virtual channels and (iv) data traffic for our customers.

CCTV is a growing broadband-based cable television and Internet access provider, which is licensed to provide its services to up to 1.5 million subscribers in Moscow, Russia. Moscow is comprised of approximately 3.5 million households, and as of March 31, 2007, the HFC Network passed approximately 24% of those households.

As of March 31, 2007, CCTV had 203,760 active terrestrial television subscribers, 84,431 active cable television subscribers and 118,158 active Internet subscribers and a total of 853,537 homes passed by the HFC Network. The HFC Network is currently present in six of Moscow’s ten administrative regions, and we seek to expand the network within the areas it currently serves and to new regions. The number of homes passed by the HFC Network experienced a 140% increase at the year ended December 31, 2006 as compared to December 31, 2005. (“Homes passed” represent the number of service-ready residential homes, apartment units and commercial establishments that can be accessed by the CCTV network without further extending CCTV’s transmission lines.) The following table presents the growth of CCTV’s network and the number of active subscribers for its services:

	March 31, 2007	December 31,
		2006	2005	2004	2003
Homes passed	853,537	782,249	325,954	198,479	154,786
Active subscriptions for:
Terrestrial television	203,760	173,558	85,994	65,451	54,158
Cable television	84,431	65,310	15,618	7,268	3,148
Internet	118,158	98,106	34,600	16,063	7,980

	March 31, 2007	December 31,
		2006	2005	2004	2003
Penetration levels
Active subscribers:
Terrestrial television	23.9%	22.2%	26.4%	33.0%	35.0%
Cable television	9.9%	8.3%	4.8%	3.7%	2.0%
Internet	13.8%	12.5%	10.6%	8.1%	5.2%

HFC Network

CCTV provides the “last mile” solution through its HFC Network, which connects the end user to the MFON and the headend. The MFON is owned and operated by COMCOR. COMCOR and CCTV have entered into service agreements which run through the end of 2054, and enable CCTV to use the MFON in connection with the HFC Network services in the areas presently being served and a right of first refusal for use of these services in the regions within Moscow which the Company does not presently serve. The agreements are cancelable at anytime by the Company subject to a cancellation penalty of 140,000 rubles for each secondary node connected to our network for less than three years. At December 31, 2006, 337 of COMCOR’s 564 secondary nodes connected to our network had been in service for less than three years. The MFON, with a total length of approximately 16,000 km, is the largest metropolitan fiber optic network in Russia. According to COMCOR, the MFON passes one of every four buildings in Moscow. The density of the reach of the MFON greatly reduces the distance for the last mile run to the end user and thereby significantly reduces last mile costs and construction time. Recent last mile construction costs have averaged approximately $48 per home passed.

The HFC Network has bandwidth capacity of 862 megahertz. It can accommodate; (i) both digital and analog transmission; (ii) interactive TV through the return path; and (iii) high speed data traffic at speeds generally found in developed markets.

Business Strategy

CCTV’s strategy is to leverage the capacity and capability of its HFC Network in order to deliver multiple services to consumers, and small and medium businesses while creating multiple revenue streams. We believe that investment in the technological capabilities of our HFC Network, the competitive value of bundled services, and our commitment to customer service will enhance our ability to continue to grow our cable operations and offer new services to existing and new customers.

Products and Services

Cable Television

CCTV offers two types of services in cable television: terrestrial and digital TV. The terrestrial package consists of 19 terrestrial TV channels and 24 radio stations broadcast in CD quality and a promotional TV channel and is priced at RUR 60 per month, or approximately $2.26 per month including VAT. The digital TV service includes the terrestrial package and offers a choice of two additional packages: (i) Basic, with 32 additional channels priced at RUR 240 per month, or approximately $9 per month, and (ii) Extended, with 18 further additional channels priced at RUR 420 per month, or approximately $16 per month as a single service and RUR 240 or $9 if bundled. As of December 31, 2006, CCTV had 173,558 active terrestrial and 65,310 active digital TV subscribers. Approximately 46,000 or 70.6% of the active pay TV subscribers had subscribed for the Extended package as of that date. The terrestrial and digital TV subscriber levels represent increases of 101.8% and 318.2%, respectively, over subscriber levels as of December 31, 2005. The market penetration levels of accessed homes for CCTV’s terrestrial television services and its digital TV services at December 31, 2006 were 22.2% and 8.3%, respectively, as compared to market penetration levels of 26.4% and 4.8%, respectively, as of December 31, 2005. The market penetration levels for the terrestrial service increased to 23.9% at March 31, 2007, while CCTV’s digital TV subscriber base increased to 9.9% as of that date. The decline in penetration of our terrestrial TV services is due to the high pace of growth in the size of the HFC Network and our focus on marketing premium services which generate higher levels of monthly revenue per subscriber. At December 31, 2006, certain areas, or zones, had market penetration rates for terrestrial and digital TV services as high as 50.9% and 14.0%, respectively. The Company expects further increases in market penetration of existing accessed homes and growth in its subscriber base in new regions it plans on accessing in the future.

In June 2004, CCTV entered into an agreement pursuant to which we were allowed to provide certain of NTV Plus’ proprietary content to our subscribers. We have subsequently expanded our NTV Plus offering because of growing demand for such content. NTV Plus is the leading Russian satellite TV operator, providing premium TV services to Russians throughout the country and outside. Its proprietary content in films, sports and children’s programming is arguably among the best in Russia. This premium programming is available to the subscribers of CCTV’s Extended Package without the need for additional equipment. The monthly fees for NTV Plus packages range from RUR 80 to RUR 630, or approximately $3 to $24. At December 31, 2006, there were 13,900 active subscribers for NTV Plus programming as compared to 2,813 active subscribers for this content as of December 31, 2005.

In November 2006, CCTV launched a pay-per-view (“PPV”) service. PPV is one of our initiatives to continue to strengthen the ARPU from cable television. PPV is available to customers who have a digital tuner box installed. Customers can choose from a list of available content and pay between $2.28 and $2.66 for each movie viewed.

High-Speed Internet Access

CCTV offers several packages of high-speed Internet access with varying speed, data limits and prices. These services deliver access to the Internet at speeds of up to 5Mbps and provide attractive online content. CCTV’s network provides standard Internet service provider functionality, including web page hosting for subscribers, access to Internet news groups, e-mail accounts, physical hosting and games. Among CCTV’s key product offerings is a family of flat-rate competitively priced Internet tariffs ranging from $16 to $80 per month. CCTV considers this product to be highly competitive.

As of December 31, 2006, CCTV had 98,106 active Internet subscribers which represents an increase of 183.5% over subscriber levels as of December 31, 2005. The active market penetration of accessed homes at December 31, 2006 was 12.5% as compared to 10.6% at December 31, 2005. Active penetration rates within defined zones were as high as 33% at December 31, 2006. The Company believes that recent and future market penetration improvements have been and will be achieved through both newly introduced sales and marketing strategies and planned sales and marketing programs. As of March 31, 2007, CCTV’s active subscriber base for its Internet services grew to 118,158 subscribers, or an increase of 20.4% from December 31, 2006 levels. Active market penetration levels at March 31, 2007 had increased to 13.8%, on a homes passed base which was 9.1% larger than the December 31, 2006 level.

Bundling

CCTV considers bundling to be an important business strategy. A bundled customer receives at a discounted rate, both cable television and high-speed Internet access. CCTV’s cornerstone entry-level offer is priced at approximately $27 per month, and includes a subscription to the flat rate Internet service of 680 Kbps and to the Extended digital TV package. CCTV believes that the bundle increases its operating efficiencies and provides a strong competitive advantage. As of December 31, 2006, CCTV had a bundled customer base of more than 53,000 subscribers. In collaboration with IAS, CCTV may add Voice over Internet Protocol (“VoIP”) service to the bundle in the near future.

Customer Service

Strong customer service is a key element of CCTV’s business strategy to deliver advanced communications services to its customers. We believe that creating a high level of customer satisfaction will allow us to compete more effectively as we deliver broadband services of digital video, high-speed Internet access and, in the future, local and long-distance telephony, and other services. CCTV emphasizes training as a key priority for our customer contact employees and we plan a number of training seminars and workshops. As of December 31, 2006, CCTV operated a 1,014 square meter call center with 236 working desks equipped with CISCO IP telephone stations. Inbound and outbound telemarketing and customer service operations are conducted from this facility.

Competition

Cable Television

The pay TV market in Moscow is still in its infancy. However, competition of several strong players all utilizing different technologies is on the rise. In addition to CCTV, there are currently four other carriers of premium television which in the aggregate presently have an estimated 310,000 subscribers.

NTV Plus is the largest and most prominent commercial TV provider which offers a satellite-to-home service and has an extensive library of attractive local content. Certain NTV Plus content is designed for a high-end group of people who are interested in special programming such as the NTV Sport Package which is sold at an extra cost. CCTV works closely with NTV Plus in order to deliver NTV Plus content to its subscribers.

A fast growing player on the Moscow pay TV market is Sistema Mass Media (“SMM”), which is 100% owned by AFK Sistema, with its project Stream TV. AFK Sistema is one of Russia’s largest holding companies focusing on the consumer services sector. Through another group company Comstar United Telesystems (“Comstar”), AFK Sistema is also the largest provider of broadband Internet services in Moscow based on the ADSL technology. Stream TV is based on the ADSL technology and was launched in 2005. In addition to acquired content, SMM produces its own content for Stream TV comprised of four thematic channels. One of the key competitive advantages of SMM is its broad customer reach. SMM, through Comstar’s majority owned subsidiary OAO MGTS, is able to access virtually any home in Moscow which receives fixed line telephony services. We believe our HFC Network technology has many significant advantages over the ADSL technology for the delivery of video services, particularly given the specific nature of the local infrastructure.

Kosmos-TV is a commercial TV supplier which is 50% owned by AFK Sistema and employs the Multipoint Microwave Distribution System (“MMDS”) technology. Kosmos-TV is widely used by hotels and the expatriate community.

A newcomer to the Moscow pay-TV market is Centel, a Central Telegraph company marketing under the brand QWERTY, with its IPTV product launched in December 2006. Centel operates a network that passes one million homes based on the Metro-Ethernet infrastructure in Moscow and the Moscow region.

High-Speed Internet Access

There are currently a number of Internet service providers in Moscow both for residential and business customers. The largest competitor of CCTV in broadband Internet services is Comstar, which offers its services through the ADSL technology. Comstar markets its flat rate tariffs under the brand name Stream to residential customers. Other significant competitors are Corbina (most recently acquired by Golden Telecom) and Centel which employ the Ethernet technology to bring broadband Internet service to residential customers and businesses.

In addition, there are more than 20 large (more than 5,000 customers) networks (the “Home LANs”) and more than 100 small Home LANs throughout Moscow. Home LANs are generally small companies which provide Internet to local residential and business communities through the Ethernet technology at moderate prices but often without adequate customer service support or professional quality controls.

Investment in the Institute for Automated Systems

The Company owns approximately 43.5% of IAS, a provider of telephone and data transmission services to businesses in Moscow and the Moscow region. IAS provides its customers traditional circuit-switched and VoIP local, long-distance and international calling with a full array of associated features. In addition, it offers IP, X.25 and Frame Relay data transmission services. IAS is capable of delivering a completely integrated solution to its customers, including (i) bundled telephony and Internet services, (ii) corporate, private and regional telecommunications network design and (iii) the provision and installation of associated equipment. IAS also has a long-standing relationship with BT Group (formerly known as British Telecom) for which IAS manages its Moscow data center.

IAS does not own any network infrastructure and leases required channels from major telecommunication service providers. COMCOR is the largest provider of such services to IAS through the MFON. IAS’s principal physical assets include a modern telecommunications node which enables IAS to provide its wide range of services, and two office buildings in central Moscow.

CCTV and IAS are currently assessing the feasibility and attractiveness of undertaking a joint project to introduce VoIP as a triple play bundled service by CCTV. We may offer such a service in 2007.

Legislation and Regulation

In the Russian Federation, the federal government controls the regulation of telecommunication services. The principal regulation governing telecommunication service providers is the Federal Law on Communications dated July 7, 2003, No. 126-FZ (the “Federal Communications Law”). The Federal Communications Law regulates, among other things, the following:

•	Licensing of telecommunication services;

•	Legal status of networks;

•	Requirements for networks and telecommunications equipment;

•	Cooperation between network operators; and

•	Legal rights of and relationships between subscribers and operators.

In accordance with the current structure of the federal authority agencies (as approved by the Order No. 649 of the President of the Russian Federation dated May 20, 2004), the telecommunication industry is regulated by the following federal agencies:

•

Ministry of Information Technologies and Communications (the “Communications Ministry”) of the Russian Federation (responsible for the proposal of and adoption of legislation in the area of communications);

•	Federal Service for Supervision over Communications (responsible for the control and supervision of the telecommunication industry);

•	Federal Communication Agency (responsible for law enforcement); and

•	Federal Information Technologies Agency (responsible for law enforcement).

In addition to regulation by the Federal authorities, CCTV’s operations are regulated by Moscow Law No. 2 on Cable Television dated January 28, 1998, which specifically applies to the activity of cable TV operators in Moscow. This law establishes: (i) rules and procedures for cable TV network operations; (ii) the legal status of the industry participants; (iii) the underlying principles of their interaction with the City government, local government bodies and consumers; and (iv) protection and procedures against illegal actions and infringement.

CCTV currently provides TV broadcasting services, telematic services and data transmission services under three licenses (the “Licenses”), all of which expire in 2010, pursuant to Regulation No. 87 dated February 18, 2005. This regulation provides that VoIP services no longer fall under telematic services and, as a consequence, require a separate license. CCTV has been approved to receive such a license. A VoIP license is pending issuance.

As opposed to the Russian channels, none of the foreign channels currently being broadcast by CCTV are registered as mass media in Russia. However, the Russian Federal Law on Mass Media No. 107-FZ dated August 4, 2001 stipulates that only TV and video programs registered by the appropriate governmental authorities can be distributed (broadcast) in Russia. No regulations govern the registration of foreign mass media broadcast in Russia. However, the executive authorities may establish such order at any time pursuant to the Russian Federal Law of Mass Media.

CCTV has made all necessary payments for copyrights to TV companies in accordance with existing license agreements. However, CCTV currently does not make any additional payments to organizations which operate collective copyright agreements with respect to copyright programs transmitted through the HFC Network. This is due to the fact that the current regulations do not contain defined procedures regulating the legal relationship between cable TV operators (all decrees in this area were adopted in 1994-1996), the size of payments, and the fact that there are several competing organizations dealing with copyright. It is unknown what the payment structure, if any, will be. We have not made any accruals for any such payments that may be assessed.

CCTV also has licenses for construction engineering and construction services which were issued in August and September 2003 and expire in 2008. The Company and CCTV similarly expect these licenses will be renewed upon their expiration.

Compliance with Environmental Protection Laws

Management of the Company believes that the Company and its subsidiaries are in material compliance with applicable U.S. and Russian federal, state and local environmental regulations. Compliance with these regulations has not in the past had any material effect on the Company’s capital expenditures, consolidated statements of operations and financial position or competitive position, nor does the Company anticipate that compliance with existing regulations will have any such effect in the near future.

Employees

As of December 31, 2006, the Company had 14 employees at the corporate and representative level, and 1,406 full-time and contract employees at CCTV. All positions, with two exceptions, are Moscow-based.

Available Information

The Company files annual reports, quarterly reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC. The public can obtain any documents that the Company files with the SEC at http://www.sec.gov.

The Company maintains an Internet website with the address of www.moscowcablecom.com. Copies of the Company’s reports filed with, or furnished to, the Securities and Exchange Commission are available for viewing and copying at such internet website, free of charge, as soon as reasonably practicable after filing such material with, or furnishing it to, the Securities and Exchange Commission.

ITEM 1A.	RISK FACTORS.

The risks described below in addition to the other cautionary statements and risks described elsewhere, and the other information contained in this Report and in our other filings with the SEC, including our subsequent reports on Forms 10-Q and 8-K should be carefully considered in evaluating our Company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on Moscow CableCom, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our common stock will likely decline and you may lose all or part of your investment.

Risks Associated with Renova Media Enterprises and Related Parties

The proposed acquisition of the Company by Renova Media may not be completed. In February 2007, we entered into a Merger Agreement with Renova Media pursuant to which Renova Media would acquire all of the outstanding equity of the Company that it does not directly own. Upon completion of the acquisition, we will become a wholly-owned subsidiary of Renova Media. The consummation of this transaction is subject to various risks, including, but not limited to, the following:

•

that we will experience a business interruption, incident, occurrence or event that has a material adverse effect on us and would permit Renova Media to terminate the Merger Agreement and abandon the transaction;

•	that the parties will not have performed in all material respects their obligations contained in the Merger Agreement before the closing date;

•

that the representations and warranties made by the parties in the Merger Agreement will not be true and correct as of the closing of the this transaction in a manner which results in a closing condition not being satisfied; and

•

that a court of competent jurisdiction or an administrative, governmental or regulatory body or commission will have issued a final nonappealable injunction, order, decree, judgment or ruling, that permanently enjoins or otherwise prohibits the Merger or that a statute, rule, regulation or order will have been enacted, entered or enforced which makes the consummation of this transaction illegal or prevents or prohibits this transaction.

As a result of various risks to the completion of this transaction, there can be no assurance that Renova Media’s acquisition of all of our equity interests that it does not directly own will be completed even if the required stockholder approval is obtained. Failure to close this transaction could be perceived as damaging to our stock price and may result in difficulties in attracting substitute permanent capital on terms that are favorable to our current shareholders which could further imperil our operations and stock price.

Renova Media could exert an uneven influence on the strategic direction of our company. In addition to the pending acquisition transaction, Renova Media, which is controlled by Victor Vekselberg, has an equity interest in the Company of approximately 42.6% and it has warrants to purchase additional shares of stock which could increase its equity ownership in the Company to approximately 62.7%. In addition, Renova Media owns approximately 49% of the voting stock of COMCOR, COMCOR’s board of directors, which owns 22.8% of our voting outstanding equity securities. Renova Media has designated five of the directors on our ten person Board of Directors and it has the right to select one additional director. In addition, we were indebted to RME Finance in an amount of $34.3 million at December 31, 2006, including accrued interest, and we have recently entered into a $45 million bridge loan agreement with RME Finance. This indebtedness is likely to grow as quarterly interest charges continue to be compounded into the principal balance of the borrowing. Although we believe the funds received from RME Finance have been very beneficial for our operational growth, large increases in the amount of our indebtedness could be harmful to our shareholders if Renova Media’s acquisition of the Company does not get completed because of the leverage created and the increased amount of cash flow that needs to be generated by future operations to service the debt levels. These factors could lead to conflicts of interest between Renova Media and our other stockholders, if the proposed acquisition of the Company by Renova Media is not completed.

Certain of our directors and shareholders may have conflicts of interest with us. Affiliates of Renova Media, our single largest shareholder, have entered into agreements with and made investments in companies that may compete with us. Renova Media has designated five of the directors on our ten person board and COMCOR has designated three of our directors.

Affiliates of Renova Media could be engaged in commercial activities and transactions which may give rise to conflicts of interest, and we may compete with such affiliates for the same prospective customers. This includes, but is not limited to, the ownership interest in Teleinform by an affiliate of Renova Media.

In addition, certain of our directors are affiliated with Renova Media and COMCOR, which have invested in, and may in the future invest in, other entities engaged in or intending to engage in the delivery of cable television, internet access and telephony services, some of which may compete with us, or they may invest in entities that are, or could become our vendors or suppliers. Certain of our directors or executive officers may play a direct or indirect role in the activities of these other entities. In the event the Renova Media acquisition does not close, such involvement may create a conflict of interest in determining business strategies and making certain business decisions. We may not be in a position to influence any party’s decision to engage in activities that would give rise to a conflict of interest, and they may take actions that are not in our shareholders’ best interests, or are conducted on terms that could be viewed as not being “at arm’s length”. This includes the terms for the delivery of services by COMCOR, negotiations with suppliers and subcontractors, as well as competitors or potential competitors.

We are dependent upon COMCOR for the delivery of our services and the expansion of our HFC Network. Our HFC Network is connected to COMCOR’s MFON pursuant to a 50 year agreement that was amended in March 2005. If COMCOR should experience technical difficulties with its fiber backbone or any of the related equipment, we would not be able to offer our services to our customer base. In addition, we have no assurance that the amounts we pay to COMCOR pursuant to the agreement and for other services we obtain from COMCOR represent amounts that we could otherwise negotiate on an arm’s length basis with an unaffiliated vendor. This includes, but is not necessarily limited to the loss of ports and channels and the transmission of Internet traffic.

We are dependent on outside parties to expand our HFC Network. In Moscow, in order for us to build out our HFC Network in the various regions, we require authorization from the Prefects of each of the regions. Currently, we rely on COMCOR to petition and obtain such authorizations. We are not certain that we would be able to obtain such authorizations without COMCOR or its key officials. Our operating plans are very much dependent on our ability to build-out our HFC Network in administrative regions of Moscow for which we have not had approvals obtained on our behalf. If we did not receive the support of COMCOR or its key officials in this process, we have no basis to believe that we would be able to readily obtain the required authorizations to continue our build-out activities.

We are also dependent upon COMCOR’s primary and secondary nodes, or signal relay stations, which are needed to connect our new and planned build-out to its MFON. Delays in COMCOR’s ability to make such connections available would result in delays in our ability to market and sell our services and put new construction into revenue generating status.

Business, Regulatory and Financial Reporting Risks

The Company may experience liquidity difficulties due to continued operating losses and the capital expenditure requirements of our business. Cash resources as of December 31, 2006 are not expected to be adequate to enable CCTV to continue or accelerate the build-out of its HFC Network throughout Moscow and meet other anticipated capital expenditure commitments and operating cash needs. As a result, if the Renova Media acquisition is not completed, the Company and CCTV could be exposed to future liquidity difficulties. We continue to incur losses, as CCTV’s revenues are not yet sufficient to meet its cash operating expenses, and the Company requires continued access to capital to meet its corporate level operating expenses and its other cash obligations. As a result of the Term Loan and the bridge loan financing, we are solely dependent upon financing from Renova Media and RME Finance to meet our liquidity needs. If Renova Media’s acquisition of our equity interests that it does not directly own is not completed, there is no assurance that funds to be received pursuant to the bridge loan from RME Finance will be adequate to meet the cash needs of our business plans. If the Company and CCTV are exposed to liquidity difficulties there is no assurance that an alternate source of additional financing could be obtained on favorable terms that would be acceptable to Renova Media and RME Finance as required by existing agreements, or if such additional financing could be obtained at all.

We cannot be sure that a market will develop for our television services, including future services we may offer. CCTV currently offers its subscribers a number of value-added services, such as high-speed Internet access and cable television. Our market penetration for cable television services grew impressively during 2006, but it is still relatively low at an average of 8.3% of homes passed as of December 31, 2006 and with no individual region having a market penetration exceeding 14%. In 2006, CCTV introduced pay-per-view services and began generating revenue from and arrangement with a home shopping channel. Revenues from these new services are very modest and may not grow as expected. We may also develop plans to offer IP-based telephony and web hosting services. CCTV may not be successful in creating or competing in a market for these value-added services. In particular, the Company cannot be assured that CCTV can:

•	enhance its current services;

•	develop new services that meet changing subscriber needs;

•	generate significant demand for its new services through successful advertising and marketing initiatives;

•	satisfy subscriber expectations with respect to value-added services;

•	provide its new services in a profitable manner; and

•	continue to offer value-added services in the event of adverse changes in economic conditions.

Our inability to effectively introduce market and sell new and enhanced services or to anticipate consumer demand for such services could have a material adverse effect on our business, results of operations, financial condition and future prospects.

We may not be able to adequately meet regulatory reporting requirements. During 2006, we restated our financial statements for the periods ended June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006 solely due to accounting issues relating to deferred income taxes. For each of the reporting periods ended December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006 we were unable to file our periodic financial reports with the Securities and Exchange Commission in a timely manner, even after automatic extensions of time to file were taken into consideration. As a result of such late filings, including this filing, our common Stock has been the subject of potential de-listing with Nasdaq Global Market. Staffing issues, complex accounting matters, control deficiencies and material weaknesses all contributed to the late filings. This could result in our inability to maintain a listing on the Nasdaq Global Market, although we currently anticipate that such listing will voluntarily be terminated upon the expected closing of Renova Media’s acquisition of the equity interests of the Company that it does not directly own. It could also result in a lack of confidence with respect to the accuracy and reliability of the financial statements we do report.

If we fail to establish and maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud, which could adversely affect our business and the trading price of our stock. We are currently in the process of evaluating our internal controls system to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluations and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These systems are necessary to produce accurate financial reports and prevent fraudulent activity. We expect to incur additional costs in the form of additional personnel and outside consultants in order for us to comply with the requirements of the Sarbanes-Oxley Act and management will have to devote substantial time and effort. In the event that the Renova Media acquisition is not completed, we will be required to begin complying with Section 404 as of December 31, 2007. We have reported on material weaknesses affecting our anti-fraud detection and prevention procedures and controls and on financial reporting and disclosure process. See Item 9A “Controls and Procedures.” However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, if any material weakness or deficiency is identified or is not remedied, investors may lose confidence in the accuracy of our reported financial information, and our stock price could be significantly adversely affected as a result.

We operate in a highly competitive industry, particularly for the delivery of Internet access. There is substantial competition for the delivery of cable television and Internet access services in Moscow. We expect competition to intensify as a result of the development of new technologies, products and services. Other television service providers serve each of the markets in which CCTV competes. This competition may put downward pressure on subscriber and revenue growth and profit margins. Television service providers compete principally on service area, price, service quality, and features. CCTV’s ability to compete successfully will depend on its ability to anticipate and respond to various competitive factors, including service quality, coverage area, new services, service features and enhancements, changes in consumer preferences, demographic trends, economic conditions and competitors’ pricing strategies. Similarly, there is significant competition for the delivery of Internet access services. Although we believe that CCTV is the largest provider of cable-based Internet access in Moscow, there is significant competition from ADSL carriers and individual Home LAN providers. The trend of lower monthly tariffs for product offerings is expected to continue.

Continued rapid changes in technologies could materially adversely affect us. The television and internet access services industry is experiencing significant technological change. This change includes:

•	Evolving industry standards;

•	Ongoing improvements in the capacity and quality of digital technology;

•	Shorter development cycles for new products, enhancements and changes in end-user needs and preferences;

•	Development of data and high bandwidth network capabilities;

•	Migration to next-generation services; and

•	Expanded availability and functionality of other competing technologies.

The pace and extent of customer demand may not continue to increase which could result in shortfalls from anticipated subscriber growth rates. As a result, the future prospects of the industry and of CCTV and the success of its competitive services remain uncertain. Also, alternative technologies may develop that may provide alternative service superior to that available from CCTV. Such developments could have a material adverse affect on CCTV which may require us to make substantial investments in order to remain competitive.

CCTV must face operational risks associated with a growing company. CCTV’s revenues have shown strong growth in each of the past three years, and we are hopeful that opportunities will allow us to continue on this strong growth pattern. However, to continue strong revenue growth we need to continue to build out our HFC Network and attract new subscribers. Many cable companies face challenges in gaining access to individual residences or apartment buildings to sell and market their services. CCTV could face similar obstacles. In addition, planned increases in our growth rates will require the hiring and training of qualified installers and other technical workers. Although we believe the available labor pool in Moscow is conducive to such growth, there can be no assurance of our ability to attract and train a sufficient number of workers to meet projected order flow demands. In addition, growing companies face challenges associated with managing and administering to the needs of higher volumes of transactions. This requires hiring and training customer support and other administrative and operational support staff and managers to ensure procedures and controls are properly implemented to serve our growing customer base and to ensure that all elements of the operations and administration function adequately. Although we believe that we can meet these needs through additional hiring and through the advancement of the careers of present employees, there can be no assurance of our ability to successfully meet these growing challenges.

We may grow through the acquisition of businesses or operations not yet identified. In addition to the “organic” growth of our business which we intend to achieve through the expansion of our HFC Network and through continued marketing to existing and newly passed areas, we may expand through the acquisition of other operations or companies. Such acquisitions could result in additional customers or in enhanced or expanded service offerings. Any such expansion may not necessarily be limited to within the city of Moscow. The effects of any such acquisitions are uncertain but include the risks of dilution to our existing shareholders and of failure for such acquired operations to meet our expectations.

We do not carry all of the insurance coverage customary in more economically developed countries for a business of our size and nature, and as a result could experience substantial loss or disruption. The insurance industry is not yet well developed in Russia, and many forms of insurance protection common in more economically developed countries are not yet available in Russia on comparable terms, including coverage for business interruption. At present, we have no coverage for business interruption or loss of key management personnel. We do not maintain separate funds or otherwise set aside reserves for these types of losses. Any such loss may cause substantial disruption and may have a material adverse effect on our business, results of operations and financial condition.

We bear the financial risks of our defined benefit pension plan. Although our defined benefit pension plan is actuarially overfunded and we have not had to make any contributions to the plan since we acquired it in 1991, the impact of potential declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan may result in higher pension costs and the need to fund the pension plan in future years in material amounts.

The determinations of pension expense and pension funding are based on a variety of rules and regulations. Changes in these rules and regulations could impact the calculation of pension plan liabilities and the valuation of pension plan assets. They may also result in higher pension costs, additional financial statement disclosure, and accelerate and increase the need to fully fund the pension plan. During the third quarter of 2006, the “Pension Protection Act of 2006” became law. Among the stated objectives of the law are the protection of both pension beneficiaries and the financial health of the Pension Benefit Guaranty Corporation (“PBGC”). To accomplish these objectives, the new law requires sponsors to fund defined benefit pension plans earlier than previous requirements and to pay increased PBGC premiums. The impact of the law cannot be fully assessed until all the implementation rules are published, but the law does require defined benefit plans to be fully funded in 2011. This may create funding requirement for our defined benefit pension plan.

Risks relating to the political environment in Russia

Businesses in Russia, especially media companies, can be subject to politically motivated actions. The Russian government has taken various actions in recent years against business people and companies operating in Russia that have been perceived as having been politically motivated, including actions for technical violations of law or violations of laws that have been applied retroactively, including violations of tax laws. These actions have on occasion resulted in significant fluctuations in the market prices of the securities of businesses operating in Russia, a weakening of investor confidence in Russia and doubts about the progress of market and political reforms in Russia. These concerns were intensified as a result of the events leading to the imprisonment of Mikhail Khordorkovsky and the effective re-nationalization of Yukos, the oil company he controlled.

In October 2006, the city of Moscow issued a decree which appears to give a competitive advantage to Mostelecom at the expense of CCTV and our other competitors. Although we believe that such a decree is not enforceable, changes in the political climate in Moscow may affect our ability to conduct our business in the manner we have planned.

Broader political developments could adversely affect our business operations and financial condition. The current Russian presidential administration has taken a number of steps to expand its authority, including by further centralizing power in a number of areas and removing decision making authority from the federal regions. The ultimate extent or impact of these changes is uncertain. These and future changes in the government, major policy shifts or lack of consensus between various branches of the government and powerful economic groups could disrupt or reverse economic and regulatory reforms. In addition, the Russian presidential elections scheduled for 2008 could bring more volatility to the market. Any disruption or reversal of reform policies could lead to political or governmental instability or the occurrence of conflicts among powerful economic groups, which could have a material adverse effect on our business, financial condition, results of operations and prospects and the value of our common stock.

It has been widely reported in the Russian and foreign media that the Russian government is exerting pressure on the so-called “oligarchs” to cause them to divest their commercial interests in certain areas of economic activity. The media have also reported that the government has exerted significant influence on companies owned or controlled by the oligarchs through tax inspections, management changes, threats of and actual prosecution of management and key officials, and other means. Real and perceived pressure on the oligarchs and their businesses has seriously affected the economic activities of these enterprises and their management. If the current or future governments in Russia were to apply similar pressure on the Company, our subsidiaries, on Renova Media or its affiliates, or on COMCOR, it could have serious adverse effects on our operations and financial results. Such effects could include, but would not be limited to, the inability of the board of directors to act independently from external pressure and the distraction of our management from our day-to-day operations.

Risks relating to the economic environment in Russia

Emerging markets such as Russia are subject to greater risks than more developed markets and financial turmoil in any emerging market could disrupt our business, as well as cause the price of our common stock to decline. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in such markets. Investors should also note that emerging markets such as Russia are subject to rapid change and that the information set out in this prospectus may become outdated relatively quickly. Moreover, financial turmoil in any emerging market country tends to adversely affect prices in stock markets of other emerging market countries as investors move their money to more stable, developed markets. As has happened in the past, financial problems or an increase in the perceived risks associated with investing in emerging economies could dampen foreign investment in Russia and adversely affect the Russian economy. Such economic downturn could, among other things, impact our ability to attract or retain subscribers or our vendors’ abilities to support our operating needs.

Economic instability in Russia could reduce consumer spending, which could adversely affect our results of operations. Since the dissolution of the Soviet Union, the Russian economy has experienced at various times:

•	significant declines in gross domestic product;

•	hyperinflation;

•	an unstable currency;

•	high government debt relative to gross domestic product;

•	a weak banking system providing limited liquidity to Russian enterprises;

•	a large number of loss-making enterprises that continued to operate due to the lack of effective bankruptcy proceedings;

•	significant use of barter transactions and illiquid promissory notes to settle commercial transactions;

•	widespread tax evasion;

•	the growth of black and gray market economies;

•	pervasive capital flight;

•	high levels of corruption and the penetration of organized crime into the economy;

•	significant increases in unemployment and underemployment; and

•	the impoverishment of a large portion of the Russian population.

Recent trends in the Russian economy, such as the increase in gross domestic product, a relatively stable ruble and a reduced rate of inflation, may not continue or may be abruptly reversed. Additionally, because Russia produces and exports large quantities of natural gas and oil, the Russian economy is especially vulnerable to fluctuations in the price of these commodities on the world market. A strengthening of the ruble in real terms relative to the U.S. dollar, changes in monetary policy, inflation, a decline in natural gas and oil prices or other factors could adversely affect Russia’s economy and our business in the future. Any such market downturn or economic slowdown could also severely limit our and our customers’ access to capital, also adversely affecting our and our customers’ businesses in the future.

The Russian banking system remains underdeveloped, and another banking crisis could place severe liquidity constraints on our business. Russia’s banking and other financial systems are less developed and regulated than those of many other developed countries, and Russian legislation relating to banks and bank accounts is subject to varying interpretations and inconsistent application. The August 1998 financial crisis resulted in the bankruptcy and liquidation of many Russian banks and almost entirely eliminated the developing market for commercial bank loans at that time. Many Russian banks do not meet international banking standards, and the transparency of the Russian banking sector still lags far behind internationally accepted norms. In part due to inadequate supervision by regulators, certain banks do not follow existing Central Bank of Russia regulations with respect to lending criteria, credit quality, loan loss reserves or diversification of exposure. Furthermore, Russian bank deposits made by corporate entities generally are not insured.

Recently, there has been a rapid increase in lending by Russian banks, which many believe has been accompanied by deterioration in the credit quality of borrowers. In addition, a robust domestic corporate debt market is leading to Russian banks increasingly holding large amounts of Russian corporate ruble bonds in their portfolios. Weaknesses in the Russian banking sector, combined with the relatively high risk credit portfolios of Russian banks, may result in the banking sector being more susceptible to market downturns or economic slowdowns, including due to Russian corporate defaults. In addition, the Russian Central Bank has, from time to time, revoked the licenses of certain Russian banks, which in the second quarter of 2004 resulted in market rumors about additional bank closures and many depositors withdrawing their savings. If a banking crisis were to occur, companies operating in Russia would be subject to severe liquidity constraints due to the limited supply of domestic savings and the withdrawal of foreign funding sources that would occur during such a crisis.

Risks relating to Russian legislation and the Russian legal system.

Weaknesses in the Russian legal system create an uncertain environment for investment and business activity and could have a material adverse effect on our business and the value of our common stock. Russia is still developing the legal framework required to support a market economy, and its legal system is largely characterized by:

•	inconsistencies between and among laws, presidential decrees and governmental, ministerial and local regulations, orders, decisions, resolutions and other acts;

•	substantial gaps in the regulatory structure resulting from the delay in adoption or absence of implementing regulations;

•	limited judicial and administrative guidance on interpreting Russian legislation;

•	the relative inexperience of judges and courts in interpreting recent commercial legislation;

•	a lack of judicial independence from political, social and commercial forces;

•	a high degree of discretion on the part of the judiciary and governmental authorities; and

•	poorly developed bankruptcy procedures that are subject to abuse.

The independence of the judicial system and of the prosecutor general’s office and their immunity from economic, political and other influences have at times been questioned. The court system is understaffed and underfunded. Judges and courts are generally inexperienced in the area of business and corporate law. As is true of civil law systems generally, judicial precedents generally have no binding effect on subsequent decisions. Not all Russian legislation and court decisions are readily available to the public or organized in a manner that facilitates understanding. The Russian judicial system can be slow, and enforcement of court orders can in practice be very difficult. All of these factors make judicial decisions in Russia difficult to predict and effective redress uncertain. Additionally, court claims and governmental prosecutions are sometimes used in furtherance of political aims.

In addition, several key Russian laws, including the amended Communications Law, have only recently become effective. The untested nature of much of recent Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of the Russian legal system in ways that may not always coincide with market developments may place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies in the Russian legal system. Any of these weaknesses could affect our ability to enforce our rights under our licenses and under our contracts, or to defend ourselves against claims by others. Furthermore, we cannot assure you that regulators, judicial authorities or third parties will not challenge our compliance with applicable laws, decrees and regulations.

These uncertainties also extend to property rights. Although legislation has been enacted to protect private property against expropriation and nationalization, due to the lack of experience in enforcing these provisions and due to political factors, these protections may not be enforced in the event of an attempted expropriation or nationalization. Expropriation or nationalization of any of our entities or their assets, potentially without adequate compensation, would have a material adverse effect on our business, financial condition, results of operations and prospects.

Unlawful, selective or arbitrary government action may have an adverse effect on our business and the value of our common stock. Government authorities have a high degree of discretion in Russia and have at times exercised their discretion selectively or arbitrarily, without hearing or prior notice, and sometimes in a manner that is contrary to law or influenced by political or commercial considerations. The Government also has the power, in certain circumstances, to interfere with the performance of, nullify or terminate contracts. Unlawful, selective or arbitrary actions have included withdrawal of licenses, sudden and unexpected tax audits, criminal prosecutions and civil actions. Federal and local government entities have also used common defects in documentation as pretexts for court claims and other demands to invalidate and/or to void transactions, apparently for political purposes. We cannot assure you that regulators, judicial authorities or third parties will not challenge our compliance (including that of our subsidiaries) with applicable laws, decrees and regulations in Russia. Unlawful or arbitrary government action could have a material adverse effect on our business and on the value of our common stock.

Changes in the Russian tax system or unpredictable or unforeseen application of existing rules could materially adversely affect our financial condition. Our tax burden may become greater than the estimated amount that we have recorded to date and paid or accrued on our balance sheets. Russian tax authorities have often been arbitrary and aggressive in their interpretation of tax laws and their many ambiguities, as well as in their enforcement and collection activities. Many companies are often forced to negotiate their tax bills with tax inspectors who may demand higher taxes than applicable law appears to provide. Any additional tax liability, as well as any unforeseen changes in Russian tax laws, could have a material adverse effect on our future results of operations or cash flows in a particular period.

Under Russian accounting and tax principles, financial statements of Russian companies are not consolidated for tax purposes. As a result, each Russian-registered entity in our group pays its own Russian taxes and we cannot offset the profits or losses in any single entity against the profits and losses of any other entity. Consequently, our overall effective tax rate may increase as we expand our operations, unless we are able to implement an effective corporate structure that minimizes the effect of these Russian accounting and tax norms.

The Russian tax system imposes additional burdens and costs on our operations in Russia, and complicates our tax planning and related business decisions. The uncertainty involved potentially exposes us to significant fines and penalties and enforcement measures despite our best efforts at compliance, and could result in a greater than expected tax burden on our subsidiaries. These factors raise the risk of a sudden imposition of arbitrary or onerous taxes on our operations in Russia. This could adversely affect our business and the value of our common stock.

In addition, Russian tax authorities have recently begun to increase control over companies regarding the ability to recover value added tax (VAT) paid to suppliers in excess of VAT received from customers for companies which have debt within their capital structure.

The Company has recorded a provision of $1,118,000 relating to the Company having offset VAT it received from its customers against VAT paid to suppliers and vendors in 2003 and 2004, which are being contested in the Russia tax court system. Although the Company believes it has properly accounted for the payment and receipt of VAT in accordance with relevant legislation, there can be no assurance that Company will prevail in this process.

The Company has not made any provision for further claims made with respect to approximately $7,570,000 of VAT reported during 2006. The Company believes that it will prevail based upon the merits of its positions, which have been supported by new VAT regulations and recent favorable decisions in lower level courts. However, there can be no assurances made whether the Company will ultimately prevail in these matters. In addition, the Company has not received any notification with certain VAT reporting periods which remain subject to possible future review and claims.

The Company has recorded a provision in the amount of $995,000 for taxes that could possibly be asserted relating to activities in Russia among its U.S., Cyprus and Russian-based entities that could be viewed as representing that the Company has a permanent establishment in Russia.

Any U.S. or other foreign judgments that may be obtained against us may be difficult to enforce against us in Russia.

Although we are a Delaware corporation, subject to suit in U.S. federal and other courts, we have no operations in the United States, substantially all of our assets are located in Russia, and several of our directors and their assets are located outside the United States. Although arbitration awards are generally enforceable in Russia, judgments obtained in the United States or in other foreign courts, including those with respect to U.S. federal securities law claims, may not be enforceable in Russia. There is no mutual recognition treaty between the United States and the Russian Federation, and no Russian federal law provides for the recognition and enforcement of foreign court judgments. Therefore, it may be difficult in practice to enforce any U.S. or other foreign court judgment obtained against our company, any of our operating subsidiaries or any of our directors in Russia.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None

ITEM 2.	PROPERTIES.

CCTV does not own any real estate properties. To conduct its operations, CCTV and the Company currently lease approximately 2,496 square meters of office space in an office building owned by IAS pursuant to a lease that expired in December 2006. The Company is currently negotiating lease terms for the year ending December 31, 2007. CCTV also leases approximately 1,873 square meters of space from a third party for certain call center and telemarketing functions and 90 square meters of space from COMCOR for certain engineering personnel.

CCTV’s network is comprised of two physical components:

•

Coaxial cable (trunk and distribution cables) and equipment (mostly amplifiers and directional couplers/splitters). Trunk cables and all equipment are located inside apartment buildings. Typically, protected areas, such as attics and basements where unauthorized access is forbidden, are selected to house the equipment. Trunk lines are completed as overhead cables between separate buildings or as cables laid in short service tunnels between buildings; and

•	Rack-mounted equipment for Internet access (such as routers, up-converters, switches, servers, etc.) and digital video equipment and software located at the MFON’s primary nodes.

The Company also leases approximately 1,600 square feet of office space in Windsor, Connecticut from which it conducts certain administrative activities.

Andersen Land Corp., a wholly-owned subsidiary of the Company, owns a 98,000 square foot facility located on 18.4 acres of land within an industrial park in Bloomfield, Connecticut, which, since March 22, 2002, has been leased to the buyer of JM Ney’s operating assets under terms of a lease which expires in March 2013, but for which the lessor has an option to renew for three additional years. The building is subject to a mortgage loan which had a balance of $2,695,000 at December 31, 2006.

ITEM 3.	LEGAL PROCEEDINGS.

Morton International, Inc. v. A.E. Staley Mfg. Co. et al. and Velsicol Chemical Corp. v. A.E. Staley Mfg. Co. et al.

As originally reported in the Company’s Form 10-K for the year ended February 28, 1997, in July 1996, two companion lawsuits were filed in the United States District Court for the District of New Jersey, by various owners and operators of the Ventron-Velsicol Superfund Site (the “Site”) in Middlesex County, New Jersey (“Lawsuits”). The Lawsuits, which were subsequently consolidated, were filed under the Comprehensive

Environmental Resource Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the New Jersey Spill Act and New Jersey common law, alleging that the defendants (over 100 companies, including the Company’s then wholly-owned subsidiary, The JM Ney Company (“JM Ney”) were generators of certain wastes allegedly processed at the Site. The Lawsuits seek recovery of costs incurred and a declaration of future liability for costs to be incurred by the owners and operators in studying and remediation the Site.

Subsequent to the filing of the Lawsuits, the Company sold JM Ney’s operations in 2002 in an asset transaction. JM Ney, which has been renamed Andersen Land Corp. (“ALC”), retained certain liabilities of JM Ney under the contractual terms of the sale, including certain legacy liabilities arising out of the Lawsuits.

As further reported in the Company’s Form 10-Q for the period ended November 30, 2001, this case was dismissed without prejudice and the plaintiffs did not have the ability to reinstate their claims for a minimum of three years until October 2004. In November 2006, the Plaintiffs notified the Company, along with other former defendants in the 1996 lawsuits that it intended to reinstate the 1997 actions because the United States Environmental Protection Agency (“USEPA”) had selected a remedy for Operable Unit 1 (“OU1”) of the Remedial Action for the Site. Before reinstating the lawsuits, however, plaintiffs invited the defendants to participate in an alternate dispute resolution process or mediation (collectively, “ADR”) to determine if the parties are able to settle plaintiffs’ past costs demands for OU1 as well any future costs incurred to investigate and remediate the Berry’s Creek Area of the Site, also known as Operable Unit 2 (“OU2”).

Subsequent to the Plaintiffs’ notice, the USEPA sent a letter to the Company, along with more than 140 other parties, notifying each of its potential liability at the OU2 area and inviting the parties to perform the Remedial Investigation and Feasibility Study for the OU2 Study Area. The parties have until July 2007 to respond to this request.

Given the legal and factual issues that remain outstanding, the Company currently has no basis to ascertain the range of loss, should any occur, with respect to an outcome that may be considered unfavorable. Nor is there any basis on which to predict the timing of any such loss. The Company is advised that ALC and the Company appear to have meritorious defenses and senior management of ALC and the Company are committed to defend in an appropriate manner any litigation that may arise subsequent to termination of ADR proceedings being undertaken in connection with the pending Lawsuits.

Levy Investments, Ltd. v. Moscow CableCom Corp., Oliver R. Grace, Jr., Jay M. Haft, Andrew Intrater, Ivan Isakov, Valentin V. Lazutkin, James J. Pinto, Vladimir A. Serdyuk, Mikhail Smirnov, David R. Van Valkenburg, Alexander P. Vladislavlev, and Renova Media Enterprises Ltd.

On November 7, 2006, following Renova Media’s announcement of its initial proposal to acquire the equity interest in the Company that it does not directly own in a negotiated acquisition at $10.80 per share of common stock, Levy Investments, Ltd. filed a purported class action on behalf of our public stockholders in the Court of Chancery for the State of Delaware, against us, each of our directors and Renova Media. The plaintiff alleges, among other things, that the consideration offered to our stockholders pursuant to Renova Media’s initial proposal of $10.80 per share of common stock is not adequate and constitutes an unfair price. In addition, the plaintiff alleges that Renova Media’s initial proposal is an unfair attempt to freeze out our public stockholders and is designed to enrich Renova Media at the expense of our public stockholders. Plaintiff seeks injunctive relief or, in the alternative, rescission, and an accounting and damages. We believe the allegations are without merit and plan to defend them vigorously.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

During the three months ended December 31, 2006, no matters were submitted to a vote of the security holders of the Company.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS

The Registrant’s Common Stock is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol MOCC. Prior to February 26, 2004, our stock traded on NASDAQ under the symbol ANDR.

The approximate number of registered stockholders of our Common Stock on April 19, 2007 was 407. The Company estimates that there were approximately 1,000 additional stockholders who held their shares in street name. The Company’s intra-day high, low and closing sales prices for the Common Stock, for each quarterly period in 2006 and 2005, are provided below. The bid prices shown, which were supplied by the National Market System of the National Association of Securities Dealers, Inc, represent prices between dealers and do not include retail markups, markdowns or commissions and may not necessarily represent actual transactions.

Year ended December 31, 2006	High	Low	Close
January-March, 2006	$13.17	$4.97	$7.63
April-June, 2006	$11.72	$7.30	$10.47
July-September, 2006	$10.63	$7.36	$9.05
October-December, 2006	$12.30	$8.50	$10.58

Year ended December 31, 2005	High	Low	Close
January-March, 2005	$7.75	$4.60	$5.30
April-June, 2005	$7.80	$3.81	$5.51
July-September, 2005	$6.28	$5.04	$5.21
October-December, 2005	$5.99	$4.60	$5.38

The Company has not paid dividends on its Common Stock since the fiscal year ended February 28, 1993 and it has no intention to pay any dividends in the foreseeable future.

Equity Compensation Plan Information

The Company’s board of directors adopted and approved the Company’s 2003 Stock Plan (the “2003 Stock Plan”) effective as of September 2, 2003. Pursuant to the 2003 Stock Plan, the Company may award up to 330,000 shares of its Common Stock. This plan was implemented to provide incentives to attract and retain officers, directors and key employees. The compensation committee of the board of directors administers the 2003 Stock Plan and may grant restricted stock or stock free from any transfer, vesting or forfeiture restrictions. During the years ended December 31, 2006 and 2005 and the ten-month period ended December 31, 2004, a total of 117,646 shares, 38,523 shares and 59,433 shares, respectively, of the Company’s Common Stock were granted pursuant to the 2003 Stock Plan.

The Company’s 2003 Stock Option Plan (the “2003 Stock Option Plan”) was adopted by our board of directors on September 2, 2003. This plan was approved by our stockholders on October 27, 2003. Our board of directors adopted amendments to the 2003 Stock Option Plan and such amendments were approved by our stockholders on December 15, 2004. As a result of the amendments, the Company may now grant options to acquire up to a total of 1,700,000 shares of our Common Stock. This plan was adopted to provide incentives to attract and retain officers, directors and key employees, and it is administered by our board of directors, or a committee appointed by the board, which determines recipients and types of options to be granted, including the vesting schedule, the number of shares subject to the options and the exercisability of the options. During the years ended December 31, 2006 and 2005, 272,841 options and 1,890,974 options were granted pursuant to the 2003 Stock Option Plan; 7,500 options and 766,595 options, respectively, were cancelled and; during 2005, 437,455 options were afforded accelerated vesting and a change in the option terms to allow cashless exercise. During the ten-month period ended December 31, 2004, 95,000 options were granted pursuant to the 2003 Stock Option Plan.

The following table sets forth a description of our equity compensation plans as of December 31, 2006. The outstanding stock options granted pursuant to a plan approved by security holders relate to options issued pursuant to the 2003 Stock Option Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,090,265	$6.41	238,178
Equity compensation plans not approved by security holders	—	—	—

Total	1,090,265	$6.41	238,178

PERFORMANCE GRAPH

The following graph compares the cumulative performance of the Common Stock for the periods indicated with the performance of the NASDAQ Composite Stock Index and the NASDAQ Telecommunications Composite Stock Index, which the Company deems to be an appropriate peer index. The comparative five fiscal period total returns assume $100 investments made on February 28, 2002, with dividends reinvested. The stockholder returns shown for the Company on the following table are not necessarily indicative of future stock performance.

Comparative Five-Year Total Returns

Moscow CableCom Corp., NASDAQ Composite Stock Index and

NASDAQ Telecommunications Composite Stock Index

(Performance results through December 31, 2006)

	2002	FY 2003	FY 2004	2004	2005	2006
MOCC	$100.00	$46.02	$105.72	$76.34	$66.92	$131.59
NASDAQ Composite	$100.00	$77.25	$117.23	$125.64	$127.37	$138.49
NASDAQ Telecommunications	$100.00	$70.50	$114.59	$118.58	$110.03	$140.58

Unregistered Sales of Equity Securities

In May 2006, we entered into certain agreements, including a subscription agreement, warrant agreement and registration rights agreement with several investors, providing for the sale of 2,438,684 units, each comprising of one share of common stock and one-half warrant, at $8.2725 per unit. Each whole warrant entitles the holder to acquire one share of our common stock at a purchase price of $9.852 per share through May 5, 2008.

In September 2006, we entered into certain agreements, including a subscription agreement, warrant agreement and registration rights agreement, with certain investors pursuant to which we issued and sold an aggregate of 2,341,760 units, each comprising one share of our common stock and one-half warrant, at $9.2325 per unit. Each whole warrant entitles the holder to acquire one share of our common stock, at a purchase price of $11.004 per share until September 21, 2008.

The securities sold in these private placements were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act, based on the Company’s reliance upon the representations made by the investors in their subscription agreements, including the representations that all of the investors were “accredited” within the meaning of Rule 501(a), and the limitations imposed on resales of the securities in accordance with Rule 502(d).

ITEM 6.	SELECTED FINANCIAL DATA.

The following selected financial data are derived from the Consolidated Financial Statements of the Company contained in Item 8 herein. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included or incorporated by reference herein. The Company was formerly on a February fiscal year-end period. Effective December 31, 2004, the Company changed its fiscal year, which resulted in a ten-month transition period during the period then ended. Amounts below are in thousands of U.S. dollars, except per share data.

	Years Ended December 31,		Ten Months Ended December 31, 2004	Fiscal Years Ended February 28/29,
	2006	2005		2004	2003
Sales and Revenue	$23,866	$10,603	$6,132	—	—
Gross margin	5,702	2,114	949	—	—
Loss from continuing operations(1)	(21,113)	(10,752)	(5,151)	$(2,158)	$(2,050)
Net loss	(21,113)	(10,752)	(5,151)	(2,158)	(446)
Loss applicable to common Shareholders	(21,338)	(21,758)	(5,341)	(2,440)	(728)
Loss from continuing operations per common share, basic and diluted	(1.93)	(2.46)	(0.62)	(1.12)	(1.11)
Loss per common share, basic and diluted	(1.93)	(2.46)	(0.62)	(1.12)	(0.35)
Depreciation, amortization and interest accretion	7,492	2,618	1,806	243	293

Balance Sheet Data

	December 31,			February 28/29,
	2006	2005	2004	2004	2003
Total assets	$119,226	$74,708	$51,058	$50,532	$19,045
Total debt(2)	35,152	22,582	6,969	3,539	2,081
Stockholders’ equity	66,299	42,381	33,096	37,422	13,102
Book value per common share(3)	3.45	2.96	3.44	4.02	4.57

The Company did not consolidate the results of operations of CCTV prior to the ten month period ended December 31, 2004, and it did not consolidate CCTV’s balance sheet prior to February 29, 2004.

1	Losses from continuing operations exclude the results of operations of the Company’s Electronic segment as a result of its sale in March 2002.
2	Total debt for 2006 is presented net of $1,368,000 of unamortized discount.
3	Book values per common share in 2006 and 2005 assume the conversion of the Series B Preferred Stock into Common Stock.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Management’s Discussion and Analysis reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. This discussion should be read in conjunction with the consolidated financial statements and related notes contained in this Annual Report.

Overview

The Company through our wholly owned subsidiary, CCTV, is a provider of cable television and Internet access services in Moscow, Russia. CCTV, which markets our services under the brand name “AKADO”, is an early stage, growing company. In recent years we have expanded our ownership base and financial resources to acquire and fund CCTV’s operations. This includes obtaining $41 million in 2005 pursuant to a $51 million debt and equity financing package with Renova Media and RME Finance in January 2005. During 2006, we obtained the final $10 million of this financing package and we also raised more than $41 million in two private placements of our equity securities. We put this money to use to expand the number of homes passed by our HFC Network in Moscow, Russia and aggressively market our cable-based television and Internet access services. During 2006, we grew the HFC Network by 140.0%, increasing its reach from 325,954 homes to 782,249 homes. We increased the number of subscribers for our Internet services by 183.5%, to a total of 98,106 as of December 31, 2006, and we increased the number of subscribers for our digital cable television services by 318.2%, to a total of 65,310 active subscribers as of December 31, 2006.

As a result of this network and subscriber growth, during 2006, we generated $23,866,000 of revenues and reported a net loss of $21,338,000, or $1.93 per share, basic and diluted. Due to the fact that we incurred a loss in 2006, the assumed conversion of the Series B Preferred Stock, which is essentially a common stock equivalent in most material respects, has been excluded from the calculation of our loss per share due to the anti-dilutive effect that such an assumed conversion would have on our reported loss per share.

We have incurred losses in recent years and the expansion of our business activities requires a significant amount of capital to meet our cash flow requirements. However, our financial statements have been prepared based on our ability to continue in existence as a going concern. In February 2007, we entered into a merger agreement with Renova Media pursuant to which Renova Media will acquire all our outstanding equity interests that it does not directly own, which will result in the Company becoming a wholly-owned subsidiary of Renova Media. In connection with this agreement, we have entered into a bridge loan facility pursuant to which RME Finance will provide CCTV with up to $45 million of financing to be received in the form of nine monthly drawdowns of $5 million, the first three of which were received in February, March and April 2007. We have also received a financing commitment from Renova Media that it will provide us with sufficient capital to ensure that our operations will continue uninterrupted for a period of not less than one year from the date of the filing of this Form 10-K for the year ended December 31, 2006. This commitment has been further supported with a guarantee from Renova Industries Ltd., the majority stockholder of Renova Media, which has committed to provide any funding that Renova Media does not provide in accordance with, and during the term of, Renova Media’s commitment. This commitment does not specify the amount of capital to be provided or the terms on which it will be provided. Renova Media is controlled by Victor Vekselberg and is primarily a holding company which holds among other investments, shares of our Common Stock, our Series B Preferred Stock, warrants to purchase additional shares of our Common Stock and Series B Preferred Stock and approximately 49% of the voting stock of COMCOR.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to bad debts, investments, intangible assets including goodwill, income taxes, financing operations, retirement benefits, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, involve the most significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Revenue is primarily derived from the sale of cable television and Internet services to subscribers. All revenues are recorded (net of VAT) only when there is persuasive evidence of an arrangement, services have been delivered, the price is fixed or determinable and collection is reasonably assured. Customer arrangements for cable television or Internet services typically include a connection fee, required equipment rental, as well as a monthly service fee. We consider the various elements of these arrangements to be part of one bundled service offering to our customers. In accordance with Statement of Financial Accounting Standards No. 51, “Financial Reporting by Cable Television Companies”, we immediately recognize connection fee revenues to the extent of direct selling costs incurred, which are immediately recognized in full. Connection revenues in excess of direct selling costs are deferred and recognized over the estimated customer relationship period.

Inventory and Construction in Progress

We state our inventory at the lower of cost or market. We have established allowances for the estimated losses resulting from our inability to fully utilize certain elements of inventory and construction materials due to obsolescence or our inability to utilize excess quantities. Such allowances are based on historical movement and our estimates of realization based on assessments of technological changes, component cost changes and physical deterioration.

Capitalization of Internal Costs into Cable Plant

In accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies,” we capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction costs include materials, labor, applicable indirect costs and interest. Capitalized installation costs include labor, material and overhead costs related to: (i) the initial connection (or “drop”) from our cable plant to a customer location; (ii) the replacement of a drop; and (iii) the installation of equipment for additional services, such as digital cable or HSI. We use standard costing models based on actual costs to capitalize installation activities and costs related to internal construction labor. Indirect costs are capitalized if we determine that such costs are clearly related to our construction or installation functions. Materials and external labor costs associated with construction activities are capitalized based on amounts invoiced by third parties. Periodically, we review and adjust, if necessary, the amount of costs capitalized using standard costing models based on comparisons to actual costs incurred. Significant judgment is involved in the development of costing models and in the determination of the nature and amount of indirect costs to be capitalized.

Costs associated with disconnecting and reconnecting existing cable subscribers are expensed as incurred. Improvements that extend asset lives are capitalized and other repairs and maintenance expenditures are expensed as incurred.

Pension Plan

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements Nos. 87, 88, 106 and 132(R).” SFAS 158, which represents the completion of the first phase in the FASB’s postretirement benefits accounting project, applies to all plan sponsors who offer defined postretirement benefit plans and requires an entity to:

•	Recognize in its balance sheet an asset for a defined benefit postretirement plan’s overfunded status or a liability for a plan’s underfunded status.

•	Measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year.

•	Recognize changes in the funded status of a defined benefit postretirement plan in comprehensive earnings in the year in which the changes occur.

SFAS No. 158 does not change the amount of net periodic benefit cost included in the Company’s consolidated statement of operations. The requirement to recognize the funded status of a defined benefit postretirement plan and the disclosure requirements are effective for fiscal years ending after December 15, 2006 for public entities. Accordingly, the Company adopted SFAS No. 158 in fourth quarter 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end balance sheet is effective for fiscal years ending after December 15, 2008. The Company currently utilizes December 31 as the measurement date for its plan assets and benefit obligations and, therefore, complies with this requirement. Effective December 31, 2006, the Company adopted SFAS No. 158 and reduced the prepaid pension asset by $2,196,000 due to previously unrecorded unamortized actuarial losses, reduced the related deferred income tax liability by $866,000 and recorded a $1,330,000 reduction of stockholders’ equity to accumulated other comprehensive income in the accompanying consolidated balance sheet. See note 18 for additional information required to be disclosed in accordance with SFAS No. 158.

In accounting for our defined benefit pension plan in accordance with SFAS No. 158, previously delayed recognition items, consisting of actuarial gains and losses and prior service costs and credits, have been recognized in other comprehensive income and will subsequently be amortized to the statement of operations in future periods. The actuarial gains and losses arise from differences between actual results of the plan from the actuarially calculated results based on several factors including employee mortality and turnover, investment return on plan assets and the discount rates used to record the present value of the obligations of the plan. To the extent that unrecognized gains or losses exceed 10.0% of the greater of the plan’s projected benefit obligation or the market value of its assets, such excess is amortized over the estimated lives of all plan participants. We consider and adjust the various assumptions utilized in the calculations such as the discount rate, future compensation growth rate and the long-term rate of return on plan assets, as market conditions warrant. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension expense or credit in future accounting periods.

Impairment of Long-Lived Assets

Long-lived assets such as property, plant, and equipment and acquisition-related intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Indicators we consider important, which could have triggered an impairment, included, but were not limited to: significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of acquired assets or the strategy for our overall business, significant negative industry or economic trends, a significant decline in our stock price for a sustained period and our market capitalization relative to net book value. For assets we intend to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. We consider a number of factors when estimating expected future undiscounted cash flows, including the intended use of the assets and the expected cash flows resulting directly from such use, specific economic conditions, changes in technology and industry conditions. The assumptions used when estimating the undiscounted cash flows could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. We periodically evaluate the useful lives of property, plant, and equipment based on changes in technology, current business developments, and other industry conditions. Although we have not recognized any impairment of our long-lived assets, it is reasonably possible that these assets could become impaired as a result of these factors or from actual results which differ from our underlying assumptions.

Impairment of Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is subject to annual impairment tests, or on a more frequent basis if events or conditions indicate that goodwill may be impaired. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. The Company as a whole is considered one reporting unit. Quoted market prices in active markets are considered the best evidence of fair value. Therefore, the first step of our annual test is to compare the fair value of our shares on The NASDAQ Global Select Market to the carrying value of our net assets. If we determine that our carrying value exceeds our fair value, we would conduct a second step to the goodwill impairment test. The second step compares the implied fair value of the goodwill (determined as the excess fair value over the fair value assigned to our other assets and liabilities using a discounted cash flows model) to the carrying amount of goodwill. To date, we have not needed to perform the second step in testing goodwill impairment. If the carrying amount of goodwill were to exceed the implied fair value of goodwill, an impairment loss would be recognized.

Deferred Income Taxes

Significant judgment is required in determining our worldwide income tax expense provision. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of cost reimbursement arrangements among related entities, the process of identifying items of revenue and expense that qualify for preferential tax treatment and segregation of foreign and domestic income and expense to avoid double taxation. Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our historical income tax provisions and accruals. Such differences could have a material effect on our income tax provision and net income in the period in which such determination is made.

Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between the book and tax bases of assets and liabilities. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, there is no assurance that the valuation allowance would not need to be increased to cover additional deferred tax assets that may not be realizable. Any increase in the valuation allowance could have a material adverse impact on our income tax provision and net income in the period in which such determination is made.

In addition, we operate within multiple taxing jurisdictions and are subject to audits in these jurisdictions. These audits can involve complex issues that may require an extended period of time for resolution. In management’s opinion, adequate provisions for income taxes have been made.

Share-Based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Shared-Based Payment” (“SFAS No. 123(R)”), using the modified prospective transition method, and therefore have not restated prior periods’ results. Under this method, stock-based compensation expense for all share-based payment awards has to be recognized in the statement of operations, rather than being disclosed in a pro forma footnote to the consolidated financial statements. Accordingly, we recognize stock-based compensation expense for all share-based payment awards granted after January 1, 2006 and granted prior to but not yet vested as of January 1, 2006, in accordance with SFAS No. 123(R). Under the fair value recognition provisions of SFAS No. 123(R), we recognize stock-based compensation expense net of an estimated forfeiture rate and recognize compensation cost for only those shares expected to vest on a straight-line basis over the requisite service period of the award. Prior to SFAS No. 123(R) adoption, we accounted for share-based payment awards under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”).

Determining the amount of stock-based compensation to be recorded requires us to develop estimates to be used in calculating the grant-date fair value of stock options. We calculate the grant-date fair values using the Black-Scholes valuation model. The use of valuation models requires us to make estimates of the following assumptions:

Expected term — We use historical employee exercise and option expiration data to estimate the expected term assumption for the Black-Scholes grant date valuation. We believe that this historical data is currently the best estimate of the expected term of a new option, and that generally, all of our employees exhibit similar exercise behavior. In general, the longer the expected term used in the Black-Scholes valuation model, the higher the grant-date fair value of the option.

Expected volatility — We are responsible for estimating volatility and have considered a number of potential methodologies in estimating volatility. We used historical volatility of the Company’s common stock for a one-year period prior to the issuance of the options estimate the grant-date fair value of stock options. We believe that this period of past stock price volatility is more likely to be indicative of future stock price behavior than a longer period primarily due to the limited time that the Company has wholly-owned CCTV.

Risk-free interest rate — The yield on zero-coupon U.S. Treasury securities for a period that corresponds with the expected term assumption is used as the risk-free interest rate.

Expected dividend yield — As the Company has not paid dividends on its common stock since the fiscal year ended February 28, 1993 and it has no intention to pay any dividends in the foreseeable future, we have assumed a zero expected dividend yield.

Forfeiture Rate — The amount of stock-based compensation expense recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option. We have estimated that there will be no forfeitures based on an analysis which considered, among other factors, the limited distribution of unvested options at that date. This analysis will be re-evaluated quarterly and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.

The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

Legal Contingencies

We have legal and other contingencies that could result in significant losses upon the ultimate resolution of such contingencies. We have provided for losses in situations where we have concluded that it is probable that a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events. Accordingly, it is possible that upon the further development or resolution of a contingent matter, a significant charge or credit could be recorded in a future period related to an existing contingent matter. For additional information, see Note 21, “Commitments and Contingencies,” to the accompanying consolidated financial statements.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006 VS. YEAR ENDED DECEMBER 31, 2005

(amounts in thousands)	2006	2005	Percent Change
Television services	$7,038	$2,412	191.8%
Internet access services	15,470	7,061	119.1%
Connection fees and equipment sales	1,132	900	25.8%

Subscription revenue, connections fees and equipment sales	23,640	10,373	127.9%
Other revenue	226	230	(1.7)%

Total revenue	23,866	10,603	125.1%
Cost of sales	18,164	8,489	114.0%

Gross margin	$5,702	$2,114	169.7%

Subscription revenue, connection fees and equipment sales

Television and Internet service revenues increased as a result of the continued expansion of our HFC Network and further progress in gaining subscribers and improving market penetration, as noted in the following table:

	December 31, 2006	December 31, 2005	Change
Homes Passed	782,249	325,954	140.0%
Active Subscribers:
Terrestrial television	173,558	85,994	101.8%
Digital cable television	65,310	15,618	318.2%
Internet	98,106	34,600	183.5%
Penetration levels:
Terrestrial television	22.2%	26.4%
Digital cable television	8.3%	4.8%
Internet	12.5%	10.6%

Television services revenues increased during 2006 from 2005 levels as a result of a 96.6% increase in revenues from terrestrial broadcasting services and a 302.1% increase in revenue from digital cable services. For terrestrial television services, average monthly revenue per actual subscriber (“ARPU”) increased to approximately $1.78 for the year ended December 31, 2006 from approximately $1.48 for the year ended December 31, 2005. During the fourth quarter of 2006 ARPU for terrestrial television increased to $1.89 due to tariff increases earlier in the year and strengthening of the Russian ruble as compared with the US dollar. ARPU from digital cable television services was $10.85 during 2006 as compared to $11.26 for 2005. However, ARPU for these services increased to $11.24 during the fourth quarter of 2006 due to increased demand for premium content, including content offered by NTV+ and the introduction of pay-per view services. Internet ARPU was $21.39 for the year ended December 31, 2006, as compared to $26.41 for 2005. Increased competitive pricing pressures have resulted in the Company being more aggressive in its offerings to its subscribers, including half-price discounts offered to new subscribers during a summer offering. We expect that pricing pressures for Internet services will continue in the near future although ARPU for these services increased to $21.25 during the fourth quarter of 2006, which was higher than ARPU of $19.46 experienced during the third quarter partially as a result of the expiration of discounts offered to new customers during the third quarter of 2006.

Market penetration for Internet services has risen slightly from December 31, 2005 levels as a result of aggressive marketing of our services, which has been partially offset by the effects of the accelerated pace of growth in the expansion of our HFC Network. Market penetration rates for cable television have risen due to relatively low starting penetration levels and increased growth in subscribers as a result of the Company’s aggressive marketing efforts. In seven selected zones in which the Company has had a presence for an extended period of time and that comprise approximately 22.1% of all homes passed as of December 31, 2006, market penetration levels for cable television and Internet services grew from 6.0% and 15.5%, respectively, as of December 31, 2005 to 10.8% and 24.7%, respectively, as of December 31, 2006. We believe that these selected penetration levels and relative growth in these zones indicate our progress and may be illustrative of the potential demand for our services throughout our expanding network base. Market penetration levels for terrestrial television services have declined despite growth in the number of subscribers for these services because of the rapid expansion of our HFC Network. The Company is primarily focusing its marketing efforts on services which generate higher monthly ARPU.

During 2006, the Russian ruble strengthened against the U.S. dollar. The effective average exchange rate of the Company’s service revenues was 27.05 rubles to the U.S. dollar during 2006, as compared to 28.35 rubles to the U.S. dollar during 2005. Accordingly, this exchange rate change had the effect off increasing U.S. dollar reported sales by approximately $1,036,000, or 7.9% of the overall growth in services revenues for 2006.

Connection fees and equipment sales

For the year ended December 31, 2006, we recorded $1,132,000 of connection fees and installation revenue as compared to the $900,000 of such revenues recorded during the year ended December 31, 2005. The increase in revenue relates to the significant increase in the number of new customers installed during 2006 as compared to the prior year.

Other revenue

For the year ended December 31, 2006, we recorded $226,000 of other revenue which represents a modest decrease of 1.7% from the $230,000 of other revenue recorded during 2005. Other revenue is primarily comprised of revenue generated by Persey-Service, the Company’s broadcasting and publishing service subsidiary, and from miscellaneous sales of materials.

Cost of sales

Cost of sales increased from 2005 to 2006 by $9,675,000, or 114.0%, as compared to the 125.1% increase in revenues from 2005 to 2006. This resulted in a 136.8% increase in gross margin to $5,702,000 or 23.9% of sales, as compared to gross margin of $2,114,000, or 19.9% of sales, during 2005. Due to the rapid growth of our homes passed network in Moscow, the depreciation and amortization component of cost of sales increased by $3,882,000 and was 25.4% of sales in 2006, as compared to 20.5% of sales in 2005. The strengthening of the Russian ruble as compared with the U.S. Dollar during 2006 contributed approximately $825,000, or 8.5% of the overall increase of $9,675,000 in cost of sales. Significant components of cost of sales were as follows (in thousands):

	2006		2005
	Amount	Percent of Sales	Amount	Percent of Sales
Services from related party	$5,129	21.5%	$2,454	23.2%
Depreciation and amortization	6,059	25.4%	2,177	20.5%
All other, including salaries and benefits	6,976	29.2%	3,858	36.4%

Total	$18,164	76.1%	$8,489	80.1%

The cost of services from related party, COMCOR, increased by 109.0% in 2006 as compared to 2005. Such growth is primarily from an expansion in the number of COMCOR’s secondary nodes which we use, which serves as the basis for charges for signal delivery. At December 31, 2006, we were using 564 of COMCOR’s secondary nodes, which is an increase of 81.9% from the 310 secondary notes leased as of December 31, 2005. The average number of homes passed per secondary node, increased from 1,051 at December 31, 2005 to 1,387 as of December 31, 2006. This improved efficiency of the network buildout, coupled with the improved market penetration levels, has the effect of lowering our cost per subscriber, particularly when coupled with the effect of improved market penetration levels for our premium services.

COMCOR also provides Internet traffic services and channels and ports services, the cost of which increased by 103.6% and 81.0% during 2006 as a result of the growth of our Internet subscriber base.

Depreciation and amortization increased due to the rapid expansion of our HP Network during 2006. Content charges for television service increased 274.6% due to a 302.1% increase in subscription revenue for our digital cable television services, which resulted from an increase in the number of subscribers for our services and for NTV+ content we provide through our network. Salaries and benefits increased 236.2%, primarily due to the significant increase in the number of installations of new customers.

Operating expenses

Operating expenses totaled $27,957,000 during 2006, which is an increase of 123.4% over the expenses totaling $12,512,000 which were incurred during the year ended December 31, 2005. Approximately $712,000, or 4.6% of the increase was the result of the strengthening of the Russian ruble as compared to the U.S. dollar. Increases in our salary and benefit costs totaling $7,044,000 accounted for 45.6% of the total increase, as such costs increased by 108.6% year-over-year. During 2006, we adopted SFAS No. 123(R), and as a result we recorded $1,127,000 of expenses relating to the vesting of stock options granted from 2004 through 2006. In the prior year, we did not record the fair value of options granted at market, but we did record an expense of $516,000 relating to stock options granted below the grant date market price. At December 31, 2006, there was $2,350,000 of unrecognized compensation cost relating to unvested stock option awards which is expected to be recognized over a weighted average period of 1.87 years. In addition, with the growth of our activities, salaries and benefit costs increased as our employment levels grew to staff sales, marketing and customer care positions to ensure our ability to properly manage the increased customer activity.

Other costs increased due to additional marketing activities which increased our advertising by $925,000 over the prior year. Legal and professional fees increased from charges relating to the restatements of our previously filed financial statements for periods which ended on June 30, 2005 through March 31, 2006 due to adjustments required relating to our accounting for deferred income taxes. These restatements and material weaknesses in our internal controls also created delays in our filing, which further required legal time and costs. Also, we incurred approximately $778,000 of professional and other costs in 2006 relating to the evaluation of Renova Media’s acquisition proposal for a negotiated acquisition to acquire all of the outstanding equity interests of the Company that is does not already directly own, and which has since resulted in the Company entering into an agreement with Renova Media pursuant to which Renova Media will acquire all of the Company’s equity interests that it does not directly own.

Foreign Currency Gains

For 2006, the Company recorded $4,305,000 of foreign currency gains, primarily from the translation of U.S. dollar-denominated debt into Russian rubles on the books of CCTV, which adopted the Russian ruble as its functional currency in 2006. The exchange rate for the U.S. dollar decreased from 28.78 Russian rubles to the U.S. dollar as of December 31, 2005 to 26.33 Russian rubles to the U.S. dollar. This weakening of the U.S. dollar in relation to the Russian ruble served to reduce the ruble value of the U.S. dollar denominated debt to Renova Media and intercompany liabilities to produce these non-cash gains.

Equity in losses of IAS

For 2006, we recorded an expense of $490,000 as our 43.5% equity in the losses of IAS, which compares to our recorded equity in IAS’s losses of $457,000 for 2005. These amounts include adjustments to reflect the Company’s equity interest in the fair value of depreciation expense based on the allocation of the purchase price attributable to the Company’s investment in IAS. Although its 2006 revenues were 60% more than the revenues from 2005, IAS incurred a 5.9% larger loss from operations and a 15.4% larger net loss due to the costs incurred relating to installation costs for a group of retail shops for which IAS began providing its telecommunications services and to higher administrative costs from increased personnel levels.

Investment income and other income

Significant components of investment income and other income are as follows (in thousands):

	2006	2005
Net gains from U.S. trading portfolio	$117	$230
Rental income	324	310
Interest and dividends	395	565
Other	—	22

Total	$836	$1,127

Interest expense

For 2006, interest charges totaled $4,478,000, as compared to $2,820,000 for 2005, which is an increase of 58.2%. However, for financial reporting purposes, during 2006 we capitalized $1,184,000 of interest into the cost of the construction of our “last mile” access network, as compared to $368,000 of interest which was capitalized during 2005. Accordingly, we have reported interest expense of $3,294,000 for 2006, which is an increase of 34.3% from the $2,452,000 of interest reported for 2005. The increase in the interest charges is primarily due to the additional interest recorded relating to the Renova Media term loan as a result of the receipt of an additional $10 million under this loan and the effects of the continued compounding of the principal balance of the note from the rolling of accrued interest into the principal balance of the loan. The Company reduced it outstanding obligation due under its 10.5% subordinated debenture through its annual principal payment, but it increased the amount by approximately $1.1 million due under a mortgage loan through a refinancing of the loan.

Income tax (expense) benefit

We recognized income tax expense of $215,000 for the year ended December 31, 2006 which includes a net foreign and U.S. deferred tax benefits of $70,000, a current U.S. tax expense of $30,000 and a current foreign tax expense of $255,000. We were unable to recognize the deferred income tax benefits from the current year losses due to our existing net operating loss position and to uncertainties with respect to our ability to utilize such current year and prior year net operating losses against future taxable income. However, we did record a deferred tax expense relating to pension income recorded in connection with accounting for our deferred benefit pension plan. The foreign current expense includes amounts accrued relating to amount that management has determined are probable to be asserted relating to activities in Russia among our U.S., Cyprus and Russian based entities that could be viewed as representing that we have a permanent establishment in Russia. For 2005, we recognized a tax benefit of $1,535,000 primarily due to changes in Russian tax legislation which enhanced our ability to utilize net operating loss carryforwards against future taxable income. The 2005 tax law changes increased the rate at which the Company is able to offset net operating loss carryforwards against income recognized as a result of the reversal of temporary differences for which the Company has recorded deferred tax liabilities. In 2005, the Company also recognized a $362,000 reversal of earlier current tax accruals relating to a favorable ruling regarding a Pennsylvania state tax matter. These factors have resulted in an effective tax expense rate of 1.0% for 2006, as compared to an effective benefit rate of 12.5% for 2005.

Preferred dividends

Preferred dividends were consistent at a level of $225,000 for each of 2006 and 2005 due to relatively consistent numbers of shares of our Series A Preferred Stock being outstanding during each year. A conversion of 182 shares of Series A Preferred Stock into Common Stock during 2006 had a minimal effect on the dividend amount for the year.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005 VS. YEAR ENDED DECEMBER 31, 2004 (unaudited)

The following analysis of the results of operations for the year ended December 31, 2005 is being made in comparison to the unaudited results of operations of the year ended December 31, 2004. During 2004, we changed our fiscal year from a February month end to a December year end. Accordingly, our reported results for the period ended December 31, 2004 are for the ten-month transition period then ended. However, as presented in Note 26 to our financial statements as reported under Item 8, we have prepared comparative statements for the year ended December 31, 2004. Such unaudited amounts have been prepared using accounting policies consistent with past and present practice.

During 2005, the Company increased its sales by $4,471,000 or 72.9%, of which $3,899,000 of the increase relates to increases from recurring service revenues from subscribers for our Internet and television services. During 2005, we expanded the reach of our “homes passed” by our HFC Network in Moscow by 64.2% to a total of 325,954 homes and businesses.

Despite the growth in customers and revenues, we continue to incur operating losses. During 2005 we increased our administrative infrastructure, our sales and marketing efforts and we began incurring interest charges relating to the debt incurred on the Renova Media financing. The cost of acquiring new customers for our services also contributed to the increase in our reported losses, as we generally subsidize the installation costs and subscriber equipment and we absorb the direct sales costs of such new customers.

(amounts in thousands)	2005	2004	Percent Change
		(unaudited)
Television services	$2,412	$1,698	42.0%
Internet access services	7,061	3,876	82.2%
Connection fees and equipment sales	900	178	405.6%

Subscription revenue, connections fees and equipment sales	10,373	5,752	80.3%
Other revenue	230	380	(39.5)%

Total revenue	10,603	6,132	72.9%
Cost of sales	8,489	5,183	63.8%

Gross margin	$2,114	$949	122.8%

Subscription Revenue, Connection Fees and Equipment Sales

Television service revenues increased by 42.0% over 2004. This growth is comprised of a 27.4% increase in revenues for the delivery of terrestrial or broadcasting television and radio to our customers, and a 64.0% increase in revenues from the delivery of pay TV services. The Company’s focus on the low revenue per subscriber terrestrial services was deemphasized in 2005, as we focused on promoting our premium television services, particularly following the launch of our digital platform in the latter part of our third quarter. After approximately six months of our not selling these premium services, while we awaited the delivery of digital set top boxes that are compatible with our new platform, we increased our active subscriber levels for these premium TV services by 114.9% from 7,268 as of December 31, 2004 to 15,618 as of December 31, 2005. This represents an increase in the penetration of our homes passed during the year from 3.7% to 4.8%. However, much of the growth of our homes passed network increased during the fourth quarter, and thus we had limited opportunity to increase our subscriber growth in those areas to be able to demonstrate progress in attracting new customers. Within the regions we served as of December 31, 2005, our market penetration levels for pay TV services ranged as high as 8.9%, as compared to 2004 at which time no area had a market penetration for these services in excess of 6.7%. Growth in revenues from pay TV services was also realized from increases in the subscriptions for content from NTV Plus which we carry under an exclusive arrangement for our delivery of their proprietary sports, movies and children’s programming content. Revenues from NTV Plus content increased by 231.0% and represented 20.0% of pay TV revenue in 2005 as compared to just 9.9% of such revenue in 2004. Although revenues from subscriptions for NTV Plus content increased during 2005, the average revenue per subscriber (“ARPU”) for our pay TV services on a combined basis declined from $11.51 in 2004 to $11.27 in 2005, due to increased sales promotions and increased bundling of our television services with our Internet access offerings.

Internet access revenues increased by 82.2% over 2004, as a result of an increase of 115.4% in the number of our active subscribers, from 16,063 at December 31, 2004 to 34,600 as of December 31, 2005. This represents an increase in our market penetration from 8.1% to 10.6%. However, market penetration levels ranged as high as 19.2% in defined areas as of December 31, 2005, while a year earlier, no single area had market penetration in excess of 14.4%. Our monthly ARPU for Internet access services decreased from approximately $29.39 to $26.41. ARPU in the fourth quarter of 2005 averaged approximately $24.13 per active subscriber. Increased competition has led to the lowering of our tariff structure and sales promotional discounts have resulted in revenues that are initially reduced for new subscribers.

Connection fees and equipment sales grew from $178,000 to $900,000 primarily as a result of the increased level of new customers which we have attained through the expansion of the territory to which we can market, and through more active marketing campaigns. Such revenues increased as we recognize such revenues to the extent of direct selling costs and we amortize the excess of such revenue over the subscribers’ estimated lives.

Other revenue

Other revenue declined by 39.5% to $230,000, primarily due to the non-recurrence of construction subcontracting revenue received in the first quarter of 2004 for a project being managed by COMCOR.

Cost of sales

Cost of sales increased by $3,306,000 or 63.8%, as compared to the 72.9% increase in revenues. This served to increase gross margins to $2,114,000 or 19.9% of sales as compared to the 2004 gross margins of $949,000, or 15.5% of sales. Cost of sales as a percentage of sales decreased from 84.5% to 80.1% primarily as a result of depreciation and amortization which contributed 3.2% to the margin improvement due to a large fixed amortization of licenses component within this caption. In addition, secondary node costs increased at a rate greater than sales. While depreciation and amortization was lower due to a large fixed component within this caption. Significant components of cost of sales were as follows (in thousands):

	2005		2004
	Amount	Percent of Sales	Amount	Percent of Sales
Services from related party	$2,454	23.2%	$1,310	21.3%
Depreciation and amortization	2,177	20.5%	1,451	23.7%
All other, including salaries and benefits	3,858	36.4%	2,422	39.5%

Total	$8,489	80.1%	$5,183	84.5%

The cost of services from COMCOR, which is a related party, increased by 87.3% in 2005 as compared to 2004, primarily as a result of the expansion of the number of secondary nodes which we use, which serves as the basis for charges for signal delivery for our television and other services through COMCOR’s fiber optic network, and from increases in the rates for the lease of these secondary nodes as a result of amendments to our service agreements with COMCOR which were entered into in March 2005. As a result, this component of the charges from COMCOR increased by 50.8% from 2004 levels. At December 31, 2005, we were leasing 310 secondary nodes, as compared to 256 as of December 31, 2004, which is an increase of 21.1%. In addition, the cost of secondary nodes increased from $350 per month per secondary node to a range of $435 to $750, depending on the number of homes connected to each node. In addition, we did not receive the benefit of a three-month grace period from the time of the installation of the secondary nodes as a result of the change in the contract. COMCOR also provides us with the lease of ports and channels in connection with our Internet services, for which the overall charge increased by only 5.8% despite significant growth in our business, as a result of the lower rates negotiated with COMCOR. In addition, the 2005 charges include $609,000 of costs for Internet traffic services provided by COMCOR beginning in March 2005. Prior to that time, these services were provided by an outside vendor, but we were able to negotiate lower prices as a result of the new agreement with COMCOR. Other cost of sales was also impacted in 2005 by the recognition of $804,000 of obsolescence relating to inventory and construction materials, and increased connection and installation costs due to increased number of new subscriber installations.

Operating expenses

Operating expenses totaled $12,512,000 during 2005, which is an increase of 65.0% over the expenses totaling $7,584,000 which were incurred during the twelve month period ended December 31, 2004. Increases in our salary and benefit costs totaling $3,440,000 accounted for 69.8% of the total increase as such costs increased by 112.8% year-over-year. The addition of a four-person management coincident with the closing of Renova Media financing, subsequent severance and termination costs for the members of this team, the costs of successor executives and the accrual of severance costs for certain U.S. based employees contributed to the increased salary costs. Within these increased costs were $869,000 of severance costs and $516,000 relating to the grant of in-the-money stock options and the cashless exercise of a portion of such options. In addition, with the growth of our activities, our employment levels increased to staff sales, marketing and customer care positions to ensure our ability to properly manage the increased customer activity.

Other costs increased due to additional marketing activities which increased our advertising by $280,000 over the prior year, the expansion of our space and office costs which increased our facilities and office expenses by $380,000, increased fees associated with higher volumes of cash transactions with our customers by $140,000, and an increase of $195,000 in our insurance costs primarily due to expanded directors and officers liability insurance coverage.

Equity in losses of IAS

For 2005, the Company has recorded an expense of $457,000 as its equity in the losses of IAS. This amount includes an adjustment to reflect the Company’s equity interest in the fair value of depreciation expense based on the allocation of the purchase price attributable to the Company’s investment in IAS.

Investment income and other income

Significant components of investment income and other income are as follows (in thousands):

	Ten months ended December 31,
	2005	2004
		(unaudited)
Net gains from domestic trading portfolio	$230	$331
Rental income	310	310
Interest and dividends	565	40
Change in deferred compensation accounts	16	3
Ultrasonics royalties	—	82
Precious metal recovery and other	6	140

Total	$1,127	$906

Rental income relates to the lease of our Bloomfield, Connecticut property, which is being leased to the purchaser of our former manufacturing company and from which such purchaser is conducting its operations. Interest and dividends increased primarily from the investment of the portion of the proceeds from the Renova Media financing that had not yet been used to support operations during the year. The precious metals recovery in 2004 relates to our former manufacturing company which was sold in March 2002, and the Ultrasonics royalties represent the completion of payments received pursuant to the sale of separate operations and technologies in February 1998.

Interest expense

For 2005, interest expense totaled $2,452,000, as compared to $357,000 for 2004. The 2005 amount excludes $368,000 of interest charges that were capitalized into cost of the Company’s “last mile” access network. No such interest costs were capitalized in 2004. The increase in the interest cost is due to the draw down of $18.5 million under the RM Term Loan in January 2005, and the effects of quarterly compounding of accrued interest into the principal of this note. The Company reduced it outstanding obligation due under its 10.5% subordinated debenture through its annual principal payment, and also reduced the amount due under a mortgage loan. Subsequent to December 31, 2005, we received an additional $10 million in proceeds under the RM Term Loan which in addition to the effect of compounding the interest costs of this loan into the principal balance, is expected to further increase our interest costs in 2006. In March 2006, we also refinanced a mortgage loan which increased the principal balance by approximately $1.2 million.

Income tax benefit

The income tax benefit for the year ended December 31, 2005 of $1,535,000 included a deferred tax benefit of $1,134,000 and a current tax benefit of $401,000. During the year ended December 31, 2005, changes in Russian tax legislation were enacted that enhanced the Company’s ability to utilize net operating loss carryforwards against future taxable income. The tax law changes increased the rate at which the Company is able to offset net operating loss carryforwards against income recognized as a result of the reversal of temporary differences for which the Company has recorded deferred tax liabilities. The Company had previously provided a valuation allowance for the entire deferred tax asset related to net operating loss carryforwards. In 2005, the Company also recognized a $362,000 reversal of earlier current tax accruals relating to a favorable ruling regarding a Pennsylvania state tax matter. These factors have resulted in an effective tax benefit rate of 12.5% for 2005, as compared to 2.9% for 2004.

Preferred dividends

Preferred dividends during 2005 totaled $225,000 as compared to $237,000 of dividends for 2004. The reduction reflects the effects of the redemption and conversion of a total of 37,862 shares of Series A Preferred Stock during 2004.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2006, our consolidated cash totaled $3,536,000, as compared to $5,442,000 at December 31, 2005. We generally assess our liquidity by evaluating the combination of cash and short-term investments, since the major portion of our short-term investments, as of both December 31, 2006 and 2005, were invested in auction rate securities which are highly liquid income producing instruments. Thus, our consolidated resources at December 31, 2006 totaled $8,338,000 as compared to $8,764,000 at December 31, 2005.

During 2006, we used $14,238,000 of cash in our operating activities, primarily as the result of having incurred a net loss of $21,113,000, the cash effect of which was reduced by certain items, more notably $7,492,000 of depreciation, amortization and interest accretion and $1,990,000 of stock-based compensation.

During 2006, we used $39,650,000 of cash in investing activities for capital expenditures, primarily relating to the expansion of our HFC Network, which increased from 325,954 homes passed as of December 31, 2005 to 782,249 homes passed at December 31, 2006.

Financing activities provided $51,904,000 to us during 2006. We received $41,501,000, net of $293,000 of transaction costs from two private placements of our equity securities and we received $10,000,000 of additional funds from the RM Term Loan from RME Finance. Renova Media was a major investor in each of these private placements having invested a total of $30,000,000 of the total gross amount received.

We have incurred operating losses and we expect that such losses will continue in 2007 and possibly beyond. Our current marketing efforts involve significant subsidies of the installation costs, and subscriber equipment for new customers. These costs have the effect of increasing both recognized and deferred expenses that generally exceed the revenues to be received by the subscribers for several months, if at all. Accordingly, we are dependent upon subscriber retention to ensure that the aggregate growth in subscriber revenues exceeds these incremental costs as well as other incremental operating costs.

We have used cash to fund our operating losses and the construction of our HFC Network since inception and we remain dependent upon external financing to continue these activities. Concurrent with entering into the Merger Agreement with Renova Media pursuant to which it will acquire all of our equity interests that it does not directly own, in February 2007 we entered into a $45 million bridge loan agreement with RME Finance, an affiliate of Renova Media. Pursuant to this bridge loan, in February, March and April 2007, we received a total of $15 million and we expect to receive additional monthly draws of $5 million through October 2007, subject to our meeting certain operational milestones. In the first quarter of 2007, we have continued the expansion of our HFC Network. In the second quarter of 2007, we plan to accelerate such growth as a result of the receipt of funds from the bridge loan. In addition, we have also continued to invest in the growth of our subscriber base, which require funds to pay for both current and deferred installation and equipment costs, and thus, contribute to a continuing requirement for funds. In addition, we have received a renewal of Renova Media’s financing commitment to provide us with sufficient capital to ensure that our operations will continue uninterrupted for a period of no less than one year from the date of our filing this Annual Report. This commitment has been further supported with a guarantee from Renova Industries Ltd., the majority stockholder of Renova Media, which has committed to provide any funding that Renova Media does not provide in accordance with, and during the term of, Renova Media’s commitment. This commitment does not specify the amount of capital to be provided or the terms on which such capital would be provided. Further, we cannot give any assurance that the funding provided by Renova Media to date, or that which may be provided in the future, will be sufficient to enable us to continue the construction of the HFC Network to cover a sufficiently desirable portion of Moscow, or to otherwise position us to attract adequate subscriptions to increase recurring revenues with the goal of achieving profitability and positive cash flows.

At December 31, 2006, we were indebted to RME Finance in the amount of $33,468,000 under the Term Loan entered into in January 2005. Pursuant to this loan, we have been rolling the quarterly interest into the principal balance, which has the effect of compounding our interest costs and increasing our indebtedness to RME Finance. In connection with the Term Loan, we pledged substantially all of our assets to RME Finance. As a result, this reduces our flexibility in obtaining third party financing. As noted, we have become further indebted to RME Finance pursuant to the initial drawdowns on a $45 million bridge loan.

We expect to use the proceeds of the bridge loan to continue the expansion of our HFC Network in Moscow and to continue to promote and market our services with the goals of gaining further market share in the areas of Moscow in which we currently have a presence, and of establishing a strong market position in the areas to be newly accessed.

OFF-BALANCE SHEET ARRANGEMENTS

Our off-balance sheet arrangements consist of purchase commitments and operating lease commitments as disclosed in the Contractual Obligations table below.

Our defined benefit pension plan is required to make benefit payments totaling $1,006,000 in 2007; $1,012,000 in 2008; $1,002,000 in 2009; $984,000 in 2010; $959,000 in 2011 and $4,678,000 during the five year period from 2012 to 2016. As of December 31, 2006, we do not expect to have to make any contributions to fund the obligations of our defined benefit pension plan. At December 31, 2006, the recorded value of the prepaid expense relating to this plan was $3,230,000, which represents a decrease of $1,881,000 from the prior year’s amount. The decline reflects an increase of $635,000 in the funded status of the plan and an adjustment to reflect previously unrecognized actuarial losses as a result of the implementation of SFAS No. 158. Under the actuarial calculations, the plan is overfunded by $3,230,000, which is an increase of $635,000 from the prior year. Based upon recent market trends for interest rates, we increased the discount rate used to calculate the plan’s projected benefit obligation from 5.75% to 5.82%. The Company expects that its remaining covered employees may terminate employment with us in 2007, which may further reduce the service expense component of pension income in 2007 and beyond.

The following table presents our contractual obligations, including estimated compound accrued interest on the RM Term Loan, as of December 31, 2006 (in thousands):

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term debt	$52,201	$497	$280	$49,429	$1,995
Operating leases	1,367	1,367	—	—	—
Purchase obligations	8,597	8,597	—	—	—

Total contractual cash obligations	$62,165	$10,461	$280	$49,429	$1,995

Our capital expenditures, including $1,184,000 of unpaid capitalized interest, for the year ended December 31, 2006 are summarized as follows (in thousands):

	Q1	Q2	Q3	Q4	Total
Line extensions (network costs associated with entering new service areas)	$7,118	$7,785	$7,024	$9,143	$31,070
Scalable infrastructure (primarily internet equipment and digital television platform)	343	2,761	2,166	1,933	7,203
Other administrative	452	219	232	636	1,539

	$7,913	$10,765	$9,422	$11,712	$39,812

COMCOR and CCTV have entered into service agreements which run through 2054 and enable CCTV to use the MFON in connection with the HFC Network services in the areas presently being served and a right of first refusal for use of these services in the regions within Moscow which the Company does not presently serve. The agreements are cancelable at anytime by the Company subject to a cancellation penalty of 140,000 rubles for each secondary node connected to our network for less than three years. At December 31, 2006, 337 of COMCOR’s 564 secondary nodes connected to our network had been in service for less than three years.

RECENTLY ISSUED ACCOUNTING STANDARDS

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This

Interpretation clarifies the accounting for uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on derecognition, classification and interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007 and is in the process of determining the impact, if any, it will have on its financial position, cash flows and results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We are currently evaluating the provisions of SFAS No. 155 and believe that adoption will not have a material effect on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies to other accounting pronouncements where the FASB requires or permits fair value measurements. Accordingly, this statement does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to adopt SFAS No. 157 in the first quarter of 2008 and has not yet determined the effect, if any, the adoption of SFAS No. 157 will have on its results of operations or financial position.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company evaluating the impact that the adoption of SFAS No. 159 will have on its future results of operations and financial position.

ITEM 7A. QUANTITATIVE	AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

The Company is exposed to market risk from changes in interest rates and from factors that impact equity and operational investments in Russia.

Foreign Investment and Currency Risk

Since the Company’s wholly-owned subsidiary, CCTV which generates 100% of the Company’s revenues, operates in Russia, the Company is subject to the economic and political risks associated with operating in Russia. In addition, fluctuations in the value of the Russian ruble may affect the reporting of the Company’s results of operation and financial condition in terms of U.S. dollars. CCTV’s current pricing strategies involve monthly tariffs that are closely tied to the value of the U.S. dollar but which are still invoiced and paid in Russian rubles. This could result in fluctuations in revenues that are not met equally or proportionally with changes in the Company’s expenses. Furthermore, certain of CCTV’s financial obligations and activities are U.S.-dollar based, including, but not limited to, notes payable to affiliates, interest expense and certain of its customer equipment and construction costs. Accordingly, the Company is exposed to the economic risks associated with an entity which conducts its business in more than one currency, and the financial reporting risks that accompany the judgments involved in determining the functional currency and the potential impacts that such determinations may have on the Company’s consolidated financial statements. The Company has not entered into any derivative instruments to hedge its foreign currency exchange risks.

Interest Rate Risk

All of the Company’s debt obligations, including the Term Loan, the 10 1/2% Subordinated Debentures and a mortgage loan, carry a fixed rate of interest. In addition, the bridge loan which was entered into with RME Finance subsequent to December 31, 2006 also carries a fixed rate of interest.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The information required by this Item is set forth on pages 68 through 100 hereto and is incorporated by reference herein.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On December 11, 2006, the Company reported on Form 8-K (which Form 8-K is hereby incorporated by reference into this Annual Report on Form 10-K) that it had received notification that PricewaterhouseCoopers Audit had declined to stand for reappointment as the Company’s independent registered public accounting firm. Also, the Company reported in a Form 8-K filed on December 12, 2006, (which Form 8-K is hereby incorporated by reference into this Annual Report on Form 10-K) that the Company had appointed Ernst & Young LLC (“Ernst & Young”) as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006. The Company did not consult with Ernst & Young during the ten-month transition period ended December 31, 2004, the year ended December 31, 2005, or the subsequent interim period prior to its appointment as auditor regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, whereby a written report was provided to the Company or oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

ITEM 9A. CONTROLS	AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Management is responsible for establishing and maintaining adequate disclosure controls and procedures, as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934 (the “Exchange Act”), designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in Securities and Exchange Commission rules and forms, and such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Pursuant to the rules and regulations promulgated under Section 404 of the Sarbanes-Oxley Act of 2002, the Company is not required to include an internal control report, including Management’s Assessment of Internal Control Over Financial Reporting, until it files its in its annual reports beginning with the year ending December 31, 2007. Accordingly, the Company has not prepared such a report as of December 31, 2006. However, the Company expects that following the completion of the Renova Media acquisition of all of our outstanding equity interests that it does not directly own, we will terminate the registration of our Common Stock under the Exchange Act upon application to the SEC. As a result, the Company expects that it will not become subject to these requirements.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-15(b) and 15d-15(b) of the Exchange Act. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2006, our disclosure controls and procedures were not effective.

As of December 31, 2006, management identified the following material weaknesses in the Company’s internal control over financial reporting:

1.	As of December 31, 2006, the Company did not maintain effective controls over its anti-fraud programs due to the incomplete implementation of the Company’s anti-fraud program. Specifically, the Company did not (i) prepare a formalized assessment of fraud risk, (ii) fully implement certain corporate governance policies that had been approved by our Board of Directors, particularly the Code of Business Conduct, and (iii) monitor compliance with the Company’s anti-fraud programs and controls. This control deficiency could result in more than a remote likelihood that a misstatement of the Company’s annual or interim consolidated financial statements would not be prevented or detected.

2.	As of December 31, 2006, the Company did not have adequate controls around its financial close process, including the level of analysis and review of complex and judgmental accounting issues, primarily because it did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP commensurate with the Company’s financial reporting requirements. This control deficiency could result in more than a remote likelihood that a misstatement of the Company’s annual or interim consolidated financial statements would not be prevented or detected.

Remediation Initiatives

As part of the remediation process, which will be implemented in 2007, we will prepare a formalized assessment of the risk of fraud within the Company and based upon the assessment developed, we will design and implement specific internal control testing measures to ensure that our overall policies and procedures with respect to fraud detection and prevention are adequate and functioning effectively.

During 2006, the Company established a Department of Internal Audit to systematically review, evaluate and report on the effectiveness of operations and internal control at all levels of the Company’s operations. The Department of Internal Audit reports directly to the Audit Committee, which provides direction and oversight to the implementation of approved recommendations from the Department of Internal Audit.

During 2006 the Board approved the Code of Business Conduct for the Company. During the first quarter of 2007, all executives and key staff at its main operating entities were instructed on and signed this corporate governance policy. The Company also formally activated an employee complaint procedure which provides employees with Internet or telephone-based methods of reporting perceived violations of the Company’s corporate governance policies. The Company is continuing to educate all employee levels with respect to its corporate governance policies and procedures and to fully implement the policies by obtaining signed acknowledgements from all employees.

The Company began analyzing and started the steps to be taken to remediate the material weakness described above relating to the financial statement close process. The Company has considered, and will undertake in the near future, a number of steps to design and implement more effective internal controls, including, but not limited to:

•	Increasing training of staff on the application of accounting pronouncements;

•

Preparing sufficient supporting documentation for and performing timely review to support our position on the basis of governing principles with regard to complex accounting standards and transactions;

•	Adopting a policy of requiring periodic review of existing accounting policies to ensure continued applicability and compliance;

•	Increasing review of adherence to corporate policies and procedures; and

•	Documenting and improving procedures for the financial statement close process.

We expect to complete the above remediation actions during 2007.

Sarbanes-Oxley Preparedness

During 2006, with the approval of our Audit Committee, we developed and commenced the process to document, test and otherwise prepare for anticipated compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Updates regarding this documentation and testing process were presented to and discussed with the Audit Committee on a quarterly basis during 2006. The Company expects to continue this process and to devote the necessary resources to achieve full compliance with these requirements during 2007. However, if the Renova Media acquisition transaction closes, the Company will no longer be required to comply with such requirements.

ITEM 9B. OTHER	INFORMATION.

Not applicable.

PART III

ITEM 10. DIRECTORS,	EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

a) The directors of the Company as of April 27, 2007 are as follows:

ANDREW INTRATER, age 44, has been a director of the Company since January 2005. He is the founder and Senior Partner of Columbus Nova Capital, an affiliate of Renova Media. He has held this position since 2000. Prior to Columbus Nova Capital, from 1993 to 2000, Mr. Intrater was the President and Chief Operating Officer of Oryx Technology Corp., a manufacturer of semiconductor testing equipment. Mr. Intrater continues to serve on the Board of Directors of Oryx, as well as on the Boards of Directors of Clareos Inc., and Ethertouch Ltd.

OLIVER R. GRACE, JR., age 52, has been a director of the Company since 1986. He was the Company’s President and Chief Executive Officer from 1997 to January 2005, and our Chairman from June 2004 to January 2005 and from 1990 to 1997. Mr. Grace is also a General Partner of The Anglo American Security Fund L.P.

JAY M. HAFT, age 71, has been a director of the Company since January 2005. He has been a Partner of Columbus Nova Capital since 2000. Prior to Columbus Nova Capital, from January 1988 to January 1994, Mr. Haft worked as a senior corporate partner at the law firm of Parker, Duryee, Rossoff & Haft (which ultimately merged with Reed Smith), specializing in corporate finance and mergers and acquisitions. Prior to that, he was a senior partner with Rifkin, Radler, Dunne & Bayh. Mr. Haft has served on approximately 30 corporate boards, including as Chairman of the Executive Committee at Emerson Radio Corporation and director at CompuCom Systems, Inc. He is currently Vice Chairman of the Board and lead director of DUSA Pharmaceuticals, Inc. and is on the board of the United States Russian Business Council, among others.

IVAN Y. ISAKOV, age 33, has been a director of the Company since January 2005. Since August 2006, he has been serving as the CEO and Principal of Crown Point Equity, an international media private equity group he founded. Prior to Crown Point Equity, from November 2003 to July 2006, he was a Partner of Columbus Nova Capital responsible for the firm’s investment activities in media and communications and head of the Moscow representative office of RME Management Ltd., which is an affiliate of Renova Media. Prior to Columbus Nova Capital, Mr. Isakov served as Senior Associate in the buyout group of Advent International, Associate in the mergers and acquisitions group at Goldman Sachs International, and Analyst in the investment banking division at Baring Brothers International, all based in London.

VALENTIN V. LAZUTKIN, age 61, has been a director of the Company since March 2004. Since August 2003, Mr. Lazutkin has been Deputy Chairman of “E-Moscow” Coordinating Council and Board of Directors. Since March 2006, he has been a member of the Board of Directors of COMCOR and from April 2002 to August 2003, he was Chairman of the Board of COMCOR. From March 1998 to April 2002, Mr. Lazutkin was Chairman of Soyuz TV and Radio Company. He is a member of the Russian TV Academy, International TV Academy and Russian Academy of Natural Sciences. Mr. Lazutkin is also the Director of the Russian National TV Broadcasters Association and Russian CATV Association.

JAMES J. PINTO, age 56, has been a director of the Company since 1988. He is President of the Private Finance Group Corp., a merchant and finance firm, a position he has held since 1990. He serves as an advisor or board member of various portfolio companies. He previously served as Assistant to the Administrator, Law Enforcement Assistance Administration, Department of Justice, and during the Carter Administration, as Counsel to the White House Conference on Coal.

VLADIMIR A. SERDYUK, age 65, has been a director of the Company since March 2004. Since 2006, Mr. Serdyuk has been Head of Department for Strategic Planning of RME Management Ltd. From 1997 to 2004 he was COMCOR’s Deputy General Director and from 2001-2004 he was also counselor to COMCOR’s General Director on long-term planning and investments. Mr. Serdyuk is also a director of MBTS Bank, Integra Telecom and Center-Telco, all based in Moscow, Russia.

MIKHAIL A. SMIRNOV, age 57, has been a director of the Company since August 2005 when he joined the Company as its Chief Executive Officer. Mr. Smirnov was President of Mobile TeleSystems (“MTS”), the largest wireless phone operator in Central and Eastern Europe from 1995 to 2003, and from 2003 to 2004, he was the General Director of Moscow City Telephone Network (“MGTS”), which is among the largest fixed-line telephone companies in Europe with 4.4 million customers and 20,000 employees. Mr. Smirnov has also held several other management positions in the television and communications industry in Russia.

DAVID R. VAN VALKENBURG, age 64, has been a director of the Company since January 2005. Since 2000, he has been the Chairman of Balfour Associates, Inc., a company providing advisory services and counsel to Chief Executives, Boards of Directors, Senior Lenders, and private equity funds, and since 2004 he has also been the Chairman and President of Zero Point Corporation. Prior to Balfour, from December 1994 to June 2000, Mr. Van Valkenburg served as the Executive Vice President of MediaOne Group, Inc., and from 1997 to1999, he also served as Chief Executive Officer and Operating Officer of TeleWest Communications plc. Mr. Van Valkenburg is a member of the National Association of Corporate Directors and a member of the Executive Committee and Board of Directors of The Cable Center. He also serves on the Boards of NASDAQ-traded Harmonic, Inc. and several private corporations. Mr. Van Valkenburg also serves on the Board of Trustees of Malone College in Ohio.

ALEXANDER P. VLADISLAVLEV, age 70, has been a director of the Company since March 2004. Mr. Vladislavlev is a member of the General Council of the United Russian Party, Chairman of the Party’s Commission for International Relations and Chairman of the Unity for Russian Foundation. From 2000 to 2003, he was an elected member of the Russian Federation Duma (Parliament) and was Chairman of its Investment Policy and Investors Rights Protection Commission. From 1999 to 2002, he was Secretary of the Russian public political organization Fatherland. From 1994 to 1999, Mr. Vladislavlev was Chairman of the Board of Directors of ZIL Auto Factory, and from 1995 to 1999, he was Chairman of the Board of Directors of Alpha Cement. Mr. Vladislavlev has previously been the First Deputy of the USSR Foreign Minister-State Minister for Foreign Trade.

b) The Executive Officers of the Company as of April 15, 2007 are as follows:

Name	Age	Position	Officer Since
Mikhail A. Smirnov	57	Chief Executive Officer	2005
Tate Fite	46	Chief Financial Officer	2006
Michael V. Silin	50	General Director, CCTV	2001
Vitaly V. Spassky	31	Senior Vice President	2004
Andrew M. O’Shea	48	Secretary	1995

Executive officers hold their offices at the pleasure of the Board of Directors.

Mr. Smirnov was hired as the Company’s Chief Executive Officer in August 2005. Prior to joining the Company, from 1995 to 2003, he was President of Mobile TeleSystems (“MTS”), the largest wireless phone operator in Central and Eastern Europe, and from 2003 to 2004, he was the General Director of Moscow City Telephone Network (“MGTS”), which is among the largest wire telephone companies in Europe with 4.4 million customers and 20,000 employees. Mr. Smirnov has also held several other management positions in the television and communications industry in Russia.

Mr. Fite was hired as the Company’s Chief Financial Officer in May 2006. Prior to joining the Company from June 2005 until May 2006, he consulted with REN-TV and the Luxembourg-based RTL Group, handling business development strategies, and from 1998 to 2005, he served as Chief Financial Officer for CTC-Media, an independent national network television group. Prior to locating in Russia, Mr. Fite held various positions related to international trade, including serving as Finance & Credit Manager of Paccar International, a Fortune 500 Company.

Mr. Silin has been General Director of CCTV since July 2001. He served as Deputy General Director of CCTV from 2000 until July 2001, and as Deputy General Director of COMCOR from 1995 to 2000. Mr. Silin holds a PhD in Radio Engineering and is the author of a number of published scientific studies.

Mr. Spassky joined the Company in 2004 in order to assist the Company in its capital raising and to provide additional control over and transparency of CCTV. Following the successful raising of capital from Renova Media, Mr. Spassky refocused on new business development, strategic initiatives and continued funding of the rapidly growing business. Prior to joining the Company, Mr. Spassky was a Vice President in the London office of Credit Suisse First Boston from 2000 to 2004, and from 1998 to 2000 he worked for Donaldson, Lufkin & Jenrette in their Moscow and London offices.

Mr. O’Shea has been employed by the Company since November 1995. Mr. O’Shea was the Company’s Chief Financial Officer from December 1999 to January 2005 and from July 2005 to July 2006, during the interim period from January 2005 to July 2005 and again, since July 2006, he provided assistance in financial and regulatory reporting, treasury and other administrative functions. Mr. O’Shea was also Chief Financial Officer of the Company’s former subsidiary, The J.M. Ney Company, from November 1995 until its sale in March 2002, and he has been Andersen Land Corp.’s President since 2004.

c) Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules of the SEC require our directors and executive officers and persons who own more than 10.0% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Related rules of the SEC also require such persons to furnish us with copies of all reports filed pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of the reports received or written representations from certain reporting persons, we believe that all Section 16(a) reports applicable to our directors, officers and stockholders owning more than 10.0% of the Common Stock were timely filed with during the year ended December 31, 2006.

d) The information required by Item 10 concerning Section 16(a) Beneficial Ownership Reporting Compliance is included under that caption in the Information Statement and is incorporated herein by reference.

e) We have adopted a code of ethics for its Chief Executive Officer Chief Financial Officer and all Accounting and Financial Personnel. The text of the Code of Ethics is available in the Investors section of the company’s website at www.moscowcablecom.com. A copy of such code of ethics will also be provided to any person without charge, upon request, to the Company’s Secretary at 5 Waterside Crossing 3rd Floor, Windsor, CT 06095. Any amendments to or waivers of the Code of Ethics will also be posted on the website.

f) The Company’s Board of Directors has determined that David R. Van Valkenburg, the Chairman of the Audit Committee, is qualified as a financial expert as the term has been defined by the Securities and Exchange Commission, and that Mr. Van Valkenburg is independent as defined by the listing standards of the Nasdaq Global Market.

ITEM 11. EXECUTIVE	COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our overall compensation objectives applicable to our executive officers are to provide a compensation package intended to attract, motivate and retain qualified executives and to provide them with incentives to achieve the Company’s operating targets and to increase long-term shareholder value. The Company implements these objectives using compensation elements that include salaries, bonuses, equity incentives, miscellaneous personal benefits and, for our U.S.-based employees, a defined benefit pension plan and a 401(k) plan. We do not maintain any non-qualified deferred compensation plans or retirement plans for our current executive officers.

Our compensation philosophy is to provide compensation to executives that is aligned with company objectives and that is designed to increase long-term shareholder value. We award equity incentives in order to provide executives with incentives to increase long-term shareholder value and to enhance executive retention. Equity incentives are designed to represent a potentially significant portion of total compensation for our executive officers. Bonuses and severance payments are generally determined based on each executive’s salary level. We generally determine the amount of equity incentives based on the executive’s position and the related level of responsibility associated with that position.

The Compensation Committee

The Compensation Committee reviews and administers compensation for the Chief Executive Officer and other members of senior management, including the named executive officers listed on the Summary Compensation Table. The Committee also oversees our stock option plan and stock plan. The Committee is comprised of non-employee directors.

The Compensation Committee’s written charter which delineates the duties of the Committee, is posted on our website at www.moscowcablecom.com. Among the Committee’s other duties, the charter provides that the Committee shall, at least annually, review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and recommend to the Board the Chief Executive Officer’s compensation levels based on this evaluation. In determining the long-term incentive component of Chief Executive Officer compensation, the Committee considers corporate performance and relative shareholder return and the value of similar incentive awards to chief executive officers at comparable companies. The charter also states that the Committee shall review and evaluate, on at least an annual basis, the performance of our executive officers and report to the Board concerning the results of its evaluation.

The members of the Compensation Committee also consider the evaluations and recommendations of other senior executive officers to the extent either the Committee or the Chief Executive Officer deem it appropriate under each individual circumstance.

The Compensation Committee is also responsible for reviewing the recommendations of the Nominating and Governance Committee with respect to the compensation and benefits of directors who are not employees of the Company, and for recommending any changes thereto.

During 2006, the Compensation Committee did not engage the services of a compensation consultant in making determinations with respect to executive compensation and the Compensation Committee did not conduct any formal benchmarking analysis.

Elements of Compensation

Salaries. The Company’s policy is to provide salaries that it believes will attract and retain well qualified executives. In determining its recommendations for executive officer salaries, for 2006, the Compensation Committee evaluated each executive officer on an individual basis. In setting salary levels, the Compensation Committee considers individual performance, the executive’s position and experience, the Company’s performance and prospects, the executive’s existing salary, and the salaries of our other officers and employees.

For 2006, the Compensation Committee maintained the base salary of Mr. Smirnov, our Chief Executive Officer, at the level established in his three-year employment contract. The Committee believes that this contract provides Mr. Smirnov, who joined the Company with distinguished executive experience in the telecommunications industry in Moscow, with a level of salary commensurate with the higher growth objectives of the Company, which were established as a result of new capital brought into the Company during 2005.

During 2006, the Company hired Mr. Fite as the Company’s Chief Financial Officer and entered into a three-year employment agreement with him. The market conditions for executives with Mr. Fite’s background and experience was a primary determining factor in establishing his salary. In October 2006, the Compensation Committee approved an increase in the base salary of Mr. Spassky, the Company’s Senior Vice President of Business Development, effective December 2006 to reflect the Committee’s positive view of his individual performance, the increased level of responsibilities assigned to his position, and his overall compensation in relation to other executive officers. Mr. O’Shea, the Company’s Secretary, who also served as Chief Financial Officer until July 2006, was employed at the beginning of 2006 pursuant to an employment agreement that expired in March 2006. This agreement was extended for a five-month period through August 2006 with a 9.1% increase in the base compensation salary as a reflection of the challenging nature of the role of Chief Financial Officer role during a period of rapid growth for the Company and the increased level of responsibilities assigned to his position in order to address critical staffing issues and financial and regulatory reporting issues in Russia and the U.S. After the hiring of Mr. Fite as the Company’s CFO, Mr. O’Shea was requested to extend his employment with the Company beyond August 2006 under the terms of a new agreement that included an increase of 8.3% in the base compensation salary in order to have him continue to fulfill additional responsibilities relating to ongoing improvements in financial and regulatory reporting, administration, and U.S. based operational and administrative matters.

Bonuses. The Company’s policy is to generally make a meaningful portion of an executive’s compensation contingent on achievement of the Company’s operating targets. In some instances, the potential range of cash bonus that can be paid is set forth in the employment agreements with the executives. In evaluating Mr. Smirnov’s performance in 2006, the Compensation Committee noted the strong results that Mr. Smirnov has produced since joining the Company through his oversight and management of the accelerated growth of the Company’s “homes passed” access network in Moscow and improved market penetration levels for the Company’s premium cable based services. Although Mr. Smirnov’s performance level was more than adequate to warrant the award of a cash bonus, Mr. Smirnov’s compensation was structured with significant base compensation and equity incentives based on his senior level of experience in the industry, instead of with a target bonus range and, as a result, no bonus was paid to Mr. Smirnov in 2006.

Pursuant to the terms of Mr. Fite’s employment agreement, he can be awarded a bonus of up to 40% of his base salary. The Committee granted him a bonus that was approximately the pro rata equivalent of the maximum bonus based upon the number of months he worked during 2006. The Committee based his bonus on his individual performance and the extent of his responsibility for managing complex regulatory, financial reporting and staffing issues. Mr. Spassky was awarded a regular bonus in 2006 for his individual job performance as a whole during 2006 in supporting the Company’s strong operating progress during the year. Mr. Spassky was also awarded a special bonus in May 2006 for his high level of individual performance in connection with his work with lending institutions, underwriters and Renova Media in obtaining additional financing for the Company. Mr. O’Shea was awarded bonuses for his work during 2006 in accordance with the terms of his employment agreements, which were based upon his willingness to extend the duration of his employment with the Company beyond its original expiration, his level of knowledge regarding and experience with the Company, his additional responsibilities relating to ongoing improvements in financial and regulatory reporting, administration, controls and U.S.-based operational and administrative matters, and his strong individual performance during 2006.

Equity Incentives. The Company’s policy is to award stock options, shares of stock, or a combination of both options and shares to officers and employees under our shareholder-approved 2003 Stock Option Plan and 2003 Stock Plan in order provide them with an incentive to increase long-term shareholder value and to enhance the potential to retain them. The Company structures equity incentives to be a significant portion of an executive’s potential compensation because it believes that increasing long-term shareholder value is management’s primary objective.

In 2006, the number of shares underlying options granted and the number of shares of stock awarded to executives was determined by the Committee after reviewing management’s recommendations, based on its evaluation of individual performance and its review of the number of options previously granted to such person and the number of options granted in total. The Company’s policy is also to provide new executives with options based upon its goal of attracting well qualified executives and providing them with incentives to increase long-term shareholder value, management’s recommendations, and the Committee’s subjective judgment including its review of the number of options granted to other executives.

During 2006, Mr. Smirnov was not awarded additional stock options because he was awarded a large grant totaling 443,924 stock options in connection with his initial employment in 2005. This grant was designed to cover his service under his three-year employment agreement and these stock options have two-year and three-year vesting periods. Mr. Fite was awarded 140,341 stock options in July 2006 in connection with his employment with the Company. Mr. Spassky was granted 60,000 stock options in October 2006 to further increase his equity incentives as the Committee believed that it was entering a critical period for long-term financing and additional transactional activities for which it was expected that Mr. Spassky would have major responsibilities. The Committee approved the grant of a total of 32,000 stock options and 5,000 shares of Common Stock to Mr. O’Shea in May and October 2006 at the time of entering into extensions of employment and consulting agreements. Such grants were to provide additional incentives to Mr. O’Shea to remain with the Company and to continue the management of critical administrative and accounting activities. Consistent with the nature of the employment extensions entered into with Mr. O’Shea and with the terms of options granted to Mr. O’Shea during 2005, the options granted in 2006 provided Mr. O’Shea with an extended exercise period of 15 months following his future date of termination in recognition of his long service to the Company and to provide Mr. O’Shea with an additional incentive to remain with the Company.

Defined Benefit Plan and 401(k) Plan. In 1991, when we acquired The J. M. Ney Company (“Ney”), the operations of which were later sold in three separate transactions in 2005, 1998 and 2002, we also acquired a defined benefit pension plan. This plan was actuarially overfunded and has never required the Company to make contributions. Accordingly, we provide benefits under this plan to all U.S.-based employees.

The Company also has a 401(k) plan to provide all eligible U.S. employees with an opportunity to accumulate retirement savings on a tax-advantaged basis, and to provide executive officers who are eligible to participate but work outside of the U.S. with the opportunity to participate in this plan on the same basis as other participants. Participants may defer up to 15% percent of their annual cash compensation and the Company matches 50 percent of employee contributions up to a maximum Company contribution equal to 3 percent of the employee’s annual cash compensation.

The Company maintains no Company sponsored retirement plans for our employees or executive officers outside the United States.

Perquisites and Other Personal Benefits. In the course of determining compensation arrangements with executive officers, additional benefits such as access to Company owned or leased cars, the payment of car allowances, reimbursement of air fare for personal trips, club memberships, and additional insurance coverage are considered on an individual by individual basis. The Compensation Committee has not established a specific set of standards for these additional benefits, but does consider the approximate relative value of such additional personal benefits in relation to other executives within the Company and in determining the overall of compensation for executive officers.

Section 162(m) Policy. Generally, the Compensation Committee reserves the right to pay compensation to our executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. Equity incentives granted to executives are subject to limits on permitted federal income tax deductions related to those equity incentives, including under current treasury regulations concerning the $1,000,000 cap on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee believes that such awards are more important to us than the potential loss of related compensation deductions relating to those equity incentives, especially in light of our net operating loss carryforwards and the fact that much of our payroll costs are incurred outside of the United States and are not deductible for tax reporting purposes, U.S. income tax considerations have not played a major role in the Company’s compensation consideration.

Nonetheless, we attempt to comply with Section 162(m) with respect to the grant of stock options to our executives by having them granted under shareholder approved plans with exercise prices equal to the fair market value of the underlying shares on the date of grant and having them granted (or recommended to the board for grant), by our Compensation Committee. We do not believe that Section 162(m) has prevented us from deducting compensation paid to our executive officers.

Report of Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K with management, and based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included as part of the Company’s Annual Report on Form 10-K for 2006. This report is provided by the following directors, who comprise the Committee:

Andrew Intrater (Chairman)

James J. Pinto

Vladimir A. Serdyuk

The following table sets forth the compensation paid to the Company’s Chief Executive Officer and other executive officers for 2006:

Summary Compensation Table

Name	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Plan Incentive Compensation ($)	Change in Pension Value and Non-qualified Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Mikhail A. Smirnov	1,149,425	—	—	454,282	—	—	54,915	1,658,622
Tate Fite	156,250	60,000		144,348	—	—	25,012	385,610
Vitaly V. Spassky	180,417	110,000	—	200,664	—	—	61,416	552,497
Andrew M. O’Shea	289,851	64,400	41,170	133,560	—	22,865	183,512	735,358

(1)	During 2006, Mr. O’Shea was granted 4,000 shares of Common Stock, which had a fair market value of $8.12 per share on date of grant, and he was granted 1,000 shares of Common Stock which had a fair market value of $9.26 per share on date of grant. Such stock grants were unrestricted.
(2)	The amounts reported for stock and option awards reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R (without regard to estimated forfeitures related to service-based vesting conditions), including expense recognized in 2006 for stock and option grants made in years prior to 2006. See Note 16 to our consolidated financial statements, included in our consolidated financial statements for the year ended December 31, 2006 for a discussion of the assumptions made in valuations of equity grants. Values for option awards include amount expensed in 2006 for grants made from 2004 through 2006.
(3)

This column shows the change in the actuarial present value of the benefits that would be provided under our tax qualified defined benefit plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay year over year. Other factors affecting the present value include interest rates and the age of the officer. See Note 18 to our consolidated financial Statements for the year ended December 31, 2006 for a description of our retirement plans.

(4)	The amounts shown are comprised of the following:

Mr. Smirnov — All Other Compensation for the named executive includes Company provided vehicle and driver which are collectively valued at $48,150 based upon the depreciation recorded relating to the automobile and the direct cost of the driver, also includes Russian statutory vacation payments which did not exceed the greater of $25,000 or 10% of the total amount of benefits.

Mr. Fite — All Other Compensation for the named executive includes car allowance and driver payments and reimbursement of personal airfare based on amounts paid by the Company. None of the amounts included individually exceeded the greater of $25,000 or 10% of the total amount of benefits provided to the named executive.

Mr. Spassky — All Other Compensation for the named executive includes payments of deferred signing bonus $36,667. Also includes car allowance payments, health club membership, and Russian statutory vacation payments. None of the other amounts individually exceeded the greater of $25,000 or 10% of the total amount of benefits provided to the named executive.

Mr. O’Shea — All other Compensation for the named executive includes severance and payments of unused vacation ($159,519). Also includes car allowance payments, matching contribution in the 401(k) plan and premiums for an individual life insurance policy, none of which individually exceeded the greater of $25,000 or 10% of the total amount of benefits provided to the named executive.

Grant Of Plan Based Awards — Year Ended December 31, 2006

The following table provides information regarding Stock Options and Common Stock share grants during 2006 to the executive officers listed in the Summary Compensation table. In assessing these values, it should be kept in mind that regardless of the theoretical value placed on a stock option, the ultimate values will be dependent on the market value of the Company’s stock at a future date.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on Date of Grant ($/sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
		Threshold	Target	Maximum
Mikhail A. Smirnov					—

Tate Fite	07/07/2006				—	140,341	9.96		816,785

Vitaly V. Spassky	10/25/2006				—	50,000	9.26		276,000
	10/25/2006				—	10,000	9.26		55,200

Andrew M. O’Shea	05/12/2006				4,000	—	—		32,480
	05/12/2006				—	15,000	8.12		44,100
	10/25/2006				1,000	—	—		9,260
	10/25/2006				—	17,000	9.26		58,140

(1)	The amounts shown represent the fair value of the Stock Option awards on the grant date using the Black-Scholes pricing model and for stock grants, the amount represents the market value of the shares issued.

Outstanding Equity Awards At Year End

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price $	Option Expiration Date
Mikhail A. Smirnov	0	443,924	0	$5.16	08/15/2010

Tate Fite	0	140,341	0	$9.96	07/07/2011

Vitaly V. Spassky	63,333	31,667	0	$6.61	08/19/2009
	18,333	36,667	0	$5.21	12/31/2010
	0	10,000	0	$9.26	10/25/2011
	6,250	43,750	0	$9.26	10/25/2011

Andrew M. O’Shea	10,000	0	0	$6.11	01/13/2015
	50,000	0	0	$5.74	07/07/2015
	18,000	0	0	$5.21	12/31/2010
	15,000	0	0	$8.12	05/12/2011
	17,000	0	0	$9.26	10/25/2011

Option Exercises And Stock Vested In 2006

No executive officers listed in the Summary Compensation table exercised stock options or had restricted stock awards that vested during 2006.

Nonqualified Compensation For 2006

The Company does not offer a deferred compensation for its executive officers at this time.

Pension Benefits For 2006

The Company has a defined benefit pension plan that covers all U.S.-based full-time employees who have completed one year of service to the Company.

An individual’s pension benefits at normal retirement age are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee’s last 10 years of employment), plus .50% of final average earnings in excess of covered compensation (covered compensation equals the average of the Social Security wage base for the individual based upon his/her age) multiplied by the employee’s years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual’s accrued pension benefit at December 31, 1993 calculated pursuant to (A) plus the individual’s average compensation for the years since December 31, 1993 (average compensation equals the highest average annual earnings for the five consecutive years since December 31, 1993, up to a maximum, which for calendar year 2005 was $210,000) multiplied by the percentages in (A), multiplied by the number of years of service since December 31, 1993. Pension benefits payable upon retirement are increased by a late retirement factor due to the delay in receipt of benefits if the employee continues to work after attaining the age of 65, or are decreased by early retirement factor if a former employee elects to receive benefits as early as age 55. Participants who terminate service after September 2003 are permitted to elect to receive an actuarially-calculated lump sum payment in lieu of the monthly payments described.

Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled “Salary” and “Bonus” in the Summary Compensation Table who are eligible to receive benefits under this plan.

The following table summarizes the benefits under the defined benefit pension plan relating to the Executive Officers listed in the Summary Compensation table:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (S)	Payments During Last Fiscal Year ($)
Mikhail A. Smirnov(1)	Retirement Plan for the Employees of The J.M. Ney Company	—	—	—

Tate Fite(1)	Retirement Plan for the Employees of The J.M. Ney Company	—	—	—

Vitaly V. Spassky(1)	Retirement Plan for the Employees of The J.M. Ney Company	—	—	—

Andrew M. O’Shea(2)	Retirement Plan for the Employees of The J.M. Ney Company	11	—	$122,865

(1)	Messrs. Smirnov, Fite and Spassky each worked primarily in the Company’s Moscow, Russia location and were not eligible to participate in the Company’s defined benefit pension plan.
(2)	As permitted under provisions of the defined benefit pension plan, Mr. O’Shea elected a lump sum form of distribution as a result of the termination of his employment in April 2006. Mr. O’Shea also served as a consultant during 2006, and was re-hired as an employee in 2007.

Potential Payments Upon Termination or Change-in-control.

As of December 31, 2006, in accordance with Mr. Smirnov’s employment agreement, upon termination due to death, disability, termination with cause, termination without cause and resignation, Mr. Smirnov would be entitled to receive accrued but unpaid annual salary and a lump sum payment in an amount equal to six months of his annual salary, which is equal to $574,713. Mr. Smirnov’s stock option agreement grants him accelerated vesting of all his outstanding stock options in the event that he were to be terminated without cause. The in-the-money value of such options at December 31, 2006 was $2,406,068. In the event that Mr. Smirnov’s employment were to be terminated by death or disability, options exercisable within twelve months of that date would be exercisable. The in-the-money value of such options exercisable within twelve months of December 31, 2006 was $1,445,086.

At December 31, 2006, in accordance with Mr. Fite’s employment agreement upon termination of his employment due to death, disability, termination without cause or Mr. Fite’s resignation in connection with a change in control, he would be entitled to receive any earned but unpaid salary which totaled $156,250, plus six months of salary which is equal to $125,000. In addition, Mr. Fite would be entitled to receive a lump sum payment representing all accrued but unused vacation days and unreimbursed business expenses if his employment is terminated without cause. In the event of resignation in connection with a change in control, Mr. Fite’s stock options would immediately vest and he would be entitled to receive unreimbursed business expenses. At December 31, 2006, the in-the-money value of his stock options was $85,608. In the event Mr. Fite’s employment is terminated with cause or he resigns (other than in connection with a change in control), he would not receive any payments except earned but unpaid salary and unreimbursed business expenses.

At December 31, 2006, in accordance with Mr. Spassky’s employment agreement, upon termination due to death, disability, termination without cause or resignation by Mr. Spassky for good reason, Mr. Spassky would be entitled to receive earned but unpaid salary, a lump sum payment representing six months of his base salary, which equals $120,000, and a lump sum payment representing earned but unused vacation days. Resignation for good reason includes a material diminution of Mr. Spassky’s role, a reassignment of his duties inconsistent with his present role or failure of the Company to make payments to him timely or a change in the owner of the assets of the Company (change in control). In the event, Mr. Spassky’s employment is terminated for cause, Mr. Spassky will be entitled to receive his base salary through the date of termination and a lump sum payment representing earned but unused vacation days. At December 31, 2006, the “in-the-money” values of

Mr. Spassky’s vested options and his total options were $393,568 and $751,700. In the event of a change of control, Mr. Spassky’s option agreements call for accelerated vesting. There are no provisions for accelerated vesting under other termination circumstances. In addition, for a period of one year following the termination of his employment, Mr. Spassky will not be permitted either directly or indirectly to engage in any restricted business, as defined below, and hold any equity or profit interest in any entity engaged in a restricted business, provided that (A) the Company will pay to Mr. Spassky 75% of his annual salary, or $180,000 and (B) Mr. Spassky may hold a passive investment of up to 5% of the capital stock of a publicly traded company engaged in a restricted business. A “restricted business” is defined in Mr. Spassky’s employment agreement as any activity of any company, which carries on business in competition with the business of MOCC.

At December 31, 2006, in accordance with Mr. O’Shea’s employment agreement, upon termination for any reason, Mr. O’Shea was entitled to receive two months of salary, or $52,000; guaranteed bonus payments totaling $39,000, car allowance payments totaling $2,000 and health and dental insurance coverage with a net aggregate cost totaling $11,499, after his payments towards the insurance premiums were considered. Mr. O’Shea was fully vested in all stock options that he held on December 31, 2006. At December 31, 2006 the in-the-money value of Mr. O’Shea’s stock options was $442,700.

Director Compensation

For 2006, annual fees payable to non-executive directors totaled $6,000 in cash fees and 10,000 shares of common stock. Non-executive directors also receive meeting fees consisting of $500 for each Board meeting attended in person and $250 for each Board meeting attended by telephone. Payment arrangements for annual director compensation have varied from year to year in the past. In 2006, 5,000 shares of common stock were issued in January and 1,250 shares were issued at the end of each calendar quarter. Cash fees were also paid quarterly. In addition, Mr. Lazutkin was granted an additional 5,000 shares of common stock in appreciation for his additional efforts in providing support and assistance to the Company in connection with its expansion efforts in Russia.

In 2006, annual fees for service on the Audit Committee were $12,000 for each of it members, and Mr. Van Valkenburg received an additional fee of $5,000 for serving as the Chairman of the Audit Committee. Mr. Van Valkenburg and Mr. Pinto also received an additional $10,000 for the additional effort and time required in 2006 as a result of the Company’s restatement of previously filed annual and quarterly reports. Mr. Isakov, who was appointed to this committee in the fourth quarter of 2006, received $4,000 for his service on the Audit Committee. Annual fees for service on the Compensation Committee were $3,000 in 2006. Members of the Committee of Disinterested Directors receive annual fees of $12,000 each and the members of the Special Committee appointed to evaluate Renova Media’s offer to enter into a negotiated acquisition agreement were compensated $95,000. Base Audit and Compensation Committee fees were paid in the first quarter of 2006. Additional committee fees were paid upon the appointment of the committees.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Andrew Intrater(1)	—	74,400					74,400
Oliver R. Grace, Jr.(2)	9,000	74,400					83,400
Jay M. Haft(1)	—	74,400					74,400
Ivan Y. Isakov(1)	7,250	74,400					81,650
Valentin V. Lazutkin	9,750	112,300					122,050
James J. Pinto	141,250	74,400					215,650
Vladimir A. Serdyuk	13,250	74,400					87,650
Mikhail A. Smirnov	—	—					—
David R. Van Valkenburg	144,250	74,400					218,650
Alexander R. Vladislavlev	7,000	74,400					81,400

(1)	During 2006, cash fees, including committee fees, totaling $28,000 earned by Messrs. Intrater, Haft and Isakov for serving as directors, were paid to Renova US Management Ltd. Mr. Isakov was paid fees directly after he ceased being an employee of an affiliate of Renova Media Enterprises, Ltd.
(2)	The compensation included above excludes salary and benefits paid to Mr. Grace, who was the Board’s Chairman until January 2005, for his employment to monitor and manage certain U.S.-based activities, including, but not limited to the management of the assets of the defined benefit pension plan, the real estate property owned by a subsidiary of the Company and investments in savings banks converting from mutual companies to publicly traded stock companies. For such work, Mr. Grace was paid $50,000, use of a Company-owned vehicle and participation in the Company’s health insurance, defined contribution and defined benefit retirement plans.

As of December 31, 2006, no non-executive director held any stock options, nor did any non-executive director hold any Company common stock which was restricted that was granted in connection with his service on the Board.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following tables set forth information regarding the beneficial ownership of our common stock, Series A preferred stock and Series B preferred stock, as of April 27, 2007, by each current director, each named executive officer, all our current directors and executive officers as a group and persons who beneficially own 5% or more of our outstanding voting securities. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act. It does not constitute an admission of beneficial ownership for any other purpose.

	Common Stock**		Series A Preferred Stock		Series B Preferred Stock**
Name of Beneficial Owner	Shares	Percent of Common Stock	Shares	Percent of Series A Preferred Stock	Shares	Percent of Series B Preferred Stock
Officers and Directors
Andrew Intrater(1)	66,580	*	—	—	—	—
Oliver R. Grace, Jr.(2)	1,187,426	8.5	10,469	7.0	—	—
James J. Pinto(3)	120,287	*	—	—	—	—
Vladimir A. Serdyuk(4)	26,223	*	—	—	—	—
Valentin V. Lazutkin	21,250	*	—	—	—	—
Alexander R. Vladislavlev	23,223	*	—	—	—	—
Jay M. Haft(5)	39,382	*	—	—	—	—
Ivan Y. Isakov	21,250	*	—	—	—	—
David Van Valkenburg	28,726	*	—	—	—	—
Mikhail A. Smirnov(6)	725,295	5.1	—	—	—	—
Tate Fite(7)	46,781	*	—	—	—	—
Andrew M. O’Shea(8)	147,959	1.0	—	—	—	—
Vitaly V. Spassky(9)	130,789	*	—	—	—	—

All current directors and executive officers as a group (13 persons)	2,585,171	22.8	10,469	7.0	—	—

5% Stockholders
Renova Media Enterprises, Ltd(10) Nassau, Bahamas	22,884,017	80.4	—	—	12,783,000	100

OAO Moskovskaya Telecommunikationnaya Korporatsiya(11) Moscow, Russia	4,220,879	30.2	—	—	—	—

Firebird Management LLC(12) 152 West 57th Street, 24th Fl. New York, NY 10019	1,206,064	8.6	—	—	—	—

*	Represents less than one percent (1%) of the Common Stock.
**	All numbers shown under the column “Common Stock” include, in the case of the Renova Media, the number of shares of common stock into which the number of shares of Series B preferred stock beneficially owned (shown under the column “Series B Preferred Stock”) are convertible within 60 days and also include the number of shares of common stock into which the number of warrants beneficially owned are exercisable within 60 days.
(1)	Includes: (i) 51,470 shares; and (ii) 15,110 shares issuable upon exercise of warrants. Because of his affiliation with Renova Media, Mr. Intrater may be deemed to beneficially own the shares held by Renova Media. Mr. Intrater expressly disclaims such beneficial ownership.
(2)	Includes: (i) 256,506 shares of common stock held directly, through an individual retirement account, through a trust established for Mr. Grace’s benefit and through a deferred compensation trust account with MOCC; (ii) 40,000 shares of common stock are issuable upon conversion of warrants; (iii) 47,500 shares of common stock held by a corporation which is owned by members of Mr. Grace’s family; (iv) 611,842 shares of common stock are held by trusts for which Mr. Grace is a possible beneficiary; (v) 45,000 shares of common stock are held by The Anglo American Security Funds L.P., of which Mr. Grace is a general partner; (vi) 31,500 shares of common stock are held by Diversified Long Term Growth Fund L.P., of which Mr. Grace is a general partner; (vii) 89,250 shares of Common Stock are held by Drake Associates L.P., of which Mr. Grace is a general partner; (viii) 7,800 shares of common stock are held by Mr. Grace as trustee in trusts for which he is not a beneficiary; (ix) 12,250 shares of common stock are held as a result of Mr. Grace serving as co-trustee of MOCC’s defined benefit retirement plan; (x) 480 shares of common stock are held by Mr. Grace’s spouse; and (xi) 3,977 shares of common stock are held in accounts for the benefit of Mr. Grace’s children. In addition, Mr. Grace beneficially owns 10,469 shares of Series A preferred stock which are convertible into an aggregate of 31,982 shares of common stock. Finally, Mr. Grace beneficially owns $151,000 principal amount of debentures, which are convertible into 9,339 shares of common stock, $59,000 principal amount of which is held directly and through an individual retirement account, $10,000 principal amount of which is held by Mr. Grace’s spouse and $82,000 principal amount of which is held by The Anglo American Security Funds L.P. Included in the shares beneficially held are 143,065 shares of common stock which are subject to an irrevocable proxy and power of attorney in favor of Renova Media dated December 1, 2004, and 364,061 shares of common stock which are subject to an irrevocable proxy and power of attorney in favor of Renova Media dated December 7, 2004, as described in Note (10) below. Mr. Grace disclaims beneficial ownership of all shares owned by The Anglo American Security Funds L.P., Diversified Long Term Growth Fund L.P. and Drake Associates L.P., all shares held by him as trustee of trusts of which he is not a beneficiary and as co-trustee of the Company’s defined benefit retirement plan, all shares owned by his spouse, and shares held in accounts for the benefit of his children.
(3)	Includes: (i) 120,226 shares; and (ii) 61 shares issuable upon conversion of debentures.
(4)	Because of his affiliation with Renova Media, Mr. Serdyuk may be deemed to beneficially own the shares held by Renova Media. Mr. Serdyuk expressly disclaims such beneficial ownership.
(5)	Includes: (i) 33,338 shares held directly; and (ii) 6,044 shares issuable upon exercise of warrants. Because of his affiliation with Renova Media, Mr. Haft may be deemed to beneficially own the shares held by Renova Media. Mr. Haft expressly disclaims such beneficial ownership.
(6)	Includes: (i) 483,530 shares held directly; and (ii) 241,765 shares issuable upon exercise of warrants. Excludes 443,924 shares of common stock issuable upon exercise of unvested options.
(7)	All shares are issuable upon exercise of vested options and options vesting within 60 days. Excludes 93,560 shares of common stock issuable upon exercise of unvested options.
(8)	Includes: (i) 36,448 shares held directly; (ii) 1,511 shares issuable upon exercise of warrants; and (iii) 110,000 shares issuable upon exercise of vested options.
(9)	Includes: (i) 4,956 shares held directly; and (ii) 125,833 shares issuable upon conversion of vested options and options vesting within 60 days. Excludes 84,167 shares of common stock issuable upon exercise of unvested options.
(10)	Shares of Common Stock owned directly by COMCOR are treated as beneficially owned by Renova Media by reason of Renova Media’s approximate 49% interest in COMCOR (anticipated to become a majority interest following a pending private sale expected to close in May 2007).

Includes: (i) 3,375,084 shares of common stock held directly; (ii) 1,687,542 beneficially owned by virtue of its ability to exercise warrants to acquire within 60 days 1,687,542 shares of common stock; (iii) 4,500,000 shares of common stock beneficially owned by virtue of its direct ownership of 4,500,000 shares of Series B preferred stock, which are currently convertible within 60 days into 4,500,000 shares of common stock; (iv) 8,283,000 shares of common stock beneficially owned by virtue of its ability to exercise within 60 days warrants to acquire 8,283,000 shares of Series B preferred stock which, in turn, are currently convertible within 60 days into 8,283,000 shares of common stock; (v) 4,220,879 shares of common stock held directly by COMCOR, which may be deemed beneficially owned by virtue of its approximate 49% interest in COMCOR; (vi) 163,503 shares of common stock held directly by and among Oliver R. Grace, Jr., Frank E. Baker and the Anglo American Security Fund, L.P., which may be deemed beneficially owned by virtue of that certain irrevocable proxy and power of attorney, dated December 1, 2004, whereby Renova Media was granted the right to vote such shares at its sole discretion at any meeting of stockholders or consent in lieu of a meeting, subject to certain limitations, until January 12, 2009, unless terminated earlier in accordance with its terms; and (vii) 654,009 shares owned — beneficially or otherwise — by Oliver R. Grace, Jr., Andrew M. O’Shea and certain former officers and directors of the Company, which may be deemed beneficially owned by virtue of that certain irrevocable proxy and power of attorney, dated December 7, 2004, whereby Renova Media was granted the right to vote such shares in its sole discretion at any meeting of stockholders or consent in lieu of a meeting, subject to certain limitations, until January 12, 2009, unless terminated earlier in accordance with its terms.

Renova Media disclaims beneficial ownership of the shares of capital stock identified in subclauses (v)-(vii) of the preceding paragraph. Such shares will be acquired in the merger on the same terms as the shares held by all other stockholders of the Company other than Renova Media.

The 12,783,000 shares of Series B preferred stock set forth in the principal stockholders table for the RME Parties merely restates Renova Media’s beneficial ownership of 4,500,000 shares of Series B preferred stock, as described in subclause (iii) above, and 8,283,000 shares of Series B preferred stock which may be acquired upon exercise of warrants, as described in subclause (iv) of above.

The information set forth in this footnote is based on the ownership reported by Renova Media in Amendment No. 10 to its Schedule 13D filed with the SEC on April 24, 2007.

(11)	The information set forth in the table is based on the ownership reported by COMCOR in Amendment No. 5 to its Schedule 13D filed with the SEC on April 25, 2007.
(12)	Includes: (i) 596,500 shares beneficially owned as a result of its affiliations with Firebird Republics Fund, Ltd. and Firebird New Russia Fund, Ltd. (collectively, the “Republics and New Russia Funds”), including (a) 433,500 shares held directly by the Republics and New Russia Funds, and (b) 163,000 shares issuable upon exercise of warrants held directly by the Republics and New Russia Funds; (ii) 353,064 are beneficially owned as a result of its affiliation with the investment adviser for Firebird Avrora Fund, Ltd. (“Avrora”), including (c) 260,564 shares held directly by Avrora, and (d) 92,500 shares issuable upon exercise of warrants held directly by Avrora; and (iii) 256,500 shares are beneficially owned as a result of its affiliation with the investment adviser for Firebird Fund, L.P. (“Firebird”), including (e) 181,000 shares held directly by Firebird, and (f) 75,500 shares issuable upon exercise of warrants held directly by Firebird. The information set forth in this footnote is based on the ownership reported by Firebird Management LLC in Amendment No. 1 to its Schedule 13G filed with the SEC on February 12, 2007.

The information relating to securities authorized for issuance under equity plans set forth under the heading “Equity Compensation Plan Information” in Item 5 of this report.

ITEM 13. CERTAIN	RELATIONSHIPS AND RELATED TRANSACTIONS.

Renova Media Enterprises

At December 31, 2006, Renova Media held 4,500,000 shares of the Company’s Series B Preferred Stock and 3,375,084 shares of Common Stock. Renova Media also held warrants to acquire 8,283,000 shares of Series B Preferred Stock and 1,687,542 shares of Common Stock.

During 2006, CCTV, borrowed an additional $10 million from RME Finance and it rolled a total of $3,257,000 of accrued interest into the principal of the note. At December 31, 2006, CCTV was indebted to RME Finance pursuant to the Note Agreement in the amount of $33,468,000, plus $855,000 of accrued interest thereon. In connection with CCTV’s drawdown of the final $10 million pursuant to the Term Loan, the Company agreed to extend the life of Renova Media’s warrant to purchase 8,283,000 shares of Series B Preferred Stock by nine months.

May 2006 Private Placement

In May 2006, we entered into certain agreements, including a subscription agreement, warrant agreement and registration rights agreement with several investors, providing for the sale of 2,438,684 units, each comprising of one share of common stock and one-half warrant, at $8.2725 per unit. Each whole warrant entitles the holder to acquire one share of our common stock at a purchase price of $9.852 per share through May 5, 2008. In connection with this private placement, Renova Media purchased 1,208,824 units, comprising 1,208,824 shares of our common stock and 604,412 warrants to acquire our common stock, in exchange for $9,999,997.

As part of the May 2006 private placement, directors and officers of the Company, or entities controlled by them, purchased an aggregate total of 608,860 units comprising 608,860 shares of our common stock and 304,430 warrants to acquire our common stock, in exchange for a total of $5,036,794.

September 2006 Private Placement

In September 2006, we entered into certain agreements, including a subscription agreement, warrant agreement and registration rights agreement, with certain investors pursuant to which we issued and sold an aggregate of 2,341,760 units, each comprising one share of our common stock and one-half warrant, at $9.2325 per unit. Each whole warrant entitles the holder to acquire one share of our common stock, at a purchase price of $11.004 per share until September 21, 2008. In connection with this private placement, Renova Media purchased 2,166,260 units, comprising 2,166,260 shares of our common stock and 1,083,130 warrants to acquire our common stock, in exchange for $19,999,995.

Financing Commitments Provided By Renova Media

From time to time as requested by MOCC and starting in the first quarter of 2006, Renova Media extended financing commitments, each for a period of one year commencing with the date on which the Company was to file its next SEC report on Form 10-K or 10-Q, as applicable, to provide the Company with sufficient capital to ensure that MOCC’s operations could continue uninterrupted during the applicable one year period. These financing commitments do not specify the amount of capital to be provided or the terms on which such capital would be provided. The most recent commitment was given on April 17, 2007 and was supported by a guarantee from Renova Industries Ltd, the majority stockholder of Renova Media and will terminate one year after the date of filing with the SEC of our Annual Report on Form 10-K for the fiscal year 2006. In 2006, the commitments were further supported by a guarantee from Renova US Holdings, Ltd. (“Renova US”), an affiliate of Renova Media. During 2006, the Company paid Renova US $51,473 as a fee for Renova US having provided cash collateral to support its earlier guarantees.

Merger Agreement

On February 21, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Renova Media would acquire, all of the equity interests of the Company that it does not directly own. Renova Media will acquire such equity interests at a cash price of $12.90 per share of Company’s common stock, and an equivalent as-converted price for each of the Company’s outstanding shares of Series A Convertible Preferred Stock. The consummation of this transaction is subject to the satisfaction of certain conditions set forth in the Merger Agreement.

Bridge Facility Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a bridge facility agreement with CCTV and RME Finance. Pursuant to the bridge facility agreement, RME Finance has agreed, subject to certain terms and conditions, to make available up to $45,000,000 of unsecured, subordinated term loans to CCTV. The loans will be extended through nine monthly advance of $5,000,000 each, with the first three advances having occurred in February, March and April 2007. The obligations of RME Finance to provide future advances will be subject to CCTV’s satisfaction of certain conditions, including CCTV meeting agreed-upon monthly operating milestones. The unpaid principal outstanding of any loans extended under the bridge loan facility will bear interest at the annual interest rate of ten (10%) percent prior to the occurrence of an event of default (as defined by the bridge facility agreement) and will bear interest at thirteen (13%) percent per annum after the occurrence of an event of default.

Other Transactions

During 2006, the Company paid or accrued a total of $28,000 to Renova US Management, an affiliate of Renova Media in lieu of fees paid to Columbus Nova Capital employees who also served as directors for the Company.

COMCOR

At December 31, 2006, COMCOR owned 4,220,879 shares of the Company’s Common Stock. In April 2007, as a result of a sale of some of its COMCOR shares to an unaffiliated third party, Renova Media’s ownership interest in COMCOR was reduced from a majority to approximate 49% of COMCOR’s outstanding voting securities, although Renova Media’s designees continue to compromise a majority of COMCOR’s board of directors and a pending private sale of additional COMCOR shares by COMCOR to Renova Media, contemplated at the time Renova Media acquired its controlling interest in COMCOR, is expected to close in May or June 2007 and will result in Renova Media again owning a majority of COMCOR’s outstanding voting securities.

During 2006, CCTV paid or accrued a total of $5,129,000 in fees for the use of COMCOR’s signal delivery, Internet traffic and ports and channels services under the service agreements described in Item 1 under the caption “HFC Network.”

ITEM 14. PRINCIPAL	ACCOUNTANT FEES AND SERVICES.

Ernst & Young LLC has been our independent registered public accounting firm since December 12, 2006. ZAO PricewaterhouseCoopers Audit (“PricewaterhouseCoopers”) had been our independent registered public accounting firm from January 2001.

Audit Fees

The following table sets forth the fees incurred by the Company for the services of Ernst & Young LLC and PricewaterhouseCoopers during each of the years ended December 31, 2006 and 2005.

	2006	2005
Audit Fees	$1,282,000	$373,000
Audit-Related Fees	—	—
Tax Fees	15,531	7,675
All Other Fees	—	—

	$1,297,531	$380,675

Audit fees consist of service rendered to the Company and its subsidiaries for the audits of the Company’s and its subsidiaries annual financial statements, review of the Company’s quarterly financial statements included in its Forms 10-Q, assistance with and review of documents filed with the SEC, consent letters and statutory audits. Of the 2006 audit fees, $880,000 and $402,000 was incurred by Ernst & Young LLC and PricewaterhouseCoopers, respectively. The 2006 fees for PricewaterhouseCoopers were primarily incurred in conjunction with audit of the restatement of the 2005 Annual Report filed with the SEC during 2006 and the review of the Company’s interim financial statements for the first three quarters of the year.

Tax fees consist of tax compliance, tax consultations, tax examination assistance and tax preparation. Other than as described above, the Company did not incur any other fees from PricewaterhouseCoopers during 2005 or the Transition Period ended December 31, 2004.

Our Audit Committee’s pre-approval policies and procedures relating to products and services provided by our independent registered public accounting firm are set forth in the Audit Committee Charter, which can be found on our website at www.moscowcablecom.com. The Charter requires that our Audit Committee review and approve in advance the retention of our independent registered public accounting firm. It also requires advance approval by our Audit Committee of any non-audit services provided by our independent registered public accounting firm, except that non-audit services that in the aggregate do not exceed 5% of total fees paid by the Company during the year and that were not recognized as non-audit services at the time of engagement of the accounting firm do not require pre-approval if they are promptly brought to the attention of and approved by the Audit Committee before completion of the audit. All of the Audit Fees and Tax Fees during the years ended December 31, 2006 and 2005 were pre-approved by the Audit Committee.

PART IV

ITEM 15. EXHIBITS	AND FINANCIAL STATEMENT SCHEDULES.

(a)(1) Consolidated Financial Statements applicable to the Registrant and an index of such financial statements are on page 55.

(a)(2) Consolidated Financial Statement Schedule.

Schedules

II Valuation and Qualifying Accounts — See page 84 for the information required by this item.

Note: Schedules other than those listed above, are omitted as not applicable, not required, or the information is included in the Consolidated Financial Statements or notes thereto.

(b) Exhibits required by Item 601 of Regulation S-K:

Exhibit No.	Description
3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2002 (Commission File No. 000-01460).

3.1(a)	Certificate of Amendment filed October 27, 2003 to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed on February 27, 2004 (Commission File No. 000-01460).

3.1(b)	Certificate of Amendment filed November 4, 2003 to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1(b) to the Registrant’s Current Report on Form 8-K filed on February 27, 2004 (Commission File No. 000-01460).

3.1(c)	Certificate of Amendment filed February 24, 2004 to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1(c) to the Registrant’s Current Report on Form 8-K filed on February 27, 2004 (Commission File No. 000-01460).

3.1(d)	Certificate of Amendment to Certificate of Incorporation of the Registrant as effective January 11, 2005, incorporated by reference to the Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on January 18, 2005 (Commission File No. 000-01460).

3.2	Amended and Restated By Laws of the Registrant incorporated by reference to the Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on January 18, 2005 (Commission File No. 000-01460).

4.1	Indenture, dated as of February 26, 1998, between the Registrant and The Chase Manhattan Bank, as Trustee, in respect of $4,311,000, aggregate principal amount, 10 1/2% Convertible Subordinated Debentures Due 2007, incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 1998 (Commission File No. 000-01460).

10.1	Andersen Group, Inc. 2003 Stock Plan incorporated by reference to Annex G to Registrant’s Definitive Proxy Statement for Special Meeting of Stockholders held October 27, 2003, filed October 14, 2003 (Commission File No. 000-01460).

10.2	Moscow CableCom Corp. 2003 Stock Option Plan as amended and restated December 15, 2004, incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 10-Q for the quarterly period ended November 30, 2004 (Commission File No. 000-01460).

10.3	Employment Agreement dated as of August 15, 2005, by and between Moscow CableCom Corp. and Mikhail Smirnov, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 16, 2005 (Commission File No. 000-01460).

Exhibit No.	Description
10.4	Non-qualified Stock Option Agreement dated as of August 15, 2005, by and between Moscow CableCom Corp. and Mikhail Smirnov incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 16, 2005 (Commission File No. 000-01460).

10.5	Employment Agreement dated as of May 15, 2006, by and between Moscow CableCom Corp. and Tate Fite.*

10.6	Employment Agreement dated as of July 7, 2005, by and between Moscow CableCom Corp. and Andrew M. O’Shea, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 13, 2005 (Commission File No. 000-01460).

10.7	Employment Agreement dated as of April 1, 2005, by and between Moscow CableCom Corp. and Vitaly Spassky, incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarterly period ended June 30, 2005 (Commission File No. 000-01460).

10.8	Form of Non-Qualified Stock Option dated January 13, 2005 between Moscow CableCom Corp. and Warren Mobley and Donald Miller-Jones, incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on January 18, 2005 (Commission File No. 000-01460).

10.9	Lease Agreement between The J.M. Ney Company as Landlord and Deringer Mfg. Company as Tenant dated March 26, 2002, incorporated by reference to Exhibit 10 to the Registrant’s Current Report on Form 8-K filed on April 5, 2002 (Commission File No. 000-01460).

10.10	Amendment #1 to Lease Agreement between Andersen Land Corp. and Deringer-Ney Inc. dated as of November 11, 2004, incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2004 (Commission File No. 000-01460).

10.11	Interconnection Agreement dated as of December 30, 2004 between Moscow Telecommunications Corporation and ZAO ComCor-TV, incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 7, 2005 (Commission File No. 000-01460).

10.12	Framework Agreement dated as of December 30, 2004 between Moscow Telecommunications Corporation and ZAO ComCor-TV incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on March 7, 2005 (Commission File No. 000-01460).

10.13	Annex A — Rules of Cooperation dated as of December 30, 2004 between Moscow Telecommunications Corporation and ZAO ComCor-TV incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on March 7, 2005 (Commission File No. 000-01460).

10.14	Open-End Mortgage and Security agreement dated June 18, 2003 between Sovereign Bank and Andersen Land Corp., incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2003 (Commission File No. 000-01460).

10.15	Series B Convertible Preferred Stock Subscription Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII Ltd., incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on August 31, 2004 (Commission File No. 000-01460).

10.16	Amendment No. 1 to the Series B Convertible Preferred Stock Subscription Agreement dated as of December 31, 2004 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII Ltd., incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 18, 2005 (Commission File No. 000-01460).

*	Filed herewith.

Exhibit No.	Description
10.17	Amendment No. 2 to the Series B Convertible Preferred Stock Subscription Agreement dated as of May 5, 2006 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII Ltd., incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (Commission File No. 000-01460).

10.18	Amendment No. 3 to the Series B Convertible Preferred Stock Subscription Agreement dated as of September 21, 2006 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII Ltd., incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (Commission File No. 000-01460).

10.19	Warrant Agreement dated as of January 13, 2005 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII Ltd., incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 18, 2005 (Commission File No. 000-01460).

10.20	Amendment No. 1 to Warrant Agreement dated January 13, 2005 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII, Ltd. dated January 11, 2006, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on January 12, 2006 (Commission File No. 000-01460).

10.21	Registration Rights Agreement dated made and entered into as of January 13, 2005 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII Ltd., incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on January 18, 2005 (Commission File No. 000-01460).

10.22	$28 Million Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Columbus Nova DF Ltd. (successor to Amatola Enterprises Limited), incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on August 31, 2004 (Commission File No. 000-01460).

10.23	Amendment No. 1 to $28 Million Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Columbus Nova DF Ltd. (successor to Amatola Enterprises Limited) dated January 13, 2005, incorporated by reference to Exhibit 10.10 to the Company’s Report on Form 8-K dated January 13, 2005 (Commission File No. 000-01460).

10.24	Amendment No. 2 to $28 Million Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Columbus Nova DF Ltd. dated January 11, 2006, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 12, 2006 (Commission File No. 000-01460).

10.25	Amendment No. 3 to $28 Million Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Renova Media Enterprises, Ltd. dated May 5, 2006, incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (Commission File No. 000-01460).

10.26	Amendment No. 4 to $28 Million Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Renova Media Enterprises, Ltd. dated September 21, 2006, incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (Commission File No. 000-01460).

10.27	Amendment No. 5 to $28 Million Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Renova Media Enterprises, Ltd. dated February 21, 2007, incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on February 23, 2007 (Commission File No. 000-01460).

Exhibit No.	Description
10.28	Form of Subscription Agreement between Moscow CableCom Corp. and purchasers dated May 5, 2006, incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (Commission File No. 000-01460).

10.29	Form of Warrant Agreement between Moscow CableCom Corp. and warrant holders dated May 18, 2006, incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (Commission File No. 000-01460).

10.30	Form of Subscription Agreement between Moscow CableCom Corp. and purchasers dated September 21, 2006, incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (Commission File No. 000-01460).

10.31	Form of Warrant Agreement between Moscow CableCom Corp. and warrant holders dated September 21, 2006, incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (Commission File No. 000-01460).

10.32	Agreement and Plan of Merger by and among Renova Media Enterprises Ltd., Galaxy Merger Sub Corporation and Moscow CableCom Corp., dated as of February 21, 2007, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 23, 2007.

10.33	Bridge Facility Agreement by and between Moscow CableCom Corp., ZAO ComCor-TV and RME Finance Ltd., dated February 21, 2007, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 21, 2007.

10.34	Renova Media Enterprises Ltd. Commitment Letter dated April 17, 2007 *

10.35	Renova Industries Ltd. Guarantee of Renova Media Enterprises Ltd. Commitment Letter dated April 17, 2007 *

14	Code of Ethics for the Chief Executive Officer, Chief Financial Officer and all Accounting and Financial Personnel, incorporated by reference to Exhibit 14 to the Registrant’s Transition Report on Form 10-K for the ten months ended December 31, 2004, filed on March 31, 2005 (Commission File No. 000-01460).

21	Subsidiaries of the Registrant.*

23.1	Consent of Ernst & Young LLC.*

23.2	Consent of ZAO PricewaterhouseCoopers Audit.*

31.1	Certificate of Chief Executive Officer.*

31.2	Certificate of Chief Financial Officer.*

32	Certification of CEO and CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on May 3, 2007.

MOSCOW CABLECOM CORP. Registrant	MOSCOW CABLECOM CORP. Registrant

/s/ MIKHAIL A. SMIRNOV	/s/ TATE FITE
Mikhail A. Smirnov	Tate Fite
Chief Executive Officer	Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

NAME	TITLE	DATE
/s/ ANDREW INTRATER Andrew Intrater	Chairman and Director	May 3, 2007

/s/ MIKHAIL A. SMIRNOV Mikhail A. Smirnov	Chief Executive Officer and Director	May 3, 2007

/s/ OLIVER R. GRACE, JR. Oliver R. Grace, Jr.	Director	May 3, 2007

/s/ JAY M. HAFT Jay M. Haft	Director	May 3, 2007

/s/ IVAN Y. ISAKOV Ivan Y. Isakov	Director	May 3, 2007

/s/ VALENTIN V. LAZUTKIN Valentin V. Lazutkin	Director	May 3, 2007

/s/ JAMES J. PINTO James J. Pinto	Director	May 3, 2007

/s/ VLADIMIR A. SERDYUK Vladimir A. Serdyuk	Director	May 3, 2007

/s/ DAVID R. VAN VALKENBURG David R. Van Valkenburg	Director	May 3, 2007

/s/ ALEXANDER R. VLADISLAVLEV Alexander R. Vladislavlev	Director	May 3, 2007

/s/ TATE FITE Tate Fite	Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2007

CONSOLIDATED FINANCIAL STATEMENTS

Moscow CableCom Corp.
Consolidated Balance Sheets as of December 31, 2006 and 2005.	69

Consolidated Statements of Operations for years ended December 31, 2006 and 2005 and the ten-month transition period ended December 31, 2004.	70

Consolidated Statements of Changes in Stockholders’ Equity for years ended December 31, 2006 and 2005 and the ten-month transition period ended December 31, 2004.	71

Consolidated Statements of Cash Flow for years ended December 31, 2006 and 2005 and the ten-month transition period ended December 31, 2004.	72

Notes to Consolidated Financial Statements.	73

Report of Ernst & Young LLC with respect to the Consolidated Financial Statements as of and for the year ended December 31, 2006	101

Reports of ZAO PricewaterhouseCoopers Audit with respect to the Consolidated Financial Statements as of and for the year ended December 31, 2005 and for the ten months ended December 31, 2004.	102

Schedule II — Valuation and Qualifying Accounts.

MOSCOW CABLECOM CORP.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,536	$5,442
Marketable securities (Note 4)	4,802	3,322
Trade receivables, less allowance for doubtful accounts of $206 and $111	193	252
Inventories, net (Note 5)	2,639	1,237
Taxes receivable (Note 21)	6,648	3,523
Deferred income taxes (Note 13)	547	398
Prepaid expenses and other current assets (Note 6 )	6,453	1,845

Total current assets	24,818	16,019
Property, plant and equipment, net (Note 7)	58,347	26,912
Construction in progress and advances (Note 8)	15,739	9,563
Prepaid pension expense (Note 18)	3,230	5,111
Intangible assets, net (Note 9)	4,596	4,850
Goodwill (Note 9)	4,775	4,409
Investment in Institute for Automated Systems (Note 10)	7,210	7,128
Other assets	511	716

Total assets	$119,226	$74,708

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt (Note 12)	$497	$598
Payable to affiliate	731	531
Accounts payable and accrued liabilities (Note 11)	13,150	4,849
Deferred revenue, current	115	354

Total current liabilities	14,493	6,332
Note payable to shareholder (Notes 3 and 12)	32,100	20,211
Long-term debt, less current maturities (Note 12)	2,555	1,773
Other long-term obligations	923	720
Deferred revenue, noncurrent	677	380
Deferred income taxes (Note 13)	2,179	2,911

Total liabilities	52,927	32,327

Commitments and contingencies (Note 21)
Stockholders’ equity (Note 14):
Series A cumulative convertible preferred stock, no par value; 800,000 shares authorized; 149,962 shares and 150,144 shares issued and outstanding, respectively; liquidation preference $18.75 per share (Note 14)	2,789	2,792
Series B convertible preferred stock, $.01 par value, 25,000,000 shares authorized 4,500,000 shares issued and outstanding; liquidation preference up to $5.00 per share until January 2009 (Note 14)	45	45
Common stock, $.01 par value; 40,000,000 shares authorized; 13,927,365 shares and 8,860,746 shares, respectively, issued and outstanding	139	89
Treasury stock, at cost, 24,500 shares	(180)	(180)
Additional paid-in capital	111,458	66,243
Accumulated deficit	(47,946)	(26,608)
Accumulated other comprehensive loss	(6)	—

Total stockholders’ equity	66,299	42,381

Total liabilities and stockholders’ equity	$119,226	$74,708

The accompanying notes are an integral part of these consolidated financial statements

MOSCOW CABLECOM CORP.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year ended December 31,	Year ended December 31,	Ten-month period ended December 31,
	2006	2005	2004
Sales and revenues:
Subscription revenue, connection fees and equipment sales	$23,640	$10,373	$5,752
Other	226	230	380

Total sales and revenues	23,866	10,603	6,132

Cost of sales and revenues:
Services from related party (Note 23)	5,129	2,454	1,310
Salaries and benefits	3,285	1,348	1,143
Depreciation and amortization	6,059	2,177	1,451
Other	3,691	2,510	1,279

Total cost of sales and revenues	18,164	8,489	5,183

Gross margin	5,702	2,114	949

Operating expenses:
Salaries and benefits	13,533	6,489	2,851
Depreciation	1,077	441	349
General and administrative	13,347	5,582	3,626

Total operating expenses	27,957	12,512	6,826

Operating loss	(22,255)	(10,398)	(5,877)

Other income (expense):
Equity in losses of Institute for Automated Systems	(490)	(457)	(347)
Investment income and other income	836	1,127	677
Interest expense	(3,294)	(2,452)	(317)
Foreign currency transactions gain (loss)	4,305	(107)	20

Loss from operations before income taxes	(20,898)	(12,287)	(5,844)
Income tax (expense) benefit (Note 13)	(215)	1,535	168
Losses of subsidiaries prior to consolidation	—	—	525

Net loss	(21,113)	(10,752)	(5,151)
Preferred dividends	(225)	(225)	(190)
Beneficial conversion feature (Note 3)	—	(10,781)	—

Loss applicable to Common Stockholders	(21,338)	$(21,758)	$(5,341)

Loss per common share:
BASIC AND DILUTED:	$(1.93)	$(2.46)	$(0.62)

The accompanying notes are an integral part of these consolidated financial statements.

MOSCOW CABLECOM CORP.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except per share data)

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance February 29, 2004	$3,497	$—	$84	$—	$33,350	$491	$—	$37,422

Redemption of Series A Preferred Stock	(165)	—	—	—	—	—	—	(165)
Conversion of Series A Preferred Stock	(540)	—	1	—	539	—	—	—
Stock grants	—	—	1	—	453	—	—	454
Shares issued to COMCOR	—	—	2	—	927	—	—	929
Common stock activity in deferred compensation trusts, net	—	—	—	(180)	(23)	—		(203)
Net loss	—	—	—	—	—	(5,151)	—	(5,151)
Preferred dividends	—	—	—	—	—	(190)	—	(190)

Balance December 31, 2004	$2,792	$—	$88	$(180)	$35,246	$(4,850)	$—	$33,096

Series B Preferred Stock and warrants issued, net of $2,980 of issuance costs	—	45	—	—	19,475	—	—	19,520
In-the-money stock options granted, net of forfeitures	—	—	—	—	516	—	—	516
Stock grants	—	—	—	—	215	—	—	215
Exercise of stock options	—	—	1	—	10	—	—	11
Beneficial conversion feature of Series B Preferred Stock	—	—	—	—	10,781	(10,781)	—	—
Net loss	—	—	—	—	—	(10,752)	—	(10,752)
Preferred dividends	—	—	—	—	—	(225)	—	(225)

Balance December 31, 2005	$2,792	$45	$89	$(180)	$66,243	$(26,608)	$—	$42,381

Private placements of Common Stock, net of issuance costs	—	—	48	—	41,453	—	—	41,501
Conversion of Series A Preferred Stock	(3)	—	—	—	3	—	—	—
Stock grants	—	—	1	—	862	—	—	863
Stock option expense	—	—	—	—	1,127	—	—	1,127
Exercise of stock options	—	—	1	—	46	—	—	47
Extension of warrant	—	—	—	—	1,724	—	—	1,724
Other comprehensive loss, net of tax:
Net loss	—	—	—	—	—	(21,113)	—	(21,113)
Foreign currency translation adjustment	—	—	—	—	—	—	1,324	1,324

Other comprehensive loss								(19,789)
Adjustment to initially apply SFAS No. 158, net of tax	—	—	—	—	—	—	(1,330)	(1,330)
Preferred dividends	—	—	—	—	—	(225)	—	(225)

Balance December 31, 2006	$2,789	$45	$139	$(180)	$111,458	$(47,946)	$(6)	$66,299

The accompanying notes are an integral part of these consolidated financial statements.

MOSCOW CABLECOM CORP.

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,		Ten-month period ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(21,113)	$(10,752)	$(5,151)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in losses of Institute for Automated Systems	490	457	347
Losses of subsidiary prior to consolidation	—	—	(525)
Depreciation, amortization and interest accretion	7,492	2,619	1,806
Net change in valuation accounts for receivables, inventory and construction in progress	(3)	825	163
Loss on disposal of fixed assets	—	35	—
Stock-based compensation	1,990	731	453
Deferred income taxes	(41)	(1,134)	(205)
Realized gains from marketable securities	(97)	(208)	(1,276)
Unrealized gains from marketable securities	—	(22)	1,060
Pension income	(315)	(184)	(173)
Interest expense capitalized into principal	3,257	1,711	—
Foreign currency gains	(4,305)	—	—
Changes in operating assets and liabilities:
Net (purchases) proceeds from sales of marketable securities	(1,383)	(3,092)	3,113
Accounts and other receivables	(15)	(81)	(118)
Inventories	(917)	(873)	126
Prepaid expenses and other assets	(7,206)	(2,649)	(997)
Deferred revenue	(3)	(38)	772
Accounts payable and accrued liabilities and other obligations	7,931	24	1,682

Net cash (used in) provided by operating activities	(14,238)	(12,631)	1,077

Cash flows from investing activities:
Purchase of property, plant and equipment	(39,650)	(15,623)	(5,580)
Payment for purchase of additional IAS shares	—	(866)	—

Net cash used in investing activities	(39,650)	(16,489)	(5,580)

Cash flows from financing activities:
Proceeds from private placement of equity units, net of $293 of expenses	41,501	—	—
Proceeds from issuance of Series B Preferred Stock, net of $2,980 of expenses	—	19,520	—
Proceeds from loans from shareholder, net of $463 fee in 2005	10,000	18,037	4,000
Principal payments on term debt	(563)	(4,598)	(570)
Proceeds from mortgage loan, net of expenses and restricted cash	1,144	—	—
Redemptions of preferred stock	—	—	(165)
Stock options exercised	47	11	—
Preferred dividends paid	(225)	(225)	(185)

Net cash provided by financing activities	51,904	32,745	3,080

Effect of exchange rates on cash	78	—	—

Net increase (decrease) in cash and cash equivalents	(1,906)	3,625	(1,423)
Cash and cash equivalents, beginning of period	5,442	1,817	3,240

Cash and cash equivalents, end of period	$3,536	$5,442	$1,817

The accompanying notes are an integral part of these consolidated financial statements.

MOSCOW CABLECOM CORP.

Notes to Consolidated Financial Statements

(1) Nature of Business

Moscow CableCom Corp. (“the Company”) is the parent company of ZAO ComCor-TV (“CCTV”), which is constructing a “last mile” hybrid fiber coaxial network in Moscow, Russia through which it provides cable television; pay-per-view television, high speed data transmission and Internet access services using the brand name AKADO.

As further discussed in Note 24, on February 21, 2007 the Company entered into an agreement with Renova Media Enterprises Ltd, (collectively with its wholly owned subsidiary RME Finance Ltd, “Renova Media”) pursuant to which Renova Media will acquire all the equity interests of the Company that is does not directly own. Upon the closing of this transaction, the Company will be wholly-owned by Renova Media and there will no longer be a public market for the Company’s securities.

The Company has incurred losses in recent years and the expansion of its business activities requires a significant amount of capital to meet its cash flow requirements. Concurrent with entering into the agreement with Renova Media as discussed in Note 24, in February 2007, we entered into a $45 million bridge loan agreement with RME Finance, an affiliate of Renova Media. Pursuant to this bridge loan, in February, March and April 2007, we received a total of $15 million and we expect to receive additional monthly draws of $5 million through October 2007, subject to our meeting certain operational milestones. The Company has also received a renewal of Renova Media’s financing commitment to provide us with sufficient capital to ensure that our operations will continue uninterrupted for a period of no less than one year from the date of our filing this Form 10-K. This commitment has been further supported with a guarantee from Renova Industries Ltd., the majority stockholder of Renova Media, which has committed to provide any funding that Renova Media does not provide during the term of the Renova Media commitment in accordance with, and during the term of, Renova Media’s commitment. This commitment does not specify the amount of capital to be provided or the terms on which such capital would be provided. Further, we cannot give any assurance that the funding provided by Renova Media to date, or that which may be provided in the future, will be sufficient to enable us to continue the construction of the HFC Network to cover a sufficiently desirable portion of Moscow, or to otherwise position us to attract adequate subscriptions to increase recurring revenues with the goal of achieving profitability and positive cash flows.

(2) Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. There are risks inherent in estimating and therefore actual results could differ from those estimates.

Fiscal Year.

In January 2005, the Company’s Board of Directors approved a change in the Company’s fiscal year from February 28/29 to December 31, effective December 31, 2004. This change was made to allow the Company to better align its financial reporting with the way it manages and operates the business.

Principles of Consolidation

The Company’s consolidated balance sheets include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. The Company’s consolidated statement of operations for the ten-month transition period ended December 31, 2004 (“2004”) includes the results of CCTV and MBC from the date of acquisition on February 24, 2004. All significant intercompany investments, accounts, and transactions have been eliminated.

Comprehensive Loss

For the year ended December 31, 2005 and 2004, there were no differences between the reported net losses applicable to common stockholders and comprehensive loss, as it is defined in SFAS No. 130, “Reporting of Comprehensive Income”. At December 31, 2006, accumulated other comprehensive loss consisted of foreign currency translation gains of $1,324,000 and an adjustment to prepaid pension expense, net of taxes of ($1,330,000), as further described in Notes 2 and 18.

Cash and Cash Equivalents

Cash and cash equivalents include funds held in investments with an original maturity of three months or less, at the date of acquisition. At December 31, 2006, the reported cash balance excludes $100,000 of cash was restricted as additional collateral for a mortgage loan obligation and which has been classified in other non current assets.

Marketable Securities

At each of December 31, 2006 and 2005, trading securities include investments in the common stocks of financial institutions and auction rate securities, which are highly liquid variable-rate debt securities. While the auction rate securities have maturities in excess of one year, the interest rates are reset through auctions that are typically held every 28-35 days. The securities trade at par on the auction dates and interest is paid at the end of each auction period. Due to the short interest rate reset period, the book value of the securities approximates fair value.

The Company’s equity investments are carried as trading securities at market value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Any changes in the valuation of the portfolio are reflected in the accompanying Consolidated Statements of Operations as investment income or losses.

Inventories

Inventories are recorded at lower of purchased cost or market using the first-in, first-out method of accounting. The Company monitors inventory values and writes down its inventories for estimated obsolescence based upon analysis of historical data, technical changes and assumptions relating to the future demand.

Taxes Receivable

Taxes receivable represents the Company’s net value added tax (“VAT”) position. VAT related to sales is payable to tax authorities upon collection of receivables from customers. Input VAT paid in connection with the company’s purchases is reclaimable against sales VAT. The tax authorities permit the settlement of VAT on a net basis. The Company has established a valuation allowance as discussed in Note 21 relating to contingent losses in connection with court cases in Russia pursuant to which the Company’s ability to settle certain of these taxes on a net basis is being challenged. VAT related to sales and purchases which have not been settled at the balance sheet date (VAT deferred) are recognized in the balance sheet on a gross basis and disclosed separately as a current asset and a current liability. Where an allowance has been made for doubtful debts, loss is recorded for the gross amount of the debt, including VAT and the related VAT deferred liability is eliminated.

Property, Plant and Equipment

Property and equipment is stated at cost less accumulated depreciation using the straight-line method over the estimated useful lives of the respective assets. In accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies”, the Company capitalizes costs associated with the construction of new cable transmission and distribution facilities and the subscriber equipment provided upon the installation of new cable services such as digital cable or high speed Internet. Capitalized construction and installation costs include materials, labor and applicable indirect costs and interest. Installation costs include (i) labor, material and overhead costs related to the initial connection (or “drop”) from the Company’s cable plant to a customer location and, (ii) the replacement of a drop. The costs of other customer-facing activities, such as reconnecting customer locations where a drop already exits, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. The Company’s methodology for capitalization of construction and installation costs is based on a standard costing model using actual costs.

The estimated useful lives of the assets are as follows:

Building and improvements	10-30 years
Broadcasting equipment	10-15 years
Other network equipment	5 years
Other	3-5 years

When fixed assets are sold or retired, the cost and accumulated depreciation are eliminated and the resulting gains or losses are reflected in income.

Capitalized Interest

During 2006 and 2005 approximately $1,184,000 and $368,000, respectively, of interest was capitalized into the cost of construction in process. Interest is capitalized using a weighted average interest rate based on our outstanding borrowings. The Company did not capitalize any such interest costs during 2004.

Intangible Assets

In conjunction with its acquisition of CCTV, the Company has recorded intangible assets related to licenses for broadcasting and its agreements with Moscow Telecommunications Corporation (“COMCOR”) as well as goodwill on the transaction. See Note 9 for further discussion of the Company’s intangible assets.

Goodwill

Goodwill is the excess of the purchase price over the fair value of net identifiable assets acquired in business combinations accounted for as a purchase. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company performs an impairment test of goodwill annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the business enterprise below the carrying value of its goodwill. The impairment test requires the Company to estimate the fair value of the overall business enterprise. The Company believes the market value of the Company is the best technique with which to estimate the fair value of the Company. The Company has determined that it has one reporting unit for purposes of testing goodwill. If the carrying value of our assets and liabilities exceed our market capitalization, then there is potential impairment to the recorded goodwill.

Impairment of Long-Lived Assets

Long-lived assets such as property, plant, and equipment and acquisition-related intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. For assets the Company intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the assets. For assets the Company intends to dispose of by sale, a loss is recognized if the carrying value of the assets exceeds the estimated fair value, less costs to sell. The Company periodically evaluates the useful lives of its property, plant and equipment based on changes in technology, current business developments and other industry conditions. It is reasonably possible that these assets could become impaired as a result of these factors.

Accounting for Equity Investments.

The Company records its 43.5% investment into Institute for Automatic Systems (“IAS”) under the equity method of accounting pursuant to which the carrying value is adjusted by the Company’s share of the profit or losses of IAS. The excess of purchase price over the underlying net book value of the investee has been attributed to depreciable assets and is being depreciated over their estimated useful lives.

Pensions

The Company maintains a noncontributory defined benefit plan for its full-time employees in the United States. The pensions earned as well as the interest on the projected benefit obligations are accrued in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive the benefits, or over the estimated lives of the Plan’s participants. Several estimates and assumptions are required to record these costs and liabilities, including discount rate, return on assets, salary increases, and longevity and service lives of employees. Management reviews and updates these assumptions periodically. In the Company’s Consolidated Balance Sheet at December 31, 2005, pension and postretirement assets and liabilities were accounted for in accordance with SFAS No. 87 and SFAS No. 106(R). In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106, and 132(R).” SFAS No. 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively, “postretirement benefit plans”) to recognize the funded status of their postretirement benefit plans in the statement of financial position, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures. On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on the Company’s financial condition at December 31, 2006 has been included in the accompanying consolidated financial statements. SFAS No. 158 did not have an effect on the Company’s consolidated financial condition at December 31, 2005. SFAS No. 158’s provisions regarding the change in the measurement date of postretirement benefit plans are not applicable as the Company already uses a measurement date of December 31 for its pension plan. See Note 18 Retirement Plans for further discussion of the effect of adopting SFAS No. 158 on the Company’s consolidated financial statements.

Deferred Compensation

The Company has established irrevocable trusts to fund the deferred compensation of certain former executives. The assets of the trusts are owned by the Company and subject to the claims of its general creditors, and are reported on the Company’s consolidated balance sheet in accordance with the consensus in EITF 97-14 “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested”. Shares of the Company’s Common Stock held in these trusts are recorded at cost as Treasury Stock with realized gains or losses on such shares recorded to Additional paid-in capital. The market value of the Company’s Common Stock held within the trusts is recorded as a component of the deferred compensation obligation with corresponding adjustments to compensation expense. Income and changes in the value of the trusts’ other assets are reported within Investment Income and Other Income, with corresponding adjustments to the deferred compensation obligation and compensation expense.

Subscription Revenue, Connection Fees and Equipment Sales

Revenue is primarily derived from the sale of cable television and Internet services to subscribers. All revenues are recorded (net of VAT) only when there is persuasive evidence of an arrangement, services have been delivered, the price is fixed or determinable and collection is reasonably assured. Customer arrangements for cable television or Internet services typically include a connection fee, required equipment rental, as well as a monthly service fee. We consider the various elements of these arrangements to be part of one bundled service offering to our customers. In accordance with SFAS No. 51, we immediately recognize connection fee revenues to the extent of direct selling costs incurred. Connection revenues in excess of direct selling costs are deferred and recognized over the estimated customer relationship period. Revenues related to the rental of set-top boxes and modems are recognized ratably over the rental period.

Investment Income and Other Income

Investment income and other income are recognized when earned and are based on changes in the fair value of marketable securities and realized gains and losses. Rental income from the lease of real estate is recognized on a straight-line basis over the term of the lease.

Stock-based Compensation Plans

Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value based method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Accounting Interpretations thereof, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. No compensation expense was recognized in the Consolidated Statements of Income and Comprehensive Income for 2005 or 2004 for stock options granted at market prices under APB 25. The Company adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006 using the modified prospective method, which requires stock-based compensation to be accounted for at fair value. The intrinsic value of stock-based compensation issued to employees as of date of grant is recognized as such grants are vested. In addition, for stock options granted, the Company has adopted the disclosure-only provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, an amendment of SFAS No. 123. The following table illustrates the effects on net loss and loss per share had we elected to recognize compensation expense based upon the fair value at the grant dates for awards under the stock option plans (in thousands, except per share data):

	Year Ended December 31, 2005	Ten months Ended December 31, 2004
Loss applicable to common shareholders:
As reported	$(21,758)	$(5,341)
Add back stock based compensation expensed	516	—
Deduct total stock based employee compensation expense determined under fair value method	(1,765)	(81)

Pro forma	$(23,007)	(5,422)

Income (loss) per share — basic and diluted (see Note 15):
As reported	$(2.46)	$(0.62)
Pro forma	$(2.60)	$(0.63)

The per share weighted average fair value of stock options granted during 2005 and 2004 under the 2003 Option Plan was $3.40 and $3.99, respectively, using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0%, risk-free interest rate between 3.36% and 4.52%, expected lives of eighteen months to five years, and expected volatility from 68% to 70%.

Income Taxes

Income taxes are determined using the asset and liability approach prescribed by SFAS No. 109 “Accounting for Income Taxes”. This method gives consideration to the future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at currently enacted tax rates. A valuation allowance is recorded if it is more likely than not that all or a portion of the deferred tax asset will not be realized in the future. In accordance with SFAS No. 109, the Company records its net deferred tax assets and liabilities as current or noncurrent based on the classification of the related asset or liability for financial reporting, or for deferred tax positions that are not associated with an asset or liability for financial reporting, including those relating to net operating loss carryforwards, based on the expected reversal date of the temporary differences.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2006 and 2005 and 2004 totaled $1,310,000 and $385,000 and $105,000, respectively.

Loss Per Share

In accordance with SFAS No. 128, “Earnings Per Share” basic loss per share are computed based upon the weighted average number of common shares outstanding during the period. Diluted loss per share is computed based upon the weighted average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities. See Note 15 for additional information and a reconciliation of the basic and diluted loss per share computations.

Reporting and functional currency

The U.S. dollar is the functional currency and reporting currency of the Company. Through December 31, 2005, the U.S. dollar, as opposed to the Russian ruble, was used as the functional currency of CCTV. As of January 1, 2006, the Company changed its functional currency with respect to CCTV to the Russian ruble in accordance with SFAS No. 52 “Foreign Currency Translation”. The change was adopted prospectively in accordance with SFAS No. 52, and therefore no restatement of comparative amounts have been made for the change in functional currency. Assets and liabilities of CCTV have been translated at the rate of exchange prevailing at the balance sheet date, revenue and expenses were translated at monthly average rates of exchange. Translation gains and losses have been included as part of accumulated other comprehensive income. Gains and losses from foreign currency transactions are included in the statement of operations.

At December 31, 2006 and 2005, the official rates of exchange for US$1, as determined by the Central Bank of the Russian Federation, were 26.33 and 28.78 Russian rubles, respectively. Exchange restrictions and currency controls exist relating to converting the RR into other currencies.

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This Interpretation clarifies the accounting for uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on derecognition, classification and interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007 and is in the process of determining the impact, if any, it will have on its financial position, cash flows and results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We are currently evaluating the provisions of SFAS No. 155 and believe that adoption will not have a material effect on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies to other accounting pronouncements where the FASB requires or permits fair value measurements. Accordingly, this statement does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to adopt SFAS No. 157 in the first quarter of 2008 and has not yet determined the effect, if any, the adoption of SFAS No. 157 will have on its results of operations or financial position.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company evaluating the impact that the adoption of SFAS No. 159 will have on its future results of operations and financial position.

Basis of presentation

Certain amounts from prior years’ financial statements have been revised to conform with the current year presentation.

In 2005, the Company presented $1,711,000 relating to interest capitalized into principal in the consolidated statement of cash flows as a financing activity and in 2005 and 2004 it presented net (purchases) proceeds from the sale of marketable securities of ($3,092,000) and $3,113,000, respectively as investing activities. In 2006, these items were included in cash flows from operating activities, and the 2005 and 2004 amounts were revised to conform to the current year presentation.

During 2006, the Company has revised deferred costs relating to customer installations as property, plant and equipment. Accordingly, $1,182,000 of such costs in 2005 has been revised in the consolidated balance sheet and the consolidated statement of cash flows to conform to the current year presentation.

In 2005, the Company presented the payment for IAS shares within financing activities in the consolidated statement of cash flows. This amount has been revised to be included within investing activities.

(3) Renova Media Financing Transactions

In January 2005, the Company closed a $51 million debt and equity financing package with Renova Media pursuant to which the Company received $22.5 million, before taking into account transaction costs which totaled $2,980,000, in exchange for 4,500,000 shares of newly-authorized Series B Preferred Stock and warrants to acquire 8,283,000 shares of Series B Preferred Stock at $5.00 per share within five years of closing. The terms of the Series B Preferred Stock are further described in Note 14.

In connection with the debt portion of the transaction with Renova Media, the Company recorded a non-cash charge and a corresponding credit to additional paid-in-capital in the amount of $10,781,000 relating to the beneficial conversion feature (“BCF”) of the Series B Preferred Stock. The recognition of the BCF charge in the statement of operations into accumulated deficit has been considered in the calculation of the loss per share for the year ended December 31, 2005, which resulted in an increase of $1.21 in the basic and diluted loss per share. The BCF charge was calculated as the difference between the proceeds from the equity portion of the Renova Media financing allocated to Series B Preferred Stock and the $6.11 per share market value of the underlying Common Stock of the Company on the commitment date, subject to the limitation that the BCF cannot exceed the fair value of the Series B Preferred as determined by the allocation of such equity proceeds.

The allocation of the equity proceeds was made based on a determination of the relative fair values of the Series B Preferred Stock and warrants. The fair value of the Series B Preferred was determined to equal the market value of the underlying Common Stock of the Company as of the commitment date, into which it is immediately convertible on a one-for-one basis. The fair value of the warrants was calculated using a Black-Scholes method which incorporated volatility for the underlying Common Stock of 57%, and a risk free rate of return for Russian investments of 6.71%.

The amount of the equity proceeds allocated to warrants when considered with their $5.00 per share exercise price, exceeded the market value of the underlying Common Stock to be received from their exercise. Accordingly, no beneficial conversion feature was recognized for warrants.

Also, as part of the Renova Media financing, CCTV received $18.5 million of proceeds from a $28.5 million five-year term loan from Renova Media which bears interest at 12.0% per annum (the “RM Term Loan”). Proceeds from the RM Term Loan were used to repay a $4 million bridge loan from Renova Media entered into in 2004 in connection with the financing and to pay $612,500 of fees associated with the RM Term Loan. The remaining proceeds from this financing are being utilized to expand CCTV’s “last-mile” hybrid fiber-coaxial network, to improve CCTV’s administrative and operating infrastructure, to allow CCTV to expand its sales and marketing activities and to meet the cash needs of both the Company and CCTV until the Company can generate sufficient cash to fund its operations. The RM Term Loan is further described in Note 12.

CCTV’s access to the final $10 million of the RM Term Loan had been conditioned on its having achieved 500,000 homes passed. At December 31, 2005, CCTV had accessed 325,954 homes with its “last mile” network. In January 2006, Renova Media agreed to waive the “homes passed” condition precedent and a $250,000 fee that would have otherwise been paid upon the drawdown of the final $10.0 million of the RM Term Loan in exchange for a nine-month extension of the exercise period of the warrants that were issued to Renova Media in connection with the financing. The value of this warrant extension has been recorded as a discount to the RM Term Loan and is being accreted over the term of RM Term Loan.

As part of the transaction with Renova Media, members of the Company’s management and consultants who were appointed in January 2005 received 1,161,050 of stock options at an exercise price of $5.00 per share. In connection with negotiated termination agreements with each of these individuals, 723,595 of these options were canceled and 437,455 options were afforded accelerated vesting and a change in the option terms to allow cashless exercise. An amount of $516,000 was recorded as compensation expense in 2005 relating to the variable accounting for such options.

(4) Marketable Securities

At December 31, 2006 and 2005, marketable securities with an aggregate market value of $4,802,000 and $3,322,000, respectively, had cost bases of $4,800,000 and $3,300,000, respectively.

Net appreciation on the Company’s trading portfolio totaled $97,000, $230,000, and $216,000 during 2006, 2005, and 2004, respectively. During these years, components of these gains represented by increases/(decreases) in unrealized gains were ($21,000), $22,000, and ($1,059,000), respectively.

(5) Inventories

Inventories consist of the following (in thousands):

	December 31, 2006	December 31, 2005
Installation equipment	$1,856	$1,538
Other	962	197
Provision of obsolescence	(179)	(498)

	$2,639	$1,237

(6) Prepaid Expenses and Other Current Assets

Prepaid expense and other current assets consist of the following (in thousands):

	December 31, 2006	December 31, 2005
Prepaid expenses	$352	$551
Advances for inventory purchases	4,348	1,162
Receivables from dealers	584	94
Other	1,169	38

	$6,453	$1,845

(7) Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	December 31, 2006	December 31, 2005
Land, building and improvements	$6,417	$6,410
Network equipment	44,388	18,701
Internet equipment	3,453	2,648
Subscriber equipment	9,716	2,155
Other	7,636	3,414

	71,610	33,328
Less accumulated depreciation	(13,263)	(6,416)

	$58,347	$26,912

Depreciation expense totaled $6,505,000, $2,012,000 and $1,194,000, respectively, for 2006, 2005 and 2004.

As discussed in Note 12, substantially all these assets have been pledged to secure the RM Term Loan. In addition, the Company’s real estate property secures a mortgage loan, as also discussed in Note 12.

(8) Construction in Progress and Advances

Construction in progress and advances consist of the following (in thousands):

	December 31, 2006	December 31, 2005
Advances	$125	$1,874
Construction in progress	2,965	2,217
Materials and equipment	12,757	5,035
Other	331	968
Capitalized interest	652	249
Provision for obsolescence	(1,091)	(780)

Total	$15,739	$9,563

(9) Intangible Assets and Goodwill

SFAS No. 141, “Business Combinations”, requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill.

As a result of the allocation of the purchase price of CCTV in 2004, the Company has recorded separate intangible assets relating to licenses for broadcast and other services, its relationship with COMCOR and goodwill.

The Company’s service agreements with COMCOR to provide signal delivery and other services from its fiber optic network, had been concluded at rates more favorable than current market terms. Accordingly, an intangible asset was recorded relating to the economic savings associated with this relationship. Although these service agreements are not scheduled to expire until the end of 2054, the Company believes that obsolescence, demand, competition, and other economic factors limit the usefulness of these agreements and, accordingly, the relationship will be amortized over a useful life of ten years based on the consideration of the aforementioned factors. The Company believes that subsequent revisions to these agreements which were ratified in March 2005 and which, among other things, increased certain fees to be charged by COMCOR and reduced other charges, plus provided the Company with operational and other enhancements, do not represent impairments of the value of such agreements.

CCTV’s licenses to provide television broadcast services have been determined to have a finite life of ten years based upon the expectation of obsolescence, demand, competition, and other economic factors that may possibly limit the economic useful life of the licenses. The Company expects that such licenses will be renewed in the ordinary course upon each periodic expiration, the next of which will occur in May 2010. This renewal process is not viewed by management as a factor to limit the useful life. The licenses were recorded at their fair value at the date of acquisition and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these licenses may not be recoverable.

At December 31, 2006 and 2005, intangible assets were comprised as follows (in thousands):

	December 31, 2006			December 31, 2005
	Gross amount	Accumulated amortization	Net book value	Gross Amount	Accumulated amortization	Net book value
Agreement with COMCOR	$3,780	$(1,134)	$2,646	$3,490	$(698)	$2,792
Broadcasting licenses	2,785	(835)	1,950	2,572	(514)	2,058

Totals	$6,565	$(1,969)	$4,596	$6,062	$(1,212)	$4,850

Amortization expense relating to intangible assets totaled $631,000, $606,000 and $606,000, respectively, in each of the years ended December 31, 2006 and 2005 and 2004. Based on the ruble-dollar exchange rate at December 31, 2006, the Company estimates that amortization expense relating to intangible assets will total $3,282,000 in aggregate during the next five years.

SFAS No. 142, “Goodwill and Other Intangible Assets”, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of our business enterprise below its carrying value. The impairment test involves a comparison of the fair value of a reporting unit as defined under SFAS No. 142, with the carrying amounts of the related assets. If the aggregated carrying amount of the reporting unit’s assets exceeds its fair value, then an indication exists that the reporting unit’s goodwill may be impaired. The impairment to be recognized is measured by the amount by which the carrying value of the reporting unit’s goodwill exceeds implied goodwill based on the allocation of the reporting unit’s fair value. The Company’s annual impairment tests were performed on December 31, 2006 and 2005, based upon the Company’s market capitalization. Because the fair value of the reporting unit exceeded its carrying value at both dates, the additional analysis was not required and there was no impairment of goodwill at December 31, 2006 or 2005. The Company did not identify any indicators of impairment during 2006, 2005 and 2004 requiring an impairment test to be performed.

(10) Investment in Institute For Automated Systems

The Company has a 43.5% equity interest in the Institute for Automated Systems (“IAS”), which is a telecommunications company that operates a data communications network in Russia.

At December 31, 2006, the reported value of the Company’s investment in IAS of $7,210,000 is approximately $4,032,000 more than the Company’s 43.5% in the underlying shareholders’ equity reported by IAS. This difference is attributed to buildings and is being depreciated over a useful life of 30 years.

For 2006, 2005 and 2004, the Company recorded $490,000, $457,000 and $347,000, respectively, as its equity interest in IAS’s losses as an adjustment to the carrying value of this investment asset. Such equity in IAS’s losses include adjustments for amortization of the Company’s equity interest in the fair value of IAS’s depreciable assets based on the allocation of the purchase price attributable to the Company’s investment in IAS. The following presents the summarized financial condition of IAS as of December 31, 2006 and 2005, and the results of its operations for the years ended December 31, 2006, 2005 and 2004 (in thousands):

Balance Sheet	December 31, 2006	December 31, 2005
Current assets	$2,064	$1,347
Non-current assets	8,740	7,354

Total assets	$10,804	$8,701

Current liabilities	$2,512	$691
Non-current liabilities	987	434

Total liabilities	3,499	1,125
Shareholders’ equity	7,305	7,576

	$10,804	$8,701

	Years ended December 31,
Statement of Operations	2006	2005	2004
Revenues	$9,364	$5,851	$5,335
Cost of revenues	(7,860)	(4,851)	(4,227)
Operating expenses	(2,276)	(1,729)	(1,633)

Loss from operations	(772)	(729)	(525)
Interest expense, net	(95)	(22)	(207)
Income tax expense	—	—	(66)

Net loss	$(867)	$(751)	$(798)

(11) Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following (in thousands):

	December 31, 2006	December 31, 2005
Advances from subscribers	$4,608	$1,552
Payables to suppliers	2,180	1,209
Employee compensation	2,216	754
Accrued interest	879	566
Accrued preferred dividends	75	75
Income taxes	408	30
Other	2,784	663

	$13,150	$4,849

(12) Note Payable to Shareholder and Long-Term Debt

Note payable to Shareholder and Long-term debt consist of the following (in thousands):

	December 31, 2006	December 31, 2005
RM Term Loan, due January 2010, interest at 12.0%, payable quarterly, secured by substantially all company assets, net of $1,368,000 of unamortized discount	$32,100	$20,211
Convertible subordinated debentures, due October 2007; interest at 10.5% payable semi-annually; annual principal payments through maturity, unsecured	357	788
Mortgage loan, due June 2013; interest at 7.02%, monthly principal payments of $12	2,695	—
Mortgage loan, due June 2010; interest at LIBOR plus 2.25%; monthly principal payments of $14	—	1,583

	35,152	22,582
Less current maturities	(497)	(598)

	$34,655	$21,984

The RM Term Loan is a $28.5 million loan agreement, of which $18.5 million was drawn in January 2005. Interest accrues at the annual rate of 12.0%. On a quarterly basis, the Company has the option to pay the interest or add the interest to the principal balance of the note. As of December 31, 2006, a total of $4,968,000 of such interest had been added to the principal of the note. In February and March 2006, the Company received a total of $10.0 million of additional proceeds pursuant to this loan agreement after having received a waiver from Renova Media with respect to a provision of the loan agreement that had required that the Company have extended its HFC Network to at least 500,000 homes prior to receiving such additional funds. The loan agreement called for a 2.5% arrangement fee which was paid with respect to the $18.5 million drawdown. This fee was waived for the final $10 million of draw down in exchange for an extension of a warrant that had been granted to Renova Media in January 2005. See Note 23 for a discussion of the waiver of these loan agreement provisions. The value of this warrant extension has been recorded as a discount to the RM Term Loan and is being accreted over the term of RM Term Loan. The RM Term Loan also called for a commitment fee equal to 1.25% of the unused portion of the loan facility which was paid in quarterly installments until the loan was fully drawn in March 2006.

The terms of the 2007 convertible subordinated debentures call for the redemption of the outstanding balance in October 2007. The debentures are convertible into Common Stock of the Company at any time prior to maturity at $16.167 per share, subject to adjustment under certain conditions. At December 31, 2006, 22,082 shares of Common Stock were reserved for such conversions.

The mortgage loan is secured by a pledge of a real estate property owned by the Company’s subsidiary, Andersen Land Corp., which at December 31, 2006 has a net carrying value of $2,657,000, and an assignment of the rents.

Maturities of long-term debt for each of the next five fiscal years as of December 31, 2006 are as follows (in thousands):

2007	$497
2008	140
2009	140
2010	33,608
2011	140
2012 and thereafter	1,995

$36,520

(13) Income Taxes

The Company is incorporated in the U.S., but the Company primarily operates in Russia which has different tax laws and rates, and accordingly the mix of business activities by country will have a significant affect the Company’s effective tax rate.

Income tax benefit (expense), consists of the following (in thousands):

	Years ended December 31,		Ten Months ended December 31, 2004
	2006	2005
Current Federal	$—	$69	$—
Current State	(30)	332	(37)
Current Foreign	(255)	—	—
Deferred Federal	(98)	(36)	6
Deferred State	(26)	(37)	2
Deferred foreign	194	1,207	197

Income tax (expense) benefit	$(215)	$1,535	$168

The difference between the actual income tax expense (benefit) and the income tax expense (benefit) computed by applying the statutory Federal income tax rate of 34% and the Russian income tax rate of 24% to income (loss) before income taxes is attributable to the following (in thousands):

	Years ended December 31,		Ten Months ended December 31,
	2006	2005	2004
Income tax benefit at statutory rates	$7,105	$4,178	$1,751
Effect of foreign tax rate differences	(1,985)	(1,562)	(324)
State income taxes, net of Federal impact	350	179	(23)
Investment in CCTV	1,461	—	—
Valuation allowance	(6,533)	(611)	(1,509)
Other	(613)	(649)	273

Income tax (expense) benefit	$(215)	$1,535	$168

The principal components of the net deferred tax assets (liability) as of December 31, 2006 and 2005 are as follows (in thousands):

	December 31, 2006	December 31, 2005
Deferred tax liabilities:
Fixed asset basis differences	$(3,363)	$(1,413)
Construction in process and advances	—	(1)
Pension	(1,274)	(2,016)
Intangible assets	(1,073)	(1,363)
Investment in IAS	(333)	(558)
Unrealized gains on marketable securities, net	—	(8)

Total deferred tax liabilities	(6,043)	(5,359)

Deferred tax assets:
Post-retirement benefits other than pensions	340	286
Accruals and provisions	1,118	445
Deferred revenue	177	382
Investment in CCTV	1,461	—
Renova Media acquisition costs	289	—
Federal and State credit carry-forwards	343	404
Federal, State and foreign, net operating loss carry forwards	9,039	3,152

Total deferred tax assets	12,767	4,669
Valuation allowance	(8,356)	(1,823))

Net deferred tax assets	4,411	2,846

Net deferred tax liabilities	$(1,632)	$(2,513)

At December 31, 2006, the Company had $343,000 of Federal alternative minimum tax credit carryforwards that have no expiration date. U.S. net operating loss carryforwards expire from 2024-2026, and Russian tax operating loss carryforwards expire in 2017. At December 31, 2006, approximately $2,132,000 of the Russian net operating loss carryforwards relate to losses incurred prior to the Company’s acquisition of CCTV in February 2004. If the tax benefits of these losses are ultimately realized, the Company will record a corresponding adjustment to goodwill.

A valuation allowance of $8,356,000 has been established at December 31, 2006 against the U.S. and Russian net operating loss carryforwards, credit carryforwards and other net deferred tax assets to the extent it is more likely than not that these items will not be realized.

Russian tax, currency and customs legislation is subject to varying interpretations and changes, which can occur frequently. Management’s interpretation of such legislation, as applied to the transactions and activity of the Company, including those between and among the Company and its consolidated subsidiaries, may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. As a result of both Company activities across various jurisdictions and the recent approach of tax authorities, significant additional taxes, penalties and interest may be assessed. The Company has recorded a provision in the amount of $995,000 for taxes that could possibly be asserted may be due relating to activities in Russia among its U.S., Cyprus and Russian-based entities that could be viewed as representing that the Company has a permanent establishment in Russia. . Fiscal periods remain open to review by the authorities for three calendar years preceding the year of review (one year in the case of customs). Significant additional taxes, penalties and interest may be assessed on taxpayers in the Russian Federation as a result of such reviews. Under certain circumstances reviews may cover longer periods.

(14) Stockholders’ Equity

The following is a summary of the changes in the number of shares of our Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”), Series B Preferred Stock, Common Stock and Treasury Stock for 2006, 2005 and 2004:

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Treasury Stock
Balance February 29, 2004	188,006	—	8,430,335	—
Stock grants	—	—	59,433	(44,500)
Shares issued to COMCOR	—	—	220,879	—
Series A Preferred Stock redemption	(8,761)	—	—	—
Series A Preferred Stock conversions	(29,101)	—	88,895	—
Shares sold by Rabbi Trust	—	—	—	20,000

Balance December 31, 2004	150,144	—	8,799,542	(24,500)
Stock grants	—	—	38,523	—
Stock options exercised	—	—	22,681	—
Issued in private placement	—	4,500,000	—	—

Balance December 31, 2005	150,144	4,500,000	8,860,746	(24,500)
Issued in private placements	—	—	4,780,444	—
Stock grants	—	—	117,646	—
Stock options exercised	—	—	167,973	—
Series A Preferred Stock conversion	(182)	—	556	—

Balance December 31, 2006	149,962	4,500,000	13,927,365	(24,500)

Series A Cumulative Convertible Preferred Stock

The Company’s Series A Preferred Stock has an annual dividend rate of $1.50 per share, which is paid quarterly. The Series A Preferred Stock is convertible into the Company’s Common Stock at any time at a rate of 3.055 shares of Common Stock for each share of Series A Preferred Stock, subject to certain adjustments. At December 31, 2006, 458,133 shares of Common Stock have been reserved for the possible conversion of the Series A Preferred Stock.

In April 2004, the Company called for the redemption of 35,000 shares, or approximately 18.6%, of the outstanding shares of its Series A Preferred Stock. As a result of the redemption and voluntary conversions of the Series A Preferred Stock into Common Stock in lieu of redemption, 8,761 shares of Series A Preferred Stock were redeemed and 29,016 shares of Series A Preferred Stock were converted into 88,635 shares of Common Stock. Also, during 2006 and 2004, 182 and 85 shares of Series A Preferred Stock, respectively, were exchanged for 556 and 259 shares of Common Stock, respectively. At December 31, 2006, 149,962 shares of Series A Preferred Stock remain outstanding.

The Series A Preferred Stock have a preference in liquidation in the amount of $18.75 per share. The Series A Preferred Stock is senior to the Common Stock and Series B Preferred Stock with respect to dividends and liquidation events.

Series B Convertible Preferred Stock

The Company issued 4,500,000 shares of its Series B Preferred Stock to Renova Media in connection with the $51 million debt and equity financing package which closed in January 2005. Each share of the Series B Preferred Stock has voting rights equal to 0.81833 of a vote, and is convertible into the Company’s Common Stock on a share-for-share basis. Accordingly, the Company has reserved 4,500,000 shares of its Common Stock for such conversion. The Series B Preferred Stock does not have any payment obligations except for a liquidation preference up to $5.00 per share until January 2009.

The Company also issued Renova Media a warrant to acquire 8,283,000 shares of the Series B Preferred Stock at a price of $5.00 per share. The maturity of this warrant, which originally was set for January 13, 2010, was extended in January 2006 to October 2010 in connection with certain waivers granted to the Company with respect to the Term Loan with Renova Media as further described in Notes 12 and 23.

Common Stock Private Placements

In May 2006, the Company received net proceeds of $19,961,000 from the private placement of 2,438,684 units of its equity securities at $8.2725 per unit, with each unit comprised of one share of Common Stock and one-half warrant. Each whole warrant entitles the holder to purchase one share of Common Stock for $9.852 through May 2008. Renova Media purchased 1,208,824 units, and directors and officers of the Company purchased 608,860 units. The remaining 621,000 units were purchased by unaffiliated investors. The Company paid $213,000 in costs of the transaction, which costs have been charged against additional paid-in capital.

In September 2006, the Company received net proceeds of $21,540,000 from the private placement of 2,341,760 units of its equity securities at $9.2325 per unit, with each unit comprised of one share of Common Stock and one-half warrant. Each whole warrant entitles the holder to purchase one share of Common Stock for $11.004 through September 2008. Renova Media purchased 2,166,260 units, and the remaining 175,550 units were purchased by unaffiliated investors. The Company has paid or accrued an estimated $80,000 in costs of the transaction. Such costs have been charged against additional paid-in-capital.

(15) Loss Per Share

The computation of basic and diluted loss per share is as follows (in thousands, except per share amounts):

	Years ended December 31,		Ten months ended December 31, 2004
	2006	2005
Numerator for basic and diluted loss per share:
Loss applicable to common shareholders	$(21,338)	$(21,758)	$(5,341)

Denominator for basic loss per share:
Weighted average shares outstanding	11,080	8,842	8,612
Effect of dilutive securities	—	—	—

Denominator for diluted loss per share	11,080	8,842	8,612

Basic and diluted loss per share	$(1.93)	$(2.46)	$(0.62)

For 2006, 2005 and 2004, the net addition of 519,813, 32,921 and 10,792 common share equivalents, respectively, from the assumed exercise of stock options using the treasury method have been excluded, because of their anti-dilutive effects. For each of 2006, 2005 and 2004, the assumed conversion of the Series A Preferred Stock and the 10 1/2% Convertible Subordinated Debentures have been excluded because the impacts of such conversions would have been anti-dilutive. For 2006 and 2005, the assumed conversion of the Series B Preferred Stock has been excluded because the impacts of such conversion would also have been anti-dilutive.

(16) Stock Option Plan and Stock Plan

The Company’s 2003 Stock Option Plan, as amended in December 2004, (the “2003 Option Plan”) provides for option grants totaling up to 1,700,000 shares of Common Stock to directors and key employees at exercise prices equal to at least 50% of the stock’s fair market value at date of grant. Options have a maximum term of ten years. As of December 31, 2006, the Company had reserved 1,255,045 shares of its authorized but unissued shares of Common Stock for the exercise of stock options, including 164,780 options which remained available for grant under the plan.

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R) requiring that compensation cost relating to share-based payment transactions be recognized in the statement of operations. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense on a straight line basis over the employee’s requisite service period for the entire award (generally the vesting period of the equity award). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. The Company also followed the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. The Company adopted SFAS No. 123(R) using the modified prospective method and, accordingly, financial statement amounts for prior periods presented have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options.

For the year ended December 31, 2006, the Company recorded $1,127,000 of compensation costs related to stock options which has been included in operating expenses. There were no components of these costs which were required to be capitalized into construction in progress. This expense equates to an additional expense of $0.10 per share, basic and diluted, for the year. The adoption of SFAS No. 123(R) did not have any impact on the Company’s cash flow, as the Company did not recognize any associated future income tax benefits relating to this expense.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on implied volatilities from long-term traded options on the Company’s Common Stock. Such model uses historical data to estimate option exercise and employee termination behavior. The expected term represents an estimate of the time options are expected to remain outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The following table sets forth the assumptions used to determine compensation cost for our stock options consistent with the requirements of SFAS No. 123(R):

Nine Months Ended September 30, 2006
Expected volatility	65.1% - 70.6%
Expected annual dividend yield	0%
Risk free rate of return	3.36% - 4.89%
Expected option term (years)	0.1 - 5.0

During 2005, in conjunction with the termination of certain key employees, the Company canceled 723,595 options and accelerated the vesting of 437,455 options and a change in the option terms to allow cashless exercise. In accordance with APB No. 25, such options were accounted for as “variable” options.

Stock option activity under the Company’s plans was as follows:

Outstanding Options	Number of Shares	Weighted Average Exercise Price	Range of Exercise Prices
Balance as of February 29, 2004	56,500	$8.35	$3.81 - $13.50
Issued	95,000	$6.61	$6.61
Canceled	—	—	—
Exercised	—	—	—

Balance as of December 31, 2004	151,500	$7.26	$3.81 - $13.50
Issued	1,890,974	$5.09	$5.00 - $6.11
Canceled	(766,595)	$5.26	$5.00 - $13.50
Exercised	(138,455)	$4.97	$3.81 - $5.00

Balance as of December 31, 2005	1,137,424	$5.28	$3.81 - $6.61
Issued	272,841	$9.41	$3.81 - $9.97
Canceled	(7,500)	$3.81	$3.81
Exercised	(312,500)	$4.98	$3.81 - $6.125

Balance as of December 31, 2006	1,090,265	$6.41	$5.16 - $9.97

At December 31, 2006, the range of exercise prices and the weighted average remaining contractual life of the options was as follows:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$9.26 - $9.97	250,341	$9.66	4.6 years	23,250	$9.26
$8.12	15,000	$8.12	4.4 years	15,000	$8.12
$6.11 - $6.61	105,000	$6.56	3.2 years	73,333	$6.54
$5.74	50,000	$5.74	8.5 years	50,000	$5.74
$5.16 - $5.21	669,924	$5.18	3.8 years	87,333	$5.21

	1,090,265	$6.41	4.1 years	248,916	$6.26

The following table summarizes information about nonvested stock option awards as of December 31, 2006 and changes for the year ended December 31, 2006:

	Number of Options	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2005	733,257	$3.11
Granted	272,841	$5.35
Vested	(164,749)	$3.24

Non-vested at December 31, 2006	841,349	$3.81

At December 31, 2006, there was $2,350,000 of unrecognized compensation cost relating to non-vested stock option awards which is expected to be recognized over a weighted-average period of 1.87 years.

The 2003 Stock Plan provides for the grant of up to 330,000 shares of the Company’s Common Stock to employees, directors and consultants. During 2006 and 2005 and 2004, the Company issued 117,646 and 38,794 shares and 59,433 shares, respectively, pursuant to the plan. At December 31, 2006, 73,398 shares remained available for grant under the 2003 Stock Plan.

(17) Stock Purchase Warrants

Outstanding stock purchase warrants as of December 31, 2006 were as follows:

	Number of Warrants	Weighted Average Exercise Price	Expiration Date
Issued in connection with January 2005 private placement	8,283,000	$5.00	October 2010
Issued in connection with May 2006 private placement	1,219,342	$9.852	May 2008
Issued in connection with September 2006 private placement	1,170,880	$11.004	September 2008

	10,673,222	$6.213

The 8,283,000 warrants which expire in October 2010 entitle the holder, Renova Media, to acquire Series B Preferred Stock, which are convertible into Common Stock on a share-for-share basis. At the expiration of these warrants, the current liquidation preference provisions of the Series B Preferred Stock will have expired.

(18) Retirement Plans

The Company maintains a noncontributory defined benefit plan and a defined contribution plan, which collectively cover substantially all full-time U.S.-based employees. The defined contribution plan is funded through employee contributions and employer matching contributions. Pension expense for the Company’s defined contribution plan totaled $6,000, $0 and $7,000 in 2006, 2005 and 2004, respectively. Forfeiture funds with the defined contribution plan were used in each of these accounting periods to reduce the Company’s contributions. The defined benefit plan held 12,250 shares of the Company’s Common Stock at each of December 31, 2006 and 2005.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plan in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses, unrecognized prior service costs, and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87, all of which were previously netted against the plan’s funded status in the Company’s statement of financial position pursuant to the provisions of SFAS No. 87. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of SFAS No. 158. SFAS No. 158 includes a requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end balance sheet effective for fiscal years ending after December 15, 2008. The Company currently utilizes December 31 as the measurement date for its plan assets and benefit obligations and, therefore, complies with this requirement.

The incremental effects of adopting the provisions of SFAS No. 158 on the Company’s statement of financial position at December 31, 2006 are presented in the following table. The adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of income for the year ended December 31, 2006, or for any prior period presented, and it will not effect the Company’s operating results in future periods. The following schedule provides the results of adoption of SFAS No. 158 (in thousands):

	At December 31, 2006
	Prior to Adopting SFAS No. 158	Effect of Adopting SFAS No. 158	As Reported at December 31, 2006
Prepaid pension expense	$5,426	($2,196)	$3,230
Deferred tax liabilities	(2,140)	866	(1,274)
Accumulated other comprehensive income	—	1,330	1,330

Included in accumulated other comprehensive income at December 31, 2006 are the following amounts that have not yet been recognized in net periodic pension cost: Unrecognized prior service costs of $(2,000) (($1,000) net of tax) and unrecognized actuarial losses of $2,198,000 ($1,331,000 net of tax). The prior service cost and actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the fiscal year-ended December 31, 2007 are $0 ($0 net of tax) and $52,000 ($32,000 net of tax), respectively.

The following table sets forth the changes in benefit obligations, changes in fair value of plan assets, funded status and net amounts recognized for the defined benefit plan (in thousands).

	Year Ended December 31, 2006	Year Ended December 31, 2005	Ten Months Ended December 31, 2004
Changes in Benefit Obligations
Benefit obligation at beginning of year	$14,145	$14,374	$13,999
Service cost	21	29	24
Interest cost	803	805	819
Experience loss	332	100	81
Distributions	(1,373)	(1,163)	(1,016)
Effect of assumption changes	(90)	—	467

Benefit obligation end of year	13,838	14,145	14,374

Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	16,740	15,762	15,438
Actual return on assets	1,701	2,141	1,340
Benefits paid	(1,373)	(1,163)	(1,016)

Fair value of plan assets at end of year	17,068	16,740	15,762

Funded status	3,230	2,595	1,388
Unrecognized net actuarial loss	—	2,518	3,542
Unrecognized past service cost	—	(2)	(3)

Prepaid pension expense	$3,230	$5,111	$4,927

Experience losses are comprised primarily of variances in employee turnover, the amount of salary increases and the defined benefit plan’s mortality experience. The effect of assumption changes is primarily comprised of changes in the discount rate used to calculate the projected benefit obligations.

The projected benefit obligations were determined using the following assumptions:

	December 31, 2006	December 31, 2005
Discount rate	5.82%	5.75%
Future compensation growth rate	5.00%	5.00%
Long-term rate of return on plan assets	7.50%	7.50%

The required use of expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and therefore the pattern of income and expense recognition will more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized in the calculation of net periodic pension cost or (income) over five years as provided for in the accounting rules.

These expected returns on plan assets take into account long-term expectations for future returns and investment strategy.

The discount rate assumptions used for pension benefit plan accounting reflects the prevailing rates available on high-quality, fixed-income debt instruments. The rate of compensation increase is another significant assumption used in the actuarial model for pension accounting and is determined by the Company based upon its long-term plans for such increases.

Net pension (income) expense for the Company’s funded defined benefit plan in 2006, 2005 and 2004 includes the following components (in thousands):

	Year Ended December 31, 2006	Year Ended December 31, 2005	Ten Months Ended December 31, 2004
Service cost of benefits accrued	$21	$29	$24
Interest cost on projected benefit obligations	803	805	820
Expected return on plan assets	(1,217)	(1,147)	(1,126)
Amortization of net actuarial loss	78	129	109

Pension income	$(315)	$(184)	$(173)

The Company’s pension plan’s investment strategy supports the objectives of the defined benefit plan, which are to achieve and maintain full funding of the accumulated benefit obligations and the actuarial liabilities and to maximize returns within reasonable and prudent levels of risk. The defined benefit plan has established a strategic asset allocation policy to achieve these objectives. The defined benefit plan’s liabilities, investment objectives and investment managers are periodically reviewed.

The following table presents the target allocation for 2006 and the asset allocation for the defined benefit plan as of December 31, 2006, and December 31, 2005, by asset category:

		Actual Allocation of Plan Assets
Asset Category	Target Allocation	December 31, 2006	December 31, 2005
Equity securities	35-50%	63%	50%
Income securities	50-65%	37%	50%

		100%	100%

The Company has not made any contributions to the defined benefit plan since the plan was acquired in 1991, and it expects that it will not be required to make any contributions during 2007.

As of December 31, 2006, the estimated future benefit payments for the next ten years are as follows (in thousands):

2007	$1,006
2008	1,012
2009	1,002
2010	984
2011	959
2012 – 2016	4,678

(19) Business Segments

The Company operates in one reportable segment, which includes its terrestrial television, cable television and Internet access operating company, which operates in Moscow, Russia and from which all its revenues are derived and substantially all of its assets are located. Accordingly, the Company does not disclose any segment information under the definition of segment reporting, defined by SFAS No. 131.

(20) Estimated Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, short term borrowings, accounts payable and other accrued liabilities are reasonable estimates of their fair value based upon their current maturities. The carrying value of marketable securities approximates fair value as determined by quoted market prices less any reserves for liquidity and volatility concerns. The carrying values of long-term debt issued by Renova Media and banks approximate fair value based on interest rate and repayment terms, and the extent to which the individual debts are collateralized.

(21) Commitments and Contingencies

Litigation

The Company is involved in various legal proceedings generally incidental to its business. The outcome of any litigation or regulatory issues contains an element of uncertainty. Given the legal and factual issues that remain outstanding related to the Company’s litigation, the Company currently has made provisions for losses that may occur upon the settlement of these legal matters, however, there can be no assurance that such loss provisions will be adequate to meet the actual losses, should any ultimately occur.

Morton International, Inc. v. A.E. Staley Mfg. Co. et al. and Velsicol Chemical Corp. v. A.E. Staley Mfg. Co. et al.

As originally reported in the Company’s Form 10-K for the year ended February 28, 1997, in July 1996, two companion lawsuits were filed in the United States District Court for the District of New Jersey, by various owners and operators of the Ventron-Velsicol Superfund Site (the “Site”) in Middlesex County, New Jersey (“Lawsuits”). The Lawsuits, which were subsequently consolidated, were filed under the Comprehensive Environmental Resource Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the New Jersey Spill Act and New Jersey common law, alleging that the defendants (over 100 companies, including the Company’s then wholly-owned subsidiary, The JM Ney Company (“JM Ney”) were generators of certain wastes allegedly processed at the Site. The Lawsuits seek recovery of costs incurred and a declaration of future liability for costs to be incurred by the owners and operators in studying and remediation the Site.

Subsequent to the filing of the Lawsuits, the Company sold JM Ney’s operations in 2002 in an asset transaction. JM Ney, which has been renamed Andersen Land Corp. (“ALC”), retained certain liabilities of JM Ney under the contractual terms of the sale, including certain legacy liabilities arising out of the Lawsuits.

As further reported in the Company’s Form 10-Q for the period ended November 30, 2001, this case was dismissed without prejudice and the plaintiffs did not have the ability to reinstate their claims for a minimum of three years until October 2004. In November 2006, the Plaintiffs notified the Company, along with other former defendants in the 1996 lawsuits that it intended to reinstate the 1997 actions because the United States Environmental Protection Agency (“USEPA”) had selected a remedy for Operable Unit 1 (“OU1”) of the Remedial Action for the Site. Before reinstating the lawsuits, however, plaintiffs invited the defendants to participate in an alternate dispute resolution process or mediation (collectively, “ADR”) to determine if the parties are able to settle plaintiffs’ past costs demands for OU1 as well any future costs incurred to investigate and remediate the Berry’s Creek Area of the Site, also known as Operable Unit 2 (“OU2”).

Subsequent to the Plaintiffs’ notice, the USEPA sent a letter to the Company, along with more than 140 other parties, notifying each of its potential liability at the OU2 area and inviting the parties to perform the Remedial Investigation and Feasibility Study for the OU2 Study Area. The parties have until July 2007 to respond to this request.

Given the legal and factual issues that remain outstanding, the Company currently has no basis to ascertain the range of loss, should any occur, with respect to an outcome that may be considered unfavorable. Nor is there any basis on which to predict the timing of any such loss. The Company is advised that ALC and the Company appear to have meritorious defenses and senior management of ALC and the Company are committed to defend in an appropriate manner any litigation that may arise subsequent to termination of ADR proceedings being undertaken in connection with the pending Lawsuits.

Levy Investments, Ltd. v. Moscow CableCom Corp., Oliver R. Grace, Jr., Jay M. Haft, Andrew Intrater, Ivan Isakov, Valentin V. Lazutkin, James J. Pinto, Vladimir A. Serdyuk, Mikhail Smirnov, David R. Van Valkenburg, Alexander P. Vladislavlev, and Renova Media Enterprises Ltd.

On November 7, 2006, following Renova Media’s announcement of its initial proposal to acquire the equity interest in the Company that it does not directly own in a negotiated acquisition at $10.80 per share of common stock, Levy Investments, Ltd. filed a purported class action on behalf of our public stockholders in the Court of Chancery for the State of Delaware, against us, each of our directors and Renova Media. The plaintiff alleges, among other things, that the consideration offered to our stockholders pursuant to Renova Media’s initial proposal of $10.80 per share of common stock is not adequate and constitutes an unfair price. In addition, the plaintiff alleges that Renova Media’s initial proposal is an unfair attempt to freeze out our public stockholders and is designed to enrich Renova Media at the expense of our public stockholders. Plaintiff seeks injunctive relief or, in the alternative, rescission, and an accounting and damages. We believe the allegations are without merit and plan to defend them vigorously.

Purchase Commitments

Purchase commitments for network design and construction, including equipment for subscriber equipment and other materials totaled approximately $8,597,000 as of December 31, 2006. Commitments for the lease of space, all of which expire within one year, total $1,367,000.

Content Providers

Due to undefined procedures regulating the legal relationships between cable TV operators, the Company is contingently liable for amounts that may be due from organizations which operate collective copyright agreements with respect to copyright programs transmitted through the Company’s HFC Network.

Access to MFON

The Company gains access to its signals through COMCOR’s MFON pursuant to service agreements for the preferred use of secondary nodes which expire at the end of 2054. The service agreements are cancelable at anytime by the Company subject to a cancellation penalty of 140,000 rubles for each secondary node connected to the Company’s network for less than three years. At December 31, 2006, 337 of COMCOR’s 564 secondary nodes connected to the Company’s network had been in service for less than three years.

Licenses

The Company has licenses for construction engineering and construction services which were issued in August and September 2003 and expire in 2008. The Company similarly expects these licenses will be renewed upon their expiration due to the absence of defined procedures regulating cable TV operators, the Company has not made a provision for the possible payment to organizations which operate collective copyright agreements with respect to certain copyright programs transmitted through its HFC Network.

Russian Operating Environment

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations, and changes, which can occur frequently. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments. While there have been improvements in the economic situation in the Russian Federation in recent years, the country continues to display some characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible in most countries outside of the Russian Federation, restrictive currency controls, and relative high inflation.

Russian Taxation and Legislation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to transactions and activity conducted by the Company, including those between and among the Company and it consolidated subsidiaries, may be challenged by the relevant regional and federal authorities. In particular, recent developments in the Russian environment suggest that the Russian authorities are becoming more active in seeking to enforce interpretations of the tax legislation, which may be different to their previous interpretations or practices. The Company has recorded a provision in the amount of $995,000 for taxes that could possibly be asserted may be due relating to activities in Russia among its U.S., Cyprus and Russian-based entities that could be viewed as representing that the Company has a permanent establishment in Russia. Fiscal periods remain open to review by the authorities for three calendar years preceding the year of review (one year in the case of customs). Significant additional taxes, penalties and interest may be assessed on taxpayers in the Russian Federation as a result of such reviews. Under certain circumstances reviews may cover longer periods.

The Company has recorded a provision of $1,118,000 against its VAT receivable relating to the Company having offset VAT it received from its customers against VAT paid to suppliers and vendors in 2003 and 2004, which are being contested in the Russia tax court system. Although the Company believes it has properly accounted for the payment and receipt of VAT in accordance with relevant legislation, there can be no assurance that Company will prevail in this process.

The Company has not made any provision for further claims made with respect to approximately $7,570,000 of VAT reported during 2006. The Company believes that it will prevail based upon the merits of its positions, which have been supported by new VAT regulations and recent favorable decisions in lower level courts. However, there can be no assurances made whether the Company will ultimately prevail in these matters. Management believes that it has paid or accrued all taxes that are applicable. Where uncertainty exists, the Company has accrued tax liabilities based on management’s best estimate.

As of December 31, 2006, the Company does not believe that any material matters exist relating to the developing markets and evolving fiscal and regulatory environment in Russia including current pending or future governmental claims and demands, which would require adjustment to the accompanying financial statements in order for those statements not to be misleading.

In the ordinary course of business, the Company may be party to various legal and tax proceedings, and subject to claims, certain of which relate to the developing markets and evolving fiscal and regulatory environments in which the Company operates. In the opinion of management, the Company’s liability, if any, in all pending litigation, other legal proceeding or other matters other than what is discussed above, will not have a material effect upon the financial condition, results of operations or liquidity of the Company.

(22) Supplemental Disclosure of Cash Flow Information

The information below supplements the cash flow data presented in the Company’s Consolidated Statements of Cash Flows (in thousands):

	Years Ended December 31,		Ten Months ended December 31, 2004
	2006	2005
Cash paid (received) for:
Interest	$825	$372	$325
Income taxes, net	$35	$(11)	$100

During 2006 and 2005, the Company issued 157,473 and 19,681 shares, respectively, of its Common Stock to former executives in settlement of the “cashless” exercise of stock options to acquire 302,000 and 135,455 shares, respectively, of the Company’s Common Stock.

As discussed in Note 14, during 2006 and 2004, the Company issued a total of 556 and 88,894 shares, respectively, of its Common Stock in exchange for 182 and 29,101 shares, respectively, of its Series A Preferred Stock.

(23) Related Party Transactions

In connection with the May 2006 private placement, Renova Media purchased 1,208,824 units, comprising 1,208,824 shares of our common stock and 604,412 warrants to acquire our common stock, in exchange for $10,000,000. In connection with September private placement, Renova Media purchased 2,166,260 units, comprising 2,166,260 shares of our common stock and 1,083,130 warrants to acquire our common stock, in exchange for $20,000,000.

As part of the May 2006 private placement, directors and officers of the Company, or entities controlled by them, purchased an aggregate total of 608,860 units comprising 608,860 shares of our common stock and 304,430 warrants to acquire our common stock, in exchange for a total of $5,036,794.

In connection with the receipt of a waiver of a provision of the RM Term Loan that had required that the Company have extended its HFC Network to at least 500,000 homes prior to receiving such additional funds and the waiver of a 2.5% arrangement fee in connection with the drawdown of the final $10 million of the RM Term Loan, the Company extended the expiration date of the warrant held by Renova Media to purchase 8,283,000 shares of Series B Preferred Stock as described in Note 14, from January 2010 to October 2010. In connection with this warrant extension, the Company recorded a discount to the RM Term Loan of $1,724,000, which is being accreted over the remaining life of the RM Term Loan.

During 2006, the Company paid Renova US Holdings, Ltd, an affiliate of Renova Media, $51,473 as a fee for Renova US Holdings Ltd having provided cash collateral to support its guarantees of Renova Media’s financing commitment to the Company as described in Note 1. During 2006, the Company paid or accrued a total of $28,000 to Renova US Management, an affiliate of Renova Media, in lieu of fees paid to Columbus Nova Capital employees who also served as directors for the Company.

At December 31, 2006 and 2005, the Company had recorded liabilities to COMCOR totaling $731,000 and $531,000, respectively relating to unpaid fees which were incurred for signal delivery and data network services. During the years ended December 31, 2006 and 2005, CCTV recorded $5,129,000 and $2,454,000, respectively, of costs associated with services provided by COMCOR. At December 31, 2006, COMCOR, which is controlled by Renova Media, owned approximately 22.8% of the Company’s voting equity securities.

CCTV leases office space from IAS for which it paid a total of $860,000 and $582,000, respectively, during the years ended December 31, 2006 and 2005.

(24) Subsequent Events

On February 21, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Renova Media would acquire, through the Merger (the “Merger”) of its wholly-owned subsidiary with and into the Company, all of the equity interests of the Company which it does not directly own. Renova Media will acquire such equity interests at a cash price of $12.90 per share of Company’s common stock, and an equivalent as-converted price for each of the Company’s outstanding shares of Series A Convertible Preferred Stock. The consummation of the Merger is subject to the satisfaction of certain conditions set forth in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, the Company and CCTV entered into a Bridge Facility Agreement with Renova Media. Pursuant to the Bridge Facility Agreement, Renova Media has agreed, subject to the terms and conditions therein, to make available up to $45,000,000 of unsecured, subordinated debt financing to CCTV. The loans will be extended through nine equal monthly advances through October 2007. The first three advances occurred in February, March and April 2007. The monthly drawdowns are subject to CCTV achieving defined monthly progress in the expansion of its HFC Network in Moscow. The Bridge Facility Agreement bears interest at the annual rate of 10% and matures in October 2009 subject to an earlier maturity upon the occurrence of certain events.

(25) Quarterly Financial Data (unaudited)

All amounts are presented in thousands, except for per share data.

2006 Quarterly Financial Data	March 31	June 30	September 30	December 31
Revenue	$4,109	$5,216	$5,845	$8,696
Cost of sales	2,858	4,030	5,080	6,196

Gross profit	1,251	1,186	765	2,500
Operating expenses	4,385	5,696	6,444	11,432

Operating loss	(3,134)	(4,510)	(5,679)	(8,932)
Equity in losses of IAS	(131)	(73)	(188)	(98)
Investment income and other income	125	191	254	266
Interest expense	(609)	(948)	(907)	(830)
Foreign currency transaction gain (loss)	1,357	989	651	1,308

Loss before income taxes	(2,392)	(4,351)	(5,869)	(8,286)
Income tax benefit (expense)	(168)	177	(314)	90

Net loss	(2,560)	(4,174)	(6,183)	(8,196)
Preferred dividends	(56)	(57)	(56)	(56)

Net loss applicable to common shareholders	$(2,616)	$(4,231)	$(6,239)	$(8,252)

Net loss per share — basic and diluted	$(0.29)	$(0.42)	$(0.54)	$(0.60)
Average number of shares outstanding	8,891	10,149	11,478	13,803

2005 Quarterly Financial Data	March 31	June 30	September 30	December 31
Revenue	$2,231	$2,401	$2,411	$3,560
Cost of sales	1,488	1,624	2,128	3,249

Gross profit	743	777	283	311
Operating expenses	2,432	2,989	3,440	3,651

Operating loss	(1,689)	(2,212)	(3,157)	(3,340)
Equity in losses of IAS	(57)	(86)	(160)	(154)
Investment income and other income	249	342	282	254
Interest expense	(579)	(654)	(665)	(554)
Foreign currency transaction gain (loss)	(3)	(72)	6	(38)

Loss before income taxes	(2,079)	(2,682)	(3,694)	(3,832)
Income tax benefit (expense)	32	1,289	(102)	316

Net loss	(2,047)	(1,393)	(3,796)	(3,516)
Preferred dividends	(56)	(57)	(56)	(56)
Beneficial conversion feature	(10,781)	—	—	—

Net loss applicable to common shareholders	$(12,884)	$(1,450)	$(3,852)	$(3,572)

Net loss per share — basic and diluted	$(1.46)	$(0.16)	$(0.44)	$(0.40)
Average number of shares outstanding	8,812	8,834	8,850	8,861

(26) Comparative Financial Information (unaudited)

As a result of the Company having changed it fiscal year end from February 28/29 to December 31, effective December 31, 2004, the following unaudited comparative consolidated statements of operations information for the year ended December 31, 2004 and the ten month ended December 31, 2003, are being presented to form a basis for the comparison with the audited information for comparable year and ten month periods.

	Years ended December 31,		Ten month periods ended December 31,
	2005	2004	2004	2003
		(unaudited)		(unaudited)
Sales and revenues
Subscription revenue, connection fees and equipment sales	$10,373	$5,752	$5,752	$—
Other	230	380	380	—

Total revenue	10,603	6,132	6,132	—

Cost of sales
Services from related party	2,454	1,310	1,310	—
Salaries and benefits	1,348	1,143	1,143	—
Depreciation and amortization	2,177	1,451	1,451	—
Other	2,510	1,279	1,279	—

Total cost of sales	8,489	5,183	5,183	—

Gross margin	2,114	949	949	—

Operating expenses
Salaries and benefits	6,489	3,049	2,851	472
Depreciation	441	389	349	198
General and administrative	5,582	4,146	3,626	1,647

Total operating expenses	12,512	7,584	6,826	2,317

Loss from operations before income taxes	(10,398)	(6,635)	(5,877)	(2,317)
Equity in losses of Institute for Automated Systems	(457)	(347)	(347)	—
Equity in losses of Moscow Broadband Communication Ltd.	—	—	—	(531)
Investment income and other income	1,127	906	677	1,399
Interest expense	(2,452)	(357)	(317)	(204)
Foreign currency transactions (loss) gain	(107)	20	20	—

Loss before income taxes	(12,287)	(6,413)	(5,844)	(1,653)
Income tax benefit	1,535	220	168	57
Add back of losses of CCTV prior to consolidation	—	525	525	—

Net (loss)	(10,752)	(5,668)	(5,151)	(1,596)
Preferred dividends	(225)	(237)	(190)	(235)
Beneficial conversion feature	(10,781)	—	—	—

Loss applicable to common shareholders	$(21,758)	$(5,905)	$(5,341)	$(1,831)

Loss per common share:
BASIC AND DILUTED:	$(2.46)	$(0.79)	$(0.62)	$(0.87)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Moscow CableCom Corp.

We have audited the accompanying consolidated balance sheet of Moscow CableCom Corp. and its subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2006. Our audit also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Moscow CableCom Corp. and its subsidiaries at December 31, 2006, and the consolidated results of their operations and their cash flows for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 2, 16 and 18, during 2006 the Company adopted the provisions of Statements of Financial Accounting Standards No. 123(R), “Share-Based Payments,” and No. 158, “Employers’ Accounting for Defined Benefit Plans.”

/s/ Ernst & Young LLC

Moscow, Russia

April 27, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Moscow CableCom Corp.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Moscow CableCom Corp and its subsidiaries at December 31, 2005, and the results of their operations and their cash flows for each of the year ended December 31, 2005 and the ten month period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

ZAO PricewaterhouseCoopers Audit

Moscow, Russian Federation

April 25, 2006, except for the restatement described in Note 30 included in the financial statements in the 2005 Form 10-K/A, which is as of October 24, 2006

MOSCOW CABLECOM CORP.

Schedule II — Valuation and Qualifying Accounts

(Amounts in thousands)

		Additions
Description	Balance at beginning of year	Charged (credit) to costs and expenses	Charged (credited) to other accounts	Deductions		Balance at end of year
Year Ended December 31, 2006
Allowance for doubtful accounts	$111	$87	$8	—		$206
Inventory valuation reserve	498	152	21	(492	)(a)	179
Construction in process valuation reserve	780	250	61	—		1,091
Deferred income tax valuation allowance	1,823	6,533	—	—		8,356

Year Ended December 31, 2005
Allowance for doubtful accounts	$90	$21	—	—		$111
Inventory valuation reserve	181	317	—	—		498
Construction in process valuation reserve	293	487	—	—		780
Deferred income tax valuation allowance	1,212	611	—	—		1,823

Transition Period Ended December 31, 2004
Allowance for doubtful accounts	$40	$50	—	—		$90
Inventory valuation reserve	195	(14)	—	—		181
Construction in process valuation reserve	166	127	—	—		293
Deferred income tax valuation allowance	409	1,509	—	(706	)(b)	1,212

(a)	Represents obsolete inventory written off.
(b)	Represents the effect of revision of the deferred tax valuation allowance and related goodwill for the acquisition of CCTV.

EXHIBIT INDEX

Exhibit No.	Description	Page
10.5	Employment Agreement dated as of May 15, 2006 by and between Moscow CableCom Corp and Tate Fite

10.34	Renova Media Enterprises Ltd. Commitment Letter dated April 17, 2007

10.35	Renova Industries Ltd. Guarantee of Renova Media Enterprises Ltd. Commitment Letter dated April 17, 2007

21.	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLC

23.2	Consent of ZAO PricewaterhouseCoopers Audit

31.1	Certificate of CEO pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certificate of CFO pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32	Certification of CEO and CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

ANNEX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2007

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-01460

MOSCOW CABLECOM CORP.

(Exact name of Registrant as specified in its charter)

Delaware	06-0659863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

153 East 53rd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 826-8942
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer  ☐            Accelerated filer  ☐            Non-accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

The number of shares of the Registrant’s $.01 par value common stock outstanding at May 15, 2007 was 13,983,615 and the number of shares of the Registrant’s $.01 par value Series B Convertible Preferred Stock outstanding was 4,500,000.

MOSCOW CABLECOM CORP.

FORM 10-Q

Part I.    Financial Information

Item 1.    Financial Statements.

MOSCOW CABLECOM CORP.

Condensed Consolidated Balance Sheets

(in thousands, except per share data) (unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$4,571	$3,536
Marketable securities	2	4,802
Trade receivables, less allowance for doubtful accounts of $255 and $206, respectively	237	193
Inventories, net	4,636	2,639
Taxes receivable	7,371	6,648
Deferred income taxes	652	547
Prepaid expenses and other current assets	7,229	6,453

Total current assets	24,698	24,818
Property, plant and equipment, net (Note 3)	66,629	58,347
Construction in progress and advances	16,622	15,739
Prepaid pension expense (Note 9)	3,262	3,230
Intangible assets, net (Note 4)	4,486	4,596
Goodwill (Note 4)	4,834	4,775
Investment in Institute for Automated Systems (Note 6)	7,096	7,210
Other assets	514	511

Total assets	$128,141	$119,226

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt (Note 5)	$497	$497
Payable to affiliate	867	731
Accounts payable and accrued liabilities (Note 11)	16,413	13,150
Deferred revenue, current	115	115

Total current liabilities	17,892	14,493
Notes payable to shareholder (Note 5)	43,244	32,100
Long-term debt, less current maturities (Note 5)	2,520	2,555
Other long-term obligations	984	923
Deferred revenue, noncurrent	658	677
Deferred income taxes	2,269	2,179

Total liabilities	67,567	52,927

Commitments and contingencies (Note 11)
Stockholders’ equity:
Series A cumulative convertible preferred stock, no par value; 800,000 shares authorized; 149,962 shares and 150,144 shares issued and outstanding, respectively; liquidation preference $18.75 per share	2,789	2,789
Series B convertible preferred stock, $.01 par value, 25,000,000 shares authorized 4,500,000 shares issued and outstanding; liquidation preference up to $5.00 per share until December 2008	45	45
Common stock, $.01 par value; 40,000,000 shares authorized; 13,983,615 shares and 13,927,365 shares, respectively, issued and outstanding	140	139
Treasury stock, at cost, 24,500 shares	(180)	(180)
Additional paid-in capital	112,369	111,458
Accumulated deficit	(54,677)	(47,946)
Accumulated other comprehensive income (loss)	88	(6)

Total stockholders’ equity	60,574	66,299

Total liabilities and stockholders’ equity	$128,141	$119,226

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOSCOW CABLECOM CORP.

Condensed Consolidated Statement of Operations

(In thousands, except per share data) (unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Sales and revenues:
Subscription fees, connection fees and equipment sales	$11,131	$4,053
Other	161	56

Total sales and revenues	11,292	4,109

Cost of sales and revenues:
Services from related party	2,069	938
Salaries and benefits	495	752
Depreciation and amortization	2,766	785
Other	1,886	383

Total cost of sales and revenues	7,216	2,858

Gross margin	4,076	1,251

Operating expenses:
Salaries and benefits	4,731	2,441
Depreciation	367	231
General and administrative	5,663	1,713

Total operating expenses	10,761	4,385

Loss from operations	(6,685)	(3,134)
Equity in losses of Institute for Automated Systems	(189)	(131)
Investment income and other income	121	125
Interest expense	(948)	(609)
Foreign currency transaction gain	1,099	1,357

Loss before income taxes	(6,602)	(2,392)
Income tax expense	(73)	(168)

Net loss	(6,675)	(2,560)
Preferred dividends	(56)	(56)

Net loss applicable to common shares	$(6,731)	$(2,616)

Loss per common share:
Basic and diluted (Note 7)	$(0.48)	$(0.29)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOSCOW CABLECOM CORP.

Condensed Consolidated Statements of Cash Flows

(In thousands) (unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Cash flows from operating activities:
Net loss	$(6,675)	$(2,560)

Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of Institute for Automated Systems	189	131
Depreciation and amortization	3,214	1,016
Net change in valuation accounts for receivables, inventory and construction in progress	374	(258)
Stock-based compensation	912	515
Deferred income taxes	8	190
Pension income	(101)	(79)
Net (losses) gains from marketable securities	—	1
Interest capitalized into principal	1,064	611
Foreign currency gains	(1,099)	(1,357)
Changes in operating assets and liabilities:
Net proceeds from sales of marketable securities	4,800	1,760
Accounts and other receivables	(90)	(13)
Inventories	(2,035)	(262)
Prepaid expenses and other assets	(1,326)	(2,519)
Deferred revenue	(29)	7
Accounts payable, accrued liabilities and other long-term obligations	3,943	2,964

Net cash provided by operating activities	3,149	147

Cash flows from investing activities:
Purchases of property and equipment	(12,054)	(8,121)

Net cash used in investing activities	(12,054)	(8,121)

Cash flows from financing activities:
Proceeds from term debt	10,000	11,244
Principal payments on term debt	(35)	(27)
Stock options exercised	—	29
Preferred dividends paid	(56)	(56)

Net cash provided by financing activities	9,909	11,190

Effect of exchange rate changes on cash and cash equivalents	31	20

Net increase cash and cash equivalents	1,035	3,236
Cash and cash equivalents - beginning of period	3,536	5,442

Cash and cash equivalents - end of period	$4,571	$8,678

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOSCOW CABLECOM CORP.

Notes to Condensed Consolidated Financial Statements (unaudited)

(1) General

Moscow CableCom Corp. (“the Company”) is the parent company of ZAO ComCor-TV (“CCTV”), which is constructing a “last mile” hybrid fiber coaxial network (“HFC Network”) in Moscow, Russia, through which it provides cable television, pay-per-view television, high speed data transmission and Internet access services using the brand name AKADO.

On February 21, 2007 the Company entered into an agreement with Renova Media Enterprises Ltd, (“Renova Media”) pursuant to which Renova Media will acquire all the equity interests of the Company that is does not directly own. Upon the closing of this transaction, the Company will be wholly-owned by Renova Media and there will no longer be a public market for the Company’s securities.

The Company has incurred losses in recent years and the expansion of its business activities requires a significant amount of capital to meet its cash flow requirements. Concurrent with entering into the merger agreement with Renova Media, in February 2007, the Company entered into a $45 million bridge loan agreement with RME Finance Ltd (“RME Finance”), an affiliate of Renova Media. Pursuant to this bridge loan, the Company received a total of $10 million during the fiscal quarter ended March 31, 2007 and an additional $10 million through May 31, 2007. The Company is entitled to receive up to five additional monthly draws of $5 million during the pendency of the merger, subject to its meeting certain operational milestones. The Company has also received a renewal of Renova Media’s financing commitment to provide the Company with sufficient capital to ensure that its operations will continue uninterrupted for a period of no less than one year from the date of the filing its Form 10-Q for the three month period ended March 31, 2007. This financing commitment has been further supported with a guarantee from Renova Industries Ltd., the majority stockholder of Renova Media, which has committed to provide any funding that Renova Media does not provide during the term of the Renova Media commitment in accordance with, and during the term of, Renova Media’s financing commitment. This financing commitment does not specify the amount of capital to be provided or the terms on which such capital would be provided. Further, the Company cannot give any assurance that the funding provided by RME Finance to date, or that which may be provided in the future, will be sufficient to enable it to continue the construction of the HFC Network to cover a sufficiently desirable portion of Moscow, or to otherwise position the Company to attract adequate customers to increase recurring revenues with the goal of achieving profitability and positive cash flows.

(2) Summary of Significant Accounting Policies

The accompanying unaudited interim financial statements and related notes should be read in conjunction with the audited consolidated financial statements and related notes as contained in the Annual Report on Form 10-K for the year ended December 31, 2006. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. The accompanying unaudited interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) and accruals necessary in the judgment of management for a fair statement of the results for the interim period. The condensed consolidated statements of operations for the interim periods are not necessarily indicative of the results for a full fiscal year.

Recently Issued Accounting Standards

On January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109” (“FIN No. 48”). FIN No. 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN No. 48 carves out income taxes from SFAS No. 5, “Accounting for Contingencies”.

The Company included accruals for additional income tax totaling $97,000 as a component of accrued liabilities and the Company’s income tax provision for the three month period ended March 31, 2007. The adoption of FIN No. 48 did not result in a cumulative adjustment to stockholders’ equity. The Company does not consider it reasonably possible that the additional income tax will be reversed by the end of 2007.

The Company recognizes accrued interest related to unrecognized tax benefits or additional tax liabilities in interest expense and penalties in operating expenses. During the three months ended March 31, 2007, the Company recognized approximately $20,000 of penalties and $8,000 of interest.

As of the adoption date of FIN No. 48, the tax years ended December 31, 2004, 2005 and 2006 remained subject to examination by tax authorities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies to other accounting pronouncements where the FASB requires or permits fair value measurements. Accordingly, this statement does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to adopt SFAS No. 157 in the first quarter of 2008 and has not yet determined the effect, if any, the adoption of SFAS No. 157 will have on its results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on its future results of operations and financial position.

Basis of presentation

Certain amounts from prior years’ financial statements have been revised to conform with the current year presentation.

In 2006, the Company did not separately present $611,000 relating to interest capitalized into principal in the consolidated statement of cash flows as an operating activity. This has been reclassified to be consistent with the current year presentation.

The Company has revised deferred costs relating to customer installations as property, plant and equipment. Accordingly, $208,000 of such the change in such costs in 2006 has been revised to purchases of property and equipment in the consolidated statement of cash flows to conform to the current year presentation.

(3) Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	March 31, 2007	December 31, 2006
Land, building and improvements	$6,417	$6,417
Network equipment	49,385	44,388
Internet equipment	3,527	3,453
Subscriber equipment	12,682	9,716
Other	10,337	7,636

	82,348	71,610
Less accumulated depreciation	(15,719)	(13,263)

	$66,629	$58,347

(4) Intangible Assets and Goodwill

For the three month periods ended March 31, 2007 and 2006, the Company recorded $164,000 and $151,000, respectively, in amortization related to service agreements with Moskovskaya Telecommunikationnaya Corporatsiya (“COMCOR”), a company controlled by Renova Media, and broadcast license assets.

At March 31, 2007 and December 31, 2006, intangible assets were comprised as follows (in thousands):

	March 31, 2007			December 31, 2006
	Gross amount	Accumulated amortization	Net book value	Gross Amount	Accumulated amortization	Net book value
Agreement with COMCOR	$3,827	$(1,244)	$2,583	$3,780	$(1,134)	$2,646
Broadcasting licenses	2,820	(917)	1,903	2,785	(835)	1,950

	$6,647	$(2,161)	$4,486	$6,565	$(1,969)	$4,596

(5) Note Payable to Shareholder and Long-Term Debt

Note payable to Shareholder and Long-term debt consist of the following (in thousands):

	March 31, 2007	December 31, 2006
RME Finance term loan, due January 2010, interest at 12.0%, net of unamortized discount	$33,192	$32,100
RME Finance bridge loan, due October 2009, interest at 10%	10,052	—
Convertible subordinated debentures interest at 10.5%, due October 2007, unsecured	357	357
Mortgage loan, due March 2013; interest at 7.02%, monthly principal payment of $12	2,660	2,695

	46,261	35,152
Less current maturities	(497)	(497)

	$45,764	$34,655

The RME Finance term loan is presented net of unamortized discount of $1,288,000 and $1,368,000, respectively, as of March 31, 2007 and December 31, 2006.

Concurrent with the execution of the merger agreement, pursuant to which Renova Media ,the single largest stockholder of the Company would acquire all of the equity interests of the Company which it does not currently own, the Company entered into a bridge facility agreement with RME Finance LTD, a wholly-owned subsidiary of Renova Media. Pursuant to the bridge facility agreement, RME Finance has agreed, subject to the terms and conditions therein, to make available up to $45,000,000 of unsecured, subordinated debt financing to CCTV in nine equal monthly installments during the pendency of the merger. The obligations of RME Finance to provide loans subsequent to the first installment will be subject to CCTV’s satisfaction of certain conditions on each proposed funding date. The bridge loan bears interest at the rate of 10% per annum, and the Company has the right to roll accrued interest into the principal balance of the loan at the end of each calendar quarter.

(6) Investment in Institute for Automated Systems

Institute for Automated System (“IAS”) is a telecommunications company that operates a data communications network in Russia. As a result of the acquisitions of CCTV and MBC in February 2004, the Company owns approximately 43.5% of the equity securities of IAS. For the three months ended March 31, 2007, the Company recorded $189,000 as its 43.5% equity in IAS’s losses which totaled $355,000 for the quarter. The Company’s equity in IAS’s losses also includes an adjustment relating to depreciation of the fair market value of the allocated portion of the purchase price attributable to IAS’s buildings.

The Company’s investment in IAS is recorded at $7,096,000 as compared to 43.5% of IAS’s shareholders’ equity which is $3,060,000. The difference is due to the valuation of IAS as part of the process to allocate the purchase price for the acquisition of CCTV and MBC in 2004. Such difference is primarily attributable to the fair value of real estate owned by IAS and is being depreciated over a useful life of 30 years.

The following presents the summarized financial condition of IAS as of March 31, 2007 and December 31, 2006, and the results of its operations for the three month periods ended March 31, 2007 and 2006 (in thousands):

Balance Sheet	March 31, 2007	December 31, 2006
Current assets	$2,241	$2,064
Non-current assets	8,639	8,740

Total assets	$10,880	$10,804

Current liabilities	$2,845	$2,512
Non-current liabilities	1,000	987

Total liabilities	3,845	3,499

Shareholders’ equity	7,035	7,305

	$10,880	$10,804

	Three months ended March 31,
Statement of Operations	2007	2006
Revenues	$2,759	$1,756
Cost of revenues	(2,396)	(1,490)
Operating expenses	(688)	(480)

Loss from operations	(325)	(214)
Foreign currency transaction income (loss)	(1)	2
Interest expense	(29)	(14)
Income tax expense	—	—

Net loss	$(355)	$(226)

(7) Loss Per Share

Loss per share is computed based on the weighted average number shares of common stock and equivalent shares outstanding. Diluted loss per share assumes full conversion of all convertible securities into common stock at the later of the beginning of the year or date of issuance, unless they are antidilutive. For the three months periods ended March 31, 2007 and 2006, the assumed conversion of the Company’s convertible securities, including the Series B preferred stock, had antidilutive effects on the Company’s earnings per share.

	Three Months Ended March 31,
(in thousands, except per share amounts)	2007	2006
Numerator for basic and diluted loss per share:
Net loss, as reported	$(6,675)	$(2,560)
Preferred dividends	(56)	(56)

Numerator for basic and diluted loss per share	$(6,731)	$(2,616)

Denominator for basic loss per share:
Weighted average number of shares outstanding during the period	13,972	8,891
Effect of dilutive securities	—	—

Denominator for diluted loss per share	13,972	8,891

Basic and diluted loss per share	$(0.48)	$(0.29)

(8) Stock-Based Compensation Plans

The Company recognized $304,000 and $294,000, respectively, of compensation costs related to stock options for the three month periods ended March 31, 2007 and 2006, which are included in selling, general and administrative expenses. There were no components of these costs which were required to be capitalized into the cost of the construction of our HFC Network. The Company did not recognize any associated future income tax benefits in the three month periods ended March 31, 2007 and 2006.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on implied volatilities from long-term traded options on the Company’s Common Stock. Such model uses historical data to estimate option exercise and employee termination behavior. The expected term represents an estimate of the time options are expected to remain outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The following table sets forth the assumptions used to determine compensation cost for our non-qualified stock options consistent with the requirements of SFAS No. 123(R):

Three Months Ended March 31, 2007
Expected volatility	65.1% – 70.4%
Expected annual dividend yield	0%
Risk free rate of return	3.36% – 4.89%
Expected option term (years)	1.5 – 5.0

The following table summarizes information about stock option activity for the three months ended March 31, 2007:

	Number of Options	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2006	1,090,265	$6.41
Granted	—	—
Exercised	—	—
Forfeited	(22,000)	5.21

Outstanding at March 31, 2007	1,068,265	$6.43

Exercisable at March 31, 2007	286,833	$3.24

The following table summarizes information about nonvested stock option awards as of March 31, 2007 and changes for the three months ended March 31, 2007:

	Number of Options	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2006	841,349	$3.81
Granted	—	—
Vested	(37,917)	$4.24
Forfeited	(22,000)	$3.05

Non-vested at March 31, 2007	781,432	$3.81

At March 31, 2007, there was $1,979,000 of total unrecognized compensation cost related to non-vested non-qualified stock option awards which is expected to be recognized over a weighted-average period of 1.59 years.

(9) Retirement Plans

The components of net periodic benefit gain from defined benefit pension plans were as follows:

	Three Months Ended March 31,
(in thousands)	2007	2006
Components of periodic benefit cost:
Service cost of benefits accrued	$2	$5
Interest cost on projected benefit obligations	195	201
Expected return on plan assets	(311)	(304)
Amortization of unrecognized actuarial losses	13	19

Net periodic benefit gain	$(101)	$(79)

The Company has not made any contributions to the defined benefit plan since it was acquired in 1991, and it expects that it will not be required to make any contributions during 2007.

During the three month periods ended March 31, 2007 and 2006, the Company made matching contributions totaling $13,000 and $0, respectively, to its defined contribution retirement plan. The Company used forfeitures of previous employer contributions to meet matching funding requirements in 2006.

(10) Related Party Transactions

The Company receives signal delivery services, data network services and traffic services from COMCOR. During the three-month periods ended March 31, 2007 and 2006, charges for such services totaled $2,069,000 and $938,000, respectively. At March 31, 2007, the Company was indebted to COMCOR in the amount of $867,000.

The Company leases office space from IAS for which it incurred rent expense totalling of $214,000 and $168,000, respectively, for the three month periods ended March 31, 2007 and 2006.

During the three months ended March 31, 2007, the Company recorded $65,000 of other revenue in connection with data traffic services that were provided to give high-speed internet access to Teleinform via COMCOR’s fiber optic network. The increased traffic from Teleinform’s subscribers resulted in an increase of approximately $26,000 in traffic fees charged by COMCOR. Teleinform is a Moscow, Russia-based cable company affiliated with Renova Media.

In addition, subsequent to March 31, 2007, under an informal arrangement with Teleinform, the Company began limited testing to determine the technical feasibility of providing AKADO content to Teleinform’s subscribers. Depending on the outcome of this testing, the Company may enter into negotiations with Teleinform to make AKADO content available to all homes connected to Teleinform’s network.

(11) Commitments and Contingencies

Litigation

The Company is involved in various legal proceedings generally incidental to its business. The outcome of any litigation or regulatory issues contains an element of uncertainty. Given the legal and factual issues that remain outstanding related to the Company’s litigation, the Company currently has no basis to ascertain the range of loss, should any occur, with respect to an outcome that may be considered unfavorable.

Morton International, Inc. v. A.E. Staley Mfg. Co. et al. and Velsicol Chemical Corp. v. A.E. Staley Mfg. Co. et al.

As originally reported in the Company’s Form 10-K for the year ended February 28, 1997, in July 1996, two companion lawsuits were filed in the United States District Court for the District of New Jersey, by various owners and operators of the Ventron-Velsicol Superfund Site (the “Site”) in Middlesex County, New Jersey (“Lawsuits”). The Lawsuits, which were subsequently consolidated, were filed under the Comprehensive Environmental Resource Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the New Jersey Spill Act and New Jersey common law, alleging that the defendants (over 100 companies, including the Company’s then wholly-owned subsidiary, The JM Ney Company (“JM Ney”) were generators of certain wastes allegedly processed at the Site. The Lawsuits seek recovery of costs incurred and a declaration of future liability for costs to be incurred by the owners and operators in studying and remediation the Site.

Subsequent to the filing of the Lawsuits, the Company sold JM Ney’s operations in 2002 in an asset transaction. JM Ney, which has been renamed Andersen Land Corp. (“ALC”), retained certain liabilities of JM Ney under the contractual terms of the sale, including certain legacy liabilities arising out of the Lawsuits.

As further reported in the Company’s Form 10-Q for the period ended November 30, 2001, this case was dismissed without prejudice and the plaintiffs did not have the ability to reinstate their claims for a minimum of three years until October 2004. In November 2006, the Plaintiffs notified the Company, along with other former defendants in the 1996 lawsuits that it intended to reinstate the 1997 actions because the United States Environmental Protection Agency (“USEPA”) had selected a remedy for Operable Unit 1 (“OU1”) of the Remedial Action for the Site. Before reinstating the lawsuits, however, plaintiffs invited the defendants to participate in an alternate dispute resolution process or mediation (collectively, “ADR”) to determine if the parties are able to settle plaintiffs’ past costs demands for OU1 as well any future costs incurred to investigate and remediate the Berry’s Creek Area of the Site, also known as Operable Unit 2 (“OU2”).

Subsequent to the Plaintiffs’ notice, the USEPA sent a letter to the Company, along with more than 140 other parties, notifying each of its potential liability at the OU2 area and inviting the parties to perform the Remedial Investigation and Feasibility Study for the OU2 Study Area. The parties have until July 2007 to respond to this request.

Given the legal and factual issues that remain outstanding, the Company currently has no basis to ascertain the range of loss, should any occur, with respect to an outcome that may be considered unfavorable. Nor is there any basis on which to predict the timing of any such loss. The Company is advised that ALC and the Company appear to have meritorious defenses and senior management of ALC and the Company are committed to defend in an appropriate manner any litigation that may arise subsequent to termination of ADR proceedings being undertaken in connection with the pending Lawsuits.

Levy Investments, Ltd. v. Moscow CableCom Corp., Oliver R. Grace, Jr., Jay M. Haft, Andrew Intrater, Ivan Isakov, Valentin V. Lazutkin, James J. Pinto, Vladimir A. Serdyuk, Mikhail Smirnov, David R. Van Valkenburg, Alexander P. Vladislavlev, and Renova Media Enterprises Ltd.

On November 7, 2006, following Renova Media’s announcement of its initial proposal to acquire the equity interest in the Company that it does not directly own in a negotiated acquisition at $10.80 per share of common stock, Levy Investments, Ltd. filed a purported class action on behalf of our public stockholders in the Court of Chancery for the State of Delaware, against us, each of our directors and Renova Media. The plaintiff alleges, among other things, that the consideration offered to our stockholders pursuant to Renova Media’s initial proposal of $10.80 per share of common stock is not adequate and constitutes an unfair price. In addition, the plaintiff alleges that Renova Media’s initial proposal is an unfair attempt to freeze out our public stockholders and is designed to enrich Renova Media at the expense of our public stockholders. Plaintiff seeks injunctive relief or, in the alternative, rescission, and an accounting and damages. We believe the allegations are without merit and plan to defend them vigorously

Purchase Commitments

Purchase commitments for network design and construction, including equipment for subscriber equipment and other materials totaled approximately $11,447,000 as of March 31, 2007. Commitments for the lease of space, all of which expire within one year, total $1,277,000.

Content Providers

Due to undefined procedures regulating the legal relationships between cable TV operators, the Company is contingently liable for amounts that may be due from organizations which operate collective copyright agreements with respect to copyright programs transmitted through the Company’s HFC Network.

Access to MFON

The Company gains access to its signals through COMCOR’s MFON pursuant to service agreements for the preferred use of secondary nodes which expire at the end of 2054. The service agreements are cancelable at anytime by the Company subject to a cancellation penalty of 140,000 rubles for each secondary node connected to the Company’s network for less than three years. At March 31, 2007, 390 of COMCOR’s 625 secondary nodes connected to the Company’s network had been in service for less than three years.

Licenses

The Company has licenses for construction engineering and construction services which were issued in August and September 2003 and expire in 2008. The Company similarly expects these licenses will be renewed upon their expiration. Due to the absence of defined procedures regulating cable TV operators, the Company has not made a provision for the possible payment to organizations which operate collective copyright agreements with respect to certain copyright programs transmitted through its HFC Network.

Russian Taxation and Legislation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to transactions and activity conducted by the Company, including those between and among the Company and its consolidated subsidiaries, may be challenged by the relevant regional and federal authorities and could result in assessments not provided for in the consolidated financial statements. In particular, recent developments in the Russian environment suggest that the Russian authorities are becoming more active in seeking to enforce interpretations of the tax legislation, which may be different from their previous interpretations or practices. During the three months ended March 31, 2007, the Company added $314,000 to its provision for income taxes, VAT, penalties and interest that could possibly be assessed relating to activities conducted by the Company and its Russian and Cyprus-based subsidiaries that could lead the Russian tax authorities to conclude that the Company has a permanent establishment in Russia.

Fiscal periods remain open to review by the authorities for three calendar years preceding the year of review (one year in the case of customs). Significant additional taxes, penalties and interest may be assessed on taxpayers in the Russian Federation as a result of such reviews. Under certain circumstances reviews may cover longer periods.

During 2006, the Company recorded a provision of $1,118,000 relating to the Company having offset value added taxes (“VAT”) it received from its customers against VAT paid to suppliers and vendors in 2003 and 2004. These claims are being contested in the Russian tax court system. Although the Company believes it has properly accounted for the payment and receipt of VAT in accordance with relevant legislation, there can be no assurance that Company will prevail in this process. The Russian Tax Inspector has made several additional claims, several of which the Company’s position prevailed upon appeal. In the event that the Company is not successful in defending its position on known claims and claims that have yet to be asserted, the provision as of March 31, 2007 ultimately may not be adequate.

(12) Comprehensive Loss

Components of comprehensive loss include net loss and certain transactions that have generally been reported in the consolidated statement of stockholders’ equity, and consisted of the following (in thousands):

	Three Months Ended
	March 31, 2007	March 31, 2006
Net loss applicable to common shareholders	$(6,731)	$(2,560)
Currency translation gain	136	1,053
Pension expense, net of tax	(42)	—

Comprehensive loss	$(6,637)	$(1,507)

The components of accumulated other comprehensive income (loss) at March 31, 2007 and December 31, 2006 consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
Currency translation gain	$1,460	$1,324
Pension expense, net of tax	(1,372)	(1,330)

Total accumulated other comprehensive income (loss)	$88	$(6)

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements”. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing. These statements may contain words such as “expects,” “anticipates,” “plans,” “believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including CCTV’s development, its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and our ability to raise funds for

CCTV’s development. The actual outcome may differ materially from these statements. The risk factors listed in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as any cautionary language in this quarterly report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this report, or to make corrections to reflect future events or developments.

The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the MD&A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Overview

We are a company that delivers cable television, high speed data transmission and Internet services to our customers in Moscow, Russia. Our Moscow operations are in an early stage of growth and we are currently expanding our network and increasing the customer base for our services.

Business Plans with Affiliates

Commencing in the first quarter 2007, we generated additional revenue in connection with data traffic services that were provided to give high-speed internet access to Teleinform via COMCOR’s multi-fiber optic network. The increased traffic from Teleinform’s subscribers resulted in an increase of approximately $26,000 in the traffic fees charged by COMCOR.

In addition, subsequent to March 31, 2007, under an informal arrangement with Teleinform, we began limited testing to determine the technical feasibility of providing AKADO content to Teleinform’s subscribers. Depending on the outcome of this testing, we may enter into negotiations with Teleinform to make AKADO content available to all the homes connected to Teleinform’s network.

As part of our “triple play” strategy, we also may offer telephone service through the Internet in collaboration with our 43.5% owned affiliate, Institute for Automated Systems (“IAS”). Technical collaboration with IAS is continuing and which we hope will result in the development of business terms between the two companies and a future offering of the services within the areas of Moscow to which we have gained access.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2007 VS. THREE MONTHS ENDED MARCH 31, 2006

For the three months ended March 31, 2007, the Company reported net loss applicable to common shareholders of $6,731,000, or $0.48 per share, as compared to a loss applicable to common shareholders of $2,616,000 or $0.29 per share for the three months ended March 31, 2006.

Subscription revenue, connection fees and equipment sales

For the three months ended March 31, 2007, we recorded total revenues of $11,292,000 from which we recognized a gross margin of $4,076,000, or 36.1% of revenues. In the first quarter of 2006, the Company recorded total revenues of $4,109,000, from which it recognized a gross margin of $1,251,000, or 30.4% of revenues. Components of sales and revenues and gross margin are as follows (in thousands):

(unaudited)	Three Months Ended March 31,
	2007	2006	Change
Terrestrial broadcasting television services	$1,092	$416	162.5%
Digital cable television services	2,774	587	372.6%
Internet access services	6,905	2,777	148.6%
Connection fees and equipment sales	360	273	31.9%

	11,131	4,053	174.6%
Other revenue	161	56	187.5%

Total sales and revenues	11,292	4,109	174.8%
Cost of sales	7,216	2,858	152.5%

Gross margin	$4,076	$1,251	225.8%

Television and Internet service revenues increased as a result of the continued expansion of our HFC Network and further progress in gaining subscribers and improving market penetration, as noted in the following table:

	March 31, 2007	December 31, 2006	March 31, 2006	Year-to-date Change	One-year Change

Homes Passed	853,537	782,249	398,895	9.1%	114.0%
Active Subscribers
Terrestrial television	203,760	173,558	96,914	17.4%	110.2%
Cable television	84,431	65,310	22,256	29.3%	279.4%
Internet	118,158	98,106	46,444	20.4%	154.4%

Penetration levels
Terrestrial television	23.9%	22.2%	24.3%
Cable television	9.9%	8.3%	5.6%
Internet	13.8%	12.5%	11.6%

During the three month period ended March 31, 2007, enhanced marketing efforts and the continued expansion of our HFC Network have led to increases in subscribers and increases in market penetration levels for our cable television and Internet access services. This growth in the number of subscribers has been the primary factor in the revenue increases noted. During the quarter we had a net increase of 19,121 cable television customers and 20,052 Internet customers. In seven selected areas in which we have had a presence for an extend period of time and which comprise approximately 20.8% of the total homes passes as of March 31, 2007, market penetration for cable television services increased from 10.8% as of December 31, 2006 to 12.5%, and penetration levels for Internet services increased from 24.7% to 26.2%. As a result of the expansion of our HFC Network and the increases in our market penetration, our subscriber service revenues during the first three months of 2007 totaled approximately $10,771,000, which is an increase of approximately 184.9% over 2006 first quarter subscriber service revenues of $3,780,000. Average revenue per subscriber (“ARPU”) for terrestrial television services improved from $1.50 during the first quarter of 2006 to $1.92 during the first quarter of 2007, due to a tariff increase in 2006 and to the strengthening of the Russian ruble as compared to the US dollar. ARPU for cable television services increased from $10.61 during the first quarter of 2006 to $12.30 in 2007 due to increased take-up of additional premium services, including content offered by NTV Plus and the introduction of pay-per-view services. ARPU for Internet services declined from $23.14 during the first quarter of 2006 to $21.37 during the first quarter of 2007, primarily due to the Company’s need to adjust its pricing to maintain competitiveness in the Moscow market. The impact of change in the exchange rate of the Russian ruble to the US dollar contributed approximately $712,000, or 10.2% of the overall increase in service revenues.

Connection fees and equipment sales

For the three months ended March 31, 2007, we recorded revenue of $360,000 from connection fees and installation revenue as compared to the $273,000 of revenues recorded during the three months ended March 31, 2006. The increase in revenue relates to a significant increase in the number of new subscribers for our cable television and Internet access services, which has resulted from the expansion of our HFC Network and enhanced sales and marketing initiatives.

Other revenue

For the three months ended March 31, 2007, we recorded $161,000 of other revenue which represents an increase of 187.5% from the $56,000 of other revenue recorded in the prior year. During the three months ended March 31, 2007, the Company recorded $65,000 of other revenue in connection with data traffic services that were provided to give high-speed internet access to Teleinform’s subscribers via COMCOR’s multi-fiber optic network. Teleinform is a Moscow, Russia-based cable company affiliated with Renova Media.

We also generated approximately $30,000 of revenue from the construction of an access network within a hotel complex through which we provide our television and internet services.

Cost of sales

Cost of sales for the three months ended March 31, 2007 totaled $7,216,000 or 63.9% of total sales and revenues to produce gross margin of $4,076,000. During the prior year’s first quarter, cost of sales totaled $2,858,000, or 69.6% of revenue to produce $1,251,000 of gross margin. Payments for use of secondary nodes increased by approximately 78% as a result of an increase in the number of secondary nodes leased. At March 31, 2007, we were leasing 625 secondary nodes from COMCOR, as compared to 352 nodes as of March 31, 2006. Deprecation and amortization expense increased by 252.4% as a result of the expansion of our HFC Network and other infrastructure additions during the past year and from $516,000 of accelerated depreciation of our network in specific zones where we have over built outdated technology. Compensation expense decreased by 34.2% due to increased capitalization of these costs into the value of our network construction. This includes an adjustment of $439,000 for costs that have been determined should have been capitalized in prior years. All other expenses increased 392.4% principally due to costs related to providing our digital television product to our subscriber base which grew 302.5% from March 31, 2006 to March 31, 2007. Despite increasing our traffic by 299% from March 31, 2006, the total traffic cost increased by only 137% as we were able to renegotiate the terms and significantly reduce the costs of our traffic through our related party traffic provider

Operating expenses

Operating expenses totaled $10,761,000 during the three months ended March 31, 2007, which is a 145.4% increase from the $4,385,000 of such expenses reported for the three months ended March 31, 2006. The increased costs of approximately $6,376,000 are primarily due to increased compensation and benefits due to the expansion of our activities, increased advertising cost and increased legal and professional fees incurred in connection with the proposal for a negotiated acquisition from Renova Media, the negotiation of the merger agreement entered into in February 2007, work relating to required SEC filings and other activities in connection with the proposed merger and the increased costs associated with the audits of our year end financial statements and the review of interim financial statements.

Equity in losses of IAS

For the three months ended March 31, 2007, we recorded $189,000 as our 43.5% equity in the losses of IAS as compared to $131,000 of such equity in IAS’s losses for the three months ended March 31, 2006. IAS’s losses for the quarter ended March 31, 2007 were larger than the losses we reported in the prior year primarily due to increased legal and administrative costs which have more than offset the increased gross margin generated from a 57.1% increase in revenues, as compared with the revenues from the three months ended March 31, 2006.

Investment income and other income

For the three months ended March 31, 2007, investment income and other income totaled $121,000 as compared to $125,000 in the comparable period in the prior fiscal year. The modest decrease is primarily due to lower levels of income recorded from deferred compensation trust accounts.

Interest expense

Interest expense totaled $948,000 for the three months ended March 31, 2007 which is a $339,000 increase from the $609,000 of interest expense reported in the comparable period of the prior fiscal year. Actual interest costs increased by $434,000 as the reported expense for the three months ended March 31, 2007 and 2006, excludes $292,000 and $197,000, respectively, of interest on the RME Finance Term Loan and on a bridge loan agreement with RME Finance which have been capitalized into construction in process. Interest expense increased from the RME Term Loan due to the quarterly rolling of accrued interest into the principal balance of the loan, and from $10 million of borrowings under the RME Finance bridge loan. These increases were slightly offset by lower interest amounts on reduced outstanding balances of the Company’s 10.5% Subordinated Debentures.

Foreign currency transaction gain

During the three months ended March 31, 2007, we recorded a functional currency transaction gain of $1,099,000, as compared to a gain of $1,357,000 for the comparable period in 2006. The Russian Ruble is the functional currency of our primary operating subsidiary in Russia, which has our dollar denominated long-term borrowings recorded in rubles. As a result of the strengthening of the ruble against the U.S. Dollar during the three months ended March 31, 2007, the Company recognized the indicated gain.

Income tax benefit

Income tax expense has been accrued based upon the estimated effective tax rates for the fiscal year, after considering valuation allowances related to our ability to realize such tax benefits and based upon an evaluation of deferred income tax liabilities relating to changes in the recorded values of certain non-current assets Accordingly, we recorded income tax expense of $73,000 for the three months ended March 31, 2007, primarily due to increases in the deferred tax liability relating to our prepaid pension plan asset and to tax accruals relating to uncertain tax positions pursuant to our adoption of FIN 48.

Preferred dividends

Dividends on our Series A Preferred Stock totaled $56,000 for each of the three months ended March 31, 2007 and 2006 due to relatively consistent numbers of shares of our Series A Preferred Stock being outstanding during each of these periods.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2007, our consolidated cash position was $4,571,000, as compared to cash of $3,536,000 as of December 31, 2006. During the quarter ended March 31, 2007, our operating activities provided $3,149,000 of cash primarily due to the sales of $4,800,000 of auction rate securities and increases in accounts payable, accrued liabilities and other long term obligations which more than offset the negative cash effects of our net losses for the period.

During the quarter ended March 31, 2006, we utilized $12,054,000 in our investing activities, which was comprised of capital expenditures to improve technology and expand our HFC Network.

Financing activities provided $9,909,000 during the three months ended March 31, 2007, of which $10,000,000 relates to proceeds received from drawdowns on the Renova Media bridge loan financing which was entered into in connection with the signing of the merger agreement with Renova Media. Principal debt payments on a mortgage loan and dividend payments on our Series A Preferred Stock used a combined total of $91,000 of cash.

We have used cash to fund our operating losses and the construction of our HFC Network since inception and we remain dependent upon external financing to continue these activities. Concurrent with entering into the Merger Agreement with Renova Media pursuant to which it will acquire all of our equity interests that it does not directly own, in February 2007 we entered into a $45 million bridge loan agreement with RME Finance, an affiliate of Renova Media, from which we received $10 million of proceeds during the three months ended March 31, 2007. We have received an additional total of $10 million from this bridge loan in April and May 2007, and we are entitled to receive up to five additional monthly draws of $5 million during the pendency of the merger through October 2007, subject to our meeting certain operational milestones. In the first quarter of 2007, we continued the expansion of our HFC Network. In the second quarter of 2007, we plan to accelerate such growth as a result of the receipt of funds from the bridge loan. In addition, we have also continued to invest in the growth of our subscriber base, which require funds to pay for both current and deferred installation and equipment costs, and thus, contribute to a continuing requirement for funds.

We have received a renewal of Renova Media’s financing commitment to provide us with sufficient capital to ensure that our operations will continue uninterrupted for a period of no less than one year from the date of our filing this quarterly report on Form 10-Q. This commitment has been further supported with a guarantee from Renova Industries Ltd., the majority stockholder of Renova Media, which has committed to provide any funding that Renova Media does not provide in accordance with, and during the term of, Renova Media’s financing commitment. This commitment does not specify the amount of capital to be provided or the terms on which such capital would be provided. Further, we cannot give any assurance that the funding provided by Renova Media to date, or that which may be provided in the future, will be sufficient to enable us to continue the construction of the HFC Network to cover a sufficiently desirable portion of Moscow, or to otherwise position us to attract adequate subscriptions to increase recurring revenues with the goal of achieving profitability and positive cash flows.

At March 31, 2007, we were indebted to RME Finance in the amount of $34,480,000 under the Term Loan entered into in January 2005. Pursuant to this loan, we have been rolling the quarterly interest into the principal balance, which has the effect of compounding our interest costs and increasing our indebtedness to RME Finance. In connection with the Term Loan, we pledged substantially all of our assets to RME Finance. As a result, this reduces our flexibility in obtaining third party financing. In addition, at March 31, 2007, we were indebted to RME Finance in the amount of $10,052,000 pursuant to the initial drawdowns on a $45 million bridge loan and accrued interest thereon that has been rolled into the principal of the loan.

We expect to use the proceeds of the bridge loan to continue the expansion of our HFC Network in Moscow and to continue to promote and market our services with the goals of gaining further market share in the areas of Moscow in which we currently have a presence, and of establishing a strong market position in the areas to be newly accessed.

The following is a summary of capital expenditures for the three month periods ended March 31, 2007 and 2006:

	Three Months ended March 31,
	2007	2006
Line extensions (network costs associated with entering new service areas)	$5,363	$7,118
Scalable infrastructure (primarily internet equipment)	3,292	343
Other administrative	3,032	660

	$11,687	$8,121

OFF BALANCE SHEET ARRANGEMENTS

The Company is also party to certain operating leases which will require $1,044,000 of payments to be made during the remainder of 2007 and $233,000 of payments during 2008.

Item 3.    Quantitative and Qualitative Disclosures About Market Risk.

The Company is exposed to market risk from changes in interest rates and from factors that impact equity investments in Russia, as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

FOREIGN INVESTMENT RISK

Since the Company’s wholly-owned subsidiary, CCTV, operates in Russia, the Company is subject to the economic and political risks associated with operating in Russia. In addition, fluctuations in the value of the Russian ruble may affect the reporting of the Company’s results of operation and financial condition in terms of U.S. dollars. CCTV’s current pricing strategies involve monthly tariffs that are closely tied to the value of the U.S. dollar but which are still invoiced and paid in Russian rubles. This could result in fluctuations in revenues that are not met equally or proportionally with changes in the Company’s expenses. Furthermore, certain significant components of CCTV’s financial statements are U.S.-dollar based, including, but not limited to, notes payable to shareholder, interest expense and certain of its customer equipment and construction costs. Accordingly, the Company is exposed to the economic risks associated with an entity which conducts its business in more than one currency, and the financial reporting risks that accompany the judgments involved in determining the functional currency and the potential impacts that such determinations may have on the Company’s consolidated financial statements. The Company has not entered into any derivative instruments to hedge its foreign currency exchange risks.

Operating CCTV also involves the risk of CCTV’s ability to increase its revenues through the addition of subscribers for its cable television, high-speed data transmission and Internet services. The subscriber growth is largely dependent upon CCTV’s ability to build-out its HFC Network from the MFON which it leases from COMCOR, which is largely dependent upon it receiving a sufficient amount of capital to pay for the equipment and construction costs, and also through increasing penetration

INTEREST RATE RISK

The Company’s debt obligations are comprised entirely of fixed rate obligations. Accordingly, the Company bears no interest rate risk.

Item 4.    Controls and Procedures.

Part II.    Other Information

Management is responsible for establishing and maintaining adequate disclosure controls and procedures, as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934 (the

“Exchange Act”), designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in Securities and Exchange Commission rules and forms, and such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Pursuant to the rules and regulations promulgated under Section 404 of the Sarbanes-Oxley Act of 2002, the Company is not required to include an internal control report, including Management’s Assessment of Internal Control Over Financial Reporting, until it files its in its annual reports beginning with the year ending December 31, 2007. However, the Company expects that following the completion of the Renova Media acquisition of all of our outstanding equity interests that it does not directly own, we will terminate the registration of our Common Stock under the Exchange Act upon application to the SEC. As a result, the Company expects that it will not become subject to these requirements.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-15(b) and 15d-15(b) of the Exchange Act. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of March 31, 2007, our disclosure controls and procedures were not effective.

As of March 31, 2007, management identified the following material weaknesses in the Company’s internal control over financial reporting:

1.	As of March 31, 2007, the Company did not maintain effective controls over its anti-fraud programs due to the incomplete implementation of the Company’s anti-fraud program. Specifically, the Company did not (i) prepare a formalized assessment of fraud risk, (ii) fully implement certain corporate governance policies that had been approved by our Board of Directors, particularly the Code of Business Conduct, and (iii) monitor compliance with the Company’s anti-fraud programs and controls. This control deficiency could result in more than a remote likelihood that a misstatement of the Company’s annual or interim consolidated financial statements would not be prevented or detected.

2.	As of March 31, 2007, the Company did not have adequate controls around its financial close process, including the level of analysis and review of complex and judgmental accounting issues, primarily because it did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP commensurate with the Company’s financial reporting requirements. This control deficiency could result in more than a remote likelihood that a misstatement of the Company’s annual or interim consolidated financial statements would not be prevented or detected.

Remediation Initiatives

As part of the remediation process, which will be implemented in 2007, we will prepare a formalized assessment of the risk of fraud within the Company and based upon the assessment developed, we will design and implement specific internal control testing measures to ensure that our overall policies and procedures with respect to fraud detection and prevention are adequate and functioning effectively.

During 2006, the Company established a Department of Internal Audit to systematically review, evaluate and report on the effectiveness of operations and internal control at all levels of the Company’s operations. The Department of Internal Audit reports directly to the Audit Committee, which provides direction and oversight to the implementation of approved recommendations from the Department of Internal Audit.

During 2006 the Board approved the Code of Business Conduct for the Company. During the first quarter of 2007, all executives and key staff at its main operating entities were instructed on and signed this corporate governance policy. The Company also formally activated an employee complaint procedure which provides employees with Internet or telephone-based methods of reporting perceived violations of the Company’s corporate governance policies. The Company is continuing to educate all employees with respect to its corporate governance policies and employee complaint procedures and to fully implement the policies by obtaining signed acknowledgements from all employees.

The Company began analyzing and started the steps to be taken to remediate the material weakness described above relating to the financial statement close process. The Company has considered, and will undertake in the near future, a number of steps to design and implement more effective internal controls, including, but not limited to:

•	Increasing training of staff on the application of accounting pronouncements;

•

Preparing sufficient supporting documentation for and performing timely review to support our position on the basis of governing principles with regard to complex accounting standards and transactions;

•	Adopting a policy of requiring periodic review of existing accounting policies to ensure continued applicability and compliance;

•	Increasing review of adherence to corporate policies and procedures; and

•	Documenting and improving procedures for the financial statement close process.

We expect to complete the above remediation actions during 2007.

Sarbanes-Oxley Preparedness

During 2006, with the approval of our Audit Committee, we developed and commenced the process to document, test and otherwise prepare for anticipated compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Updates regarding this documentation and testing process were presented to and discussed with the Audit Committee on a quarterly basis during 2006. The Company expects to continue this process and to devote the necessary resources to achieve full compliance with these requirements during 2007. However, if the Renova Media acquisition transaction closes, the Company will no longer be required to comply with such requirements.

Item 1.    Legal Proceedings.

Morton International, Inc. v. A.E. Staley Mfg. Co. et al. and Velsicol Chemical Corp. v. A.E. Staley Mfg. Co. et al.

As originally reported in the Company’s Form 10-K for the year ended February 28, 1997, in July 1996, two companion lawsuits were filed in the United States District Court for the District of New Jersey, by various owners and operators of the Ventron-Velsicol Superfund Site (the “Site”) in Middlesex County, New Jersey (“Lawsuits”). The Lawsuits, which were subsequently consolidated, were filed under the Comprehensive Environmental Resource Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the New Jersey Spill Act and New Jersey common law, alleging that the defendants (over 100 companies, including the Company’s then wholly-owned subsidiary, The JM Ney Company (“JM Ney”) were generators of certain wastes allegedly processed at the Site. The Lawsuits seek recovery of costs incurred and a declaration of future liability for costs to be incurred by the owners and operators in studying and remediation the Site.

Subsequent to the filing of the Lawsuits, the Company sold JM Ney’s operations in 2002 in an asset transaction. JM Ney, which has been renamed Andersen Land Corp. (“ALC”), retained certain liabilities of JM Ney under the contractual terms of the sale, including certain legacy liabilities arising out of the Lawsuits.

As further reported in the Company’s Form 10-Q for the period ended November 30, 2001, this case was dismissed without prejudice and the plaintiffs did not have the ability to reinstate their claims for a minimum of three years until October 2004. In November 2006, the Plaintiffs notified the Company, along with other former defendants in the 1996 lawsuits that it intended to reinstate the 1997 actions because the United States Environmental Protection Agency (“USEPA”) had selected a remedy for Operable Unit 1 (“OU1”) of the Remedial Action for the Site. Before reinstating the lawsuits, however, plaintiffs invited the defendants to participate in an alternate dispute resolution process or mediation (collectively, “ADR”) to determine if the parties are able to settle plaintiffs’ past costs demands for OU1 as well any future costs incurred to investigate and remediate the Berry’s Creek Area of the Site, also known as Operable Unit 2 (“OU2”).

Subsequent to the Plaintiffs’ notice, the USEPA sent a letter to the Company, along with more than 140 other parties, notifying each of its potential liability at the OU2 area and inviting the parties to perform the Remedial Investigation and Feasibility Study for the OU2 Study Area. The parties have until July 2007 to respond to this request.

Given the legal and factual issues that remain outstanding, the Company currently has no basis to ascertain the range of loss, should any occur, with respect to an outcome that may be considered unfavorable. Nor is there any basis on which to predict the timing of any such loss. The Company is advised that ALC and the Company appear to have meritorious defenses and senior management of ALC and the Company are committed to defend in an appropriate manner any litigation that may arise subsequent to termination of ADR proceedings being undertaken in connection with the pending Lawsuits.

Levy Investments, Ltd. v. Moscow CableCom Corp., Oliver R. Grace, Jr., Jay M. Haft, Andrew Intrater, Ivan Isakov, Valentin V. Lazutkin, James J. Pinto, Vladimir A. Serdyuk, Mikhail Smirnov, David R. Van Valkenburg, Alexander P. Vladislavlev, and Renova Media Enterprises Ltd.

On November 7, 2006, following Renova Media’s announcement of its initial proposal to acquire the equity interest in the Company that it does not directly own in a negotiated acquisition at $10.80 per share of common stock, Levy Investments, Ltd. filed a purported class action on behalf of our public stockholders in the Court of Chancery for the State of Delaware, against us, each of our directors and Renova Media. The plaintiff alleges, among other things, that the consideration offered to our stockholders pursuant to Renova Media’s initial proposal of $10.80 per share of common stock is not adequate and constitutes an unfair price. In addition, the plaintiff alleges that Renova Media’s initial proposal is an unfair attempt to freeze out our public stockholders and is designed to enrich Renova Media at the expense of our public stockholders. Plaintiff seeks injunctive relief or, in the alternative, rescission, and an accounting and damages. We believe the allegations are without merit and plan to defend them vigorously.

Item 1 A.    Risk Factors.

There have been no material changes in the risk factors from those presented in our Annual Report on Form 10-K for the year ended December 31, 2006.

Item 6.    Exhibits.

(a) Exhibits required by Item 601 of Regulation S-K:

Exhibit	Description
31.1	Certification of the Company’s Chief Executive Officer pursuant to Rule 13a-14(a).

31.2	Certification of the Company’s Chief Financial Officer pursuant to Rule 13a-14(a).

32.1	Certification of the Company’s Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOSCOW CABLECOM CORP.

By:	/s/ Mikhail A. Smirnov
Mikhail A. Smirnov Chief Executive Officer
Date:	June 5, 2007

By:	/s/ Tate Fite
Tate Fite Chief Financial Officer
Date:	June 5, 2007